                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-52342

  Proxy Statement for the Special             Proxy Statement for the Special
              Meeting                                     Meeting
        of Shareholders of                          of Shareholders of
    Commercial Bancshares, Inc.                 Prosperity Bancshares, Inc.

                                 Prospectus of
                          Prosperity Bancshares, Inc.
                      In Connection with an Offering of up
                    to 2,808,135 Shares of its Common Stock

   The boards of directors of Commercial Bancshares, Inc. and Prosperity Bancshares, Inc. have approved a merger agreement that would result in the tax-free merger of Commercial with and into Prosperity. As a result of the merger, Commercial shareholders will receive 155 shares of Prosperity common stock for each share of Commercial common stock they own. If the merger were completed as of the date of this joint proxy statement-prospectus, a total of 2,800,385 shares of Prosperity common stock would be issued to Commercial shareholders.

   In order to complete this merger, we must obtain the necessary government approvals and the approvals of the shareholders of both of our companies. Each of us will hold a special meeting of our shareholders to vote on this merger proposal. Your vote is very important. Whether or not you plan to attend your shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger. If you do not return your proxy card, or if you do not instruct your bank or broker how to vote any shares held for you in your bank's or broker's name, the effect will be a vote against the merger.

   The dates, times and places of the meeting are as follows:

      For Commercial shareholders:            For Prosperity shareholders:
      Commercial Bancshares, Inc.                First Prosperity Bank
            4295 San Felipe                     1301 N. Mechanic Street
          Houston, Texas 77027                   El Campo, Texas 77443
  February 14, 2001 10:00 a.m., local     February 21, 2001, 3:00 p.m., local
                  time                                    time

   This joint proxy statement-prospectus gives you detailed information about the merger and it includes our merger agreement as an appendix. It also includes information about Commercial, including financial information. You can obtain information about Prosperity from publicly available documents that Prosperity has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

   We support this merger and join with the other members of our boards of directors in recommending that you vote in favor of the merger.

             Ned S. Holmes                          Tracy T. Rudolph
         Chairman of the Board                   Chairman of the Board
      Commercial Bancshares, Inc.             Prosperity Bancshares, Inc.

   An investment in the Prosperity common stock in connection with the merger involves risks. See "Risk Factors" beginning on page 18.


 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement-prospectus or determined if this joint proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
 The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.


             Joint proxy statement-prospectus dated January 5, 2001
              and first mailed to shareholders on January 10, 2001

                               ----------------

                          COMMERCIAL BANCSHARES, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 14, 2001

                               ----------------

   Notice is hereby given that a special meeting of shareholders of Commercial Bancshares, Inc., a Texas corporation, will be held on February 14, 2001, at 10:00 a.m., local time, at 4295 San Felipe, Houston, Texas for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated November 8, 2000 between Commercial and Prosperity Bancshares, Inc., a Texas corporation. The merger agreement provides that Commercial will merge with and into Prosperity, and shareholders of Commercial will receive 155 shares of Prosperity common stock in exchange for each share of Commercial common stock they own. A copy of the merger agreement is attached as an appendix to the accompanying joint proxy statement-prospectus.

     2. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

   Any action may be taken on the foregoing proposals at the special meeting on the date specified above, or on any date or dates to which the special meeting may be adjourned or postponed. The close of business on January 4, 2001 has been fixed as the record date for determining those shareholders entitled to vote at the special meeting or any adjournments or postponements of the special meeting. A complete list of shareholders entitled to vote at the special meeting will be available at the main office of Commercial during the ten days prior to the special meeting, as well as at the special meeting.

                                          By Order of the Board of Directors,

                                          /s/ Ned S. Holmes
                                          Ned S. Holmes
                                          Chairman of the Board

Houston, Texas
January 5, 2001

                          Your Vote is Very Important

   Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the joint proxy statement-prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

   The Board of Directors of Commercial recommends that you vote FOR adoption of the merger agreement.

                               ----------------

                          PROSPERITY BANCSHARES, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 21, 2001

                               ----------------

   Notice is hereby given that a special meeting of shareholders of Prosperity Bancshares, Inc., a Texas corporation, will be held on February 21, 2001, at 3:00 p.m., local time, at 1301 N. Mechanic, El Campo, Texas for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated November 8, 2000 between Commercial Bancshares, Inc., a Texas corporation, and Prosperity pursuant to which Commercial will merge with and into Prosperity, and the issuance of up to 2,808,135 shares of Prosperity's common stock in connection with the merger. A copy of the merger agreement is attached as an appendix to the accompanying joint proxy statement-prospectus.

     2. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

   Any action may be taken on the foregoing proposals at the special meeting on the date specified above, or on any date or dates to which the special meeting may be adjourned or postponed. The close of business on January 4, 2001 has been fixed as the record date for determining those shareholders entitled to vote at the special meeting or any adjournments or postponements of the special meeting. A complete list of shareholders entitled to vote at the special meeting will be available at the main office of Prosperity during the ten days prior to the special meeting, as well as at the special meeting.

                                          By Order of the Board of Directors,

                                          /s/ Tracy T. Rudolph
                                          Tracy T. Rudolph
                                          Chairman of the Board
Houston, Texas
January 5, 2001

                          Your Vote is Very Important

   Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the joint proxy statement-prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

   The Board of Directors of Prosperity recommends that you vote FOR adoption of the merger agreement and approval of the issuance of shares of Prosperity common stock.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
PLEASE NOTE...............................................................   1
HOW TO OBTAIN ADDITIONAL INFORMATION......................................   2
SUMMARY...................................................................   3
  The Companies...........................................................   3
  The Merger..............................................................   3
  What You Will Receive in the Merger.....................................   3
  Effect of the Merger on Commercial Stock Options........................   4
  Ownership of Prosperity After the Merger................................   4
  Dissenters' Appraisal Rights............................................   4
  Material Federal Income Tax Consequences................................   4
  Comparative Market Prices of Common Stock...............................   5
  Our Reasons for the Merger..............................................   5
  Opinions of Financial Advisors..........................................   5
  Special Meetings of Shareholders........................................   6
  Record Date; Vote Required..............................................   6
  Our Recommendations to Shareholders.....................................   7
  Share Ownership of Management and Significant Shareholders..............   7
  Effective Time of the Merger............................................   7
  Exchange of Stock Certificates..........................................   7
  Conditions to Completion of the Merger..................................   7
  Regulatory Approvals....................................................   8
  Waiver, Amendment and Termination.......................................   8
  Expenses and Termination Fees...........................................   9
  Management and Operations After the Merger..............................  10
  Interests of Certain Persons in the Merger that Differ from Your
   Interests..............................................................  10
  Accounting Treatment....................................................  11
  Material Differences in the Rights of Shareholders......................  11
  Treatment of Commercial's Subsidiary....................................  11
  Selected Historical Consolidated Financial Data of Prosperity...........  12
  Selected Historical Consolidated Financial Data of Commercial...........  14
  Summary of Historical and Pro Forma Per Share Selected Financial Data...  16
  Comparative Stock Prices................................................  17

RISK FACTORS..............................................................  18

                                                                           Page
                                                                           ----
A WARNING ABOUT FORWARD-LOOKING STATEMENTS................................  19
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.....................  20

COMMERCIAL SPECIAL MEETING................................................  27
  Purpose.................................................................  27
  Date, Place and Time of Special Meeting.................................  27
  Shares Entitled to Vote, Quorum and Vote Required.......................  27
  Voting and Revocation of Proxies........................................  27
  Solicitation of Proxies; Expenses.......................................  28

PROSPERITY SPECIAL MEETING................................................  28
  Purpose.................................................................  28
  Date, Place and Time of Special Meeting.................................  28
  Shares Entitled to Vote, Quorum and Vote Required.......................  28
  Voting and Revocation of Proxies........................................  29
  Solicitation of Proxies; Expenses.......................................  29

DESCRIPTION OF THE TRANSACTION............................................  30
  Terms of the Merger.....................................................  30
  Effect of the Merger on Commercial Stock Options........................  30
  Background of the Merger................................................  30
  Recommendation of the Commercial Board and Commercial's Reasons for the
   Merger.................................................................  31
  Recommendation of the Prosperity Board and Prosperity's Reasons for the
   Merger.................................................................  32
  Opinion of Commercial's Financial Advisor...............................  33
  Opinion of Prosperity's Financial Advisor...............................  37
  Exchange of Commercial Stock Certificates...............................  45
  Effective Time of the Merger............................................  45
  Conduct of Business Pending Effective Time..............................  45
  Conditions to Completion of the Merger..................................  47
  Additional Agreements...................................................  48
  Interests of Certain Persons in the Merger..............................  49
  Employee Matters........................................................  49
  Amendment and Termination...............................................  49

                                                                          Page
                                                                          ----
  Nasdaq Stock Market Listing............................................  51
  Amendment of Prosperity's Bylaws.......................................
  Expenses...............................................................  51
  Material Federal Income Tax Consequences...............................  51
  Dissenters' Rights of Appraisal and Related Issues.....................  53
  Accounting Treatment...................................................  54
  Restrictions on Resales of Prosperity Common Stock.....................  55
  Regulatory Approvals...................................................  55

MANAGEMENT AND OPERATIONS AFTER THE MERGER...............................  57
  Prosperity Board of Directors..........................................  57
  Executive Officers.....................................................  57
  Executive Compensation.................................................  58
COMPARISON OF RIGHTS OF SHAREHOLDERS OF PROSPERITY AND COMMERCIAL........  59

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF COMMERCIAL.............................................  64
  Overview...............................................................  64
  Results of Operations..................................................  64
  Financial Condition....................................................  70

BUSINESS OF COMMERCIAL...................................................  84
  General................................................................  84
  Facilities.............................................................  84
  Competition............................................................  85
  Employees..............................................................  85
  Legal Proceedings......................................................  85
  Supervision and Regulation.............................................  85

BENEFICIAL OWNERSHIP OF COMMERCIAL STOCK BY MANAGEMENT OF COMMERCIAL AND
 PRINCIPAL SHAREHOLDERS..................................................  88

PRINCIPAL HOLDERS OF PROSPERITY COMMON STOCK.............................  89

                                                                           Page
                                                                           ----
COMPARATIVE MARKET PRICES AND DIVIDEND DATA...............................  89

DESCRIPTION OF PROSPERITY CAPITAL STOCK...................................  91
  General.................................................................  91
  Prosperity Common Stock.................................................  91
  Preferred Stock.........................................................  91

BUSINESS OF PROSPERITY....................................................  93
  Incorporation of Certain Documents by Reference.........................  93
  Interests of Certain Persons............................................  93

EXPERTS...................................................................  93

LEGAL MATTERS.............................................................  93

OTHER MATTERS.............................................................  94

WHERE YOU CAN FIND MORE INFORMATION.......................................  94

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF COMMERCIAL BANCSHARES,
 INC...................................................................... F-1

Appendix A
  Agreement and Plan of Reorganization.................................... A-1

Appendix B
  Opinion of Hoefer & Arnett, Incorporated................................ B-1

Appendix C
  Opinion of First Capital Group, LLC..................................... C-1

Appendix D
  Provisions of the Texas Business Corporation Act Related to Rights of
   Dissenting Shareholders................................................ D-1

                                  PLEASE NOTE

   We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

   This joint proxy statement-prospectus has been prepared as of January 5, 2001. There may be changes in the affairs of Commercial or Prosperity since that date which are not reflected in this document.

   As used in this joint proxy statement-prospectus, the term "Commercial" refers to Commercial Bancshares, Inc., and, where the context requires, to Commercial and its subsidiaries, and the term "Prosperity" refers to Prosperity Bancshares, Inc., and, where the context requires, to Prosperity and its subsidiaries. Unless the context clearly suggests otherwise, general references to "us," "we," and "our" include both Commercial and Prosperity. However, when we discuss a specific organization such as Commercial or Prosperity, "us," "we," and "our" refers only to the specific organization being discussed.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

   This joint proxy statement-prospectus incorporates important business and financial information about Prosperity that is not included in or delivered with this document. This information is described on page 94 under "Where You Can Find More Information." You can obtain free copies of this information by writing or calling:

                                 David Hollaway
                            Chief Financial Officer
                          Prosperity Bancshares, Inc.
                                1301 N. Mechanic
                                El Campo, Texas
                            Telephone (979) 543-2200
                            Facsimile (979) 543-1906

   To obtain timely delivery of the documents, Commercial shareholders must request the information by February 7, 2001 and Prosperity shareholders must request the information by February 13, 2001.

                                    SUMMARY

   This brief summary highlights selected information from this joint proxy statement-prospectus and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the transaction we are proposing. For more information about Prosperity, see "Where You Can Find More Information." We have included page references in this summary to direct you to other places in this joint proxy statement-prospectus where you can find a more complete description of the topics we have summarized.

The Companies (pages 84 and 93)

Commercial Bancshares, Inc.
4295 San Felipe
Houston, Texas 77027
(713) 693-9300
www.heritagebanktx.com

   Commercial is a bank holding company organized under the laws of Texas in 1979 and registered under the Bank Holding Company Act. Through Heritage Bank, our wholly owned subsidiary bank, we conduct a complete range of commercial and personal banking activities at 11 full service banking locations in and around the Houston metropolitan area. In addition to the main office of Heritage Bank in Wharton, Texas, our bank operates ten branches located in the Houston metropolitan area and in three adjacent counties. At September 30, 2000, our assets were $428.1 million, our deposits were $385.0 million and our shareholders' equity was $27.0 million.

Prosperity Bancshares, Inc.
3040 Post Oak Boulevard
Houston, Texas 77056
(713) 993-0002
www.firstprosperity.com

   Prosperity is a bank holding company organized under the laws of Texas in 1983 and registered under the Bank Holding Company Act. Through First Prosperity Bank, our wholly owned subsidiary bank, we conduct a complete range of commercial and personal banking activities and offer trust services in the greater Houston metropolitan area and the nine contiguous counties extending to the south and southwest of Houston. In addition to the main office of First Prosperity Bank in El Campo, Texas, our bank operates a total of 17 full-service banking centers. At September 30, 2000, our assets were $693.1 million, our deposits were $628.5 million and our shareholders' equity was $48.3 million.

The Merger (page 30)

   We have attached the merger agreement to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

   We propose a merger in which Commercial will merge with and into Prosperity. Prosperity's main office will be located in Houston at the main office of Commercial. We expect to complete the merger in the first quarter of 2001.

What You Will Receive in the Merger (page 30)

   Commercial shareholders. Each of your shares of Commercial common stock will automatically become the right to receive 155 shares of Prosperity common stock. The total number of shares you will have the right to receive will therefore be equal to the number of shares of Commercial common stock you own multiplied by 155.

   You will have to surrender your Commercial common stock certificates in order to receive new certificates representing shares of common stock of Prosperity. Do not send in your certificates until you receive written instructions on or after the completion of the merger.

   Prosperity shareholders. Each of your shares of Prosperity common stock will remain outstanding as one share of Prosperity common stock. You do not need to surrender your shares or exchange them for new ones.

Effect of the Merger on Commercial Stock Options (page 30)

   In the merger, each stock option to buy Commercial common stock that is outstanding immediately before completion of the merger will become an option to buy Prosperity common stock and will continue to be governed by the terms of the original plans under which they were issued. The number of shares of Prosperity common stock subject to each of these converted stock options, as well as the exercise price of these stock options, will be adjusted to reflect the exchange ratio in the merger.

Ownership of Prosperity After the Merger

   Based on the exchange ratio contained in the merger agreement, upon completion of the merger, Prosperity will issue a total of approximately 2,800,385 shares of its common stock to former Commercial shareholders. Based on these numbers, after the merger on a fully diluted basis, former Commercial shareholders would own approximately 34.69% of the outstanding shares of Prosperity.

   In addition, as of the date of this joint proxy statement-prospectus, options to acquire 50 shares of Commercial common stock are exercisable. If these options are exercised prior to completion of the merger, Prosperity must issue 155 additional shares of Prosperity common stock for each additional share of Commercial common stock issued pursuant to the exercise of such options. If the options to acquire all 50 shares are exercised, Prosperity would be required to issue an additional 7,750 shares of Prosperity common stock upon completion of the merger.

Dissenters' Appraisal Rights (page 53)

   If you are a shareholder of Commercial, under Texas law you have the right to dissent from the merger and have the appraised fair value of your shares of Commercial common stock paid to you in cash. To dissent and receive the appraised fair value of your shares, you must:

  . make a proper demand for appraisal in accordance with the Texas law as more fully described on pages 53 to 54 and in Appendix D;

  . hold your shares of Commercial common stock until the merger is completed;

  . not vote in favor of the merger (including by appointing a proxy to vote your shares); and

  . otherwise comply with Texas law.

Material Federal Income Tax Consequences (page 51)

   Commercial shareholders. We expect that for United States federal income tax purposes, your exchange of shares of Commercial common stock for shares of Prosperity common stock will not cause you to recognize any gain or loss.

   This tax treatment may not apply to every Commercial shareholder. Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

   Prosperity shareholders. Because the number of shares of Prosperity common stock that you own will remain unchanged, the merger will not cause you to recognize any gain or loss for United States federal income tax purposes.

Comparative Market Prices of Common Stock (page 89)

   Shares of Prosperity are quoted on The Nasdaq Stock Market National Market System. On November 7, 2000, the last trading day before we announced the merger, Prosperity common stock closed at $18.9375 per share. On January 2, 2001, Prosperity common stock closed at $19.875 per share. Shares of Commercial common stock are privately held and are not listed on any exchange or traded in the over-the-counter market. Although it is traded infrequently in private transactions, there is no active public trading market for Commercial common stock.

   Based on the 155-for-one exchange ratio, the market value of the consideration that Commercial shareholders would receive in the merger for each share of Commercial common stock they own would be $55.7 million based on Prosperity closing stock price of $19.875 on January 2, 2001. Of course, the market price of Prosperity common stock will fluctuate prior to the merger, while the exchange ratio is fixed. You should obtain the current stock quotation for Prosperity common stock.

Our Reasons for the Merger (pages 31 and 32)

   Our companies are proposing to merge because we believe that by combining them we can create a stronger and more diversified company that will provide significant benefits to our shareholders and customers alike. For instance, we estimate that the combination of our businesses should help us to reduce duplicate costs by about $1.2 million annually after taxes, within one year from operational integration. We also believe that the merger of our companies may create certain revenue enhancement opportunities. However, due to the contingent nature and timing of these potential revenue enhancements, we have not taken them into account in arriving at our estimates of the impact of the merger on future earnings per share.

   We expect the merger to strengthen our position as a competitor in the financial services business in the greater Houston metropolitan area and surrounding counties, which is rapidly changing and becoming more competitive.

   We also expect to incur merger related costs of approximately $1.8 million after tax, as a result of combining our companies.

   The discussion of our reasons for the merger includes forward-looking statements about possible or assumed future results of our operations and the performance of the combined company after the merger. For a discussion of factors that could affect these future results, see "A Warning About Forward-Looking Statements" on page 19.

Opinions of Financial Advisors (pages 33 and 37)

   Commercial shareholders. Hoefer & Arnett, Incorporated has delivered a written opinion to the Commercial board of directors that, as of December 8, 2000, the exchange ratio is fair to the holders of Commercial common stock from a financial point of view. We have attached this opinion to this document as

Appendix B. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Hoefer & Arnett in providing its opinion.

   Prosperity shareholders. First Capital Group, L.L.C. has delivered a written opinion to the Prosperity board of directors that, as of December 4, 2000, the exchange ratio is fair to Prosperity from a financial point of view. We have attached this opinion to this document as Appendix C. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by First Capital Group in providing its opinion.

Special Meetings of Shareholders (pages 27 and 28)

   Commercial shareholders. The Commercial special meeting will be held on February 14, 2001, at 10:00 a.m., local time, at the principal offices of Commercial, 4295 San Felipe, Houston, Texas. At the Commercial meeting, you will be asked:

  . to adopt the merger agreement that provides for the merger of Commercial with and into Prosperity; and

  . to act on other matters that may be submitted to a vote at the meeting.

   Prosperity shareholders. The Prosperity special meeting will be held on February 21, 2001, at 3:00 p.m., local time, at the main office of First Prosperity Bank, 1301 N. Mechanic, El Campo, Texas. At the Prosperity meeting, you will be asked:

  . to adopt the merger agreement that provides for the merger of Commercial with and into Prosperity and to approve the issuance of shares of Prosperity common stock to Commercial shareholders in connection with the merger; and

  . to act on other matters that may be submitted to a vote at the meeting.

   A vote in favor of the merger agreement by Prosperity shareholders is also a vote to elect four directors of Commercial to serve as members of Prosperity's board of directors.

Record Date; Vote Required (pages 27 and 28)

   Commercial shareholders. You can vote at the meeting of Commercial shareholders if you owned Commercial common stock at the close of business on January 4, 2001. You can cast one vote for each share of Commercial common stock that you owned at that time. To adopt the merger agreement, the holders of two-thirds of the shares of Commercial common stock allowed to vote at the meeting must vote in favor of doing so.

   You may vote your shares by attending the meeting or by mailing us your proxy if you are unable to or do not wish to attend the meeting. You can revoke your proxy at any time before we take a vote at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of Commercial, or by attending the meeting and voting in person.

   Prosperity shareholders. You can vote at the meeting of Prosperity shareholders if you owned Prosperity common stock at the close of business on January 4, 2001. You can cast one vote for each share of Prosperity common stock that you owned at that time. To adopt the merger agreement and approve the issuance of shares of Prosperity's common stock, the holders of a majority of the shares of common stock allowed to vote at the meeting must vote in favor of doing so.

   You may vote your shares by attending the meeting or by mailing us your proxy if you are unable to or do not wish to attend the meeting. You can revoke your proxy at any time before we take a vote at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of Prosperity, or by attending the meeting and voting in person.

Our Recommendations to Shareholders (pages 31 and 32)

   Commercial shareholders. The board of directors of Commercial believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to adopt the merger agreement.

   Prosperity shareholders. The board of directors of Prosperity believes that the merger and the issuance of Prosperity common stock in connection with the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to adopt the merger agreement and approve the issuance of shares of Prosperity common stock.

Share Ownership of Management and Significant Shareholders (pages 88 and 89)

   Commercial. On Commercial's record date, its directors and executive officers, their immediate family members and entities they control owned 9,244 shares, or approximately 51.17% of the outstanding shares of Commercial common stock.

   Prosperity. On Prosperity's record date, its directors and executive officers, their immediate family members and entities they control owned 1,141,466 shares, or approximately 21.65% of the outstanding shares of Prosperity common stock.

Effective Time of the Merger (page 45)

   The merger will become final when articles of merger are filed with the Secretary of State of the State of Texas. If our shareholders approve the merger at their special meetings, and if we obtain all required regulatory approvals, we anticipate that the merger will be completed in the first quarter of 2001, although delays could occur.

   We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Exchange of Stock Certificates (page 45)

   On or after the time of the merger, if you are a Commercial shareholder you will receive a letter and instructions on how to surrender your stock certificates representing shares of Commercial common stock in exchange for stock certificates representing shares of Prosperity common stock. You must carefully review and complete these materials and return them as instructed along with your stock certificates for Commercial common stock. Please do not send Commercial any stock certificates until you receive these instructions.

Conditions to Completion of the Merger (page 47)

   The completion of the merger depends on a number of conditions being met. These include, among others,

  . approval of the merger agreement by the Commercial shareholders and approval of the merger agreement and issuance of Prosperity common stock by the Prosperity shareholders;

  . approval of the merger by certain federal and state regulatory authorities;

  . receipt by each of us of opinions that, for United States federal income tax purposes, Prosperity, Commercial and the Commercial shareholders who exchange their shares for shares of Prosperity common stock will not recognize any gain or loss as a result of the merger. These opinions will be subject to various limitations and we recommend that you read the fuller description of tax consequences provided in this document beginning on page 51.

  . receipt by each of us of a letter from our accountants that the merger will qualify for "pooling of interests" accounting treatment;

  . authorization by the Nasdaq National Market for the listing of the shares of Prosperity common stock to be issued in the merger;

  . material accuracy of the representations and warranties made by each of us as of the date of completion of the merger;

  . performance or compliance with all covenants and conditions required by the merger agreement; and

  . absence of a material adverse change in the financial condition, results of operation or business of each or us or our respective subsidiaries.

   A party to the merger agreement could choose to complete the merger even though a condition has not been satisfied, as long as the law allows it to do so. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page 55)

   We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Once the Federal Reserve approves the merger, we have to wait anywhere from 15 to 30 days before we can complete the merger, during which time the Department of Justice can challenge the merger for antitrust reasons. In addition, the merger is subject to the approval of, or notice to, state and other regulatory authorities.

   We have filed all of the required applications or notices with the Federal Reserve and other regulatory authorities.

   As of the date of this document, we have not received all of the required approvals. While we do not know of any reason that we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will obtain them.

Waiver, Amendment and Termination (page 49)

   We may jointly amend the merger agreement and each of us may waive our right to require the other party to adhere to any term or condition of the merger agreement. However, we may not amend the merger agreement or waive any term or condition in the merger agreement without approval of our shareholders if the amendment or waiver reduces or changes the consideration that will be received by the Commercial shareholders.

   We can mutually agree at any time to terminate the merger agreement without completing the merger. Also, either of us can decide, without the consent of the other, to terminate the merger agreement if:

  . any government agency denies an approval we need to complete the merger;

  . any governmental entity issues a final non-appealable order blocking the merger;

  . any approval of shareholders required to consummate the merger is not obtained by reason of the failure to obtain the required vote at the meeting;

  . the merger has not been completed by June 30, 2001, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that seeks to terminate the merger agreement;

  . the other company fails to comply in any material respect with any of its covenants or agreements or any of its representations or warranties shall be defective in any material respect, and the breaching party does not correct the breach within 15 days following receipt of notice of the breach; or

  . there is a material adverse change in the assets, business or financial condition of the other company and such company does not remedy the change within 15 days following receipt of notice of the change.

   Commercial may terminate the merger agreement, without the consent of Prosperity, if:

  . the average of the daily closing sales prices for Prosperity common stock for the ten successive trading days ending on the day immediately prior to receipt of approval of the transaction from the Federal Reserve is less than $16.00 per share. Prosperity has the right to nullify Commercial's termination right by increasing the number of shares to be issued in the merger so that based on the ten-day closing price average, the aggregate value of the merger consideration is equal to $45,000,000;

  . the board of directors of Commercial receives an acquisition proposal that, based on opinions of independent legal counsel and financial advisors, they determine to be a superior proposal and that failure to accept such superior proposal would be a breach of the board's fiduciary duties;

  . the board of directors of Prosperity resolves to accept a superior proposal, recommends to shareholders of Prosperity that they tender their shares in a tender or exchange offer or withdraws or modifies its approval of the merger; or

  . Prosperity executes a definitive agreement to acquire another entity pursuant to which Prosperity will issue shares of its common stock as consideration and Commercial does not consent to such acquisition.

   Prosperity may terminate the merger agreement, without the consent of Commercial, if:

  . the board of directors of Prosperity receives an acquisition proposal which specifically excludes Commercial and that, based on opinions of independent legal counsel and financial advisors, they determine to be superior proposal and that failure to accept such superior proposal would be a breach of the board's fiduciary duties;

  . the board of directors of Commercial resolves to accept a superior proposal, recommends to shareholders of Commercial that they tender their shares in a tender or exchange offer or withdraws or modifies its approval of the merger; or

  . based on environmental investigations that Prosperity has the option to conduct, the estimated remedial or cleanup costs of any environmental condition or circumstance discovered affecting Commercial exceeds $1,000,000 or results in a material adverse change in Commercial's financial condition, results of operation or business.

Expenses and Termination Fees (page 51)

   If we mutually agree to terminate the merger agreement, or if either of us terminates the merger agreement because the merger has not been completed by June 30, 2001, then we will each pay our own fees and expenses.

   If either of us terminates the merger agreement for a reason not specified in the merger agreement or because we receive or accept a superior proposal, the terminating party will pay to the other party a termination fee of $2,500,000.

   We have agreed to pay these termination fees to each other to increase the likelihood that we will complete the merger. These fees could discourage other companies from attempting to combine with either of us before we complete the merger.

Management and Operations After the Merger (page 57)

   The present managements of our companies will share the responsibility of managing Prosperity after the completion of the merger. The board of directors of Prosperity will initially be comprised of twelve members, eight of whom will be Prosperity's current directors, and four of whom will be current directors of Commercial.

   These initial directors will be Harry Bayne, James A. Bouligny, J. T. Herin, Tracy T. Rudolph, Charles M. Slavik, Harrison Stafford II, Robert Steelhammer, and David Zalman, who are directors of Prosperity, and Charles A. Davis, Ned S. Holmes, Virgil A. Pace, Jr. and H. E. Timanus, Jr., who are directors of Commercial.

   A vote in favor of the merger agreement by Prosperity shareholders will be a vote to elect Messrs. Davis, Holmes, Pace and Timanus to serve as directors of Prosperity.

   Following the merger, Mr. Holmes will be Chairman of the Board of Prosperity, Mr. Zalman will be President and Chief Executive Officer, Mr. Timanus will be Executive Vice President and Chief Operating Officer and Mr. David Hollaway will be Chief Financial Officer.

   Following the merger, the board of directors of First Prosperity Bank will consist of the nine current directors of First Prosperity Bank, seven current non-employee directors of Heritage Bank and Mr. Timanus. The executive officers of First Prosperity Bank will include Mr. Zalman as Chairman of the Board and Chief Executive Officer and Mr. Timanus as President and Chief Operating Officer.

Interests of Certain Persons in the Merger that Differ from Your Interests (page 49)

   Some of the directors and officers of Commercial have interests in the merger that differ from, or are in addition to, their interests as shareholders in Commercial. These interests include:

  . certain of Commercial's directors and executive officers serving as directors and executive officers of Prosperity following completion of the merger;

  . the right of Commercial's directors and officers to continued indemnification and insurance coverage by Prosperity for acts or omissions occurring prior to the merger;

  . the right of Mr. Holmes, Commercial's Chairman of the Board, to require
    Prosperity after the merger to register for resale the shares of Prosperity common stock he beneficially owns; and

  . the employment of Mr. Timanus as an executive officer of Prosperity and First Prosperity Bank. Mr. Timanus will enter into an employment agreement with First Prosperity Bank upon completion of the merger that will provide Mr. Timanus with severance benefits if his employment with the bank is terminated.

   These interests of Commercial's directors and executive officers are described further under "Management and Operations After the Merger."

   The members of Commercial's board of directors knew about these additional interests and considered them in approving the merger agreement and the merger.

Accounting Treatment (page 54)

   We expect the merger to qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been combined. It is a condition to our obligation to consummate the merger that we each receive a letter from our respective accountants that the merger will qualify for pooling of interests accounting treatment.

Material Differences in the Rights of Shareholders (page 59)

   The rights of Commercial shareholders are governed by Texas law and Commercial's articles of incorporation and bylaws. The rights of Prosperity shareholders are governed by Texas law and Prosperity's articles of incorporation and bylaws. Upon our completion of the merger, Commercial shareholders will become shareholders of Prosperity and your rights will be governed by Prosperity's articles of incorporation and bylaws. Prosperity's articles of incorporation and bylaws will remain the same except for the amendments to be made to the bylaws as further described on page 51.

Treatment of Commercial's Subsidiary

   Heritage Bank will be merged into First Prosperity Bank in a separate merger that will occur simultaneously with the merger of the two parent companies. All offices of Heritage will become branch offices of First Prosperity Bank and will have access to all services provided by First Prosperity Bank to its customers.

Selected Historical Consolidated Financial Data of Prosperity

   The following table shows financial results actually achieved by Prosperity. The annual historical financial amounts are derived from Prosperity's consolidated financial statements audited by Deloitte & Touche LLP, independent auditors, and contained in reports that Prosperity has previously filed with the Securities and Exchange Commission. Historical financial information for Prosperity can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and its Annual Report on Form 10-K for the year ended December 31, 1999. Financial amounts as of and for the nine months ended September 30, 2000 and 1999 are unaudited, but Prosperity believes that such amounts reflect all normal recurring adjustments necessary for a fair presentation of the results of operations and financial position for those periods. You should not assume the results of operations for past periods and for the nine months ended September 30, 2000 and 1999 indicate results for any future period. The information below should be read in conjunction with Prosperity's consolidated financial statements and the notes to the financial statements described above which are incorporated by reference in this joint proxy statement-prospectus.

                          As of and for the
                          Nine Months Ended
                            September 30,      As of and for the Years Ended December 31,
                          ------------------  ------------------------------------------------
                            2000      1999      1999      1998      1997      1996      1995
                          --------  --------  --------  --------  --------  --------  --------
                                  (Dollars in thousands, except per share data)
Income Statement Data:
Interest income.........  $ 29,963  $ 21,862  $ 31,412  $ 23,422  $ 19,970  $ 16,841  $ 14,738
Interest expense........    13,446     9,089    13,033    10,128     9,060     7,923     6,904
                          --------  --------  --------  --------  --------  --------  --------
  Net interest income...    16,517    12,773    18,379    13,294    10,910     8,918     7,834
Provision for credit
 losses.................       225       205       280       239       190       230       175
                          --------  --------  --------  --------  --------  --------  --------
  Net interest income
   after provision for
   credit losses........    16,292    12,568    18,099    13,055    10,720     8,688     7,659
Noninterest income......     3,946     2,237     3,521     2,492     2,264     1,897     1,489
Noninterest expense.....    11,855     8,168    12,138     9,058     7,836     6,634     6,046
                          --------  --------  --------  --------  --------  --------  --------
  Income before taxes...     8,383     6,637     9,482     6,489     5,148     3,951     3,102
Provision for income
 taxes..................     2,417     2,115     3,008     2,029     1,586     1,240       781
                          --------  --------  --------  --------  --------  --------  --------
  Net income............  $  5,966  $  4,522  $  6,474  $  4,460  $  3,562  $  2,711  $  2,321
                          ========  ========  ========  ========  ========  ========  ========
Common Share Data(1):
Basic earnings per
 share..................  $   1.14  $   0.87  $   1.25  $   1.08  $   0.94  $   0.77  $   0.66
Diluted earnings per
 share..................      1.10      0.84      1.20      1.04      0.92      0.76      0.66
Book value per share....      9.20      8.25      8.33      8.01      6.22      5.36      4.68
Tangible book value per
 share(2)...............      4.66      6.48      4.63      6.14      4.81      4.21      3.95
Cash dividends declared
 per share..............      0.27      0.15      0.20      0.20      0.15      0.10      0.10
Dividend payout ratio...     23.68%    17.22%    16.02%    23.70%    16.11%    12.95%    15.12%
Weighted average shares
 outstanding (basic) (in
 thousands).............     5,222     5,183     5,186     4,116     3,778     3,513     3,514
Weighted average shares
 outstanding (diluted)
 (in thousands).........     5,411     5,385     5,392     4,309     3,864     3,560     3,523
Shares outstanding at
 end of period (in
 thousands).............     5,252     5,195     5,195     5,173     3,990     3,510     3,514

Balance Sheet Data (at
 period end):
Total assets............  $693,079  $444,362  $608,673  $436,312  $320,143  $293,988  $233,492
Securities..............   331,242   222,246   312,671   227,744   167,868   147,564   117,505
Loans...................   241,069   197,500   223,505   170,478   120,578   113,382    88,797
Allowance for credit
 losses.................     3,003     2,072     2,753     1,850     1,016       923       753
Total deposits..........   628,490   399,745   534,756   390,659   291,516   270,866   214,534
Borrowings and notes
 payable................        --        --    15,700     2,437     2,800     3,267     1,517
Total shareholders'
 equity.................    48,304    42,885    43,266    41,435    24,818    18,833    16,458

                             As of and for
                               the Nine
                             Months Ended    As of and for the Years Ended
                             September 30,           December 31,
                             --------------  ---------------------------------
                              2000    1999   1999   1998   1997   1996   1995
                             ------  ------  -----  -----  -----  -----  -----
                               (Dollars in thousands, except per share
                                                data)
Selected Financial Ratios
 and Other Data:
Performance Ratios and
 Other Data:
Return on average assets...    1.33%   1.34%  1.33%  1.26%  1.17%  1.05%  1.03%
Return on average equity...   17.84   14.30  15.15  15.97  16.32  15.36  15.56
Net interest margin(3).....    4.23    4.14   4.18   4.13   4.02   3.91   3.96
Efficiency ratio(4)........   56.08   54.42  55.13  57.38  59.48  61.34  64.85

Number of full-service
 banking centers...........      18      12     15     12     11     10      9

Asset Quality Ratios(5):
Nonperforming assets to
 total loans and other real
 estate....................    0.00%   0.00%  0.00%  0.08%  0.00%  0.00%  0.00%
Net loan (recoveries)
 charge-offs to average
 loans.....................   (0.01)  (0.01) (0.03)  0.05   0.08   0.06   0.01
Allowance for credit losses
 to total loans............    1.25    1.05   1.23   1.09   0.84   0.81   0.85
Allowance for credit losses
 to nonperforming
 loans(6)..................      --      --     --     --     --     --     --

Capital Ratios(7):
Leverage ratio.............    6.64%   8.21%  6.28%  7.58%  6.30%  5.45%  6.05%
Average shareholders'
 equity to average total
 assets....................    7.46    9.35   8.80   7.87   7.18   6.86   6.64
Tier 1 risk-based capital
 ratio.....................   13.94   18.32  14.35  18.02  14.94  13.11  14.99
Total risk-based capital
 ratio.....................   15.02   19.38  16.71  19.08  15.73  13.89  15.79

--------
(1) Adjusted for a four-for-one stock split effective September 10, 1998.
(2) Calculated by dividing total assets, less total liabilities and goodwill, by shares outstanding at end of period.
(3) Calculated on a tax-equivalent basis using a 34% federal income tax rate.
(4) Calculated by dividing total noninterest expense, excluding securities losses and credit loss provisions, by net interest income plus noninterest income. The interest expense related to debentures issued by Prosperity in connection with the issuance by a subsidiary trust of trust preferred securities, is treated as interest expense for this calculation. Additionally, taxes are not part of this calculation.
(5) At period end, except for net loan charge-offs to average loans, which is for periods ended at such dates.
(6) Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans. We had no significant nonperforming loans at any of the dates indicated.
(7) At period end, except for average shareholders' equity to average total assets, which is for periods ended at such dates.

Selected Historical Consolidated Financial Data of Commercial

   The following table shows financial results actually achieved by Commercial. The annual historical financial amounts are derived from Commercial's consolidated financial statements audited by Deloitte & Touche LLP, independent auditors. Financial amounts as of and for the nine months ended September 30, 2000 and 1999 are unaudited, but management of Commercial believes such amounts reflect all normal recurring adjustments necessary for a fair presentation of the results of operations and financial position for those periods. You should not assume the results of operations for past periods and for the nine months ended September 30, 2000 and 1999 indicate results for any future period. The information below should be read in conjunction with Commercial's consolidated financial statements and the notes to the financial statements included elsewhere in this joint proxy statement-prospectus.

                           As of and for the
                           Nine Months Ended
                             September 30,         As of and for the Years Ended December 31,
                          --------------------  -----------------------------------------------------
                            2000       1999       1999       1998       1997       1996       1995
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                      (Dollars in thousands, except per share data)
Income Statement Data:
Interest income.........  $  21,123  $  18,316  $  25,046  $  22,604  $  19,227  $  17,054  $  15,611
Interest expense........     11,941      9,351     13,156     11,795      9,374      7,967      6,608
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net interest income...      9,182      8,965     11,890     10,809      9,853      9,087      9,003
Provision for credit
 losses.................         --        115        140         25        530       (100)      (123)
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net interest income
   after provision for
   credit losses........      9,182      8,850     11,750     10,784      9,323      9,187      9,126
Noninterest income......      1,777      2,020      2,630      2,316      2,494      2,357      2,352
Noninterest expense.....      7,904      7,239      9,684      8,931      8,201      7,841      7,608
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before taxes...      3,055      3,631      4,696      4,169      3,616      3,703      3,870
Provision for income
 taxes..................      1,039      1,348      1,739      1,548      1,225      1,372      1,460
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income............  $   2,016  $   2,283  $   2,957  $   2,621  $   2,391  $   2,331  $   2,410
                          =========  =========  =========  =========  =========  =========  =========
Common Share Data:
Basic earnings per
 share..................  $  112.00  $  142.69  $  184.81  $  163.81  $  149.44  $  145.69  $  150.63
Diluted earnings per
 share..................     112.00     142.69     184.81     163.81     149.44     145.69     150.63
Book value per share....   1,500.44   1,378.88   1,431.06   1,271.63   1,194.36   1,149.53   1,089.25
Tangible book value per
 share(1)...............   1,470.56   1,342.94   1,399.61   1,233.94   1,150.16   1,098.87   1,032.75
Cash dividends declared
 per share..............      36.00      36.00      48.00      84.00      96.00      96.00      64.00
Dividend payout ratio...      31.00%     25.10%     25.84%     58.26%     63.78%     59.63%     36.43%

Weighted average shares
 outstanding (basic) (in
 thousands).............         18         16         16         16         16         16         16
Weighted average shares
 outstanding (diluted)
 (in thousands).........         18         16         16         16         16         16         16
Shares outstanding at
 end of period (in
 thousands).............         18         16         18         16         16         16         16

Balance Sheet Data (at
 period end):
Total assets............  $ 428,100  $ 413,988  $ 418,958  $ 363,846  $ 333,319  $ 270,089  $ 247,333
Securities..............    212,150    218,159    202,312    227,460    192,628    154,973    130,947
Loans...................    154,698    138,317    143,298    105,628     88,435     73,526     77,170
Allowance for credit
 losses.................      2,412      2,252      2,278      1,832      1,551      1,045      1,147
Total deposits..........    384,987    338,988    343,833    323,706    301,570    246,401    225,074
Borrowings and notes
 payable................     14,081     47,560     47,419     15,071      8,023        451        396
Total shareholders'
 equity.................     27,008     22,062     25,759     20,346     19,050     18,266     17,428

                          As of and for
                            the Nine
                          Months Ended      As of and for the Years Ended
                          September 30,             December 31,
                          --------------  -------------------------------------
                           2000    1999    1999    1998   1997    1996    1995
                          ------  ------  ------  ------  -----  ------  ------
                           (Dollars in thousands, except per share data)
Selected Financial
 Ratios and Other Data:
Performance Ratios and
 Other Data:
Return on average
 assets.................    0.64%   0.80%   0.76%   0.76%  0.82%   0.90%   1.07%
Return on average
 equity.................   10.19   14.31   13.34   13.34  10.27   13.09   14.38
Net interest margin.....    3.12    3.34    3.25    3.37   3.72    3.03    3.37
Efficiency ratio(2).....   72.12   65.90   66.69   68.05  66.42   68.52   67.00

Number of banking
 locations..............      11      10      10       8      8       7       7

Asset Quality Ratios(3):
Nonperforming assets to
 total loans and other
 real estate............    0.63%   1.26%   0.88%   0.37%  2.19%   1.14%   0.82%
Net loan (recoveries)
 charge-offs to average
 loans..................   (0.09)  (0.25)  (0.24)  (0.27)  0.03      --   (0.20)
Allowance for credit
 losses to total loans..    1.56    1.63    1.59    1.73   1.75    1.42    1.49
Allowance for credit
 losses to nonperforming
 loans(4)...............  554.48  129.43  297.78  474.61  79.99  129.98  232.66

Capital Ratios(5):
Leverage ratio..........     6.4%    5.5%    6.5%    5.7%   6.3%    5.8%    7.4%
Average shareholders'
 equity to average total
 assets.................     6.3     5.6     5.7     5.7    8.0     6.9     7.5
Tier 1 risk-based
 capital ratio..........    13.8    11.5    13.3    12.0   13.4    17.0    16.9
Total risk-based capital
 ratio..................    15.0    12.7    14.5    13.1   14.5    18.0    18.1

--------
(1) Calculated by dividing total assets, less total liabilities and goodwill, by shares outstanding at end of period.
(2) Calculated by dividing total noninterest expense, excluding securities losses, by net interest income plus noninterest income.
(3) At period end, except for net loan charge-offs to average loans, which is for periods ended at such dates.
(4) Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.
(5) At period end, except for average shareholders' equity to average total assets, which is for periods ended at such dates.

Summary of Historical and Pro Forma Per Share Selected Financial Data

   Set forth below are the net earnings, diluted earnings, cash dividends and book value per common share data for Prosperity and Commercial on a historical basis, on a pro forma combined basis and on a pro forma combined basis per Commercial equivalent share. Also included are weighted average shares outstanding and shares outstanding at end of period for Prosperity and Commercial and on a pro forma basis.

   The pro forma data was derived by combining the historical consolidated financial information of Prosperity and Commercial using the pooling of interests method of accounting for business combinations. Under this method, it is assumed that Prosperity and Commercial had always been combined for accounting and financial reporting purposes. The Commercial pro forma equivalent share information shows the effect of the merger from the perspective of an owner of Commercial common stock. The information was computed by multiplying the pro forma information by the exchange ratio of 155.

   You should read the information below together with the historical financial statements and related notes and other information of Commercial included in this joint proxy statement-prospectus and the historical financial statements and related notes that Prosperity has presented in its prior Securities and Exchange Commission filings. We have incorporated the information related to Prosperity into this document by reference. We expect that Commercial and Prosperity will incur merger and integration charges as a result of combining their companies of approximately $1.8 million after taxes. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                             As of or for
                                               the Nine      As of or for the
                                             Months Ended      Years Ended
                                             September 30,     December 31,
                                             ------------- --------------------
                                              2000   1999   1999   1998   1997
                                             ------ ------ ------ ------ ------
Basic earnings per share
  Prosperity................................ $ 1.14 $ 0.87 $ 1.25 $ 1.08 $ 0.94
  Commercial................................ 112.00 142.69 184.81 163.81 149.44
  Pro Forma.................................   1.11   0.97   1.33   1.20   1.09
  Equivalent pro forma per share of
   Commercial stock......................... 172.05 150.35 206.15 186.00 168.95
Diluted earnings per share
  Prosperity................................   1.10   0.84   1.20   1.04   0.92
  Commercial................................ 112.00 142.69 184.81 163.81 149.44
  Pro Forma.................................   1.08   0.94   1.30   1.16   1.07
  Equivalent pro forma per share of
   Commercial stock......................... 167.40 145.70 201.50 179.80 165.85
Cash dividends per share
  Prosperity................................   0.27   0.15   0.20   0.20   0.15
  Commercial................................  36.00  36.00  48.00  84.00  96.00
  Pro Forma.................................   0.27   0.15   0.20   0.20   0.15
  Equivalent pro forma per share of
   Commercial stock.........................  41.85  23.25  31.00  31.00  23.25

                                   As of or for the
                                   Nine Months Ended   As of or for the Years
                                     September 30,       Ended December 31,
                                   ----------------- --------------------------
                                     2000     1999     1999     1998     1997
                                   -------- -------- -------- -------- --------
Book value per share
  Prosperity.....................      9.20     8.25     8.33     8.01     6.22
  Commercial.....................  1,500.44 1,378.88 1,431.06 1,271.63 1,194.36
  Pro Forma......................      9.13     7.90     8.41     7.52     6.20
  Equivalent pro forma per share
   of Commercial stock...........  1,415.10 1,224.24 1,303.30 1,166.07   960.32
Weighted average common and
 potential dilutive common shares
 outstanding (in thousands)
  Prosperity.....................     5,411    5,385    5,392    4,309    3,864
  Commercial.....................        18       16       16       16       16
  Pro Forma......................     8,225    8,199    8,206    7,123    6,678
Number of shares of common
 outstanding at end of period (in
 thousands)
  Prosperity.....................     5,252    5,195    5,195    5,173    3,990
  Commercial.....................        18       16       18       16       16
  Pro Forma......................     8,052    7,995    7,995    7,973    6,790

Comparative Stock Prices

   The following table summarizes the market values of Commercial common stock and Prosperity common stock on November 7, 2000, the business day prior to the announcement of the merger. Because the market price of Prosperity stock is subject to fluctuation, the market value of the shares of Prosperity common stock that holders of Commercial common stock would receive upon consummation of the merger may increase or decrease prior to the receipt of such shares following the effectiveness of the merger. You should obtain current market quotations for the Prosperity common stock.

                                                                   Equivalent
                                                                  Pro Forma Per
                                              Historical              Share
                                      --------------------------- of Commercial
                                      Prosperity(1) Commercial(2)   Stock(3)
                                      ------------- ------------- -------------
Market value per share...............    $19.22          $--        $2,979.10

--------
(1) Represents the average of the high and low prices on the Nasdaq National Market.
(2) Although there are occasional transactions in the Commercial common stock, there is no established trading market for Commercial common stock.
(3) Equivalent pro forma market value per share of Commercial common stock represents the historical market value per share of Prosperity common stock multiplied by 155, the exchange ratio under the merger agreement at which each share of Commercial common stock would have been converted into shares of Prosperity common stock if the merger had closed on November 7, 2000.

                                  RISK FACTORS

   In addition to the other information contained in this joint proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

   Fluctuations in market prices may cause the value of the shares of Prosperity common stock that Commercial shareholders receive to be less than the value of their shares of Commercial common stock

   Upon completion of the merger, unless you dissent, your shares of Commercial common stock will be converted into shares of Prosperity common stock. The ratio at which the shares will be converted is fixed and there will be no adjustment for changes in the market price of Prosperity common stock. Any change in the price of Prosperity common stock will affect the value that Commercial shareholders will receive in the merger. The value of the shares of Prosperity common stock received by Commercial shareholders in the merger will go up or down as the market price of Prosperity common stock goes up or down. Stock price changes may result from a variety of factors that are beyond the control of Prosperity, including, among other things, regulatory considerations and general market and economic conditions. Therefore, Commercial shareholders cannot be assured of receiving any specific market value of Prosperity common stock on the closing of the merger.

   In addition, you must be aware that the price of Prosperity common stock may vary from its price on the date of this joint proxy statement-prospectus and on the dates of the Commercial and Prosperity special meetings. Because the date the merger is completed will be later than the dates of the special meetings, the price of the Prosperity common stock on the dates of the respective meetings may not be indicative of its price on the date the merger is completed.

   Prosperity may fail to realize the anticipated benefits of the merger

   Prosperity and Commercial may not be able to integrate their operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Additionally, in determining that the merger is in the best interests of Prosperity and Commercial, as the case may be, the board of directors of each of Prosperity and Commercial considered that enhanced earnings may result from the consummation of the merger, including from reduction of duplicate costs, improved efficiency and cross-marketing opportunities. However, there can be no assurance that any enhanced earnings will result from the merger.

   You will have less influence as a shareholder of Prosperity than as a shareholder of Commercial

   As a Commercial shareholder, you currently have the right to vote in the election of the board of directors of Commercial and on other matters affecting Commercial. The merger will transfer control of Commercial to Prosperity. When the merger occurs, you will become a shareholder of Prosperity with a percentage ownership much smaller than your percentage ownership of Commercial. Because of this, you will have less ability to influence the management policies of Prosperity's operations than you had to influence the management policies of Commercial's operations.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

   We have each made forward-looking statements in this document (and in documents to which we refer you in this document) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of Prosperity after the merger is completed. When we use any of the words "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies before the merger or Prosperity after the merger and could cause those results or performance to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

  1. our actual cost savings resulting from the merger are less than we expected, we are unable to realize those cost savings as soon as we expected or we incur additional or unexpected costs;

  2. our revenues after the merger are less than we expected;

  3. competition among financial services companies increases;

  4. we have more trouble integrating our businesses than we expected;

  5. changes in the interest rate environment reduce our interest margins;

  6. general economic conditions change or are worse than we expected;

  7. legislative or regulatory changes adversely affect our business;

  8. changes occur in business conditions and inflation;

  9. personal or commercial customers' bankruptcies increase;

  10. changes occur in the securities markets; and

  11. technology-related changes are harder to make or more expensive than we expected.

   The forward-looking earnings estimates included in the joint proxy statement-prospectus have not been examined or compiled by our independent public accountants, nor have our independent accountants applied any procedures to our estimates. Accordingly, such accountants do not express an opinion or any other form of assurance on them.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma financial information and footnotes thereto are presented to show the impact on the historical financial position and results of operations of Prosperity pursuant to the merger. As a result of the merger, Commercial shareholders will receive shares of Prosperity common stock pursuant to the exchange ratio of 155 shares of Prosperity common stock for each share of Commercial common stock outstanding.

   The unaudited Pro Forma Consolidated Balance Sheet reflects the historical position of Commercial and Prosperity at September 30, 2000 with pro forma adjustments based on the assumption that the merger was effective September 30, 2000. The pro forma adjustments are based on the pooling of interests method of accounting. The unaudited Pro Forma Consolidated Statements of Income assume that the merger was consummated on January 1 of the earliest indicated period. The unaudited pro forma consolidated financial statements reflect estimated nonrecurring charges consisting of management's estimates of legal, accounting and investment banking fees that will be incurred in connection with the merger. The adjustments are based on information available and certain assumptions that we believe are reasonable. Management has not identified, quantified or evaluated any material restructuring costs at this time.

   The unaudited pro forma income amounts do not reflect any potential income enhancements but do reflect potential cost reductions that are expected to result from the consolidation of Commercial's and Prosperity's operations and are not necessarily indicative of the results expected of the future combined operations. No assurances can be given with respect to the ultimate level of income enhancements or cost reductions to be realized.

   The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Commercial included with this document and the consolidated financial statements and accompanying notes of Prosperity incorporated by reference into this document. Interim results of Commercial and Prosperity as of and for the nine months ended September 30, 2000 are not necessarily indicative of results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the period indicated.

   The unaudited pro forma financial information is intended for information purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger been in effect as of the date or for the period presented.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               September 30, 2000

                                Prosperity Commercial  Pro Forma    Pro Forma
                                Bancshares Bancshares Adjustments    Combined
                                ---------- ---------- -----------   ----------
                                           (Dollars in thousands)
Assets
Cash and due from banks........  $ 16,583   $ 15,507                $   32,090
Federal funds sold.............    63,703     35,200    $(1,800)(a)     97,103
                                 --------   --------    -------     ----------
  Total cash and cash
   equivalents.................    80,286     50,707     (1,800)       129,193
Interest-bearing deposits in
 financial institutions........        --      1,283                     1,283
Securities:
  Available for sale securities
   at fair value...............   255,983     25,808                   281,791
  Held to maturity at cost.....    75,259    186,342                   261,601
                                 --------   --------                ----------
    Total securities...........   331,242    212,150                   543,392
Loans:
  Total loans, net of unearned
   discount....................   241,069    154,698                   395,767
  Allowance for credit losses..    (3,003)    (2,412)                   (5,415)
                                 --------   --------                ----------
    Net loans..................   238,066    152,286                   390,352
Accrued interest receivable....     5,847      3,902                     9,749
Goodwill.......................    23,822        538                    24,360
Bank premises and equipment,
 net...........................     9,642      4,589                    14,231
Other real estate owned........        --        544                       544
Other assets...................     4,174      2,101                     6,275
                                 --------   --------    -------     ----------
    Total assets...............  $693,079   $428,100    $(1,800)    $1,119,379
                                 ========   ========    =======     ==========

Liabilities and Shareholders'
 Equity
Liabilities:
 Deposits
  Noninterest-bearing..........  $122,735   $ 67,691                $  190,426
  Interest-bearing.............   505,755    317,296                   823,051
                                 --------   --------                ----------
    Total deposits.............   628,490    384,987                 1,013,477
  Other borrowings.............        --     14,081                    14,081
  Accrued interest payable.....     2,461        782                     3,243
  Other liabilities............     1,824      1,242                     3,066
                                 --------   --------                ----------
    Total liabilities..........   632,775    401,092                 1,033,867
Company obligated mandatorily
 redeemable trust preferred
 securities of subsidiary
 trust.........................    12,000         --                    12,000
Shareholders' equity:
  Common stock.................     5,255          2                     5,257
  Additional paid-in capital...    15,981     12,850                    28,831
  Retained earnings............    29,442     14,195    $(1,800)(a)     41,837
  Accumulated other
   comprehensive income--net
   unrealized (losses) gains on
   available for sale
   securities, net of tax......    (2,356)        56                    (2,300)
  Treasury stock...............       (18)       (95)                     (113)
                                 --------   --------    -------     ----------
    Total shareholders'
     equity....................    48,304     27,008     (1,800)        73,512
                                 --------   --------    -------     ----------
    Total liabilities and
     shareholders' equity......  $693,079   $428,100    $(1,800)    $1,119,379
                                 ========   ========    =======     ==========

--------
(a) Represents a one time charge which includes estimated closing costs, legal fees, accounting fees, broker fees, employee related costs, and contract terminations (after tax).

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      Nine Months Ended September 30, 2000

                                 Prosperity Commercial  Pro Forma    Pro Forma
                                 Bancshares Bancshares Adjustments   Combined
                                 ---------- ---------- -----------   ---------
                                   (Dollars in thousands, except per share
                                                    data)
Interest income:
  Loans, including fees.........  $15,095    $ 9,682                  $24,777
  Securities....................   14,588     10,329                   24,917
  Federal funds sold............      280      1,051                    1,331
  Deposits in financial
   institutions.................       --         61                       61
                                  -------    -------                  -------
    Total interest income.......   29,963     21,123                   51,086
                                  -------    -------                  -------
Interest expense:
  Deposits......................   12,976     10,615                   23,591
  Other.........................      470      1,326                    1,796
                                  -------    -------                  -------
    Total interest expense......   13,446     11,941                   25,387
                                  -------    -------                  -------
Net interest income.............   16,517      9,182                   25,699
  Provision for credit losses...      225         --                      225
                                  -------    -------                  -------
Net interest income after
 provision for credit losses....   16,292      9,182                   25,474
                                  -------    -------                  -------
Noninterest income:
  Customer service fees.........    3,275      1,424                    4,699
  Other noninterest income......      671        353                    1,024
                                  -------    -------                  -------
    Total noninterest income....    3,946      1,777                    5,723
                                  -------    -------                  -------
Noninterest expense:
  Salaries and employee
   benefits.....................    5,340      4,254     $(1,110)       8,484
  Net occupancy expense.........      639        921                    1,560
  Other noninterest expense.....    5,876      2,729        (262)       8,343
                                  -------    -------     -------      -------
    Total noninterest expense...   11,855      7,904      (1,372)      18,387
                                  -------    -------     -------      -------
Income before federal income
 taxes..........................    8,383      3,055       1,372 (a)   12,810
  Provision for federal income
   taxes........................    2,417      1,039         464        3,920
                                  -------    -------     -------      -------
    Net income..................  $ 5,966    $ 2,016     $   908      $ 8,890
                                  =======    =======     =======      =======
Basic earnings per share:
  Net income per share..........  $  1.14    $112.00                  $  1.11
  Average shares outstanding (in
   thousands)...................    5,222         18       2,800        8,022
Diluted earnings per share:
  Net income per share..........  $  1.10    $112.00                  $  1.08
  Average shares outstanding (in
   thousands)...................    5,411         18       2,814        8,225

--------
(a) This adjustment represents the anticipated operational cost savings of the combined company over a nine month period.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      Nine Months Ended September 30, 1999

                                 Prosperity Commercial  Pro Forma    Pro Forma
                                 Bancshares Bancshares Adjustments   Combined
                                 ---------- ---------- -----------   ---------
                                   (Dollars in thousands, except per share
                                                    data)
Interest income:
  Loans, including fees.........  $11,519    $ 7,412                  $18,931
  Securities....................    9,883     10,525                   20,408
  Federal funds sold............      460        306                      766
  Deposits in financial
   institutions.................       --         73                       73
                                  -------    -------                  -------
    Total interest income.......   21,862     18,316                   40,178
                                  -------    -------                  -------
Interest expense:
  Deposits......................    9,032      8,038                   17,070
  Other.........................       57      1,313                    1,370
                                  -------    -------                  -------
    Total interest expense......    9,089      9,351                   18,440
                                  -------    -------                  -------
Net interest income.............   12,773      8,965                   21,738
  Provision for credit losses...      205        115                      320
                                  -------    -------                  -------
Net interest income after
 provision for credit losses....   12,568      8,850                   21,418
                                  -------    -------                  -------
Noninterest income:
  Customer service fees.........    1,919      1,421                    3,340
  Other noninterest income......      318        599                      917
                                  -------    -------                  -------
    Total noninterest income....    2,237      2,020                    4,257
                                  -------    -------                  -------
Noninterest expense:
  Salaries and employee
   benefits.....................    4,213      3,764     $(1,110)       6,867
  Net occupancy expense.........      473        730                    1,203
  Other noninterest expense.....    3,482      2,745        (262)       5,965
                                  -------    -------     -------      -------
    Total noninterest expense...    8,168      7,239      (1,372)      14,035
                                  -------    -------     -------      -------
Income before federal income
 taxes..........................    6,637      3,631       1,372 (a)   11,640
  Provision for federal income
   taxes........................    2,115      1,348         464        3,927
                                  -------    -------     -------      -------
    Net income..................  $ 4,522    $ 2,283     $   908      $ 7,713
                                  =======    =======     =======      =======
Basic earnings per share:
  Net income per share..........  $  0.87    $142.69                  $  0.97
  Average shares outstanding (in
   thousands)...................    5,183         16       2,800        7,983
Diluted earnings per share:
  Net income per share..........  $  0.84    $142.69                  $  0.94
  Average shares outstanding (in
   thousands)...................    5,385         16       2,814        8,199

--------
(a) This adjustment represents the anticipated operational cost savings of the combined company over a nine month period.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                          Year Ended December 31, 1999

                                 Prosperity Commercial  Pro Forma    Pro Forma
                                 Bancshares Bancshares Adjustments   Combined
                                 ---------- ---------- -----------   ---------
                                   (Dollars in thousands, except per share
                                                    data)
Interest income:
  Loans, including fees.........  $16,386    $10,324                  $26,710
  Securities....................   14,292     13,792                   28,084
  Federal funds sold............      734        844                    1,578
  Deposits in financial
   institutions.................       --         86                       86
                                  -------    -------                  -------
    Total interest income.......   31,412     25,046                   56,458
                                  -------    -------                  -------
Interest expense:
  Deposits......................   12,971     11,116                   24,087
  Other.........................       62      2,040                    2,102
                                  -------    -------                  -------
    Total interest expense......   13,033     13,156                   26,189
                                  -------    -------                  -------
Net interest income.............   18,379     11,890                   30,269
  Provision for credit losses...      280        140                      420
                                  -------    -------                  -------
Net interest income after
 provision for credit losses....   18,099     11,750                   29,849
                                  -------    -------                  -------
Noninterest income:
  Customer service fees.........    3,010      1,915                    4,925
  Other noninterest income......      511        715                    1,226
                                  -------    -------                  -------
    Total noninterest income....    3,521      2,630                    6,151
                                  -------    -------                  -------
Noninterest expense:
  Salaries and employee
   benefits.....................    6,198      4,951     $(1,480)       9,669
  Net occupancy expense.........      666        914                    1,580
  Other noninterest expense.....    5,274      3,819        (350)       8,743
                                  -------    -------     -------      -------
    Total noninterest expense...   12,138      9,684      (1,830)      19,992
                                  -------    -------     -------      -------
Income before federal income
 taxes..........................    9,482      4,696       1,830 (a)   16,008
  Provision for federal income
   taxes........................    3,008      1,739         620        5,367
                                  -------    -------     -------      -------
    Net income..................  $ 6,474    $ 2,957     $ 1,210      $10,641
                                  =======    =======     =======      =======
Basic earnings per share:
  Net income per share..........  $  1.25    $184.81                  $  1.33
  Average shares outstanding (in
   thousands)...................    5,186         16       2,800        7,986
Diluted earnings per share:
  Net income per share..........  $  1.20    $184.81                  $  1.30
  Average shares outstanding (in
   thousands)...................    5,392         16       2,814        8,206

--------
(a) This adjustment represents the anticipated operational cost savings of the combined company.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                          Year Ended December 31, 1998

                                 Prosperity Commercial  Pro Forma    Pro Forma
                                 Bancshares Bancshares Adjustments   Combined
                                 ---------- ---------- -----------   ---------
                                   (Dollars in thousands, except per share
                                                    data)
Interest income:
  Loans, including fees.........  $12,282    $ 8,532                  $20,814
  Securities....................   10,834     13,300                   24,134
  Federal funds sold............      299        644                      943
  Deposits in financial
   institutions.................        7        128                      135
                                  -------    -------                  -------
    Total interest income.......   23,422     22,604                   46,026
                                  -------    -------                  -------
Interest expense:
  Deposits......................    9,993     11,057                   21,050
  Other.........................      135        738                      873
                                  -------    -------                  -------
    Total interest expense......   10,128     11,795                   21,923
                                  -------    -------                  -------
Net interest income.............   13,294     10,809                   24,103
  Provision for credit losses...      239         25                      264
                                  -------    -------                  -------
Net interest income after
 provision for credit losses....   13,055     10,784                   23,839
                                  -------    -------                  -------
Noninterest income:
  Customer service fees.........    2,173      1,992                    4,165
  Other noninterest income......      319        324                      643
                                  -------    -------                  -------
    Total noninterest income....    2,492      2,316                    4,808
                                  -------    -------                  -------
Noninterest expense:
  Salaries and employee
   benefits.....................    4,541      4,549     $(1,480)       7,610
  Net occupancy expense.........      535        854                    1,389
  Other noninterest expense.....    3,982      3,528        (350)       7,160
                                  -------    -------     -------      -------
    Total noninterest expense...    9,058      8,931      (1,830)      16,159
                                  -------    -------     -------      -------
Income before federal income
 taxes..........................    6,489      4,169       1,830 (a)   12,488
  Provision for federal income
   taxes........................    2,029      1,548         620        4,197
                                  -------    -------     -------      -------
    Net income..................  $ 4,460    $ 2,621     $ 1,210      $ 8,291
                                  =======    =======     =======      =======
Basic earnings per share:
  Net income per share..........  $  1.08    $163.81                  $  1.20
  Average shares outstanding (in
   thousands)...................    4,116         16       2,800        6,916
Diluted earnings per share:
  Net income per share..........  $  1.04    $163.81                  $  1.16
  Average shares outstanding (in
   thousands)...................    4,309         16       2,814        7,123

--------
(a) This adjustment represents the anticipated operational cost savings of the combined company.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                          Year Ended December 31, 1997

                                 Prosperity Commercial  Pro Forma    Pro Forma
                                 Bancshares Bancshares Adjustments   Combined
                                 ---------- ---------- -----------   ---------
                                   (Dollars in thousands, except per share
                                                    data)
Interest income:
  Loans, including fees.........  $10,206    $ 7,504                  $17,710
  Securities....................    9,555     10,819                   20,374
  Federal funds sold............      193        744                      937
  Deposits in financial
   institutions.................       16        160                      176
                                  -------    -------                  -------
    Total interest income.......   19,970     19,227                   39,197
                                  -------    -------                  -------
Interest expense:
  Deposits......................    8,858      9,218                   18,076
  Other.........................      202        156                      358
                                  -------    -------                  -------
    Total interest expense......    9,060      9,374                   18,434
                                  -------    -------                  -------
Net interest income.............   10,910      9,853                   20,763
  Provision for credit losses...      190        530                      720
                                  -------    -------                  -------
Net interest income after
 provision for credit losses....   10,720      9,323                   20,043
                                  -------    -------                  -------
Noninterest income:
  Customer service fees.........    2,062      2,341                    4,403
  Other noninterest income......      202        153                      355
                                  -------    -------                  -------
    Total noninterest income....    2,264      2,494                    4,758
                                  -------    -------                  -------
Noninterest expense:
  Salaries and employee
   benefits.....................    3,968      4,173     $(1,480)       6,661
  Net occupancy expense.........      488        754                    1,242
  Other noninterest expense.....    3,380      3,274        (350)       6,304
                                  -------    -------     -------      -------
    Total noninterest expense...    7,836      8,201      (1,830)      14,207
                                  -------    -------     -------      -------
Income before federal income
 taxes..........................    5,148      3,616       1,830 (a)   10,594
  Provision for federal income
   taxes........................    1,586      1,225         620        3,431
                                  -------    -------     -------      -------
    Net income..................  $ 3,562    $ 2,391     $ 1,210      $ 7,163
                                  =======    =======     =======      =======
Basic earnings per share:
  Net income per share..........  $  0.94    $149.44                  $  1.09
  Average shares outstanding (in
   thousands)...................    3,778         16       2,800        6,578
Diluted earnings per share:
  Net income per share..........  $  0.92    $149.44                  $  1.07
  Average shares outstanding (in
   thousands)...................    3,864         16       2,814        6,678

--------
(a) This adjustment represents the anticipated operational cost savings of the combined company.

                           COMMERCIAL SPECIAL MEETING

Purpose

   This joint proxy statement-prospectus is furnished in connection with the solicitation of proxies by the board of directors of Commercial from the shareholders of Commercial for use at the special meeting. The special meeting is a meeting of the shareholders of Commercial at which the shareholders will consider the merger. A complete copy of the merger agreement is attached to this joint proxy statement-prospectus as Appendix A.

Date, Place and Time of Special Meeting

   The special meeting of Commercial's shareholders will be held at 10:00, a.m. local time on Wednesday, February 14, 2001 at the principal executive office of Commercial, 4295 San Felipe, Houston, Texas.

Shares Entitled to Vote, Quorum and Vote Required

   The holders of record of the outstanding Commercial common stock at the close of business on January 4, 2001 will be entitled to notice of and to vote at the meeting and any adjournment. At the close of business on such date, Commercial had issued and outstanding and entitled to vote at the meeting 18,067 shares of Commercial common stock.

   At the special meeting, Commercial shareholders will be entitled to one vote for each share of Commercial common stock owned of record on the record date. The holders of a majority of the Commercial common stock must be present, either in person or by proxy, to constitute a quorum at the meeting. The affirmative vote of two-thirds of the issued and outstanding Commercial common stock is required to approve the merger. A majority of the Commercial common stock present at the meeting, either in person or by proxy, is required to approve any other matters that may be properly presented at the meeting.

   Because adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Commercial common stock entitled to vote at the special meeting, abstentions will have the same effect as votes against adoption of the merger agreement. Accordingly, the Commercial board encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

   Brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement. Accordingly, the Commercial board of directors encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

   On the record date, the directors and executive officers of Commercial, including their immediate family members and affiliates, owned or otherwise controlled the right to vote 9,244 shares of Commercial common stock, comprising approximately 51.17% of the outstanding shares of Commercial common stock. The Commercial board of directors unanimously recommends that you vote in favor of the merger.

Voting and Revocation of Proxies

   Proxies, in the form enclosed, which are properly executed by the shareholders and returned to Commercial and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to adopt the merger agreement. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the meeting.

   A proxy solicited by the Commercial board of directors may be revoked at any time before it is voted at the special meeting by:

  . giving written notice to the Secretary of Commercial;

  . execution of a proxy bearing a later date filed with the Secretary of Commercial at or before the meeting; or

  . attending the special meeting and voting in person at the meeting.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Commercial Bancshares, Inc., 4295 San Felipe, Houston, Texas 77027, Attention: James H. Pouns, Secretary.

Solicitation of Proxies; Expenses

   This proxy solicitation is made by the Commercial board of directors. Prosperity and Commercial are each responsible for their own expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement-prospectus. Proxies will be solicited through the mail. Additionally, directors, officers and regular employees of Commercial and its subsidiaries intend to solicit proxies personally or by telephone or other means of communication. These directors, officers and employees will not be additionally compensated. Commercial will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

                           PROSPERITY SPECIAL MEETING

Purpose

   This joint proxy statement-prospectus is furnished in connection with the solicitation of proxies by the board of directors of Prosperity from the shareholders of Prosperity for use at the special meeting. The special meeting is a meeting of the shareholders of Prosperity at which the shareholders will consider the merger and the issuance of shares of Prosperity common stock in connection with the merger. A complete copy of the merger agreement is attached to this joint proxy statement-prospectus as Appendix A.

Date, Place and Time of Special Meeting

   The special meeting of Prosperity's shareholders will be held at 3:00, p.m. local time on Wednesday, February 21, 2001 at the principal executive office of First Prosperity Bank, 1301 N. Mechanic, El Campo, Texas.

Shares Entitled to Vote, Quorum and Vote Required

   The holders of record of the outstanding Prosperity common stock at the close of business on January 4, 2001 will be entitled to notice of and to vote at the meeting and any adjournment. At the close of business on such date, Prosperity had issued and outstanding and entitled to vote at the meeting 5,271,525 shares of Prosperity common stock.

   At the special meeting, Prosperity shareholders will be entitled to one vote for each share of Prosperity common stock owned of record on the record date. The holders of a majority of the Prosperity common stock must be present, either in person or by proxy, to constitute a quorum at the meeting. The affirmative vote of a majority of the issued and outstanding Prosperity common stock is required to approve the merger and the issuance of shares of Prosperity common stock in connection with the merger. A vote in favor of the merger is also a vote to elect four directors of Commercial to serve as directors of Prosperity. A majority of the Prosperity common stock present at the meeting, either in person or by proxy, is required to approve any other matters that may be properly presented at the meeting.

   Brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement and approval of the issuance of shares. Accordingly, the Prosperity board encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

   On the record date, the directors and executive officers of Prosperity, including their immediate family members and affiliates, owned or otherwise controlled the right to vote 1,141,466 shares of Prosperity common stock, comprising approximately 21.65% of the outstanding shares of Prosperity common stock. The Prosperity board of directors unanimously recommends that you vote in favor of the merger.

Voting and Revocation of Proxies

   Proxies, in the form enclosed, which are properly executed by the shareholders and returned to Prosperity and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to adopt the merger agreement and approve the issuance of shares of Prosperity common stock in connection with the merger. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the meeting.

   A proxy solicited by the Prosperity board of directors may be revoked at any time before it is voted at the special meeting by:

  . giving written notice to the Secretary of Prosperity;

  . execution of a proxy bearing a later date filed with the Secretary of Prosperity at or before the meeting; or

  . attending the special meeting and voting in person at the meeting.

All written notices of revocation and other communications with respect to revocation of proxies should be sent to: Prosperity Bancshares, Inc., 1301 N. Mechanic, El Campo, Texas 77437, Attention: David Zalman, Secretary.

Solicitation of Proxies; Expenses

   This proxy solicitation is made by the Prosperity board of directors. Prosperity and Commercial are each responsible for their own expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement-prospectus. Proxies will be solicited through the mail. Additionally, directors, officers and regular employees of Prosperity and its subsidiaries intend to solicit proxies personally or by telephone or other means of communication. These directors, officers and employees will not be additionally compensated. Prosperity will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

                         DESCRIPTION OF THE TRANSACTION

   The following information describes material aspects of the merger. It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this document, including the merger agreement. A copy of the merger agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the merger agreement and other Appendices in their entirety.

Terms of the Merger

   The merger agreement provides for the merger of Commercial with and into Prosperity. The merger will be effective as soon as practicable following the receipt of all necessary regulatory and shareholder approvals and the satisfaction of all conditions to the consummation of the merger. As a result of the merger, holders of Commercial common stock (other than those shareholders who perfect their dissenters' rights of appraisal) will be entitled to receive whole shares of Prosperity common stock and will no longer be owners of Commercial common stock. As a result of the merger, certificates for Commercial common stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger. Based on the number of shares of Commercial common stock outstanding as of the record date, Prosperity will issue 2,800,385 shares of its common stock in connection with the merger. The number of shares of Prosperity common stock that will be issued in connection with the merger is based on an exchange ratio of 155 shares of Prosperity common stock for each share of Commercial common stock outstanding.

   In addition, as of the date of this joint proxy statement-prospectus, options to acquire 50 shares of Commercial common stock are exercisable. If these options are exercised prior to completion of the merger, Prosperity must issue 155 additional shares of Prosperity common stock for each additional share of Commercial common stock issued pursuant to the exercise of such options. If the options to acquire all 50 shares are exercised, Prosperity would be required to issue an additional 7,750 shares of Prosperity common stock upon completion of the merger.

   Prosperity will not issue any certificates for fractional shares of Prosperity common stock in connection with the merger. Further, because the exchange ratio is fixed at 155 and because there are no fractional shares of Commercial common stock outstanding, Prosperity will not be required to issue any cash in lieu of fractional shares.

Effect of the Merger on Commercial Stock Options

   Pursuant to the merger agreement, any options to purchase shares of Commercial common stock that are outstanding immediately prior to the completion of the merger will be converted into options to purchase shares of Prosperity common stock. The number of shares of Commercial common stock covered by outstanding options will be converted into a number of shares of Prosperity common stock on the same basis that shares of Commercial common stock will be converted into shares of Prosperity common stock. The exercise price of the outstanding options will also be adjusted based on the exchange ratio.

   As of the record date, there were options outstanding to purchase 90 shares of Commercial common stock at exercise prices ranging from $225.00 per share to $1,600.00 per share. If the same number of options is outstanding upon completion of the merger, the Commercial stock options would be converted into options to acquire 13,950 shares of Prosperity common stock at exercise prices ranging from $1.45 per share to $10.32 per share. The converted options will be governed by the original plans under which they were granted.

Background of the Merger

   The board of directors of Commercial has approved the merger agreement as being in the best interests of Commercial and its shareholders, and the board of directors of Prosperity has also approved the merger agreement as being in the best interests of Prosperity and its shareholders. If the transactions contemplated by the merger agreement are consummated, Commercial will be merged with and into Prosperity, its separate existence will cease, and present Commercial shareholders will become shareholders of Prosperity.

   During the normal course of its business, Commercial has received inquiries regarding its willingness to consider an acquisition by, or affiliation with, other financial institutions. Consistent with its fiduciary obligations to its shareholders, Commercial considered such inquiries and evaluated them for the level and form of consideration proposed, the seriousness and specificity of the consideration proposed, the expected future operation of Commercial, and other considerations and factors deemed relevant by Commercial. Commercial formulated its business plan with the intent to provide maximum value to its shareholders by enhancing its franchise and expanding its business operations. The board of directors of Commercial has continuously evaluated the cost of providing the increasingly broad array of financial products and alternative delivery channels necessary to remain competitive in the marketplace, while implementing Commercial's growth strategy and continuing to deliver a wide array of services to its customers and provide competitive returns to its shareholders.

   In October 2000, Prosperity approached Commercial about a possible combination, the goal of which was to create a stronger institution that could compete more efficiently in the market. As a result of this initial contact, Commercial and Prosperity commenced preliminary due diligence and extensive negotiations later in October 2000.

   Commercial's board of directors met on November 6, 2000 to review the proposed merger agreement and consider the transaction with Prosperity. Based primarily on an extensive discussion of the terms of the merger agreement and of the financial condition and valuation for both Commercial and Prosperity, Commercial's board of directors determined that the transaction with Prosperity was in the best interests of both Commercial and its shareholders. As a result, Commercial's board of directors authorized the execution and delivery of the merger agreement.

   Prosperity's board of directors met on November 3, 2000 to review the proposed merger agreement and consider the transaction with Commercial. Based primarily on an extensive discussion of the terms of the merger agreement and of the financial condition and valuation for both Commercial and Prosperity, Prosperity's board of directors determined that the transaction with Commercial was in the best interests of both Prosperity and its shareholders. As a result, Prosperity's board of directors authorized the execution and delivery of the merger agreement.

Recommendation of the Commercial Board and Commercial's Reasons for the Merger

   The Commercial board of directors believes that the merger is in the best interests of Commercial and the Commercial shareholders. Accordingly, the Commercial board of directors has unanimously approved the merger agreement and unanimously recommends that the Commercial shareholders vote FOR adoption of the merger agreement.

   In evaluating whether to affiliate with Prosperity, Commercial considered a number of factors, including, without limitation, the following:

  . the value of Prosperity common stock;

  . competitive conditions in the market areas served by Commercial;

  . the additional capital and resources needed for Commercial's operations to continue to grow;

  . Commercial's ability to provide, on a cost-effective basis, the ever-increasing and broadening array of financial services and products demanded by customers;

  . the fact that Prosperity common stock is publicly traded, thereby representing a more liquid investment than Commercial's common stock;

  . the appreciation in the price of Prosperity common stock since
    Prosperity's initial public offering in 1998;

  . the tax free nature of the exchange of Commercial common stock for Prosperity common stock;

  . Prosperity's dividend history; and

  . expansion opportunities and financial products and services not otherwise available to Commercial and its customers which would better enable Commercial to compete.

   Commercial's board of directors determined that Commercial's competitive position and the value of its stock could best be enhanced through affiliation with Prosperity. Following arm's length negotiations between representatives of Prosperity and Commercial, Prosperity and Commercial entered into the merger agreement. The aggregate price to be paid to holders of Commercial common stock resulted from negotiations which considered the historical earnings and dividends of Prosperity and Commercial; the potential growth in Commercial's market and earnings, both as an independent entity and as a part of a larger organization such as Prosperity; Commercial's asset quality; and the effect of the merger on the shareholders, customers, and employees of Commercial and the communities that Commercial serves.

   The foregoing discussion of the information and factors considered by the Commercial board is not intended to be exhaustive, but includes all material factors considered by the Commercial board. In reaching its determination to approve and recommend the merger, the Commercial board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

Recommendation of the Prosperity Board and Prosperity's Reasons for the Merger

   The Prosperity board of directors believes that the merger is in the best interests of Prosperity and the Prosperity shareholders. Accordingly, the Prosperity board of directors has unanimously approved the merger agreement and unanimously recommends that the Prosperity shareholders vote FOR adoption of the merger agreement and approval of the issuance of shares of Prosperity common stock in connection with the merger.

   In making its decision to approve the merger, the Prosperity board of directors considered a number of factors including, without limitation, the following:

  . information concerning the business, operations, management, financial condition, earnings, asset quality and future prospects for Prosperity and Commercial, both individually and combined, based on the board of directors' inquiry into Prosperity's and Commercial's past performance, current financial condition and future prospects;

  . the consistency of the merger with Prosperity's long-term business strategy;

  . the advantages of a combination with an institution such as Commercial, which already has a significant presence in the Houston market and the opportunities for increased efficiencies and significant cost savings from a combination with Prosperity's current market, resulting in increased profitability of the combined entity over time as opposed to a possible combination with an institution without a similar market presence;

  . the financial terms of the transaction, including how the price to be received related to prices received by other comparable banking organizations in other financial institutions mergers;

  . the opinion of First Capital Group, LLC, Prosperity's financial advisor, that the merger consideration to be paid to Commercial shareholders was fair to Prosperity from a financial point of view;

  . the potential ability to reduce combined operating expenses through the elimination of redundant services and personnel;

  . the potential business development capability of Commercial's directors and executive officers who will become board members or executive officers of Prosperity or First Prosperity Bank;

  . the ability of the combined company to compete in its market areas;

  . the belief that, following the merger, the combined company would be well positioned to continue to grow through possible future acquisitions or expansions;

  . the Prosperity board's and management's belief that, while no assurances could be given, the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable time frame;

  . the tax free nature of the exchange of Commercial common stock for Prosperity common stock; and

  . the accounting treatment of the transaction under the pooling of interests method for accounting and financial reporting purposes.

   The foregoing discussion of the information and factors considered by the Prosperity board is not intended to be exhaustive, but includes all material factors considered by the Prosperity board. In reaching its determination to approve and recommend the merger, the Prosperity board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

Opinion of Commercial's Financial Advisor

   The fairness opinion of Commercial's financial advisor, Hoefer & Arnett, Incorporated is described below. The description contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Prosperity and Commercial. You should not rely on any of these statements as having been made or adopted by Prosperity or Commercial.

   Commercial's board of directors retained Hoefer & Arnett to render a written opinion as investment bankers as to the fairness, from a financial point of view, to the board of directors and shareholders of Commercial of the terms of the proposed merger of Commercial with and into Prosperity. On December 8, 2000, Hoefer & Arnett rendered its written opinion to the Commercial board of directors, to the effect that, based upon and subject to the considerations set forth in the opinion, Hoefer & Arnett's experience, its analysis described below and other factors it deemed relevant, as of December 8, 2000, the exchange ratio set forth in the merger agreement was fair from a financial point of view to Commercial's shareholders.

   The full text of the Hoefer & Arnett opinion as of the date of this joint proxy statement-prospectus, which sets forth certain assumptions made, matters considered and limits on the review undertaken, is attached as Appendix B to this joint proxy statement-prospectus. Commercial's shareholders are urged to read the Hoefer & Arnett opinion in its entirety.

   Hoefer & Arnett is a full service investment bank serving community banks. The firm is a member of the National Association of Securities Dealers ("NASD") with direct access to inter-dealer markets in NASD Automated Quotation ("Nasdaq") and Over-the-Counter securities, and makes markets in securities under its symbol HOFR. As part of its investment banking activities, Hoefer & Arnett is regularly engaged in the independent valuation of financial institutions and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

   No limitations were imposed by Commercial's board of directors upon Hoefer & Arnett with respect to the investigations made or procedures followed in rendering its opinion. Hoefer & Arnett was not requested to and did not make any recommendation to Commercial's board of directors as to the form or amount of the consideration to be paid to Commercial, which was determined through arm's length negotiations between the parties. Hoefer & Arnett's opinion is based on the financial analysis described below and is for the use and benefit of Commercial's board of directors in connection with its consideration of the merger. Hoefer & Arnett's opinion is not intended to be and does not constitute a recommendation to any Commercial shareholder as to how such shareholder should vote with respect to the merger. Hoefer & Arnett's opinion does not address Commercial's underlying business decision to proceed with the proposed transaction.

   In arriving at its opinion, Hoefer & Arnett reviewed and analyzed, among other things, the following:

  . the merger agreement;

  . audited financial statements for Commercial as of December 31, 1998 and December 31, 1999, quarterly reports filed with the Federal Reserve on Form FR Y-9C for the periods ended September 30, 2000, June 30, 2000, March 31, 2000 and December 31, 1999, and internal financial statements for the nine months ended September 30, 2000;

  . financial statements for Prosperity included in its Annual Reports on Form 10-K for the years ended December 31, 1999 and 1998, Quarterly Reports on Form 10-Q for the quarters ended September 30, 2000, June 30, 2000, March 31, 2000 and internal financial statements for the nine months ended September 30, 2000;

  . financial analyses and forecasts for Commercial and Prosperity prepared by their respective managements;

  . the information obtained from discussions Hoefer & Arnett held with senior management of Commercial and Prosperity concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations;

  . publicly available information concerning other banks and holding companies whose securities are traded in public markets;

  . the historical stock prices and trading volumes of the common stock of Prosperity;

  . the nature and financial terms of certain other merger transactions involving banks and bank holding companies; and

  . the information obtained from other financial studies, analyses and investigations that Hoefer & Arnett deemed appropriate to conduct for purposes of its opinion.

   In conducting its review and in arriving at its opinion, Hoefer & Arnett relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Hoefer & Arnett relied upon the management of Commercial and Prosperity as to the reasonableness of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to it, and Hoefer & Arnett assumed that such forecasts and projections reflect the best currently available estimates and judgments of Commercial and Prosperity management. Hoefer & Arnett also assumed, without independent verification, that the aggregate allowances for credit losses set forth in the financial statements of Commercial and Prosperity are adequate to cover such losses. Hoefer & Arnett did not make or obtain any evaluations or appraisals of the properties of Commercial or Prosperity, nor did it examine any individual loan credit files. For purposes of its opinion, Hoefer & Arnett assumed that the reorganization will have the tax, accounting and legal effects described in the merger agreement and relied, as to legal matters, exclusively on counsel to Commercial and Prosperity as to the accuracy of the disclosures set forth in the merger agreement. Hoefer & Arnett's opinion as expressed herein is limited to the fairness, from a financial point of view, to all of the holders of the common shares of Commercial with respect to the terms of the proposed merger of Commercial with and into Prosperity.

   As a matter of policy, Commercial and Prosperity do not publicly disclose internal management forecasts, projections or estimates of the type furnished to Hoefer & Arnett in connection with its analysis of the financial terms of the merger, and such forecasts and estimates were not prepared with a view towards public disclosure.

These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of either Commercial or Prosperity, including without limitation, factors related to the integration of Commercial and Prosperity and general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

   As more fully discussed below, Hoefer & Arnett considered such financial and other factors as Hoefer & Arnett deemed appropriate under the circumstances, including among others, the following:

  . the historical and current financial position and results of operations of Commercial and Prosperity, including interest income, interest expense, net interest income, net interest margin, provision for credit losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of nonperforming assets, credit losses and the reserve for credit losses, all as set forth in the financial statements for Commercial and Prosperity;

  . the assets and liabilities of Commercial and Prosperity, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and

  . Hoefer & Arnett's assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally.

   Hoefer & Arnett's opinion is necessarily based upon conditions as they existed and can be evaluated on the date of its opinion and the information made available to it through that date.

   In connection with rendering its opinion to Commercial's board of directors, Hoefer & Arnett performed a variety financial analyses that are summarized below. Hoefer & Arnett believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hoefer & Arnett made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Commercial or Prosperity. Any estimates contained in Hoefer & Arnett's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Except as described below, none of the financial analyses performed by Hoefer & Arnett was assigned a greater significance by Hoefer & Arnett than any other.

   The following is a summary of the financial analyses performed by Hoefer & Arnett in connection with providing its opinion:

   Summary of Proposal. Hoefer & Arnett reviewed the terms of the proposed transaction as described in the merger agreement. Based on an exchange ratio of 155 to one, 18,067 common shares outstanding at Commercial and a market price of $18.125 per share for Prosperity common stock (based on the closing price on December 7, 2000), Prosperity would issue 2,800,385 shares for a total purchase price of $50.8 million or $2,809.37 per share. A purchase price of $2,809.37 per share represents a price to stated book value at September 30, 2000 of 1.88, price to estimated 2000 earnings of 18.81 and a price to total assets of 11.85%.

   Analysis of Bank Merger Transactions. Hoefer & Arnett reviewed certain information relating to selected bank mergers announced between January 1, 2000 and November 30, 2000 in which the acquired banking organization was located in the state of Texas (the "Guideline Transactions"). This data was obtained from SNL Securities, LC.

   On the basis of the pricing multiples for the Guideline Transactions, Hoefer & Arnett calculated a range of purchase prices as a multiple of stated book value, earnings and assets. The chart below shows the low, high and median for the Guideline Transactions and the resulting price range for Commercial.

                               Pricing Multiples
                                 for Guideline           Per Share Value for
                                 Transactions                Commercial
                               -------------------  -----------------------------
                               Low   High   Median     Low      High     Median
                               ----  -----  ------  --------- --------- ---------
Price/Book Value.............. 1.44x  3.67x  2.65x  $1,249.60 $5,478.50 $3,955.87
Price/Earnings................ 8.25x 47.26x 18.02x  $1,231.97 $7,057.34 $2,690.93
Price/Assets.................. 8.31% 31.42% 18.11%  $1,970.33 $7,449.79 $4,293.95

Based on the median multiples, this analysis resulted in a range of imputed values for Commercial's common stock of between $2,690.93 and $4,293.95.

   Additionally, Hoefer & Arnett reviewed pricing information on previous acquisitions announced by Prosperity, based on data obtained from SNL Securities, LC. For the two transactions reviewed, the median price to book value multiple equaled 1.54, the median price to earnings multiple equaled
15.35 and the median price as a percentage of total assets equaled 19.35%. Based on the median multiples, this analysis resulted in a range of imputed values for Commercial's common stock of between $2,292.22 and $4,587.95.

   Present Value Analysis. Hoefer & Arnett calculated the present value of theoretical future earnings of Commercial and compared the transaction value of $2,809.37 per share to the calculated present value of one share of Commercial's common stock on a stand-alone basis. Based on projected earnings for Commercial for 2001 through 2005, a discount rate of 14%, and including a residual value, the stand-alone present value of Commercial's common stock equaled $2,470.30 per share.

   Contribution Analysis. Hoefer & Arnett reviewed the relative contributions in terms of various balance sheet items, net income and market capitalization to be made by Commercial and Prosperity to the combined institution based on
(i) balance sheet at September 30, 2000, and (ii) estimated 2000 earnings. The income statement and balance sheet components analyzed included total assets, total loans (net), total deposits, shareholders' equity and net income. This analysis showed that, while Commercial shareholders would own approximately 35% of the aggregate outstanding shares of the combined institution based on the exchange ratio, Commercial was contributing 38% of total assets, 39% of total loans, 38% of total deposits, 36% of shareholders' equity, and 26% of estimated 2000 earnings.

   Pro Forma Analysis. Hoefer & Arnett compared the changes in the amount of earnings, book value and dividends attributable to one share of Commercial common stock before the proposed merger with the amounts attributable to the shares of Prosperity common stock for which such shares of Commercial would be exchanged under the terms of the merger agreement.

   Hoefer & Arnett's analysis utilized an exchange ratio of 155 to 1, a market price of $18.125 per share for Prosperity (based upon the closing share price on December 7, 2000) and included pre-tax merger savings of $1.5 million in 2001 and $1.8 million annually thereafter. On an earnings per share basis, Commercial shareholders are projected to experience appreciation ranging from 17.25% to 31.85% in the years 2001 through 2005. On a book value per share basis, Commercial shareholders are projected to experience dilution of 0.52% in 2001 and appreciation ranging from 2.51% to 6.66% in subsequent years. Finally, on a dividend per share basis, Commercial shareholders are projected to experience appreciation ranging from 16.25% to 64.20%.

   Stock Trading History. Hoefer & Arnett reviewed and analyzed the historical trading prices and volumes for Prosperity common stock for the previous twelve months. Prosperity common stock price has ranged from a low of $12.875 to a high of $19.50. A current market price of $18.125 results in a price to book value of 1.97 and a price to trailing 12 months earnings multiple of 12.41. The average volume of shares traded on a daily basis is 13,818.

   Other Analysis. Hoefer & Arnett also reviewed selected investment research reports on and earnings estimates for Prosperity. In addition, Hoefer & Arnett prepared an overview of historical financial performance of both Commercial and Prosperity.

   The opinion expressed by Hoefer & Arnett was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Commercial or Prosperity could materially affect the assumptions used in preparing the opinion.

   Financial Advisory Fees. Commercial engaged Hoefer & Arnett to review the terms of the transaction and to render a fairness opinion in connection with the proposed merger of Commercial with and into Prosperity for $20,000, including out-of-pocket expenses.

Opinion of Prosperity's Financial Advisor

   The fairness opinion of Prosperity's financial advisor, First Capital Group L.L.C. is described below. The description contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Prosperity and Commercial. You should not rely on any of these statements as having been made or adopted by Prosperity or Commercial.

   Prosperity retained First Capital Group to act as its financial advisor in connection with the merger and related matters. On November 3, 2000, First Capital rendered its verbal opinion to the Prosperity board of directors to the effect that, based upon and subject to certain considerations, the exchange ratio set forth in the proposed merger agreement was fair from a financial point of view to Prosperity. On December 4, 2000, First Capital rendered its written opinion to the Prosperity board of directors, to the effect that, based upon and subject to the considerations set forth in the opinion, First Capital's experience, its analysis described below and other factors it deemed relevant, as of December 4, 2000, the exchange ratio set forth in the merger agreement was fair from a financial point of view to Prosperity.

   The full text of the opinion, which sets forth, among other things, the assumptions made, general procedures followed, matters considered and limitations on the review undertaken, is attached as Appendix C to this joint proxy statement-prospectus. The summary of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. The opinion is addressed to Prosperity's board of directors, and does not constitute a recommendation to any Prosperity shareholder as to how that shareholder should vote at the Prosperity special meeting of shareholders. Prosperity's shareholders are urged to read the opinion carefully and in its entirety.

   In connection with rendering its opinion, First Capital, among other things:

  . analyzed certain internal financial statements and other financial and operating data concerning Commercial prepared by the management of Commercial and certain internal financial statements and other financial and operating data concerning Prosperity prepared by the management of Prosperity;

  . analyzed certain publicly available financial statements, both audited and unaudited, and other information of Commercial and Prosperity, including Prosperity's Annual Reports for the three years ended December 31, 1999, Prosperity's Quarterly Reports for the periods ended September 30, 2000, June 30, 2000 and March 31, 2000, Commercial's year-end financial statements for the three years ended December 31, 1999, and Commercial's financial statements for the quarters ended September 30, 2000, June 30, 2000 and March 31, 2000;

  . analyzed certain pre-merger financial projections of Prosperity prepared by the management of Prosperity and certain pre-merger financial projections of Commercial prepared by the management of Commercial;

  . discussed the past and current operations and financial condition and prospects of Prosperity with senior executives of Prosperity and the past and current operations and financial condition and prospects of Commercial with senior executives of Commercial;

  . examined financial forecasts and other information and data for Prosperity and Commercial which were provided to, or otherwise discussed with, First Capital by Prosperity's management and Commercial's management, including information relating to strategic implications and operational benefits anticipated to result from the merger and an evaluation of the pro forma financial impact of the merger on Prosperity;

  . evaluated the pre-merger and post-merger market shares of Prosperity and Commercial within their respective market areas;

  . reviewed and compared the financial performance of Commercial with that of certain other comparable banks and bank holding companies;

  . reviewed and compared the financial performance of Prosperity and reported stock prices and trading activity of Prosperity common stock with that of certain stock market indices and certain other comparable publicly traded companies and their securities;

  . reviewed and compared certain security analysis reports of Prosperity common stock prepared by various investment banking firms;

  . reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions or other similar transactions that First Capital considered relevant in evaluating the exchange ratio;

  . reviewed the merger agreement; and

  . performed such other analyses and examinations and considered such other information and financial, economic and market data as it deemed appropriate.

   In rendering its opinion, First Capital relied upon and assumed, without independent verification, the accuracy and completeness of all of the foregoing information provided to it or made publicly available or otherwise reviewed, and First Capital has not assumed any responsibility for independent verification of such information. First Capital further relied on the assurances of Prosperity's management and Commercial's management that they were not aware of any facts that would make any of that information inaccurate or misleading.

   With respect to financial forecasts and projections and other information and data provided to or otherwise reviewed by or discussed with it, including forecasts of cost savings and operating synergies forecasted by Prosperity's management to result from the merger, First Capital was advised by Prosperity's management and Commercial's management, and therefore assumed, that the forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Prosperity's management and Commercial's management as to the future financial performance of Prosperity and Commercial, respectively, and the strategic implications and operational benefits anticipated to result from the merger. First Capital expressed no view with respect to the forecasts and other information and data or the assumptions on which they were based.

   First Capital assumed, with the consent of the Prosperity board of directors, that the merger will be treated as a tax-free reorganization for federal income tax purposes and that it qualifies, and will be accounted for, as a pooling of interests in accordance with generally accepted accounting principles ("GAAP").

   First Capital has not conducted or made or been provided with any independent evaluation or appraisal of the assets or liabilities, contingent or otherwise or business prospects of Prosperity or Commercial, nor has First Capital been furnished with any such appraisal, made any physical inspection of the properties or assets of

Prosperity or Commercial. First Capital is not an expert in the evaluation of loan or lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect to the loan or lease portfolios and First Capital has neither made an independent evaluation of the adequacy of these allowances of Prosperity or Commercial nor reviewed any individual credit or lease files. As a result, First Capital has assumed that the aggregate allowances for these losses for each of Prosperity and Commercial are in the aggregate adequate to cover such losses. First Capital assumed that the merger would be completed in a timely fashion and in accordance with the terms of the merger agreement, without waiver of any of the conditions to the merger contained in the merger agreement.

   In connection with rendering its opinion, First Capital performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the exchange ratio to Prosperity was to some extent a subjective one based on the experience and judgment of First Capital and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, First Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

   The ranges of valuations resulting from any particular analysis described below should not be taken to be First Capital's view of the actual value of Prosperity or Commercial. In performing its analyses, First Capital made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Prosperity or Commercial. The analyses performed by First Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, First Capital's analyses should not be viewed as determinative of the opinion of the Commercial board of directors or Commercial's management with respect to the value of Commercial or the opinion of the Prosperity board of directors or Prosperity's management with respect to the value of Prosperity.

   First Capital's opinion relates to the relative values of Prosperity and Commercial. First Capital did not express any opinion as to what the value of Prosperity common stock actually will be when issued pursuant to the merger or the price at which Prosperity common stock will trade subsequent to the announcement or consummation of the merger. First Capital was not asked to consider, and First Capital's opinion does not address, the relative merits of the merger as compared with any alternative business strategies that might exist for Prosperity or the effect of any other transaction in which Prosperity might engage.

   First Capital's opinion is necessarily based on financial, economic, stock market and other conditions and circumstances existing on, and disclosed and made available to First Capital as of, the date of the opinion. Although subsequent developments could affect First Capital's opinion, First Capital does not have any obligation to update or revise its opinion.

   First Capital's advisory services and its opinion were provided for the information of the Prosperity board of directors in its evaluation of the proposed merger, and First Capital's opinion is not intended to be and does not constitute a recommendation to any Prosperity shareholder as to how that shareholder should vote on any matters relating to the proposed merger.

   With respect to the material analyses performed by First Capital in evaluating the fairness to Prosperity from a financial point of view of the exchange ratio in the merger, the following is a summary of the analyses performed by First Capital in connection with its opinion. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by First Capital, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to December 4, 2000, and is not necessarily indicative of current or future market conditions.

   Calculation of Implied Value of Exchange Ratio. First Capital noted that the exchange ratio of 155 shares of Prosperity common stock for each share of Commercial common stock had an implied value of $2,935.31 per share of Commercial common stock based upon the closing price ($18.94) of Prosperity common stock on November 7, 2000, the trading day prior to the date of the merger agreement and date of the announcement, with the aggregate implied value of the consideration being $53.2 million.

   Transaction Pricing Multiples. Based on the exchange ratio of 155 and the closing price of Prosperity common stock on November 7, 2000 of $18.94, First Capital analyzed the implied per share transaction value of $2,935.31 as a multiple of Commercial's fully diluted book value per share, fully diluted tangible book value per share, trailing last 12 months earnings per share, earnings per share for 1999 and estimated earnings per share for the years 2000 and 2001. First Capital also analyzed the percentage premium to deposits and price to assets and deposits. Using June 30, 2000 and September 30, 2000, for comparison to comparable selected transaction data presented below, these analyses indicated the following:

                            Commercial Transaction  Commercial    Transaction
                            Reference   Valuation    Reference     Valuation
                             June 30,   June 30,   September 30, September 30,
                               2000       2000         2000          2000
                            ---------- ----------- ------------- -------------
                             (Dollars in millions, except per share amounts)
Price/Fully Diluted Book
 Value per share...........   $1,457      2.01x       $1,487         1.97x
Price/Fully Diluted
 Tangible Book Value per
 share.....................   $1,427      2.06x       $1,458         2.01x
Price/LTM Earnings per
 share.....................   $  153      19.2x       $  154         19.0x
Price/1999 Earnings per
 share.....................   $  185      15.9x       $  185         15.9x
Price/2000E Earnings per
 share.....................   $  155      18.9x       $  155         18.9x
Price/2001E Earnings per
 share.....................   $  198      14.8x       $  198         14.8x
Premium to Deposits........   $  356.4     7.7%       $  385.4        7.0%
Price to Deposits..........   $  365.4    14.9%       $  285.4       13.8%
Price to Assets............   $  401.3    13.3%       $  428.4       12.4%

   Analysis of Selected Transactions. First Capital performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in Arkansas, Louisiana, New Mexico, Oklahoma and Texas (the "Southwest Region") with comparable characteristics to the merger. The comparable transactions were comprised to reflect transactions where the seller possessed similar asset size and regional location and were based on common stock as the form of consideration and to be accounted for using the pooling of interests method of accounting. The comparable transactions specifically consisted of 24 mergers and acquisitions of banking organizations in the Southwest Region from January 1, 1997 to December 4, 2000, with sellers' total assets ranging from $200 million to $600 million. In conducting this analysis, First Capital noted that the sellers' average and median equity to asset ratios as of the respective announcement dates were 8.89% and 8.61%, respectively, compared with 6.59% at June 30, 2000 and 6.30% at September 30, 2000 for Commercial. Based on the closing stock price of Prosperity common stock on November 7, 2000, and Commercial's financial data as of June 30, 2000 and September 30, 2000, the analysis yielded ratios of the transactions' purchase prices as a multiple of:

  . equity ranging from 1.00 times to 3.75 times with an average of 2.48 times and a median of 2.54 times (compared with Prosperity's proposed transaction with Commercial of 2.01 times June 30, 2000 book value and
    1.97 times September 30, 2000 book value);

  . tangible equity ranging from 1.03 times to 3.75 times with an average of
    2.72 times and a median of 2.72 times (compared with Prosperity's proposed transaction with Commercial of 2.06 times June 30, 2000 tangible book value and 2.01 times September 30, 2000 tangible book value); and

  . trailing last 12 months earnings ranging from 6.49 times to 24.99 times with an average of 17.22 times and a median of 17.85 times (compared with Prosperity's proposed transaction with Commercial of 19.2 times trailing 12 month June 30, 2000 net income and 19.0 times trailing 12 month September 30, 2000 net income).

   First Capital's analysis also yielded ratios of the transactions' purchase prices:

  . less tangible equity, as a percentage of core deposits of the seller
    ("core deposit premium") of .37% to 35.10% with an average of 18.84% and a median of 19.03% (compared with Prosperity's proposed transaction with Commercial of 8.73% at June 30, 2000 and 7.00% at September 30, 2000);

  . as a percentage of deposits of the seller of 10.37% to 38.14% with an average of 24.76% and a median of 25.44% (compared with Prosperity's proposed transaction with Commercial of 14.94% at June 30, 2000 and 13.81% at September 30, 2000); and

  . as a percentage of total assets of the seller of 9.29% to 32.63% with an average of 21.74% and a median of 22.30% (compared with Prosperity's proposed transaction with Commercial of 13.27% at June 30, 2000 and 12.43% at September 30, 2000).

   Discounted Cash Flow Analysis. Using discounted cash flow analysis, First Capital estimated the present value of the future stream of after-tax cash flow that Commercial could produce through the year 2005, under various circumstances, assuming that Commercial performed in accordance with the growth rates and earnings/return projections of Commercial's management including synergies and merger related expenses. First Capital utilized two separate terminal values for Commercial at the end of the period by applying multiples of earnings ranging from 10 times to 14 times and multiples of book ranging from 1.75 times to 2.25 times. First Capital then discounted the cash flow streams, dividends paid to the shareholders (assuming any earnings in excess of that required to maintain the current tangible equity to tangible asset ratio are paid out in dividends) and terminal values using discount rates ranging from 10.0% to 14.0% chosen to reflect different assumptions regarding the required rates of return for Commercial and the inherent risk surrounding the underlying projections. Earnings were adjusted to reflect the after-tax cost savings, the after-tax merger related expenses and after-tax revenue enhancements, based on Prosperity's management assumptions of synergies. This discounted cash flow analysis indicated a range of $2,534.10 per share to $3,941.92 per share utilizing multiples of earnings as residual values and $2,834.46 per share to $4,130.02 per share utilizing multiples of book value. This compares favorably to the consideration to be paid by Prosperity to Commercial shareholders of: (1) $2,935.31 per share of Commercial common stock, based on a closing price of $18.94 per share of Prosperity common stock on the date prior to announcement, November 7, 2000; and (2) $2,790 per share of Commercial common stock, based on a closing price of $18.00 per share of Prosperity common stock on December 4, 2000.

   Comparable Company Analysis--Prosperity. First Capital compared selected balance sheet data, asset quality, capitalization and profitability ratios and market statistics using financial data at or for the nine months ended September 30, 2000 annualized, and market data as of December 4, 2000, for Prosperity to a group of selected bank holding companies which First Capital deemed to be relevant, including National Bancshares Corporation of Texas, Summit Bancshares, Inc., Bank of Granite Corporation, FVNB Corp., MetroCorp Bancshares, Inc., LSB Bancshares, Inc., ABC Bancorp and Southside Bancshares, Inc., all being bank holding companies with assets between approximately $500 million and $1 billion (collectively, the "Comparable Composite"). This comparison, among other things, showed that:

  . at September 30, 2000, Prosperity's equity to asset ratio was 6.97%, compared with an average of 9.56% and a median of 9.18% for the Comparable Composite;

  . for the nine-month period ended September 30, 2000, Prosperity's return on average assets was 1.33%, compared with an average of 1.26% and a median of 1.21% for the Comparable Composite;

  . for the nine-month period ended September 30, 2000, Prosperity's return on average equity was 17.79%, compared with an average of 13.79% and a median of 12.79% for the Comparable Composite;

  . at September 30, 2000, Prosperity's nonperforming loans to gross loans ratio was 0%, compared with an average of 0.64% and a median of 0.65% for the Comparable Composite;

  . at December 4, 2000, Prosperity's price per share to book value per share was 1.95 times, compared with an average of 1.36 times and median of 1.20 times for the Comparable Composite;

  . at December 4, 2000, Prosperity's price per share to earnings per share was 12.30 times, compared with an average of 11.39 times and median of
    12.10 times for the Comparable Composite; and

  . at December 4, 2000 Prosperity's dividend yield was 2.00%, compared with an average of 3.14% and a median of 3.08% for the Comparable Composite.

   First Capital also compared selected stock market results of Prosperity to the publicly available corresponding data of other composites which First Capital deemed to be relevant, including Philadelphia KBW Bank Index, Nasdaq Bank Index of publicly traded banks, the S&P Bank Index and the S&P Regional Bank Index. Results from indexing the S&P Bank Index, S&P Regional Bank Index, Philadelphia KBW Bank Index, the Nasdaq Bank Index of publicly traded banks and Prosperity's stock from January 1, 1999 to December 4, 2000 revealed favorable trends for Prosperity's common stock performance to that of the other bank indices. No company or transaction used in the comparable company and comparable transaction analyses is identical to Prosperity or Commercial or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Prosperity and Commercial and other factors that could affect the public trading value and performances of the companies with which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

   Comparative Operating Ratios--Commercial. First Capital reviewed comparative performance ratios, earnings and revenue growth and capital ratios and credit statistics ratios for the years 1997 through June 2000 for Prosperity, Commercial and the combined company. Diluted earnings per share growth rates and revenue per share growth rates were reviewed for the years 1997 through June 2000 for Prosperity, Commercial and the combined company. In addition, First Capital compared the operating results of Commercial at June 30, 2000 to those of its peer group comprised of 43 banks and bank holding companies between $300 million and $500 million in assets, located in the Southwest Region. First Capital found that Commercial compared to its selected Peer Group as follows:

                                                                  Peer Group
                                                                 -------------
                                                      Commercial Mean   Median
                                                      ---------- -----  ------
Ratio of total equity to total assets...............     6.31%    8.91%   7.99%
Ratio of loans to deposits..........................    42.50    69.44   70.67
Ratio of allowance for credit losses to
 nonperforming loans................................      115      421  228.72
Ratio of nonperforming loans to total loans.........     1.30     0.66    0.51
Ratio of nonperforming assets plus other real estate
 to total assets....................................     0.63     0.44    0.38
Return on assets....................................     0.62     1.17    1.22
Return on equity....................................    10.01    14.31   12.98
Efficiency ratio....................................    71.71    61.86   63.21

   Pro Forma Merger Analysis. First Capital reviewed selected balance sheet information and income statement information for each of Prosperity, Commercial and the combined company and performance ratios and capital and credit quality levels for Prosperity and Commercial as of and for the period ended
September 30, 2000. First Capital also reviewed the noninterest income and noninterest expense contributions of each of Prosperity, Commercial and the combined company for the period ended September 30, 2000, and the loan and deposit portfolios of each of Prosperity, Commercial and the combined company as of

September 30, 2000. Where appropriate for certain analysis, First Capital annualized or compared such numbers pursuant to the projections and forecasts provided by Prosperity and Commercial for December 31, 2000 (See "--Forecasted Pro Forma Financial Analysis" below).

   Pro Forma Market Share Analysis. First Capital reviewed the respective market shares, in terms of deposits, of Prosperity and Commercial for markets in Texas. First Capital analyzed the combined company's competitive position in the above markets which are served by Prosperity and Commercial and concluded that the combined company would have a significantly enhanced market share in Harris County, Texas and the contiguous markets served. First Capital also analyzed the branch locations of each of Prosperity and Commercial.

   Forecasted Pro Forma Financial Analysis. First Capital analyzed, at and for the years ending December 31, 2000, 2001 and 2002, the pro forma financial impact of the merger on both Prosperity's and Commercial's diluted earnings per share on both a GAAP basis and a cash basis, on the fully diluted book value per share and the fully diluted tangible book value per share, excluding Prosperity's management's estimate for after tax merger-related costs in 2000 and 2001. For purposes of these analyses, First Capital assumed that the merger would close in the first quarter of 2001 and utilized management provided earnings per share estimates for Prosperity and Commercial for 2000, 2001 and 2002. First Capital performed this analysis using Prosperity's management's assumptions with respect to after tax cost savings and revenue enhancements. First Capital's analysis of the merger showed that the merger, compared with the continued operation of Prosperity and Commercial on a stand alone basis, would be:

  . neutral to slightly dilutive to Prosperity's GAAP estimated earnings per share in 2001 and accretive to Prosperity's GAAP estimated earnings per share by 2002;

  . neutral to slightly dilutive to Prosperity's estimated cash earnings per share in 2001 and accretive to Prosperity's estimated cash earnings per share in 2002;

  . accretive to Prosperity's book value per share in 2001and 2002, respectively; and

  . accretive to Prosperity's tangible book value per share in 2001 and 2002, respectively.

   Contribution Analysis. First Capital analyzed the relative contribution to selected pro forma financial measures that Commercial and Prosperity would each be making to the combined company and compared this to the pro forma ownership of the outstanding common stock of the combined company of Commercial shareholders and Prosperity shareholders. First Capital based its analyses on financial data at and for the period ended September 30, 2000. Full credit for synergies was attributed to Commercial for Prosperity projections.

   The following table compares the pro forma ownership of Prosperity and Commercial shareholders in the combined company based upon the information referenced in the preceding paragraph:

                                                Pro Forma        Pro Forma
                                               Ownership of     Ownership of
                                                Prosperity       Commercial
                                             Shareholders in  Shareholders in
                                                   the              the
                                             Combined Company Combined Company
                                             ---------------- ----------------
Implied Pro Forma Ownership.................      65.84%           34.16%

Income Statement for the Period ended
 September 30, 2000, adjusted
  Net income with synergies.................      67.68%           32.32%
Balance Sheet as of September 30, 2000:
  Total assets..............................      61.80            38.20
  Total loans...............................      60.99            39.01
  Total deposits............................      61.98            38.02
  Total liabilities.........................      61.63            38.37
  Total liabilities and shareholders'
   equity...................................      61.80            38.20
  Total equity..............................      64.17            35.83

   The preceding discussion is a summary of the material financial analyses conducted by First Capital, but it does not purport to be a complete description of the analyses performed by First Capital. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. First Capital made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, First Capital believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by First Capital, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by First Capital and its opinion.

   With regard to the peer group public trading levels, peer group performance levels or the precedent transaction analyses summarized above, First Capital selected peer groups and transactions on the basis of various factors, including the size and location of the company; however, no company utilized as a comparison in these analyses, and no transaction utilized as a comparison in the precedent transaction analysis summarized above, is identical to Prosperity, Commercial or the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the peer group companies and other factors that could affect the transaction or public trading value or performance of the peer group and transactions with which Prosperity and Commercial and the merger are being compared. In its analyses, First Capital made numerous assumptions with respect to Prosperity, Commercial, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Prosperity and Commercial. Any estimates contained in First Capital's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Prosperity, Commercial, Prosperity's board of directors, Commercial's board of directors, First Capital or any other person assumes responsibility if future results or actual values differ materially from the estimates.

   First Capital's analyses were prepared solely as part of First Capital's analysis of the fairness of the exchange ratio in the merger and were provided to Prosperity's board of directors in that connection. The opinion of First Capital was only one of the many factors taken into consideration by Prosperity's board of directors in making its determination to approve the merger agreement and the merger. See "Description of the Transaction-- Recommendation of Prosperity's Board and Prosperity's Reasons for the Merger."

   First Capital is regularly engaged, among other things, in the evaluation of banking businesses and their securities in connection with mergers and acquisitions, corporate, strategic planning and other purposes. Prosperity selected First Capital to act as its financial advisor on the basis of First Capital's knowledge of Prosperity, Commercial, the banking industry and the banking market. First Capital has previously rendered advisory services to Prosperity unrelated to the merger, for which First Capital has received customary compensation. First Capital has also previously rendered advisory services to Commercial unrelated to the merger and has received customary compensation. Prosperity and Commercial were aware of First Capital's engagement and have waived any conflict or other claim that may arise from that engagement.

   In its engagement letter with First Capital, Prosperity agreed to pay First Capital customary fees for its services rendered in connection with the merger, including the delivery of its opinion. A significant portion of First Capital's fees is contingent on completion of the merger. Prosperity has also agreed to reimburse First Capital for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its counsel, and to indemnify First Capital against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

Exchange of Commercial Stock Certificates

   Within five days after the effective time of the merger, Prosperity's transfer and exchange agent, Computershare Investor Services, will mail to each Commercial shareholder a form letter of transmittal, together with instructions for the exchange of such holder's Commercial stock certificates for a certificate representing the shares of Prosperity common stock to which he or she is entitled.

   As a Commercial shareholder you should not send in your certificates until you receive a letter of transmittal form and instructions.

   After surrendering to the exchange agent one or more certificates for Commercial common stock, together with a properly completed letter of transmittal, the exchange agent will issue and mail to the holder a certificate representing the number of whole shares of Prosperity common stock to which the holder is entitled. The exchange agent may issue a certificate for Prosperity common stock in a name other than the name in which the surrendered certificate is registered only if (1) the certificate surrendered is properly endorsed and is in proper form for transfer and (2) the person requesting the issuance of the certificate either pays to the exchange agent any transfer or other taxes required by the issuance of a certificate for shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the exchange agent that the taxes have been paid or are not due.

   All Prosperity common stock issued in the merger will be deemed issued as of the effective time of the merger. No dividends with respect to the Prosperity common stock with a record date after the effective time will be paid to the former shareholders of Commercial entitled to receive certificates for shares of Prosperity common stock until such shareholders surrender their certificates representing shares of Commercial common stock. After the certificates are surrendered, Prosperity will pay the shareholder of record any dividends, without any interest thereon, which become payable with respect to the shares of Prosperity common stock represented by the certificate. If your certificate for Commercial common stock is lost, stolen or destroyed, the exchange agent will issue the shares of Prosperity common stock upon your submission of an affidavit by you claiming the certificate to be lost, stolen or destroyed and the posting of a bond in such amount as Prosperity may direct as indemnity against any claim that may be made against Prosperity with respect to the certificate.

   Upon completion of the merger, you will cease to have any rights as a shareholder of Commercial. Until so surrendered, each certificate will be deemed for all corporate purposes to represent and evidence solely the right to receive the consideration to be paid pursuant to the merger agreement. Neither Prosperity, Commercial, the exchange agent nor any other party will be liable to any holder of certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Effective Time of the Merger

   Subject to the conditions to complete the merger, the merger will become effective when articles of merger reflecting the merger become effective with the Secretary of State of the State of Texas. The merger will be completed on a date we specify after the conditions to the merger have been satisfied or waived. Although we anticipate that the merger will become effective during the first quarter of 2001, delays may occur.

   We cannot assume that the necessary shareholder and regulatory approvals will be obtained or that the other conditions to the merger can or will be satisfied. Either of our boards of directors may terminate the merger agreement if the merger is not completed by June 30, 2001, unless it is not completed because of the willful breach of the merger agreement by the party seeking termination.

Conduct of Business Pending Effective Time

   The merger agreement requires each of us to maintain the general character of our business and conduct our business prior to the merger only in the ordinary course consistent with prudent banking practice.

   Without the written consent of Prosperity, Commercial and its subsidiaries may not, among other things:

  . make any loans or other extensions of credit in excess of $2,000,000 to any borrower, with certain exceptions;

  . issue, sell or otherwise dispose of any shares of its capital stock or securities convertible into its capital stock, except that Commercial may issue shares of its common stock upon the exercise of Commercial stock options prior to completion of the merger;

  . open, close, acquire or sell any branch office, except for the new branch location on Waugh Drive in Houston expected to open in the first quarter of 2001;

  . enter into, amend or terminate any material agreement, contract or commitment, except in accordance with prudent banking practices;

  . sell or otherwise dispose of any of its or its subsidiaries material assets or properties other than in the ordinary course of business;

  . declare, set aside, make or pay any dividend or other distribution with respect to its capital stock; provided that Commercial may pay its regular quarterly dividend in the amount of $12.00 per share and may issue shares of its common stock upon the exercise of Commercial stock options prior to completion of the merger;

  . amend its articles of incorporation or bylaws or any of the organizational documents of any of its subsidiaries;

  . foreclose upon or otherwise acquire real property prior to the receipt and approval of Prosperity of a Phase I environmental review of such property;

  . establish a new subsidiary;

  . grant any severance or termination pay or enter into any employment or related agreements;

  . materially deviate from policies and procedures with respect to classification of assets, allowance for credit losses or accrual of interest on assets;

  . pay overdrafts in excess of $100,000, with certain exceptions;

  . make any material change in the interest rate risk profile of its subsidiaries;

  . change its deposit account interest rate pricing policies or its loan pricing policies except in response to changes in the applicable market; or

  . initiate, solicit, encourage or otherwise facilitate an offer for an alternative acquisition transaction involving Commercial of a nature defined in the merger agreement; provided, however, that Commercial may engage in discussions, negotiations or approve an alternative acquisition proposal, if prior to doing so:

    . Commercial's board of directors determines in good faith, based on consultation with its financial advisors, that the unsolicited proposal constitutes a more favorable transaction for Commercial's shareholders;

    . Commercial promptly notifies Prosperity that it is furnishing information to or entering into discussions or negotiations with a third party; and

    . Commercial's board receives a confidentiality agreement from the third party.

   Without the written consent of Commercial, Prosperity and its subsidiaries may not, among other things:

  . change the classification of any loan without providing prior notice of the change to Commercial; or

  . amend its articles of incorporation or bylaws or any of the organizational documents of any of its subsidiaries, except for the proposed bylaw amendments set forth in this joint proxy statement-prospectus.

   See the merger agreement for additional restrictions on the conduct of the business of Commercial and Prosperity pending the merger.

Conditions to Completion of the Merger

   The merger agreement contains a number of terms, conditions, representations and covenants which must be satisfied as of the closing date, including, but not limited to, the following:

  . receipt of all required regulatory approvals in a manner that does not impose any restrictions on the operations of Prosperity or its subsidiaries which are unacceptable to Prosperity and the expiration of any applicable waiting periods with respect thereto; provided, however, that any required branch divestiture shall not be deemed to be unacceptable to Prosperity;

  . the holders of two-thirds of the outstanding shares of Commercial common stock and the holders of a majority of the outstanding shares of Prosperity common stock adopt the merger agreement and approve the issuance of shares of Prosperity common stock;

  . the shares Prosperity common stock to be issued to Commercial shareholders shall have been authorized for listing on the Nasdaq National Market;

  . the registration statement of which this joint proxy statement-prospectus forms a part shall have become effective and no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for that purpose shall have been initiated and continuing or threatened by the Securities and Exchange Commission;

  . absence of a suit, claim, action or proceeding challenging or seeking to restrict or prohibit the transactions contemplated by the merger agreement or seeking damages as a result of the transaction contemplated by the merger agreement;

  . all representations and warranties of Commercial and Prosperity must be true in all material respects as of the date of the merger agreement and the date the merger becomes effective;

  . absence of a material adverse change in the financial condition, results of operation or business of each of us or our respective subsidiaries;

  . Commercial and Prosperity must perform or comply in all material respects with all covenants and conditions required by the merger agreement to be performed or complied with prior to the date the merger becomes effective;

  . the directors and executive officers of Commercial and certain of its subsidiaries shall have delivered to Prosperity an instrument dated as of the effective date releasing Prosperity from any and all claims of such directors and executive officers (except as to their deposits and accounts at Heritage Bank and any rights of indemnification pursuant to the articles of incorporation of Commercial and its subsidiaries);

  . Commercial must have delivered to the executive officers and directors of Commercial and its subsidiaries an instrument dated the effective date releasing such persons from any and all claims of Commercial and its subsidiaries, except any claims related to the merger;

  . Prosperity shall have entered into an employment agreement with H. E.
    Timanus, Jr.;

  . the holders of no more than 10% of Commercial common stock shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders;

  . we must each receive a letter from our respective independent accountants, dated as of the effective date, that the merger will qualify for pooling of interests accounting treatment;

  . we must each receive an opinion from our own financial advisor to the effect that the merger is fair to our shareholders from a financial point of view;

  . we must each receive a written opinion as to the tax-free nature of the merger;

  . we must each receive a written opinion of the other company's counsel regarding the enforceability of the merger agreement, proper authorization of the merger and other corporate and related matters; and

  . Prosperity must receive an affiliate agreement from each Commercial shareholder who is an affiliate of Commercial.

   Any condition to the consummation of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the merger agreement entitled to the benefit of such condition.

Additional Agreements

   The merger agreement contains additional agreements made by each party, some of which are substantially reciprocal, the most significant of which include:

  . we agreed to cooperate with each other and to use our reasonable best efforts to promptly prepare and file all necessary documentation to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the merger;

  . we agreed, upon request, to provide each other all information concerning ourselves and our subsidiaries, directors, officers and shareholders and other matters as may be necessary or advisable in connection with this document, or any other filing necessary in connection with the merger;

  . we agreed to give each other access to all of our properties, books, contracts, commitments and records, to provide information about our businesses, properties and personnel and to keep that information confidential;

  . we agreed that upon completion of the merger, the surviving company will initially be operated under the name Prosperity Bancshares, Inc. and the surviving bank will initially be operated under the name First Prosperity Bank; however, we also agreed to meet to review the names of each entity and are open to operating the surviving company and the surviving bank under the Heritage name or under a new name;

  . Prosperity has agreed that for a period of six years after completion of the merger it will indemnify and hold harmless all past and present officers, directors and employees of Commercial and its subsidiaries for liabilities from their acts or omissions in those capacities occurring prior to completion of the merger to the fullest extent permitted by law;

  . Prosperity agreed that for a period of three years after the merger it will maintain the directors' and officers' liability insurance policy it currently maintains and amend such policy to include the directors and officers of Commercial and its subsidiaries with respect to claims arising from acts or omissions that occurred on or before completion of the merger; and

  . employees of Commercial and its subsidiaries who continue employment with Prosperity or any of its subsidiaries upon completion of the merger will be entitled to participate in the employee benefit plans and programs maintained by Prosperity and its subsidiaries. Prosperity will recognize such employees' prior service with Commercial or its subsidiaries for all purposes under Prosperity's employee benefit plans and programs (other than stock option plans).

Interests of Certain Persons in the Merger

   As a Commercial shareholder, in considering the recommendations of the Commercial board of directors to vote for the proposal to adopt the merger agreement, you should be aware that certain directors and officers of Commercial may have interests in the merger that are in addition to, or different from the interests of Commercial shareholders. The Commercial board of directors was aware of these interests and considered them in approving the merger agreement.

   Employment agreement. Upon completion of the merger, First Prosperity Bank will enter into an employment agreement with H. E. Timanus, Jr., who will serve as President and Chief Operating Officer of the bank. The employment agreement is for an initial term of three years and automatically renews each year thereafter unless terminated in accordance with its terms. The employment agreement provides that if Mr. Timanus is terminated without cause (including constructive termination) or if a change in control of the bank occurs, Mr. Timanus shall be entitled to receive from the bank a lump sum payment equal to three years' base salary. The employment agreement does not contain non-compete restrictions. Mr. Timanus may terminate the employment agreement upon 30 days prior notice.

   Indemnification and insurance. Prosperity has agreed, for a period of six years after completion of the merger, to indemnify and hold harmless all past and present officers, directors and employees of Commercial and its subsidiaries to the fullest extent permitted by law. Prosperity has also agreed to maintain for a period of three years after completion of the merger the directors' and officers' liability insurance policy currently maintained by Prosperity, and has agreed to amend its policy to include the directors and officers of Commercial currently covered under Commercial's policy with respect to claims arising from acts or omissions prior to completion of the merger.

   Director and officer positions. Upon completion of the merger, Prosperity's board of directors will increase from eight to 12 members, four of whom will be current directors of Commercial. The directors of Commercial who become directors of Prosperity will receive the customary board fees paid to directors of Prosperity. In addition, certain of Commercial's executive officers will serve as executive officers of Prosperity.

   Registration rights. Prosperity has granted to Ned S. Holmes, Commercial's Chairman of the Board and the proposed Chairman of the Board of Prosperity, the right to request that Prosperity file a continuous or "shelf" registration statement to register the resale of the shares of Prosperity common stock over which Mr. Holmes has voting or investment control as of the date of completion of the merger. Prosperity is required to maintain the effectiveness of such a registration statement for two years. This registration right is not effective until the earlier of (1) the date Mr. Holmes no longer serves as either an officer or director of Prosperity or (2) three years from the date of completion of the merger.

Employee Matters

   All employees of Commercial who continue employment after the effective date shall be eligible to participate in the employee benefit plans and programs of Prosperity and First Prosperity Bank. Prosperity will credit such employees for their length of service with Commercial for all purposes of under each of the employee benefit plans and programs (except stock option plans).

Amendment and Termination

   Mutual Consent. The merger agreement may be terminated and the merger abandoned at any time upon the mutual consent of Prosperity and Commercial.

   By Either Party. The merger agreement may be terminated and the merger abandoned at any time prior to the effective date by either Prosperity or Commercial if:

  . any court of competent jurisdiction or other federal or state governmental body shall have indicated that it intends to deny or to refuse to grant a regulatory approval required to consummate the merger;

  . any approval of shareholders required to consummate the merger is not obtained by reason of the failure to obtain the required vote at the meeting; or

  . the merger shall not have become effective on or before June 30, 2001 and the party exercising its termination right is not in default under the merger agreement.

   By Commercial. The merger agreement may be terminated and the merger abandoned at any time by Commercial if:

  . Prosperity fails to comply in any material respect with any of its covenants or agreements or any of its representations or warranties shall be defective in any material respect, and Prosperity does not correct the breach within 15 days following receipt of notice of the breach;

  . there is a material adverse change in the assets, business or financial condition of Prosperity and Prosperity does not remedy the change within 15 days following receipt of notice of the change;

  . the average of the daily closing sales prices for Prosperity common stock for the ten successive trading days ending on the day immediately prior to receipt of approval of the transaction from the Federal Reserve is less than $16.00 per share. Prosperity has the right to nullify Commercial's termination by increasing the number of shares to be issued in the merger so that based on the ten-day closing price average, the aggregate value of the merger consideration is equal to $45,000,000;

  . the board of directors of Commercial receives an acquisition proposal that, based on opinions of independent legal counsel and financial advisors, it determines to be a superior proposal and that failure to accept such superior proposal would be a breach of the board's fiduciary duties;

  . the board of directors of Prosperity resolves to accept a superior proposal, recommends to shareholders of Prosperity that they tender their shares in a tender or exchange offer or withdraws or modifies its approval of the merger; or

  . Prosperity executes a definitive agreement to acquire another entity pursuant to which Prosperity will issue shares of its common stock as consideration and Commercial does not consent to such acquisition.

   In the event Commercial desires to terminate the merger agreement as provided in the first or second item above, Commercial must notify Prosperity in writing of its intent to terminate stating the reason therefor. Prosperity has 15 days from the receipt of the notice to cure the grounds for termination. "Material" for purposes of the first item above shall be any noncompliance, defect or combination of the two, which in the aggregate adversely affects, or will affect when accounted for, the financial condition or results of operation of Prosperity by $2,000,000 or more.

   By Prosperity. The merger agreement may be terminated and the merger abandoned at any time by Prosperity if:

  . Commercial fails to comply in any material respect with any of its covenants or agreements or any of its representations or warranties shall be defective in any material respect, and Commercial does not correct the breach within 15 days following receipt of notice of the breach;

  . there is a material adverse change in the assets, business or financial condition of Commercial and Commercial does not remedy the change within 15 days following receipt of notice of the change;

  . the board of directors of Prosperity receives an acquisition proposal which specifically excludes Commercial and that, based on opinions of independent legal counsel and financial advisors, it determines to be superior proposal and that failure to accept such superior proposal would be a breach of the board's fiduciary duties;

  . the board of directors of Commercial resolves to accept a superior proposal, recommends to shareholders of Commercial that they tender their shares in a tender or exchange offer or withdraws or modifies its approval of the merger; or

  . the estimated remedial or cleanup costs of environmental issues at Commercial exceeds $1,000,000 or results in a material adverse change in Commercial's financial condition, results of operation or business.

   In the event the board of directors of Prosperity desires to terminate the merger agreement as provided in either the first or second item above, Prosperity must notify Commercial in writing of its intent to terminate stating the reason therefor. Commercial has 15 days from the receipt of the notice to cure the grounds for termination. "Material" for purposes of the first item above shall be any noncompliance, defect or combination of the two, which in the aggregate adversely affects, or will affect when accounted for, the financial condition or results of operation of Commercial by $1,000,000 or more.

   Remedies. In the event of the termination of the merger agreement without breach by any party hereto, the merger agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the merger agreement. If the merger agreement is terminated by either party for any reason other than as contemplated in the merger agreement or because they accept or receive a superior proposal, the terminating party must pay to the other party a $2,500,000 break-up fee.

Expenses

   Except as otherwise provided in the merger agreement, Prosperity and Commercial will each pay their own expenses in connection with the merger.

Nasdaq Stock Market Listing

   Prosperity has agreed to use its best efforts to cause the shares of Prosperity common stock to be issued in the merger to be approved for quotation on the Nasdaq National Market. The obligations of Commercial to complete the merger are subject to approval for quotation of such shares on the Nasdaq National Market.

Amendment of Prosperity's Bylaws

   In connection with the merger, the board of directors of Prosperity has agreed to amend Prosperity's bylaws in the form of the adoption of Amended and Restated Bylaws. The proposed amendments will be made to:

  . acknowledge that upon completion of the merger Prosperity will have a Chairman of the Board who will not also serve as the Chief Executive Officer and a separate person who will serve as President and Chief Executive Officer. Accordingly, all references in the bylaws to President will be amended to be references to President and Chief Executive Officer;

  . revise the powers and duties of each of the Chairman of the Board and the President and Chief Executive Officer;

  . provide that special meetings of the board of directors may be called by the Chairman of the Board, the President and Chief Executive Officer or upon written request of three or more members of the board; and

  . provide that Prosperity will have an audit committee, nominating committee and compensation committee, among others, and designate the membership requirements for such committees.

   Prosperity's board does not intend to effect the amendments if the merger is not completed.

Material Federal Income Tax Consequences

   The following discussion is a general summary of the anticipated material United States federal income tax consequences of the merger to Commercial shareholders who hold Commercial common stock as a capital asset. This discussion is based upon the Internal Revenue Code, regulations promulgated by the United States

Treasury Department, court cases and administrative rulings in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect.

   The obligations of the parties to complete the merger are conditioned upon the receipt by Prosperity of an opinion of counsel from Bracewell & Patterson, L.L.P., and the receipt by Commercial of an opinion of counsel from Locke Liddell & Sapp LLP, in each case as to the anticipated United States federal income tax consequences of the merger, but specifically excluding the following:

  . state, local, foreign or other federal tax consequences of the merger not specifically addressed in the opinion;

  . federal income tax consequences to Commercial or Prosperity shareholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in securities and other persons who do not own such stock as a capital asset;

  . federal income tax consequences affecting shares of Commercial common stock acquired upon the exercise of stock options, similar derivative securities or otherwise as compensation; and

  . the federal income tax consequences to holders of options or other rights to acquire shares of Commercial common stock and Prosperity common stock or persons who hold their Commercial common stock as part of a straddle, hedge or conversion transaction.

   Each of Bracewell & Patterson, L.L.P. and Locke Liddell & Sapp LLP will render its tax opinion to Prosperity and Commercial, respectively, on the basis of facts, representations and assumptions set forth or referred to in such opinion which are consistent with the state of facts existing at the effective time of the merger. In rendering its tax opinion, each such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Prosperity and Commercial, reasonably satisfactory in form and substance to such counsel. An opinion of counsel represents counsel's best legal judgment, but has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues. We have not requested nor do we intend to request a ruling from the IRS as to the tax consequences of the merger.

   The opinions to be rendered are to the effect that, for United States federal income tax purposes:

  . the merger will constitute a reorganization within the meaning of Section
    368(a) of the Internal Revenue Code and Commercial and Prosperity will each be a party to the reorganization;

  . no gain or loss will be recognized by Commercial or Prosperity as a result of the merger;

  . no gain or loss will be recognized by Commercial shareholders upon the exchange of their Commercial common stock solely for Prosperity common stock pursuant to the merger;

  . a shareholder's aggregate tax basis in the shares of Prosperity common stock received pursuant to the merger in exchange for Commercial common stock will be equal to the aggregate tax basis of the shares of Commercial common stock surrendered in exchange therefor;

  . the holding period of the Prosperity stock common received by Commercial shareholders in the merger will include the holding period of the shares of Commercial common stock surrendered in exchange therefor; and

  . a Commercial shareholder who exercises the right to dissent in connection with the merger and receives only cash in exchange for such shareholder's Commercial common stock will be treated as having received such cash as a distribution in redemption of such shareholder's Commercial common stock and will recognize a capital gain or loss equal to the difference between the amount of cash received and the adjusted basis of such shareholder's Commercial common stock, unless such payment, under each such shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Internal Revenue Code.

   Capital gain or loss recognized by a Commercial shareholder on the share exchange will be long-term capital gain or loss if the holding period of such share, as determined above, exceeds one year. In the case of individuals, the maximum federal income tax rate applicable to long-term capital gains generally is 20%.

   The foregoing is a summary discussion of material federal income tax consequences of the merger. The discussion is included for general information purposes only and may not apply to a particular Commercial shareholder in light of such shareholder's particular circumstances. Commercial shareholders should consult their own tax advisors as to the particular tax consequences to them of the merger, including the application of state, local and foreign tax laws and possible future changes in federal income tax laws and the interpretation thereof, which can have retroactive effects.

Dissenters' Rights of Appraisal and Related Issues

   Commercial shareholders have a statutory right to dissent from the merger by following the specific procedures set forth below. If the merger is approved by the shareholders and consummated, any Commercial shareholder who properly perfects his dissenters' rights will be entitled to receive an amount of cash equal to the fair value of his shares of Commercial stock rather than being required to receive the consideration established by the merger agreement. The following summary is not a complete statement of the statutory dissenters' rights of appraisal, and such summary is qualified by reference to the applicable provisions of the Texas Business Corporation Act ("TBCA"), which are reproduced in full in Appendix D to this joint proxy statement-prospectus. You must follow the exact procedure required by the TBCA in order to properly exercise your dissenter's rights of appraisal and avoid waiver of those rights.

   Any Commercial shareholder who desires to dissent from the merger must file a written objection to the merger with the Secretary of Commercial, James H. Pouns, 4295 San Felipe, Houston, Texas 77027, prior to the meeting. The written notice must state that the shareholder will exercise his right to dissent if the merger is consummated and give the shareholder's address to which notice of effectiveness of the merger should be sent. A vote against the merger is not sufficient to perfect a shareholder's statutory right to dissent from the merger. If the merger is consummated, each shareholder of Commercial who sent notice to Commercial as described above and who did not vote in favor of the merger will be deemed to have dissented from the merger (each a "Dissenting Shareholder"). Failure to vote against the merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the merger will constitute such a waiver.

   As the company surviving the merger, Prosperity will be liable for any payments to Dissenting Shareholders and, within ten days of the effective date of the merger, must notify the Dissenting Shareholders in writing that the merger has occurred. Each Dissenting Shareholder so notified must, within ten days of the delivery or mailing of such notice, make a written demand on Prosperity, for payment of the fair value of the Dissenting Shareholder's shares as estimated by the Dissenting Shareholder. Failure to follow this procedure will constitute a waiver of his dissenter's rights of appraisal by such Dissenting Shareholder. The demand shall state the number and class of the shares owned by the Dissenting Shareholder and the fair value of the shares as estimated by the Dissenting Shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the merger. Dissenting Shareholders who fail to make a written demand within the ten day period will be bound by the merger and lose their rights to dissent. Within twenty days after making a demand, the Dissenting Shareholder must submit his stock certificates to Prosperity for notation thereon that such demand has been made. Dissenting Shareholders who have made a demand for payment of their shares shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for their shares pursuant to the provisions of the TBCA and the right to maintain an appropriate action to obtain relief on the basis of fraud.

   Within twenty days after receipt of a Dissenting Shareholder's demand letter as described above, Prosperity shall deliver or mail to the Dissenting Shareholder written notice stating that Prosperity accepts the amount claimed in the demand letter and agrees to pay that amount, within ninety days after the effective date, upon surrender of the certificates duly endorsed by the Dissenting Shareholder, or containing Prosperity's written estimate of the fair value of the shares of Commercial stock together with an offer to pay such amount within ninety days after the effective date of the merger if Prosperity receives notice, within sixty days after the effective date of the merger, stating that the Dissenting Shareholder agrees to accept that amount and upon surrender of the certificates duly endorsed by the Dissenting Shareholder. In either case, the Dissenting Shareholder shall cease to have any ownership interest in Commercial following consummation of the merger.

   If the Dissenting Shareholder and Prosperity cannot agree on the fair value of the shares within sixty days after the effective date, the Dissenting Shareholder may, within sixty days of the expiration of the initial sixty day period, file a petition ("Petition") in any court of competent jurisdiction in Harris County, Texas requesting a finding and determination of the fair value of the Dissenting Shareholder's shares. Each Dissenting Shareholder is not required to file a separate Petition. If one Dissenting Shareholder files a Petition, Prosperity must file, with the clerk of the court in which the Petition was filed, a list containing the names and addresses of the Dissenting Shareholders with whom agreements as to the value of their shares have not been reached. The court will give notice of the time and place of the hearing on the Petition to the Dissenting Shareholders named on the list. Dissenting Shareholders so notified by the court will be bound by the final judgment of the court regarding fair value of the shares. If no Petition is filed within the appropriate time period, then all Dissenting Shareholders who have not reached an agreement with Prosperity on the value of their shares shall be bound by the merger and lose their rights to dissent.

   After a hearing concerning the Petition, the court shall determine which Dissenting Shareholders have complied with the provisions of the TBCA and have become entitled to the valuation of, and payment for, their shares, and shall appoint one or more qualified appraisers to determine the value of the shares of Commercial stock in question. The appraiser shall determine such value and file a report with the court. The court shall then in its judgment determine the fair value of the shares of Commercial. The judgment of the court shall be binding on Prosperity and on all Dissenting Shareholders receiving notice of the hearing. This value may be more than, less than, or equal to what is received by non-Dissenting Shareholders. The court shall direct Prosperity to pay such amount, together with interest thereon beginning ninety-one days after the effective date to the date of judgment, to the Dissenting Shareholders entitled thereto. The judgment shall be payable upon the surrender to Prosperity of the certificates fully endorsed by the Dissenting Shareholder. Upon payment of the judgment, the Dissenting Shareholder shall cease to have any interest in the certificates. All court costs shall be allotted between the Dissenting Shareholders and Prosperity in the manner the court determines to be fair and equitable.

   Any Dissenting Shareholder who has made a written demand on Prosperity for payment of the fair value of his Commercial stock may withdraw such demand at any time before payment for his shares has been made or before a Petition has been filed with an appropriate court for determination of the fair value of such shares. If a Dissenting Shareholder withdraws his demand, or if he is otherwise unsuccessful in asserting his dissenters' rights of appraisal, such Dissenting Shareholder shall be bound by the merger and his status as a former shareholder shall be restored without prejudice to any corporate proceedings, dividends, or distributions which may have occurred during the interim.

   In the absence of fraud in the transaction, a Dissenting Shareholder's statutory right to appraisal is the exclusive remedy for the recovery of the value of his shares or money damages to the Shareholder with respect to the merger. See Appendix D.

Accounting Treatment

   Prosperity expects to account for the merger using the pooling of interests method of accounting. As a condition to the obligations of each party to the merger agreement, Prosperity and Commercial will each receive a letter from its respective independent accountants stating that the merger will qualify for pooling of interests accounting treatment. Deloitte & Touche LLP serves as the independent accountants for both Prosperity and Commercial. With pooling of interests accounting treatment, assets and liabilities are recorded at their book value as they existed on the books of Commercial at the time of the merger (i.e., goodwill is not recorded).

Restrictions on Resales of Prosperity Common Stock

   Prosperity common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended. Therefore, the Prosperity common stock to be issued to Commercial shareholders in the merger will be freely transferable by Commercial shareholders who are not considered to be "affiliates" of either of us. "Affiliates" generally are defined as persons or entities who control, are controlled by or are under common control with either of us at the time of our respective special meetings and generally include executive officers, directors and beneficial owners of 10% or more of the common stock.

   If you are considered an affiliate of Commercial or become an affiliate of Prosperity after the merger, you may resell the shares of Prosperity common stock acquired in connection with the merger only pursuant to an effective registration statement under the securities laws, pursuant to Rule 145 of the Securities and Exchange Commission's rules, or in transactions otherwise exempt from registration under the securities laws. Under Rule 145, during the first calendar year after the merger becomes effective, affiliates of Commercial may publicly resell the Prosperity common stock they receive in the merger but only within certain limitations as to the number of shares of Prosperity common stock they can sell in any three-month period and as to the manner of sale. After the one-year period, affiliates of Commercial who are not affiliates of Prosperity may resell their shares without restriction. Prosperity must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934, as amended, in order for affiliates to resell, under Rule 145, shares of Prosperity common stock received in the merger.

   Except with respect to shares beneficially owned by Ned S. Holmes, Prosperity is not obligated and does not intend to register for resale the shares issued to affiliates of Commercial. Pursuant to the merger agreement, Prosperity has granted Mr. Holmes the right to request that Prosperity file a continuous or "shelf" registration statement to register the resale of the shares of Prosperity common stock over which Mr. Holmes has voting or investment control as of the completion of the merger. Prosperity is required to maintain the effectiveness of such a registration statement for two years. This registration right is not effective until the earlier of (1) the date Mr. Holmes no longer serves as either an officer or director of Prosperity or (2) three years from the date of completion of the merger.

   The Commission's rules governing pooling of interests accounting prohibit resales of the Prosperity common stock by affiliates of Commercial until such time as financial results covering at least 30 days of combined operations of Commercial and Prosperity have been published. Pursuant to the merger agreement, Prosperity has agreed to publish such financial results at the earliest opportunity after the last day of the first full month of combined operations.

   Pursuant to the merger agreement, each affiliate of Commercial will sign a written agreement to the effect that he will not offer or sell or otherwise dispose of any of the shares of Prosperity common stock issued to him in the merger in violation of the Securities Act. These agreements provide further that none of Commercial's affiliates will offer, sell or otherwise dispose of Prosperity common stock during any period in which such transfer would disqualify the merger from pooling of interests accounting treatment.

Regulatory Approvals

   The merger must be approved by the Federal Reserve. On November 20, 2000, Prosperity filed an application with the Federal Reserve Bank of Dallas to obtain prior approval of the merger. It is expected that the Federal Reserve will approve the application in February 2001. The merger of Heritage Bank into First

Prosperity Bank must be approved by the Federal Deposit Insurance Corporation ("FDIC") and the Texas Department of Banking ("TDB"). On December 8, 2000, Prosperity filed an application with the FDIC and TDB to obtain prior approval of the bank merger. It is expected that the FDIC and TDB will approve the application in January of 2001.

   A period of 15 to 30 days must expire following approval by the Federal Reserve during which time the Department of Justice may file objections to the merger under the federal antitrust laws. While Commercial and Prosperity believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

   The approval of any application merely implies satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed merger.

   Prosperity and Commercial are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting. The receipt of all necessary regulatory approvals is a condition to effecting the merger.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

Prosperity Board of Directors

   The merger agreement provides that the board of directors of Prosperity following the merger shall consist of 12 persons, including the eight current directors of Prosperity and four directors of Commercial. Therefore, a vote in favor of the merger agreement by Prosperity shareholders will also be a vote to elect the four directors of Commercial listed below to serve as directors of Prosperity.

   The Prosperity board will continue to be divided into three classes, with the terms of the office of the classes ending in successive years. With respect to current directors of Prosperity, the terms of the Class III directors expire at the 2001 annual meeting of shareholders, the terms of the Class I directors expire at the 2002 annual meeting of shareholders and the terms of the Class II directors expire at the 2003 annual meeting of shareholders. With respect to current directors of Commercial who will serve as directors of Prosperity following the merger, each person must be reelected to his respective class at Prosperity's 2001 annual meeting of shareholders.

   The initial members of the Prosperity board upon completion of the merger, including the directors to be added, and the classes in which each director will serve, are as follows:

                                                                       Current
                                                                       Director
   Name                                                       Class       of
   ----                                                     --------- ----------
   J. T. Herin.............................................   Class I Prosperity
   A. Virgil Pace, Jr......................................   Class I Commercial
   Charles M. Slavik.......................................   Class I Prosperity
   Harrison Stafford II....................................   Class I Prosperity

   Harry Bayne.............................................  Class II Prosperity
   James A. Bouligny.......................................  Class II Prosperity
   Robert Steelhammer......................................  Class II Prosperity
   H. E. Timanus, Jr.......................................  Class II Commercial

   Charles A. Davis, Jr.................................... Class III Commercial
   Ned S. Holmes........................................... Class III Commercial
   Tracy T. Rudolph........................................ Class III Prosperity
   David Zalman............................................ Class III Prosperity

   The board of directors of First Prosperity Bank will include the nine current members of the board of First Prosperity Bank, the seven non-employee members of the board of Heritage Bank and Mr. Timanus.

Executive Officers

   Upon completion of the merger, Ned S. Holmes will serve as Chairman of the Board of Prosperity, David Zalman will serve as President and Chief Executive Officer, H.E. Timanus, Jr. will serve as Executive Vice President and Chief Operating Officer and David Hollaway will serve as Chief Financial Officer. The executive officers of First Prosperity Bank will be David Zalman as Chairman of the Board and Chief Executive Officer, H. E. Timanus, Jr. as President and Chief Operating Officer and David Hollaway as Chief Financial Officer.

   Brief biographical information for each director and executive officer of Commercial who will serve as a director or executive officer of Prosperity upon completion of the merger is provided below:

   Ned S. Holmes. Mr. Holmes has served as Chairman of the Board of Commercial since 1991 and as a director of Commercial since 1986. Mr. Holmes was born in Houston, Texas and served as the President of Commercial from 1979 to 1986. In 1991, Mr. Holmes was named Senior Chairman of the Board of Heritage Bank. From 1980 through the present, Mr. Holmes has served as Chairman of the Board and President of

Parkway Investments/Texas, Inc. and managed his Houston-based real estate assets, the San Diego Princess Hotel and other special real estate projects. Mr. Holmes is Chairman of the Board of P&O Ports North America, Inc. and is affiliated with NH-5, Inc., Ned S. Holmes Investments, Inc., Laing Properties, Inc. and Bovis Homes, Inc. He also serves as a director of Archstone Communities Trust, a real estate investment trust which is traded on the New York Stock Exchange. P&O Ports North America, Inc., Parkway Investments/Texas, Inc., Bovis Homes, Inc. and Laing Properties, Inc. are each wholly-owned subsidiaries of P&O Steam Navigation Co., a London stock exchange company. Mr. Holmes is the Chairman Emeritus of The Port of Houston Authority and former Chairman of the Greater Houston Partnership.

   H. E. Timanus, Jr. Mr. Timanus has served as President and Chief Executive Officer of Commercial since 1986 and as Chief Executive Officer and Chairman of Heritage since 1988. Mr. Timanus was born in Houston, Texas.

   Charles A. Davis. Mr. Davis has served as a member of the board of directors of Commercial since 1983 and as a member of the board of directors of Heritage Bank since 1974 (then known as Wharton Bank & Trust). Mr. Davis was born in Wharton, Texas and is affiliated with Wharton Turf Grass, Inc. Mr. Davis has been a member of the Gulf Coast Medical Foundation since 1980 and has served as Treasurer since 1983. He has also served as Treasurer of the Wharton County Historical Museum since 1990.

   A. Virgil Pace, Jr. Mr. Pace is a director of Commercial and was born in Houston, Texas. Mr. Pace is a retired banker and has served on the board of directors of Commercial since 1979.

   For information regarding the directors and executive officers of Prosperity, see Prosperity's proxy statement dated March 17, 2000 for its annual meeting of shareholders held on April 18, 2000, which is incorporated by reference in Prosperity's Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference in this joint proxy statement-prospectus.

Executive Compensation

 Summary Compensation Table

   The following table provides certain summary information concerning compensation paid or accrued by Commercial to or on behalf of Commercial's Chief Executive Officer, H. E. Timanus, who will become the Executive Vice President and Chief Operating Officer of Prosperity upon completion of the merger, for the fiscal year ended December 31, 1999:

                                                                    All Other
        Name and Principal Position          Year  Salary   Bonus  Compensation
        ---------------------------          ---- -------- ------- ------------
H. E. Timanus, Jr........................... 1999 $194,016 $50,000    $4,800(1)
 President and Chief Executive Officer of
 Commercial and Chairman and Chief Executive
 Officer of Heritage

--------
(1) Consists of contributions made by Commercial to Commercial's 401(k) plan for the benefit of Mr. Timanus.

       COMPARISON OF RIGHTS OF SHAREHOLDERS OF PROSPERITY AND COMMERCIAL

   The rights of Commercial shareholders under the articles of incorporation and bylaws of Commercial will differ in some respects from the rights Commercial shareholders will have as shareholders of Prosperity under the articles of incorporation and bylaws of Prosperity. Prosperity's articles of incorporation and bylaws contain several provisions which may make Prosperity a less attractive target for an acquisition by anyone who does not have the support of the Prosperity board of directors. Such provisions include a classified board of directors, a restriction on a shareholder's ability to call a special meeting of shareholders and a requirement of advance notice of shareholder proposals and nominations to be brought before a meeting of shareholders. Copies of Prosperity's articles of incorporation and bylaws have been previously filed by Prosperity with the Securities and Exchange Commission. Copies of Commercial's articles of incorporation and bylaws are available upon written request from Commercial.

   Certain differences between the provisions contained in Commercial's articles of incorporation and bylaws and Prosperity's articles of incorporation and bylaws as such differences may affect the rights of shareholders are set forth below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law, the Commercial articles of incorporation, the Commercial bylaws, the Prosperity articles of incorporation and the Prosperity bylaws.

      Summary of Material Differences Between Current Rights of Commercial
                            Shareholders and Rights
   Those Persons Will Have as Shareholders of Prosperity Following the Merger

                                   Commercial                         Prosperity
                                   ----------                         ----------
Corporate Governance:  The rights of Commercial           The rights of Prosperity
                       shareholders are currently         shareholders are governed by
                       governed by Texas corporate law    Texas corporate law and the
                       and the articles of incorporation  articles of incorporation and
                       and bylaws of Commercial.          bylaws of Prosperity.
                       Following the completion of the
                       merger, rights of Commercial
                       shareholders who become
                       Prosperity shareholders will be
                       governed by Texas law and the
                       articles of incorporation and
                       bylaws of Prosperity.

Classification of the  Commercial does not have a         Prosperity's board is divided
Board of Directors:    classified board. The Commercial   into three classes, as nearly
                       bylaws require that all directors  equal in number as possible, with be elected at each annual meeting  each class serving a staggered
                       of shareholders for a one-year     three-year term. This means that
                       term.                              only one-third of the board is
                                                          elected at each annual meeting of
                                                          shareholders. The classification
                                                          makes it more difficult to change
                                                          the composition of Prosperity's
                                                          Board of Directors because at
                                                          least two annual meetings of
                                                          shareholders are required to
                                                          change control of the Board of
                                                          Directors.

                                      Commercial                         Prosperity
                                      ----------                         ----------
Removal of Directors:     Texas law provides that at any     Prosperity's bylaws provide that
                          meeting of shareholders called     any director or the entire board
                          expressly for that purpose, any    of directors may be removed, but
                          director or the entire board of    only for cause, by the
                          directors may be removed, with or  affirmative vote of the holders
                          without cause, by a specified      of a majority of shares entitled
                          portion of votes not less than a   to vote at an election of
                          majority of shares entitled to     directors.
                          vote at an election of directors,
                          unless otherwise provided in a
                          corporation's articles of
                          incorporation or bylaws. The
                          Commercial bylaws provide that
                          any director may be removed, with
                          or without cause, by the
                          affirmative vote of a majority in
                          number of shares of the
                          shareholders present, in person
                          or proxy, at such a meeting and
                          entitled to vote for the election
                          of the director(s).

Vote Required for         Texas law provides that on         Prosperity's articles of
Certain Shareholder       matters other than the election    incorporation do contain a
Actions:                  of directors, the affirmative      provision which reduces the
                          vote of the holders of a majority  required shareholder approval
                          of the shares entitled to vote     level to a majority for certain
                          and represented at a               actions such as a merger, a
                          shareholders' meeting shall be     consolidation, a share exchange,
                          the act of the shareholders,       certain sales of substantially
                          unless the vote of a greater       all of Prosperity's assets, a
                          number is required by law, the     dissolution or an amendment to
                          articles of incorporation or       Prosperity's articles of
                          bylaws. Under Texas law, a         incorporation. Absent this
                          corporation's articles of          provision, each of the above
                          incorporation may provide for a    matters would require two-thirds
                          different level of approval, not   shareholder approval under Texas
                          less than a majority. The          law.
                          Commercial articles of
                          incorporation do not provide for
                          a different number.

Amendment of Articles of  Commercial's articles of           Prosperity's articles of
Incorporation and         incorporation may be amended       incorporation may be amended upon
Bylaws:                   under Texas law upon the approval  the holders of a majority of the
                          of two-thirds of the outstanding   outstanding shares of stock
                          shares of Commercial stock.        entitled to vote thereon.

                          Under Texas law, unless a          Prosperity's articles of
                          corporation's articles of          incorporation and bylaws provide
                          incorporation or a bylaw adopted   that Prosperity's bylaws may be
                          by the shareholders provides       amended only by Prosperity's
                          otherwise, a corporation's         Board of Directors. The
                          shareholders may amend the         Prosperity shareholders do not
                          bylaws. The Commercial bylaws      have the power to amend the
                          provide that the bylaws may be     bylaws.
                          amended or repealed or new bylaws
                          adopted by the board of
                          directors.



                                      Commercial                         Prosperity
                                      ----------                         ----------
Shareholder Actions       Under Texas law, shareholders may  Prosperity's articles of
Without a Meeting:        act without a meeting if a         incorporation also do not provide
                          written consent is signed by all   for less than unanimous consent
                          the shareholders entitled to vote  when shareholder action is taken
                          on the matter, unless a            without a meeting, so no action
                          corporation's articles of          may be taken by written consent
                          incorporation require less than    unless all shareholders agree.
                          unanimous consent (but not less
                          than the number of votes
                          necessary to take the action at a
                          meeting). Commercial's articles
                          of incorporation do not provide
                          for less than unanimous consent
                          when shareholder action is taken
                          without a meeting, so no action
                          may be taken by written consent
                          unless all shareholders agree.

Special Meetings of       A special meeting of shareholders  Prosperity's articles of
Shareholders:             of a Texas corporation may be      incorporation provide that
                          called by the president, the       special meetings of shareholders
                          board of directors, other persons  can be called by the chairman of
                          so authorized in the               the board, the president, a
                          corporation's articles of          majority of the board of
                          incorporation or bylaws or the     directors, a majority of the
                          holders of not less than 10% of    executive committee (if any) or
                          all the shares entitled to vote    by shareholders, but only at the
                          at the meeting, unless a           request of the holders of not
                          different percentage, not to       less than 50% of the outstanding
                          exceed 50%, is provided for in     shares of stock entitled to vote
                          the articles of incorporation.     at the meeting.
                          Commercial's articles of
                          incorporation do not require the
                          holders of a greater percentage
                          of shares to call a special
                          meeting of shareholders,
                          therefore, in addition to the
                          other named persons, the holders
                          of 10% of the outstanding shares
                          entitled to vote may call a
                          special meeting of shareholders.

Proposal of Business;     The Commercial bylaws do not       The Prosperity bylaws contain
Nomination of Directors:  contain advance notice and         detailed advance notice and
                          informational procedures which     informational procedures which
                          must be complied with in order     must be complied with in order
                          for a shareholder to nominate a    for a shareholder to nominate a
                          person to serve as a director.     person to serve as a director.
                                                             The Prosperity bylaws generally
                                                             require a shareholder to give
                                                             notice of a proposed nominee in
                                                             advance of the shareholders'
                                                             meeting at which directors will
                                                             be elected. In addition, the
                                                             Prosperity bylaws contain
                                                             detailed advance notice and
                                                             informational procedures which
                                                             must be followed in order for a
                                                             Prosperity shareholder to propose
                                                             an item of business for
                                                             consideration at a meeting of
                                                             Prosperity shareholders. To be
                                                             timely, a shareholder's notice
                                                             must be delivered to Prosperity
                                                             no later than 60 days prior to
                                                             the meeting.

                                    Commercial                         Prosperity
                                    ----------                         ----------
Limitation of Director  Article 1302-7.06 of the Texas     Prosperity's articles provide
Liability:              Civil Statutes provides that the   that no director of Prosperity
                        articles of incorporation may      will be liable to Prosperity or
                        provide that a director of the     its shareholders for monetary
                        corporation shall not be liable,   damages for an act or omission in
                        or shall be liable only to the     the director's capacity as a
                        extent provided in the articles    director, except to the extent
                        of incorporation, to the           the foregoing exemption from
                        corporation or its shareholders    liability is not permitted under
                        for monetary damages for an act    Texas law.
                        or omission in the director's
                        capacity as a director, provided
                        that there shall be no limitation
                        of liability of a director to the
                        extent the director is found
                        liable for (1) a breach of the
                        director's duty of loyalty to the
                        corporation or its shareholders,
                        (2) an act or omission not in
                        good faith that constitutes a
                        breach of duty of the director to
                        the corporation or that involves
                        intentional misconduct or a
                        knowing violation of law, (3) a
                        transaction from which the
                        director received an improper
                        benefit, whether or not the
                        benefit resulted from an action
                        taken within the scope of the
                        director's office, or (4) an act
                        or omission for which the
                        liability of a director is
                        expressly provided by an
                        applicable statute. Commercial's
                        articles of incorporation do not
                        contain a provision regarding
                        limitation of liability.

Merger:                 Except as described below, the     Except as described below, the
                        affirmative vote of two-thirds of  affirmative vote of a majority of
                        the outstanding shares of stock    the outstanding shares of stock
                        entitled to vote thereon is        entitled to vote thereon is
                        required to approve a merger or    required to approve a merger or
                        consolidation involving            consolidation involving
                        Commercial or the sale, lease or   Prosperity or the sale, lease or
                        exchange of all or substantially   exchange of all or substantially
                        all of Commercial's assets. No     all of Prosperity's assets. No
                        vote of the shareholders is        vote of the shareholders is
                        required, however, in connection   required, however, in connection
                        with a merger in which Commercial  with a merger in which Prosperity
                        is the surviving corporation and   is the surviving corporation and
                        (1) the agreement of merger for    (1) the agreement of merger for
                        the merger does not amend in any   the merger does not amend in any
                        respect the Commercial's articles  respect the Prosperity Articles
                        of incorporation, (2) each share   of Incorporation, (2) each share
                        of capital stock outstanding       of capital stock outstanding
                        immediately before the merger is   immediately before the merger is
                        to be an identical outstanding or  to be an identical outstanding or
                        treasury share of Commercial       treasury share of Prosperity
                        after the merger and (3) the       after the merger and (3) the
                        number of shares of capital stock  number of shares of capital stock to be issued in the merger (or to  to be issued in the merger (or to
                        be issuable upon conversion of     be issuable upon conversion of
                        any convertible instruments to be  any convertible instruments to be
                        issued in the merger) does not     issued in the merger) does not
                        exceed 20% of the shares of        exceed 20% of the shares of
                        Commercial's capital stock         Prosperity's capital stock
                        outstanding immediately before     outstanding immediately before
                        the merger.                        the merger.

   In addition, Prosperity is subject to the provisions of the Texas Business Combination Law (Articles 13.01 through 13.08 of the TBCA), which provide that a Texas corporation such as Prosperity may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an "Affiliated Shareholder" (generally defined as the holder of 20% or more of the corporation's voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

   The Texas Business Combination Law is not applicable to:

  . the business combination of a corporation:

    (a) where the corporation's original charter or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law,

    (b) that adopts an amendment to its charter or bylaws before December 31, 1997, expressly electing not to be governed by the Texas Business Combination Law, or

    (c) that adopts an amendment to its charter or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law;

  . a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated
    Shareholder:

    (a) as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and

    (b) would not at any time within the three year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

  . a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

  . a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; and

  . a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder's beneficial ownership of the voting shares of the corporation.

   Neither the articles of incorporation nor the bylaws of Prosperity contain any provision expressly providing that Prosperity will not be subject to the Texas Business Combination Law. The Texas Business Combination Law may have the effect of inhibiting a non-negotiated merger or other business combination involving Prosperity, even if such event would be beneficial to Prosperity's shareholders.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COMMERCIAL

   Management's Discussion and Analysis of Financial Condition and Results of Operations of Commercial analyzes the major elements of Commercial's balance sheets and statements of earnings. This section should be read in conjunction with Commercial's consolidated financial statements and accompanying notes and other detailed information appearing elsewhere in this joint proxy statement-prospectus.

Overview

   Net earnings available to common shareholders for the nine months ended September 30, 2000 were $2.0 million or $112.00 per share compared with $2.3 million or $142.69 per share for the nine months ended September 30, 1999, a decrease of 11.7%. The decrease was primarily due to the opening of three new banking locations during 1999 and 2000.

   Total assets at September 30, 2000 were $428.1 million compared with $419.0 million at December 31, 1999. Total assets at December 31, 1999, 1998 and 1997 were $419.0 million, $363.8 million and $333.3 million, respectively. Total loans increased to $154.7 million at September 30, 2000, from $143.3 million at December 31, 1999, an increase of $11.4 million or 8.0%. Total loans at December 31, 1999, 1998 and 1997 were $143.3 million, $105.6 million and $88.4 million, respectively. Total deposits at September 30, 2000 were $385.0 million compared with $343.8 million at December 31, 1999. Total deposits at December 31, 1999, 1998 and 1997 were $343.8 million, $323.7 million and $301.6 million, respectively. Shareholders' equity was $27.0 million at September 30, 2000 compared with $25.8 million at December 31, 1999, an increase of $1.2 million or 4.8%. Shareholders' equity at December 31, 1999, 1998 and 1997 was $25.8 million, $20.3 million and $19.1 million, respectively. Commercial posted returns on average assets of 0.64% and 0.80% for the nine months ended September 30, 2000 and 1999, respectively. The return on average assets for the years ended December 31, 1999, 1998 and 1997 were 0.76%, 0.76% and 0.82%, respectively. Returns on average equity were 10.19% and 14.31% for the nine months ended September 30, 2000 and 1999, respectively. The return on average equity for the years ended December 31, 1999, 1998 and 1997 were 13.34%, 13.34% and 10.27%, respectively.

Results of Operations

 Net Interest Income

   Net interest income represents the amount by which interest income on interest-earning assets, including securities and loans, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of Commercial's earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income. Commercial's net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a "volume change." It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a "rate change."

   Net interest income was $9.2 million for the nine months ended September 30, 2000 compared with $9.0 million for the nine months ended September 30, 1999, an increase of $217,000 or 2.4%. The increase in net interest income resulted primarily from growth in average earning assets to $392.0 million for the nine months ended September 30, 2000 from $357.9 million for the nine months ended September 30 1999, an increase of $34.1 million or 9.5%.

   1999 versus 1998. Net interest income increased from $10.8 million in 1998 to $11.9 million in 1999, a $1.1 million increase, primarily due to growth in interest income of $2.4 million. This increase was partially offset by an increase in interest expense of $1.4 million. This resulted in net interest margins of 3.25% and 3.37% and net interest spreads of 2.58% and 2.57% for 1999 and 1998, respectively.

   1998 versus 1997. Net interest income totaled $10.8 million in 1998 compared with $9.9 million in 1997, an increase of $956,000 or 9.7%. The additional interest income resulted from an increase in average interest-earning assets of $56.0 million in 1998 over 1997, versus an increase in average interest-bearing liabilities of $48.2 million during the same period. A decrease in the net interest margin to 3.37% in 1998 from 3.72% in 1997 partially offset the increase.

   The following tables set forth for the periods indicated an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest earned or paid on such amounts, and the average rate earned or paid. The tables also set forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Nonaccruing loans have been included in the table as loans carrying a zero yield.

                                       Nine Months Ended September 30,
                          ---------------------------------------------------------
                                      2000                         1999
                          ---------------------------- ----------------------------
                            Average   Interest Average   Average   Interest Average
                          Outstanding Earned/  Yield/  Outstanding Earned/  Yield/
                            Balance     Paid   Rate(1)   Balance     Paid   Rate(1)
                          ----------- -------- ------- ----------- -------- -------
                                           (Dollars in thousands)
Assets:
Interest-earning assets:
  Loans.................   $149,282   $ 9,682   8.65%   $120,536   $ 7,412   8.20%
  Securities............    219,873    10,390   6.30     229,212    10,598   6.16
  Federal funds sold....     22,887     1,051   6.12       8,135       306   5.01
                           --------   -------           --------   -------
  Total interest-earning
   assets...............    392,042    21,123   7.18     357,883    18,316   6.82
                                      -------                      -------
  Less allowance for
   credit losses........     (2,289)                      (2,083)
                           --------                     --------
   Total interest-
    earning assets, net
    of allowance........    389,753                      355,800
Nonearning assets.......     28,284                       23,776
FHLB Stock..............      2,983                        3,214
                           --------                     --------
   Total assets.........   $421,020                     $382,790
                           ========                     ========
Liabilities and
 Shareholders' Equity:
Interest-bearing
 liabilities:
  Interest-bearing
   demand deposits......    113,847     3,775   4.42%    115,086     3,187   3.69%
  Savings and money
   market accounts......     71,236     2,159   4.04      65,712     1,708   3.46
  Time deposits.........    114,359     4,681   5.46      87,894     3,143   4.77
  Federal funds
   purchased and other
   borrowings...........     29,031     1,326   6.09      30,700     1,313   5.71
                           --------   -------           --------   -------
  Total interest-bearing
   liabilities..........    328,473    11,941   4.85     299,392     9,351   4.16
                                      -------                      -------
Noninterest-bearing
 liabilities:
  Demand deposits.......     61,135                       55,794
  Other liabilities.....      5,034                        3,252
  Minority interest.....         --                        3,084
                           --------                     --------
   Total liabilities....    394,642                      361,522
Shareholders' equity....     26,378                       21,268
                           --------                     --------
   Total liabilities and
    shareholders'
    equity..............   $421,020                     $382,790
                           ========                     ========
Net interest income.....              $ 9,182                      $ 8,965
                                      =======                      =======
Net interest spread.....                        2.34%                        2.66%
Net interest margin.....                        3.12%                        3.34%

--------
(1) Annualized

                                                         Years Ended December 31,
                          --------------------------------------------------------------------------------------
                                      1999                         1998                         1997
                          ---------------------------- ---------------------------- ----------------------------
                            Average   Interest Average   Average   Interest Average   Average   Interest Average
                          Outstanding Earned/  Yield/  Outstanding Earned/  Yield/  Outstanding Earned/  Yield/
                            Balance     Paid    Rate     Balance     Paid    Rate     Balance     Paid    Rate
                          ----------- -------- ------- ----------- -------- ------- ----------- -------- -------
                                                          (Dollars in thousands)
Assets:
Interest-earning assets:
 Loans..................   $125,491   $10,324   8.23%   $ 95,659   $ 8,532   8.92%   $ 79,837    $7,504   9.40%
 Securities.............    224,245    13,878   6.19     213,610    13,428   6.29     171,807    10,979   6.39
 Federal funds sold.....     15,723       844   5.37      11,909       644   5.41      13,573       744   5.49
                           --------   -------           --------   -------           --------    ------
 Total interest-earning
  assets................    365,459    25,046   6.85     321,178    22,604   7.04     265,217    19,227   7.25
                                      -------                      -------                       ------
 Less allowance for
  credit losses.........     (2,126)                      (1,723)                      (1,023)
                           --------                     --------                     --------
 Total interest-earning
  assets, net of
  allowance.............    363,333                      319,455                      264,194
Nonearning assets.......     22,763                       24,381                       27,404
FHLB Stock..............      3,928                        1,723                          941
                           --------                     --------                     --------
 Total assets...........   $390,024                     $345,559                     $292,539
                           ========                     ========                     ========

Liabilities and
 shareholders' equity:
Interest-bearing
 liabilities:
 Interest-bearing demand
  deposits..............    115,942     4,393   3.79%    106,511     4,342   4.08%     81,532     3,252   3.99%
 Savings and money
  market accounts.......     65,500     2,383   3.64      55,101     2,027   3.68      45,184     1,533   3.39
 Time deposits..........     91,265     4,340   4.75      90,249     4,688   5.19      86,221     4,433   5.14
 Federal funds purchased
  and other borrowings..     34,938     2,040   5.84      11,879       738   6.21       2,633       156   5.96
                           --------   -------           --------   -------           --------    ------
 Total interest-bearing
  liabilities...........    307,645    13,156   4.28     263,740    11,795   4.47     215,570     9,374   4.35
                                      -------                      -------                       ------
Noninterest-bearing
 liabilities:
 Demand deposits........     56,549                       53,651                       49,174
 Other liabilities......      1,351                        5,701                        1,839
 Minority interest......      2,313                        2,826                        2,679
                           --------                     --------                     --------
 Total liabilities......    367,858                      325,918                      269,262
Shareholders' equity....     22,166                       19,641                       23,277
                           --------                     --------                     --------
 Total liabilities and
  shareholders' equity..   $390,024                     $345,559                     $292,539
                           ========                     ========                     ========
Net interest income.....              $11,890                      $10,809                       $9,853
                                      =======                      =======                       ======
Net interest spread.....                        2.58%                        2.57%                        2.90%
Net interest margin.....                        3.25%                        3.37%                        3.72%

   The following tables present the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguish between the increase (decrease) related to outstanding balances and the volatility of interest rates. For purposes of these tables, changes attributable to both rate and volume which can be segregated have been allocated to rate.

                                                          Nine Months Ended
                                                            September 30,
                                                         ----------------------
                                                            2000 vs. 1999
                                                         ----------------------
                                                           Increase
                                                          (Decrease)
                                                            Due to
                                                         --------------
                                                         Volume   Rate   Total
                                                         ------  ------  ------
                                                             (Dollars in
                                                              thousands)
   Interest-earning assets:
   Loans................................................ $1,768  $  502  $2,270
   Securities...........................................   (432)    224    (208)
   Federal funds sold...................................    556     189     745
                                                         ------  ------  ------
     Total increase (decrease) in interest income.......  1,892     915   2,807
                                                         ------  ------  ------
   Interest-bearing liabilities:
   Interest-bearing demand deposits.....................    (34)    622     588
   Savings and money market accounts....................    143     308     451
   Certificates of deposit..............................    946     592   1,538
   Federal funds purchased and other borrowings.........    (71)     84      13
                                                         ------  ------  ------
     Total increase (decrease) in interest expense......    984   1,606   2,590
                                                         ------  ------  ------
     Increase (decrease) in net interest income......... $  908  $ (691) $  217
                                                         ======  ======  ======

                                          Years Ended December 31,
                                 ----------------------------------------------
                                    1999 vs. 1998           1998 vs. 1997
                                 ---------------------  -----------------------
                                   Increase                Increase
                                  (Decrease)            (Decrease) Due
                                    Due To                    To
                                 -------------          ---------------
                                 Volume  Rate   Total   Volume   Rate    Total
                                 ------ ------  ------  ------  -------  ------
                                           (Dollars in thousands)
Interest-earning assets:
  Loans......................... $2,661 $ (869) $1,792  $1,487  $  (459) $1,028
  Securities....................    669   (219)    450   2,671     (222)  2,449
  Federal funds sold............    206     (6)    200     (91)      (9)   (100)
                                 ------ ------  ------  ------  -------  ------
    Total increase (decrease) in
     interest income............  3,536 (1,094)  2,442   4,067     (690)  3,377
                                 ------ ------  ------  ------  -------  ------
Interest-bearing liabilities:
  Interest-bearing demand
   deposits.....................    384   (333)     51     996       94   1,090
  Savings and money market
   accounts.....................    383    (27)    356     336      158     494
  Certificates of deposit.......     53   (401)   (348)    207       48     255
  Federal funds purchased and
   other borrowings.............  1,433   (131)  1,302     548       34     582
                                 ------ ------  ------  ------  -------  ------
    Total increase (decrease) in
     interest expense...........  2,253   (892)  1,361   2,087      334   2,421
                                 ------ ------  ------  ------  -------  ------
Increase (decrease) in net
 interest income................ $1,283 $ (202) $1,081  $1,980  $(1,024) $  956
                                 ====== ======  ======  ======  =======  ======

 Provision for Credit Losses

   Provisions for credit losses are charged to income to bring the total allowance for credit losses to a level deemed appropriate by management of Commercial based on such factors as historical experience, the volume and type of lending conducted by Commercial, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in Commercial's portfolio. For a further discussion of our allowance for credit losses, see "--Financial Condition--Allowance for Credit Losses."

   Commercial made no provision for credit losses for the nine months ended September 30, 2000 compared with a provision of $115,000 for the nine months ended September 30, 1999. For the nine months ended September 30, 2000, net recoveries were $134,000. For the years ended December 31, 1999, 1998 and 1997, Commercial recorded provisions for credit losses of $140,000, $25,000 and $530,000, respectively.

 Noninterest Income

   Commercial's primary sources of recurring noninterest income are service charges on deposit accounts and fee income. Noninterest income for the nine months ended September 30, 2000 decreased to $1.8 million from $2.0 million for the nine months ended September 30, 1999, a decrease of $243,000 or 12.0%. The decrease was primarily due to the collection of a loan previously charged-off in excess of the amount charged-off. The proceeds collected in excess of the amount previously charged-off were recorded as noninterest income. Noninterest income for the year ended December 31, 1999 was $2.6 million, an increase of $314,000 or 13.6% from $2.3 million in 1998. Noninterest income was $2.5 million for the year ended December 31, 1997, a decrease of 7.1% for 1998.

   The following table presents, for the periods indicated, the major categories of noninterest income:

                                              Nine Months
                                                 Ended     Years Ended December
                                             September 30,         31,
                                             ------------- --------------------
                                              2000   1999   1999   1998   1997
                                             ------ ------ ------ ------ ------
                                                   (Dollars in thousands)
Service charges on deposit accounts......... $1,424 $1,421 $1,915 $1,992 $2,341
Other noninterest income....................    353    599    715    324    153
                                             ------ ------ ------ ------ ------
  Total noninterest income.................. $1,777 $2,020 $2,630 $2,316 $2,494
                                             ====== ====== ====== ====== ======

 Noninterest Expense

   Noninterest expense totaled $7.9 million for the nine months ended September 30, 2000 compared with $7.2 million for the nine months ended September 30, 1999, an increase of $665,000 or 9.2%. For the years ended December 31, 1999, 1998 and 1997, noninterest expense totaled $9.7 million, $8.9 million and $8.2 million, respectively. The 8.4% increase in 1999 was primarily the result of the opening of two branch locations in 1999. In addition, net occupancy expense increased from $854,000 in 1998 to $914,000 in 1999, an increase of $60,000 or 7.0%. The increase in total noninterest expense for 1998 over 1997 of $730,000 or 8.9% was primarily the result of increased rent expense and increased depreciation expense. Commercial's efficiency ratios, calculated by dividing total noninterest expenses (excluding securities losses) by net interest income plus noninterest income, were 66.7% in 1999, 68.1% in 1998 and 66.4% in 1997.

   The following table presents, for the periods indicated, the major categories of noninterest expense:

                              Nine Months
                                 Ended     Years Ended December
                             September 30,         31,
                             ------------- --------------------
                              2000   1999   1999   1998   1997
                             ------ ------ ------ ------ ------
                                   (Dollars in thousands)
Employee compensation and
 benefits................... $4,254 $3,764 $4,951 $4,549 $4,173
Non-staff expenses:
  Net occupancy expense.....    921    730    914    854    754
  Furniture and equipment...    555    506    681    590    531
  Legal and professional
   fees.....................    299    267    338    313    296
  Data processing...........    473    469    771    740    602
  Other real estate and
   repossessed assets.......     11     --     15     --     (4)
  Minority interest.........     --    334    419    381    356
  Other.....................  1,391  1,169  1,595  1,504  1,493
                             ------ ------ ------ ------ ------
    Total non-staff
     expenses...............  3,650  3,475  4,733  4,382  4,028
                             ------ ------ ------ ------ ------
    Total noninterest
     expense................ $7,904 $7,239 $9,684 $8,931 $8,201
                             ====== ====== ====== ====== ======

   Employee compensation and benefits expense for the nine months ended September 30, 2000 was $4.3 million, an increase of $490,000 or 13.0% compared with $3.8 million for the same period in 1999. The increase was due primarily to the addition of new locations. The number of full-time equivalent employees was 142 at September 30, 2000 compared with 138 at September 30, 1999, an increase of 2.9%. Employee compensation and benefits at December 31, 1999, 1998 and 1997 was $5.0 million, $4.6 million and $4.2 million, respectively.

 Income Taxes

   Federal income tax is reported as income tax expense and is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of nondeductible interest expense and the amount of other non-deductible expense. Income tax expense decreased $309,000 to $1.0 million for the nine months ended September 30, 2000 from $1.3 million for the same period in 1999. The decrease was primarily attributable to decreased taxable income. The effective tax rates in 1999, 1998 and 1997 were 37.0%, 37.1% and 33.9%, respectively.

   Additionally, the State of Texas imposes a Texas franchise tax. Taxable income for the income tax component of the Texas franchise tax is the federal pre-tax income, plus certain officers' salaries, less interest income from federal securities. Total franchise tax expense was $60,000 in 1999, $59,000 in 1998 and $60,000 in 1997. Such expense was included as a part of other noninterest expense.

 Impact of Inflation

   The effects of inflation on the local economy and on Commercial's operating results have been relatively modest for the past several years. Since substantially all of Commercial's assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. Commercial tries to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities. See "--Financial Condition--Interest Rate Sensitivity and Liquidity" below.

Financial Condition

 Loan Portfolio

   Commercial provides a broad range of commercial, real estate and consumer loan products to small and medium-sized businesses and individuals. Total loans were $154.7 million at September 30, 2000, an increase of $11.4 million or 8.0% from $143.3 million at December 31, 1999. Loan growth occurred primarily in commercial and industrial loans and mortgage loans. Loans comprised 38.6% of total earning assets at September 30, 2000 compared with 36.9% at December 31, 1999.

   Total loans increased by $37.7 million or approximately 35.7% to $143.3 million at December 31, 1999 from $105.6 million at December 31, 1998. In 1998, total loans increased by $17.2 million to $105.6 million at December 31, 1998 from $88.4 million at December 31, 1997.

   The following table summarizes the loan portfolio of Commercial by type of loan at the periods indicated:

                                                September 30,     December 31,
                                                     2000             1999
                                               ---------------- ----------------
                                                Amount  Percent  Amount  Percent
                                               -------- ------- -------- -------
                                                    (Dollars in thousands)
Commercial and industrial..................... $ 17,623   11.4% $ 13,724    9.6%
Real estate:
  Construction and land development...........   17,638   11.4    17,318   12.1
  1-4 family residential......................   71,635   46.3    67,879   47.4
  Commercial mortgages........................   28,870   18.7    25,986   18.1
  Farmland....................................    1,192    0.8     1,148    0.8
  Multi-family residential....................    1,232    0.8     1,234    0.9
Consumer/Other................................   16,508   10.6    16,009   11.1
                                               --------  -----  --------  -----
    Total loans............................... $154,698  100.0% $143,298  100.0%
                                               ========  =====  ========  =====

                                                    December 31,
                          ----------------------------------------------------------------
                                1998            1997            1996            1995
                          ---------------- --------------- --------------- ---------------
                           Amount  Percent Amount  Percent Amount  Percent Amount  Percent
                          -------- ------- ------- ------- ------- ------- ------- -------
                                               (Dollars in thousands)
Commercial and
 industrial.............  $ 16,270   15.4% $16,610   18.8% $13,148   17.9% $14,882   19.3%
Real estate:
  Construction and land
   development..........    10,750   10.2    8,660    9.8    3,790    5.2    2,449    3.2
  1-4 family
   residential..........    43,519   41.2   27,092   30.5   22,320   30.4   23,055   29.9
  Commercial mortgages..    19,196   18.2   20,238   22.9   18,898   25.7   18,426   23.9
  Farmland..............       307    0.3      402    0.5    1,038    1.4      982    1.3
  Multi-family
   residential..........       984    0.9      897    1.0      977    1.3    4,662    6.0
Consumer/Other..........    14,602   13.8   14,536   16.5   13,355   18.1   12,714   16.4
                          --------  -----  -------  -----  -------  -----  -------  -----
   Total loans..........  $105,628  100.0% $88,435  100.0% $73,526  100.0% $77,170  100.0%
                          ========  =====  =======  =====  =======  =====  =======  =====

   The primary lending focus of Commercial is to small and medium-sized businesses. Commercial offers business loans, commercial real estate loans, equipment loans, working capital loans, term loans, revolving lines of credit and letters of credit. Most commercial loans are collateralized and on payment programs. The purpose of a particular loan generally determines its structure. In almost all cases, Commercial requires personal guarantees on commercial loans to help assure repayment.

   Commercial's commercial mortgage loans are generally secured by first liens on real estate and amortize over a 10 to 20 year period with balloon payments due at the end of one to nine years. Slightly more than one-half of these commercial mortgage loans have floating interest rates. In underwriting commercial mortgage loans, consideration is given to the property's operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit checks, appraisals and a review of the financial condition of the borrower.

   Commercial makes loans to finance the construction of residential and, to a limited extent, nonresidential properties. Construction loans generally are secured by first liens on real estate. Commercial conducts periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above are also used in Commercial's construction lending activities. In keeping with the community-oriented nature of its customer base, Commercial provides construction and permanent financing for churches located within its market area.

   Commercial rarely makes loans at its legal lending limit. Lending officers are assigned various levels of loan approval authority based upon their respective levels of experience and expertise. Commercial's strategy for approving or disapproving loans is to follow conservative loan policies and underwriting practices which include: (1) granting loans on a sound and collectible basis; (2) investing funds properly for the benefit of shareholders and the protection of depositors; (3) serving the legitimate needs of the community and Commercial's general market area while obtaining a balance between maximum yield and minimum risk; (4) ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan; (5) developing and maintaining adequate diversification of the loan portfolio as a whole and of the loans within each category; and (6) ensuring that each loan is properly documented and, if appropriate, insurance coverage is adequate. Commercial's loan review and compliance personnel interact daily with commercial and consumer lenders to identify potential underwriting or technical exception variances. In addition, Commercial has placed increased emphasis on the early identification of problem loans to aggressively seek resolution of the situations and thereby keep loan losses at a minimum. Management believes that this strict adherence to conservative loan policy guidelines has contributed to Commercial's below average level of loan losses compared to its industry peer group over the past few years.

   Commercial's loans collateralized by single-family residential real estate generally are originated in amounts of no more than 90% of the lower of cost or appraised value. Commercial requires mortgage title insurance and hazard insurance in the amount of the loan. Commercial generally retains all of the mortgage loans it originates. As of September 30, 2000, Commercial's one to four family real estate loan portfolio was $71.6 million. A significant portion of this amount is repriceable after one year.

   Commercial provides a wide variety of consumer loans including motor vehicle, watercraft, education loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 72 months and vary based upon the nature of collateral and size of loan.

   The contractual maturity ranges of each of the primary categories of Commercial's loan portfolio and the amount of such loans with predetermined interest rates and floating interest rates in each maturity range as of December 31, 1999 are summarized in the following table:

                                                     December 31, 1999
                                            -----------------------------------
                                              One   After One   After
                                            Year or  Through    Five
                                             Less   Five Years  Years   Total
                                            ------- ---------- ------- --------
                                                  (Dollars in thousands)
Commercial and industrial.................. $ 8,309  $ 4,444   $   971 $ 13,724
Construction and land development..........  11,156    2,143     4,019   17,318
1-4 family residential.....................   5,769    9,658    52,452   67,879
Commercial mortgages.......................   5,429    4,221    16,336   25,986
Farmland...................................     179      215       754    1,148
Multi-family residential...................     289      375       570    1,234
Consumer/Other.............................   5,215    7,175     3,619   16,009
                                            -------  -------   ------- --------
  Total.................................... $36,346  $28,231   $78,721 $143,298
                                            =======  =======   ======= ========
Loans with a predetermined interest rate... $12,574  $17,964   $63,769 $ 94,307
Loans with a floating interest rate........  23,772   10,267    14,952   48,991
                                            -------  -------   ------- --------
  Total.................................... $36,346  $28,231   $78,721 $143,298
                                            =======  =======   ======= ========

 Nonperforming Assets

   Commercial has several procedures in place to assist it in maintaining the overall quality of its loan portfolio. Commercial has established underwriting guidelines to be followed by its officers and also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that Commercial's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

   Nonperforming assets were $1.0 million at September 30, 2000 compared with $1.3 million at December 31, 1999. The ratio of nonperforming assets to total loans and other real estate owned was 0.63% and 0.88% at September 30, 2000 and December 31, 1999, respectively. Nonperforming assets increased during 1999 from $386,000 at December 31, 1998 to $1.3 million at December 31, 1999. Nonperforming assets decreased $1.6 million from December 31, 1997 to December 31, 1998.

   Commercial generally places a loan on nonaccrual status and ceases to accrue interest when loan payment performance is deemed unsatisfactory. Loans where the interest payments jeopardize the collection of principal are placed on nonaccrual status, unless the loan is both well-secured and in the process of collection. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction of principal as long as doubt exists as to collection. While Commercial is sometimes required to revise a loan's interest rate or repayment terms in a troubled debt restructuring, Commercial had no restructured loans at September 30, 2000 and $5,000 in restructured loans at December 31, 1999. In addition to an internal loan review, Commercial retains The Bankers Advantage Group for a semi-annual external review to evaluate the loan portfolio.

   Commercial obtains appraisals on loans secured by real estate, as required by applicable regulatory guidelines, and may update such appraisals for loans categorized as nonperforming loans and potential problem loans. In instances where updated appraisals reflect reduced collateral values, an evaluation of the borrower's overall financial condition is made to determine the need, if any, for possible writedowns or appropriate additions to the allowance for loan losses. Commercial records other real estate at fair value at the time of acquisition, less estimated costs to sell.

   A loan is considered impaired based on current information and events if it is probable that Commercial will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or based on the fair value of the collateral if the loan is collateral-dependent.

   The following table presents information regarding nonperforming assets as of the dates indicated:

                                                      December 31,
                                September 30, --------------------------------
                                    2000       1999   1998   1997   1996  1995
                                ------------- ------  ----  ------  ----  ----
                                          (Dollars in thousands)
Nonaccrual loans..............      $376      $  756  $103  $1,681  $642  $226
Accruing loans past due 90
 days or more.................        59           4   133     258   162   267
Restructured loans............        --           5   150      --    --    --
Other real estate.............       544         500    --      --    38   141
                                    ----      ------  ----  ------  ----  ----
  Total nonperforming assets..      $979      $1,265   386  $1,939  $842  $634
                                    ====      ======  ====  ======  ====  ====
Nonperforming assets to total
 loans and other real estate..      0.63%       0.88% 0.37%   2.19% 1.14% 0.82%

 Allowance for Credit Losses

   The allowance for credit losses is a reserve established through charges to earnings in the form of a provision for credit losses. Management has established an allowance for credit losses which it believes is adequate for estimated losses in Commercial's loan portfolio. Based on an evaluation of the loan portfolio, management presents a monthly review of the allowance for credit losses to Commercial's board of directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance. In making its evaluation, management considers the diversification by industry of Commercial's commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security and the evaluation of its loan portfolio by the semi-annual external loan review conducted by The Bankers Advantage Group. Charge-offs occur when loans are deemed to be uncollectible.

   Commercial follows an internal loan review program to evaluate the credit risk in the loan portfolio. In addition, Commercial contracts with The Bankers Advantage Group to perform an external loan review semi-annually. Through the loan review process, Commercial maintains an internal loan watch list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for credit losses. Loans internally categorized as "substandard" or in the more severe categories of "doubtful" or "loss" are those loans that at a minimum have clear and defined weaknesses such as a highly-leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the debt. At September 30, 2000, Commercial had $872,000 of such loans compared with $1.6 million at September 30, 1999, a 44.3% decrease. The primary reason for the decrease was the collection of loans which had been previously categorized as substandard.

   Loans categorized on the internal loan watch list as "watch list only" and "other assets especially mentioned" are those loans that show warning elements where the present status portrays one or more deficiencies that require attention in the short term or where pertinent ratios of the loan account have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a loan categorized as substandard, doubtful or loss but do show weakened elements as compared with those of a satisfactory credit. Commercial reviews these loans to assist in assessing the adequacy of the allowance for credit losses. At September 30, 2000, Commercial had $822,000 of such loans. Since September 30, 2000, as a result of the monthly review of the loan portfolio by Commercial's management and the results of a recent regulatory examination, Commercial has added loans to the "watch list only" and "other assets especially mentioned" categories. As of December 19, 2000, Commercial had $6.1 million of loans in these categories.

   In order to determine the adequacy of the allowance for credit losses, management considers the risk classification or delinquency status of loans and other factors, such as collateral value, portfolio composition, trends in economic conditions and the financial strength of borrowers. Management establishes specific allowances for loans which management believes require reserves greater than those allocated according to their classification or delinquent status. An unallocated allowance is also established based on historical charge-off experience. Commercial then charges to operations a provision for credit losses to maintain the allowance for credit losses at an adequate level determined by the foregoing methodology.

   In originating loans, Commercial recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for such loan. Commercial maintains an allowance for credit losses based upon, among other things, historical experience, the volume and type of lending conducted by Commercial, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in Commercial's portfolio. In addition to unallocated allowances, specific allowances are provided for individual loans when ultimate collection is considered improbable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the collateral for the loan.

   Management actively monitors Commercial's asset quality and provides specific loss allowances when necessary. Loans are charged-off against the allowance for credit losses when appropriate. Although management believes it uses the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if economic conditions differ from the assumptions used in making the initial determinations. As of September 30, 2000, the allowance for credit losses amounted to $2.4 million or 1.56% of total loans. The allowance for credit losses as a percentage of nonperforming loans was 554.48% at September 30, 2000.

   For the twelve months ended December 31, 1999, net loan recoveries totaled $306,000 or 2.4% of average loans outstanding for the period compared with $256,000 in net loan recoveries or 2.7% of average loans for the year ended December 31, 1998. During 1999, Commercial recorded a provision for credit losses of $140,000 compared with $25,000 for 1998. The increase in the provision for 1999 is the result of a $37.7 million increase in loans during 1999. Commercial made a provision for credit losses of $530,000 for 1997. At December 31, 1999, the allowance for credit losses totaled $2.3 million, or 1.59% of total loans. At December 31, 1998 and 1997, the allowance for credit losses totaled $1.8 million or 1.73% of total loans and $1.6 million or 1.75% of total loans, respectively.

   The following table presents, for the periods indicated, an analysis of the allowance for credit losses and other related data:

                          Nine Months
                             Ended             Years Ended December 31,
                         September 30, -----------------------------------------------
                             2000        1999       1998      1997     1996     1995
                         ------------- --------   --------   -------  -------  -------
                                         (Dollars in thousands)
Average loans
 outstanding............   $149,282    $125,491   $ 95,659   $79,837  $75,864  $75,732
                           ========    ========   ========   =======  =======  =======
Gross loans outstanding
 at end of period.......   $154,698    $143,298   $105,628   $88,435  $73,526  $77,170
                           ========    ========   ========   =======  =======  =======
Allowance for credit
 losses at beginning of
 period.................   $  2,278    $  1,832   $  1,551   $ 1,045  $ 1,147  $ 1,116
Provision for credit
 losses.................         --         140         25       530     (100)    (123)
Charge-offs:
  Commercial and
   industrial...........       (100)        (17)       (67)      (80)     (33)     (37)
  Real estate...........         --          --         --        --       --      (81)
  Consumer..............        (13)         (9)       (16)      (27)     (42)     (13)
  Other.................         --          --         --       (27)     (16)      --
Recoveries:
  Commercial and
   industrial...........          8         202        271        58       43      157
  Real estate...........        204         101         52        37       39      112
  Consumer..............         35          16         16        14        7       16
  Other.................         --          13         --         1       --       --
                           --------    --------   --------   -------  -------  -------
Net loan (charge-offs)
 recoveries.............        134         306        256       (24)      (2)     154
Allowance for credit
 losses at end of
 period.................   $  2,412    $  2,278   $  1,832   $ 1,551  $ 1,045  $ 1,147
                           ========    ========   ========   =======  =======  =======
Ratio of allowance to
 end of period loans....       1.56%       1.59%      1.73%     1.75%    1.42%    1.49%
Ratio of net loan
 (recoveries) charge-
 offs to average loans..      (0.09)%     (0.24)%    (0.27)%    0.03%      --%   (0.20)%
Ratio of allowance to
 end of period
 nonperforming loans....     554.48%     297.78%    474.61%    79.99%  129.98%  232.66%

   The following tables describe the allocation of the allowance for credit losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                       December 31,
                            September 30,   -----------------------------------
                                2000              1999              1998
                          ----------------- ----------------- -----------------
                                 Percent of        Percent of        Percent of
                                  Loans to          Loans to          Loans to
                                   Total             Total             Total
                          Amount   Loans    Amount   Loans    Amount   Loans
                          ------ ---------- ------ ---------- ------ ----------
                                         (Dollars in thousands)
Balance of allowance for
 credit losses
 applicable to:
  Commercial and
   industrial............ $  437    18.11%  $  563    24.73%  $  502    27.41%
Real estate:
  Construction and land
   development...........     17     0.69       --       --       --       --
  1-4 family
   residential...........     35     1.46       12     0.53        9     0.50
  Commercial mortgage....     10     0.41       --       --       --       --
  Farmland...............     --       --       --       --       --       --
  Multi-family...........     --       --       --       --       --       --
Consumer.................     25     1.03       18     0.80       13     0.70
Unallocated..............  1,888    78.30    1,685    73.94    1,308    71.39
                          ------   ------   ------   ------   ------   ------
    Total allowance for
     credit losses....... $2,412   100.00%  $2,278   100.00%  $1,832   100.00%
                          ======   ======   ======   ======   ======   ======

                                              December 31,
                          -----------------------------------------------------
                                1997              1996              1995
                          ----------------- ----------------- -----------------
                                 Percent of        Percent of        Percent of
                                  Loans to          Loans to          Loans to
                                   Total             Total             Total
                          Amount   Loans    Amount   Loans    Amount   Loans
                          ------ ---------- ------ ---------- ------ ----------
                                         (Dollars in thousands)
Balance of allowance for
 credit losses
 applicable to:
  Commercial and
   industrial............ $  517    33.30%  $   27     2.54%  $    7     0.63%
Real estate:
  Construction and land
   development...........     22     1.39       --       --       --
  1-4 family
   residential...........      1     0.07       42     4.03       54     4.68
  Commercial mortgage....     --       --        4     0.38        8     0.71
  Farmland...............     --       --       --       --       --       --
  Multi-family...........     --       --       --       --       --       --
Consumer.................     14     0.87       17     1.64       12     1.05
Unallocated..............    997    64.37      955    91.41    1,066    92.93
                          ------   ------   ------   ------   ------   ------
    Total allowance for
     credit losses....... $1,551   100.00%  $1,045   100.00%  $1,147   100.00%
                          ======   ======   ======   ======   ======   ======

   Management believes that the allowance for credit losses at September 30, 2000 is adequate to cover losses inherent in the portfolio as of such date. There can be no assurance, however, that Commercial will not sustain losses in future periods, which could be substantial in relation to the size of the allowance for credit losses at September 30, 2000.

 Securities

   Commercial uses its securities portfolio to ensure liquidity for cash requirements, to manage interest rate risk, to provide a source of income, to ensure collateral is available for municipal pledging requirements and to manage asset quality. Securities totaled $212.2 million at September 30, 2000, an increase of $9.8 million from $202.3 million at December 31, 1999. The increase primarily occurred due to an increase in deposits in excess of the amount of loans funded. At September 30, 2000, securities represented 49.6% of total assets compared with 48.3% of total assets at December 31, 1999. The yield on average securities for the nine months ended September 30, 2000 was 6.30% compared with 6.16% for the same period in 1999. At September 30, 2000, securities included $2.0 million in U.S. Treasury securities, $135.9 million in U.S. Government securities, $38.7 million in mortgage-backed securities, $24.9 million in corporate debt securities and $10.5 million in municipal securities. The average life of the securities portfolio at September 30, 2000 was approximately two and one-half years.

   At December 31, 1999, investment securities totaled $202.3 million, a decrease of $25.1 million from $227.5 million at December 31, 1998. The decrease was primarily attributable to increased loan demand. During 1998, securities increased approximately $34.9 million from $192.6 million at December 31, 1997 to $227.5 million at December 31, 1998. The increase was primarily attributable to increased deposit growth. At December 31, 1999, investment securities represented 48.3% of total assets compared with 62.5% of total assets at December 31, 1998. The yield on the investment portfolio for the year ended December 31, 1999 was 6.19% compared with a yield of 6.29% for the year ended December 31, 1998. The yield on the investment portfolio for the year ended December 31, 1997 was 6.39%.

   The following table summarizes the amortized cost of investment securities held by Commercial as of the dates shown:

                                                            December 31,
                                       September 30, --------------------------
                                           2000        1999     1998     1997
                                       ------------- -------- -------- --------
                                                (Dollars in thousands)
U.S. Treasury securities..............   $  2,003    $  3,011 $ 15,142 $ 29,284
U.S. Government securities............    135,913     131,411  161,847  143,291
Corporate debt securities.............     24,919      28,037   27,610   14,414
Mortgage-backed securities............     38,736      28,772   11,632    4,308
State and municipal securities........     10,466      11,048   11,202    1,304
Other.................................         27          27       27       27
                                         --------    -------- -------- --------
  Total amortized cost................    212,064     202,306  227,460  192,628
Mark to market........................         86           6       --       --
                                         --------    -------- -------- --------
  Total...............................   $212,150    $202,312 $227,460 $192,628
                                         ========    ======== ======== ========

   The following table summarizes the contractual maturity of investment securities on an amortized cost basis and their weighted average yields as of September 30, 2000:

                                                  September 30, 2000
                         -------------------------------------------------------------------------
                                         After One     After Five
                                         Year but       Years but
                          Within One    Within Five    Within Ten      After Ten
                             Year          Years          Years          Years
                         ------------  -------------  -------------  -------------
                         Amount Yield  Amount  Yield  Amount  Yield  Amount  Yield   Total   Yield
                         ------ -----  ------- -----  ------- -----  ------- -----  -------- -----
                                                (Dollars in thousands)
U.S. Treasury
 securities............. $2,003 6.40%  $    --   --%  $    --   --%  $    --   --%  $  2,003 6.40%
U.S. Government
 securities.............  5,049 6.07    53,044 6.22    75,857 6.17     1,963 7.99    135,913 6.21
Corporate debt
 securities.............     --   --    17,909 5.96     7,010 8.02        --          24,919 5.98
Mortgage-backed
 securities.............      2 7.33     4,063 5.88       280 7.69    34,391 6.88     38,736 6.79
State and municipal
 securities.............    725 5.73     3,828 5.81     3,267 5.72     2,646 5.49     10,466 5.69
Other...................     --   --        27 8.09        --   --        --   --         27 8.09
                         ------        -------        -------        -------        --------
 Total amortized cost... $7,779        $78,871        $86,414        $39,000         212,064
                         ======        =======        =======        =======        ========
Mark to market..........                                                                  86   --
                                                                                    --------
 Total..................                                                            $212,150
                                                                                    ========

   The following table summarizes the carrying value and classification of securities as of the dates shown:

                                                             December 31,
                                                      --------------------------
                                                        1999     1998     1997
                                                      -------- -------- --------
                                                        (Dollars in thousands)
   Available for sale...............................  $      8 $      2 $     --
   Held to maturity.................................   202,304  227,458  192,628
                                                      -------- -------- --------
     Total securities...............................  $202,312 $227,460 $192,628
                                                      ======== ======== ========

   The following table summarizes the amortized cost of securities classified as held to maturity and their approximate fair values as of the dates shown:

                                     September 30, 2000                       December 31, 1999
                          ---------------------------------------- ----------------------------------------
                                      Gross      Gross                         Gross      Gross
                          Amortized Unrealized Unrealized   Fair   Amortized Unrealized Unrealized   Fair
                            Cost       Gain       Loss     Value     Cost       Gain       Loss     Value
                          --------- ---------- ---------- -------- --------- ---------- ---------- --------
                                                       (Dollars in thousands)
Held to maturity:
 U.S. Treasury
  securities and
  obligations of U.S.
  government agencies...  $126,676     $15      $(4,335)  $122,356 $134,422     $ 7      $(6,437)  $127,992
 Corporate debt
  securities                23,893      --       (1,075)    22,818   28,037       2       (1,162)    26,877
 Mortgage-backed
  securities............    26,005      34       (1,188)    24,851   28,772      41       (1,644)    27,169
 Obligations of states
  and political
  subdivisions..........     9,743      --         (480)     9,263   11,048      --         (716)    10,332
 Other securities.......        25      --           --         25       25      --           --         25
                          --------     ---      -------   -------- --------     ---      -------   --------
  Total.................  $186,342     $49      $(7,078)  $179,313 $202,304     $50      $(9,959)  $192,395
                          ========     ===      =======   ======== ========     ===      =======   ========

                                     December 31, 1998                        December 31, 1997
                          ---------------------------------------- ----------------------------------------
                                      Gross      Gross                         Gross      Gross
                          Amortized Unrealized Unrealized   Fair   Amortized Unrealized Unrealized   Fair
                            Cost       Gain       Loss     Value     Cost       Gain       Loss     Value
                          --------- ---------- ---------- -------- --------- ---------- ---------- --------
                                                       (Dollars in thousands)
Held to maturity:
 U.S. Treasury
  securities and
  obligations of U.S.
  government agencies...  $176,989    $2,936     $(118)   $179,807 $172,577    $  937     $(160)   $173,354
 Corporate debt
  securities............    27,610       667       (89)     28,188   14,414        54        (4)     14,464
 Mortgage-backed
  securities............    11,632       109       (49)     11,692    4,308        80       (23)      4,365
 Obligations of states
  and political
  subdivisions..........    11,202       127       (44)     11,285    1,304         5        --       1,309
 Other securities.......        25        --        --          25       25        --        --          25
                          --------    ------     -----    -------- --------    ------     -----    --------
  Total.................  $227,458    $3,839     $(300)   $230,997 $192,628    $1,076     $(187)   $193,517
                          ========    ======     =====    ======== ========    ======     =====    ========

   The following table summarizes the amortized cost of securities classified as available for sale and their approximate fair values as of September 30, 2000:

                                                 September 30, 2000
                                       ---------------------------------------
                                                   Gross      Gross
                                       Amortized Unrealized Unrealized  Fair
                                         Cost       Gain       Loss     Value
                                       --------- ---------- ---------- -------
                                               (Dollars in thousands)
Equity securities.....................  $     2     $  4       $ --    $     6
U.S. Treasury securities and
 obligations of U.S government
 agencies.............................   11,237       18        (17)    11,238
Corporate debt securities.............    1,026       --        (15)     1,011
Mortgage-backed securities............   12,732      120        (21)    12,831
Obligations of states and political
 subdivisions.........................      725       --         (3)       722
                                        -------     ----       ----    -------
  Total...............................  $25,722     $142       $(56)   $25,808
                                        =======     ====       ====    =======

   On July 1, 2000, $24.9 million in securities were classified as available for sale. Prior to July 2000, Commercial had an insignificant amount of securities classified as available for sale. Commercial expects to continue classifying a portion of its securities as available for sale.

   At the date of purchase, Commercial classifies debt and equity securities into one of three categories: held to maturity, trading or available for sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held to maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held to maturity or trading are classified as available for sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders' equity until realized.

 Deposits

   Commercial offers a variety of deposit accounts having a wide range of interest rates and terms. Commercial's deposit accounts consist of demand, savings, money market and time accounts. Commercial relies primarily on competitive pricing policies and customer service to attract and retain these deposits. Commercial does not have or accept any brokered deposits.

   At September 30, 2000, demand, money market and savings deposits accounted for approximately 69.6% of total deposits, while certificates of deposit made up 31.4% of total deposits. Noninterest-bearing demand deposits totaled $67.8 million or 17.6% of total deposits at September 30, 2000 compared with $60.4 million or 17.6% of total deposits at December 31, 1999. The average cost of deposits, including noninterest-bearing demand deposits, was 3.92% for the nine months ended September 30, 2000 compared with 3.30% for the same period in 1999. The increase in the average cost of deposits was primarily due to the higher interest rate environment during the first nine months of 2000 compared with the same period in 1999.

   At December 31, 1999, total deposits increased to $343.9 million from $323.7 million at December 31, 1998, an increase of $20.1 million or 6.2%. The increase is attributable to an increase in the amount of deposits held in personal certificates of deposit. In 1998, deposits rose to $323.7 million from $301.6 million in 1997, an increase of $22.1 million or 7.3%. This increase is primarily attributable to an increase in public funds deposits. Commercial's ratio of average noninterest-bearing demand deposits to average total deposits for years ended December 31, 1999, 1998 and 1997 were 17.2%, 17.6% and 18.8%, respectively.

   The following table presents for the periods indicated the daily average balances and weighted average rates paid on deposits:

                          Nine Months
                             Ended              Years Ended December 31,
                         September 30,  -------------------------------------------
                             2000           1999           1998           1997
                         -------------  -------------  -------------  -------------
                          Amount  Rate   Amount  Rate   Amount  Rate   Amount  Rate
                         -------- ----  -------- ----  -------- ----  -------- ----
                                         (Dollars in thousands)
Noninterest-bearing
 demand................. $ 61,135   --% $ 56,549   --% $ 53,651   --% $ 49,174   --%
Interest-bearing
 demand.................  113,847 4.42   115,942 3.79   106,511 4.08    81,532 3.99
Savings and money
 market.................   71,236 4.04    65,500 3.64    55,101 3.68    45,184 3.39
Time....................  114,359 5.46    91,265 4.75    90,249 5.19    86,221 5.14
                         -------- ----  -------- ----  -------- ----  -------- ----
  Total deposits........ $360,577 3.92% $329,256 3.38% $305,512 3.62% $262,111 3.52%
                         ======== ====  ======== ====  ======== ====  ======== ====

   The following table sets forth the amount of Commercial's certificates of deposit that are $100,000 or greater by time remaining until maturity:

                                                                   September 30,
                                                                       2000
                                                                   -------------
                                                                    (Dollars in
                                                                    thousands)
      Three months or less........................................    $20,349
      Over three months through six months........................      9,928
      Over six months through one year............................     11,519
      Over one year...............................................      5,826
                                                                      -------
        Total.....................................................    $47,622
                                                                      =======

 Interest Rate Sensitivity and Liquidity

   Commercial's asset liability and funds management policy provides management with the necessary guidelines for effective funds management, and Commercial has established a measurement system for monitoring its net interest rate sensitivity position.

   Interest rate risk is managed by the Funds Management and Interest Rate Risk Committee ("Funds Committee") which is composed of certain officers and directors of Heritage Bank, in accordance with policies approved by Heritage's board of directors. The Funds Committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the Funds Committee considers the impact on earnings and capital based on the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The Funds Committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity, commitments to originate loans, and the maturities of investments and borrowings. Additionally, the Funds Committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management uses two methodologies to manage interest rate risk: (1) an analysis of relationships between interest-earning assets and interest-bearing liabilities; and (2) an interest rate shock simulation model. Commercial has traditionally managed its business to reduce its overall exposure to changes in interest rates, however, under current policies of Commercial's and Heritage's boards of directors, management has been given some latitude to increase Commercial's interest rate sensitivity position within certain limits if, in management's judgement, it will enhance profitability. As a result, changes in market interest rates may have a greater impact on Commercial's financial performance in the future than they have had historically.

   To effectively measure and manage interest rate risk, Commercial uses an interest rate shock simulation model to determine the impact on net interest income under various interest rate scenarios, balance sheet trends and strategies. From these simulations, interest rate risk is quantified and appropriate strategies are developed and implemented. Additionally, duration and market value sensitivity measures are utilized when they provide added value to the overall interest rate risk management process. The overall interest rate risk position and strategies are reviewed by Commercial's board of directors on an ongoing basis.

   Commercial manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. Commercial does not currently enter into instruments such as leveraged derivatives, interest rate swaps, caps, floors, financial options, financial futures contracts or forward delivery contracts for the purpose of reducing interest rate risk.

   An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP") and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A company is considered to be asset sensitive, or having a positive GAP, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a company is considered to be liability sensitive, or having a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative GAP would tend to affect net interest income adversely, while a positive GAP would tend to result in an increase in net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to affect net interest income adversely. However, it is management's intent to achieve a proper balance so that incorrect rate forecasts should not have a significant impact on earnings.

   The following table sets forth an interest rate sensitivity analysis for Commercial at September 30, 2000:

                                Volumes Subject to Repricing Within
                          ------------------------------------------------------
                                                              Greater
                                       31-180      181-365     than 1
                          0-30 Days     Days        Days        Year     Total
                          ---------   ---------   ---------   --------  --------
                                      (Dollars in thousands)
Interest-earning assets:
  Loans.................  $   2,382   $   2,838   $   3,007   $146,471  $154,698
  Securities............      3,128       3,202       2,528    203,292   212,150
  Time deposits.........        293         297         495        198     1,283
  Federal funds sold and
   other temporary
   investments..........     35,200          --          --         --    35,200
                          ---------   ---------   ---------   --------  --------
Total interest-earning
 assets.................  $  41,003   $   6,337   $   6,030   $349,961  $403,331

Interest-bearing
 liabilities:
  Demand, money market
   and savings
   deposits.............  $ 200,232   $      --   $      --   $     --  $200,232
  Certificates of
   deposit and other
   time deposits........     16,653      48,667      32,656     19,088   117,064
  FHLB advances.........         --          --          --     14,081    14,081
                          ---------   ---------   ---------   --------  --------
Total interest-bearing
 liabilities............  $ 216,885   $  48,667   $  32,656   $ 33,169  $331,377

Period GAP..............  $(175,882)  $ (42,330)  $ (26,626)  $316,792  $ 71,954
Cumulative GAP..........  $(175,882)  $(218,212)  $(244,838)  $ 71,954
Period GAP to total
 assets.................     (41.09)%     (9.89)%     (6.22)%    74.01%
Cumulative GAP to total
 assets.................     (41.09)%    (50.98)%    (57.20)%    16.81%

   Commercial's one-year cumulative GAP position at September 30, 2000 was negative $244.8 million or 57.2% of assets. This is a position that is continually changing and is not necessarily indicative of Commercial's position at any future time. While the GAP position is a useful tool in measuring interest rate risk and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on that measure, without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates. For example, the GAP position reflects only the prepayment assumptions pertaining to the current rate environment. Assets tend to prepay more rapidly during periods of declining interest rates than during periods of rising interest rates. Because of this and other risk factors not contemplated by the GAP position, an institution could have a matched GAP position in the current rate environment and still have its net interest income exposed to increased rate risk. The Funds Committee reviews Commercial's interest rate risk position on a quarterly basis.

   In addition to GAP analysis, Commercial uses an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and the balance sheet, respectively. Contractual maturities and repricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Assumptions based on past experience are incorporated into the model for nonmaturity deposit accounts. Based on Commercial's simulation analysis, Commercial estimates that a 200 basis point rise in rates over the next 12 month period would have an impact of approximately (15.7%) on its net interest income for the period, while a 200 basis point decline in rates over the next 12 month period would have an impact of approximately 6.1% on its net interest income for the period. The results are primarily from the behavior of demand, money market and savings deposits. Commercial has found that historically interest rates on these deposits change more slowly in a rising rate environment than in a declining rate environment. This assumption is incorporated into the simulation model and is generally not fully reflected in a GAP analysis.

   Liquidity involves Commercial's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate Commercial on an ongoing basis. Commercial's liquidity needs are primarily met by growth in core deposits. Although access to purchased funds from correspondent banks is available and has been utilized on occasion to take advantage of investment opportunities, Commercial does not rely on these external funding sources. The cash and federal funds sold position, supplemented by amortizing investments along with payments and maturities within the loan portfolio, have historically created an adequate liquidity position.

 Capital Resources

   Capital management consists of providing equity to support both current and future operations. Commercial is subject to capital adequacy requirements imposed by the Federal Reserve and Heritage Bank is subject to capital adequacy requirements imposed by the Federal Deposit Insurance Corporation. Both the Federal Reserve and the FDIC have adopted risk-based capital requirements for assessing bank holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

   The risk-based capital standards issued by the Federal Reserve require all bank holding companies to have "Tier 1 capital" of at least 4.0% and "total risk-based" capital (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. "Tier 1 capital" generally includes common shareholders' equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. "Tier 2 capital" may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital."

   The Federal Reserve has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets (leverage ratio) of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

   Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. Heritage Bank is subject to capital adequacy guidelines of the FDIC that are substantially similar to the Federal Reserve's guidelines. Also pursuant to FDICIA, the FDIC has promulgated regulations setting the levels at which an insured institution such as the bank would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Heritage Bank is classified "well capitalized" for purposes of the FDIC's prompt corrective action regulations.

   Total shareholders' equity as of September 30, 2000 was $27.0 million, an increase of $1.2 million or 4.8% compared with shareholders' equity of $25.8 million at December 31, 1999. The increase was due to net earnings for the period of $2.0 million offset by the payment of dividends in the amount of $650,000.

   The following table provides a comparison of Commercial's and Heritage Bank's leverage and risk-weighted capital ratios as of September 30, 2000 and December 31, 1999 to the minimum and well-capitalized regulatory standards:

                         Minimum
                         Required      To be Well     Actual Ratio Actual Ratio
                           for      Capitalized Under      at           at
                         Capital    Prompt Corrective December 31, September 30,
                         Purposes   Action Provisions     1999         2000
                         --------   ----------------- ------------ -------------
Commercial
Leverage ratio..........   3.0%(1)         N/A             6.5%         6.4%
Tier 1 risk-based
 capital ratio..........   4.0%            N/A            13.3         13.8
Risk-based capital
 ratio..................   8.0%            N/A            14.5         15.0
Heritage Bank
Leverage ratio..........   3.0%(2)         5.0%            6.5%         6.4%
Tier 1 risk-based
 capital ratio..........   4.0%            6.0%           13.1         13.6
Risk-based capital
 ratio..................   8.0%           10.0%           14.3         14.8

--------
(1) The Federal Reserve may require Commercial to maintain a leverage ratio above the required minimum.
(2) The FDIC may require Heritage Bank to maintain a leverage ratio above the required minimum.

                             BUSINESS OF COMMERCIAL

General

   Commercial was organized as a bank holding company for Heritage Bank in 1979. Heritage Bank is a Texas banking association that was chartered in 1898. Commercial offers a variety of services through Heritage Bank to satisfy the needs of the consumer and commercial customers in its market area. The principal services offered by Commercial include most types of lending, including commercial, consumer and real estate loans. It also offers safe deposit boxes, a night deposit facility, motor bank, wire transfer and ATM cards. As of September 30, 2000, Commercial had total assets of $428.1 million, loans of $154.7 million, total deposits of $385.0 million and total shareholders' equity of $27.0 million.

Facilities

   Commercial conducts business at 11 full service banking locations in and around the Houston metropolitan area. Commercial's headquarters are located at 4295 San Felipe, Suite 100, Houston, Texas in a three story office building in which Commercial leases approximately 18,000 square feet. Commercial owns all of the buildings in which its banking centers are located other than the Downtown, Medical Center, Cypress, Fairfield, Bellaire, and River Oaks/Galleria banking centers. The lease terms of the Medical Center, Cypress, Fairfield, Bellaire and River Oaks/Galleria banking locations expire at various times from the years 2001 through 2007. The lease term of the Downtown location expires in 2012. The expiration dates do not include renewal option periods which may be available.

   The following table sets forth specific information on each of Commercial banking locations:

                                                                         Deposits at
              Location                       Address                  September 30, 2000
              --------                       -------                ----------------------
                                                                    (Dollars in thousands)
      Bellaire................ 6800 West Loop South, Suite 100             $29,450
                               Bellaire, Texas 77041

      Cleveland............... 104 W. Crockett                              52,859
                               Cleveland, Texas 77327

      Cypress(1).............. 26130 Hempstead Highway                      28,272
                               Cypress, Texas 77429

      Downtown................ Two Shell Plaza                               4,908
                               777 Walker
                               Houston, Texas 77002

      Fairfield............... 15050 Fairfield Village Square Drive          5,212
                               Cypress, Texas 77429

      Liberty................. 520 Main Street                              51,134
                               Liberty, Texas 77575

      Magnolia................ 18935 FM 1488 Road                           25,205
                               Magnolia, Texas 77355

      Medical Center.......... 7505 S. Main                                 12,390
                               Houston, Texas 77030

      River Oaks/Galleria..... 4295 San Felipe                              96,862
                               Houston, Texas 77027

      Tanglewood/Memorial..... 5707 Woodway                                  8,244
                               Houston, Texas 77057

      Wharton................. 143 W. Burleson                              70,538
                               Wharton, Texas 77488

      Waugh Drive(2).......... 55 Waugh Drive                                   (2)
                               Houston, Texas 77007

--------
(1) The Cypress branch is expected to relocate to 25820 Northwest Freeway in the fourth quarter of 2001.
(2) Expected to open for business in the first quarter of 2001.

Competition

   The banking business is highly competitive, and the profitability of Commercial depends principally on Commercial's ability to compete in the market areas in which its banking operations are located. Commercial competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based nonbank lenders and certain other nonfinancial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than Commercial. Commercial has been able to compete effectively with other financial institutions by emphasizing customer service, technology and local office decision-making; by establishing long-term customer relationships and building customer loyalty; and by providing products and services designed to address the specific needs of its customers.

Employees

   As of September 30, 2000, Commercial had 142 full-time employees, two of whom were executive officers of Commercial and 12 of whom were executive officers of Heritage Bank. Commercial provides medical and hospitalization insurance to its full-time employees. Commercial considers its relations with its employees to be excellent. Neither Commercial nor Heritage Bank is a party to any collective bargaining agreement.

Legal Proceedings

   Commercial and Heritage Bank from time to time are involved in legal proceedings arising in the normal course of business. Other than such proceedings incidental to their business, Commercial's management does not believe that there is any pending or threatened legal proceedings against Commercial or the bank which, upon resolution, would have a material adverse effect upon Commercial's financial condition, results of operations or cash flows. The continued absence of such proceedings is a condition to Prosperity's obligation to consummate the merger.

Supervision and Regulation

   Bank holding companies and banks are regulated extensively under both federal and state law. Commercial and Heritage Bank are subject to regulation and supervision by the Federal Reserve, the FDIC and the Texas Department of Banking. The deposits of Heritage Bank are insured by the FDIC. Although the various laws and regulations which apply to Commercial and Heritage Bank are intended to insure safe and sound banking practices, they are mainly intended to benefit depositors and the federal deposit insurance fund, not the shareholders of Commercial or Heritage Bank. The following discussion summarizes certain laws and regulations affecting Commercial and Heritage Bank. References to applicable statutes and regulations in this "Supervision and Regulation" section are brief summaries thereof, do not purport to be complete and are qualified in their entirety by reference to such statutes and regulations.

   Commercial is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHC Act") and is registered as such with the Federal Reserve. As a bank holding company, Commercial is required to file with the Federal Reserve an annual report and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve may also make examinations of Commercial and each of its subsidiaries. Under the BHC Act, bank holding companies are prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company engaging in activities other than banking or managing or controlling banks or furnishing services to or performing services for their banking subsidiaries. However, the BHC Act authorizes the Federal Reserve to permit bank holding companies to engage in, and to acquire or retain shares of companies that engage in activities which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

   Under the Gramm-Leach-Bliley Act, bank holding companies may also elect to become financial holding companies if they meet certain requirements relating to capitalization and management and have filed a declaration with the Federal Reserve electing to be a financial holding company. Bank holding companies that elect to become financial holding companies remain subject to all of the rules and regulations governing bank holding companies discussed above. However, financial holding companies may engage not only in activities already permissible for bank holding companies but also in a full range of financial activities, including not only banking, insurance and securities activities, but also merchant banking and additional activities determined to be "financial in nature." Commercial is not a financial holding company.

   The BHC Act requires bank holding companies, including financial holding companies, to obtain the prior approval of the Federal Reserve before they may acquire substantially all of the assets of any bank or ownership or control of any voting shares of any bank if, after such acquisition, they would own or control, directly or indirectly, more than five percent of the voting shares of any such bank.

   The Federal Reserve Act generally imposes certain limitations on extensions of credit and other transactions by and between banks which are members of the Federal Reserve System and other affiliates (which includes any holding company of which such bank is a subsidiary and any other non-bank subsidiary of such holding company). Banks which are not members of the Federal Reserve System are also subject to these limitations. Further, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or the furnishing of services.

   If a depository institution fails to meet regulatory capital requirements, the regulatory agencies can require submission and funding of a capital restoration plan by the institution, place limits on its activities, require the raising of additional capital and, ultimately, require the appointment of a conservator or receiver for the institution. The obligation of a controlling bank holding company to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. If the controlling bank holding company fails to fulfill its obligations and files (or has filed against it) a petition under the Federal Bankruptcy Code, the FDIC's claim may be entitled to a priority in such bankruptcy proceeding over third party creditors of the bank holding company.

   In general, federal and state banking laws and regulations govern all areas of the operations of Commercial and Heritage Bank, including reserves, loans, mortgages, capital, issuances of securities, payment of dividends and establishment of branches. Federal and state bank regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payments may be deemed to constitute an unsafe and unsound practice. Federal and state banking agencies also have authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent banks from engaging in unsafe or unsound practices.

   Commercial is organized under the laws of the State of Texas and is supervised, regulated and regularly examined by the Federal Reserve. Heritage Bank is organized under the laws of the State of Texas and is a member of the Federal Reserve System.

   Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements. Moreover, the federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments may be deemed to constitute an unsafe and unsound practice. Insured banks are prohibited from paying dividends on its capital stock while in default in the payment of any assessment due to the FDIC except in those cases where the amount of the assessment is in dispute and the insured bank has deposited satisfactory security for the payment thereof.

   Other legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions, are from time to time introduced in Congress. Certain of these proposals, if adopted, could significantly change the regulations of banks and the financial services industry. We cannot be predicted whether any of these proposals will be adopted or, if adopted, how these proposals will affect the financial condition or results of operation of Commercial or Heritage Bank.

                  BENEFICIAL OWNERSHIP OF COMMERCIAL STOCK BY
              MANAGEMENT OF COMMERCIAL AND PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of Commercial common stock as of the Record Date by (1) directors and executive officers of Commercial, (2) each person who is known by Commercial to own beneficially 5% or more of the Commercial stock and (3) all directors and executive officers as a group. Also included is the number of shares and percentage of Prosperity common stock to be owned by such persons and by directors and executive officers as a group upon the exchange of Commercial common stock for Prosperity common stock pursuant to the merger. Unless otherwise indicated, based on information furnished by such shareholders, management of Commercial believes that each person has sole voting and dispositive power with respect to all shares of which he is the beneficial owner and the address of such shareholder is the same as Commercial's address.

                                                                                Pro Forma
                                                                 Amount          Amount
                                                              (Percent) and   (Percent) and
                                                                Nature of       Nature of
                                                               Beneficial      Beneficial
                                                              Ownership of    Ownership of
                                                               Commercial      Prosperity
Name of Beneficial Owner       Position with Commercial      Common Stock(1) Common Stock(2)
------------------------       ------------------------      --------------- ---------------
Charles A. Davis, Jr....  Director                                  232            35,960
                                                                  (1.99)%              (*)

Ned S. Holmes...........  Chairman of the Board                   6,678 (3)     1,035,090
                                                                 (36.96)%          (12.82)%

Ned S. Holmes Childrens
 Trust..................  Principal Shareholder                   1,314           203,670
                                                                  (7.27)%           (2.52)%

HF Properties, Ltd......  Principal Shareholder                   2,693 (4)       417,415
                                                                 (14.91)%           (5.17)%

A. Virgil Pace, Jr......  Director                                  638            98,890
                                                                  (3.53)%           (1.23)%

James H. Pouns..........  Director, Vice President,                 104 (5)        16,120
                          Secretary and                              (*)               (*)
                          Treasurer

H. E. Timanus, Jr.......  Director, President and Chief           1,592           246,760
                          Executive                               (8.81)%           (3.06)%
                          Officer

Directors and Executive                                           9,244         1,432,820
 Officers as                                                     (51.17)%          (17.75)%
 a Group (5 persons)....

--------
 *Indicates ownership which does not exceed 1.0%.
(1) The percentage beneficially owned was calculated based on 18,067 shares of Commercial common stock issued and outstanding.
(2) The percentage beneficially owned was calculated based on 5,271,525 shares of Prosperity common stock issued and outstanding and assumes the issuance of 155 shares of Prosperity common stock in exchange for each share of Commercial common stock in connection with the merger.
(3) Includes 2,693 shares held of record by HF Properties, Ltd., of which Mr. Holmes is managing partner, 208 shares held of record by Mr. Holmes as custodian for Erin E. Holmes, 187 shares held of record by Mr. Holmes as custodian for Allison S. Holmes, 969 shares held of record by the Ned S. Holmes Profit Sharing Plan and 500 shares held of record by the spouse of Mr. Holmes. Mr. Holmes expressly disclaims beneficial ownership of the 500 shares held of record by his spouse.
(4) These shares are also included in the above shareholder table under Ned S. Holmes because, as managing partner of the limited partnership, he is deemed to be the beneficial owner of such shares.
(5) Includes 20 shares held of record by Primevest Financial Services, Inc. as custodian for the James H. Pouns Individual Retirement Account.

                  PRINCIPAL HOLDERS OF PROSPERITY COMMON STOCK

   Information regarding ownership of Prosperity common stock by (1) each director and executive officer of Prosperity, (2) all directors and executive officers of Prosperity as a group and (3) each person owning 5% or more of the outstanding shares of Prosperity common stock is contained in Prosperity's proxy statement dated March 17, 2000 for its annual meeting of shareholders held on April 18, 2000, which is incorporated by reference in Prosperity's Annual Report on Form 10-K for the year ended December 31, 1999, incorporated by reference in this joint proxy statement-prospectus.

                  COMPARATIVE MARKET PRICES AND DIVIDEND DATA

   Market prices. The Prosperity common stock commenced trading on The Nasdaq Stock Market National Market System under the symbol "PRSP" on November 12, 1998. Prior to that date, Prosperity's common stock was privately held and not listed on any public exchange or quotation system or actively traded. Quotations of the sales volume and the closing sales prices of the common stock of Prosperity are listed daily in Nasdaq's national market listings.

   There has been no active public trading market for shares of Commercial stock, although it is traded infrequently in private transactions about which Commercial's management has little reliable information regarding price.

   The following table includes, for the periods indicated since Prosperity's initial public offering, the range of high and low sale prices of Prosperity's common stock as quoted by Nasdaq's monthly statistical report. Share prices for the Prosperity common stock have been restated to adjust for the four-for-one stock split effected on September 10, 1998.

                                                                  High     Low
                                                                 ------- -------
      1998 Fourth Quarter (since November 12, 1998)............  $12.625 $12.000
      1999 First Quarter.......................................   13.250  12.063
           Second Quarter......................................   15.000  12.313
           Third Quarter.......................................   16.875  13.875
           Fourth Quarter......................................   17.875  14.000
      2000 First Quarter.......................................   16.563  12.875
           Second Quarter......................................   16.875  13.938
           Third Quarter.......................................   18.875  16.125
           Fourth Quarter......................................   20.000  17.125

   On November 7, 2000, the last trading day prior to the date of the joint announcement by Prosperity and Commercial that they had entered into the merger agreement, as reported in The Wall Street Journal, the closing per share sales price of Prosperity common stock was $18.9375. The pro forma equivalent per share value of the Commercial common stock on November 7, 2000 was $2,935.31 per share. This pro forma equivalent per share value is calculated by multiplying the quoted Prosperity common stock price by the merger exchange ratio of 155. On January 2, 2001, as reported in The Wall Street Journal, the closing price of Prosperity common stock was $19.875. You are urged to obtain current market quotations.

   As of September 30, 2000, Commercial had approximately 314 shareholders of record and Prosperity had approximately 196 shareholders of record. The number of beneficial owners of Prosperity common stock is unknown to Prosperity at this time.

   Following the merger, Prosperity common stock will continue to be quoted by Nasdaq.

   Dividend data. The following table sets forth the dividends declared per share of Commercial common stock and Prosperity common stock for the periods indicated:

                                                           Commercial Prosperity
                                                           ---------- ----------
      1997
        First Quarter.....................................   $24.00     $.025
        Second Quarter....................................    24.00      .025
        Third Quarter.....................................    24.00       .05
        Fourth Quarter....................................    24.00       .05
      1998
        First Quarter.....................................   $24.00     $ .05
        Second Quarter....................................    24.00       .05
        Third Quarter.....................................    24.00       .05
        Fourth Quarter....................................    24.00       .05
      1999
        First Quarter.....................................   $12.00     $ .05
        Second Quarter....................................    12.00       .05
        Third Quarter.....................................    12.00       .05
        Fourth Quarter....................................    12.00       .05
      2000
        First Quarter.....................................   $12.00     $ .09
        Second Quarter....................................    12.00       .09
        Third Quarter.....................................    12.00       .09
        Fourth Quarter....................................    12.00       .09

   The principal source of cash revenues to Commercial is dividends paid by Heritage Bank with respect to its capital stock. The principal source of cash revenues to Prosperity is dividends paid by First Prosperity Bank with respect to its capital stock. There are certain restrictions on the payment of such dividends imposed by federal and state banking laws, regulations and authorities. As of September 30, 2000, an aggregate of approximately $5.3 million was available for payment of dividends by Heritage Bank to Commercial under applicable restrictions, without regulatory approval. As of September 30, 2000, an aggregate of approximately $18.7 million was available for payment of dividends by First Prosperity Bank to Prosperity under applicable restrictions, without regulatory approval. Regulatory authorities could impose administratively stricter limitations on the ability of Heritage Bank or First Prosperity Bank to pay dividends to Commercial or Prosperity, respectively, if such limits were deemed appropriate to preserve certain capital adequacy requirements.

   If Prosperity and Commercial do not merge, the board of directors of Commercial intends to continue to consider the payment of quarterly dividends on the outstanding shares of Commercial common stock. The merger agreement prohibits Commercial from declaring or paying any dividends on shares of Commercial stock, other than its regular quarterly cash dividend of $12.00 per share. The declaration and payment of such dividends will be at the discretion of the board of directors of Commercial and will depend upon future earnings of Commercial, its general financial condition, the success of its business activities, its capital requirements and general business conditions.

                    DESCRIPTION OF PROSPERITY CAPITAL STOCK

General

   Prosperity has authorized two classes of stock: (1) 50,000,000 authorized shares of Prosperity common stock, par value $1.00 per share, 5,251,525 shares of which are issued and outstanding as of September 30, 2000; and (2) 20,000,000 authorized shares of preferred stock, par value $1.00 per share, none of which have been issued. The following summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Prosperity.

Prosperity Common Stock

   The holders of Prosperity common stock are entitled to one vote for each share of Prosperity common stock owned. Except as expressly provided by law and except for any voting rights which may be conferred on any shares of preferred stock issued by the Prosperity board, all voting power is in Prosperity common stock. Holders of Prosperity common stock may not cumulate their votes for the election of directors. Holders of Prosperity common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of Prosperity, or securities of Prosperity convertible into or carrying a right to subscribe to or acquire shares of Prosperity.

   Holders of Prosperity common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Prosperity board. However, the Prosperity board may not declare or pay cash dividends on Prosperity common stock, and no Prosperity common stock may be purchased by Prosperity, unless full dividends on outstanding preferred stock for all past dividend periods and for the current dividend period, if any, have been declared and paid.

   On liquidation of Prosperity, the holders of Prosperity common stock are entitled to share pro rata in any distribution of the assets of Prosperity, after the holders of shares of preferred stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends, whether or not earned or declared, if any, and after all other indebtedness of Prosperity has been retired.

Preferred Stock

   Prosperity is authorized to issue 20,000,000 shares of preferred stock. The preferred stock is available for issuance from time to time for various purposes as determined by the Prosperity board, including making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Prosperity articles, the preferred stock may be issued on such terms and conditions, and at such times and in such situations, as the Prosperity board in its sole discretion determines to be appropriate, without any further approval or action by the shareholders, unless otherwise required by laws, rules, regulations or agreements applicable to Prosperity.

   Moreover, except as otherwise limited by the Prosperity articles or applicable laws, rules or regulations, the Prosperity board has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. The Prosperity articles require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock:

  . dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

  . redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

  . sinking fund provisions, if any, for the redemption or purchase of shares;

  . the amount payable upon shares in the event of voluntary or involuntary liquidation;

  . the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

  . voting rights.

   The Prosperity board does not intend to seek shareholder approval prior to any issuance of preferred stock or any series thereof, unless otherwise required by law or the rules of any applicable securities exchange. Under Texas law, shareholder approval prior to the issuance of shares of Prosperity common stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Prosperity board that the delay necessary for shareholder approval of a specific issuance could be to the detriment of Prosperity and its shareholders.

   The preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with Prosperity's management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Prosperity's securities or the removal of incumbent management.

   The effects of the issuance of the preferred stock on the holders of Prosperity common stock could include:

  . reduction of the amount otherwise available for payments of dividends on Prosperity common stock if dividends are payable on the series of preferred stock;

  . restrictions on dividends on Prosperity common stock if dividends on the series of preferred stock are in arrears;

  . dilution of the voting power of Prosperity common stock if the series of preferred stock has voting rights, including a possible "veto" power if the series of preferred stock has class voting rights;

  . dilution of the equity interest of holders of Prosperity common stock if the series of preferred stock is convertible, and is converted, into Prosperity common stock; and

  . restrictions on the rights of holders of Prosperity common stock to share in Prosperity's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

                             BUSINESS OF PROSPERITY

   Prosperity is a bank holding company headquartered in Houston, Texas. Prosperity conducts business through its subsidiary First Prosperity Bank. Prosperity operates 18 full-service banking centers located throughout the greater Houston metropolitan area and nine contiguous counties situated south and southwest of Houston.

   Prosperity operates under a community banking philosophy and seeks to develop broad customer relationships based on service and convenience while maintaining its conservative approach to lending and strong asset quality. Prosperity offers its customers, primarily consumers and small and medium-sized businesses, a variety of traditional loan and deposit products, which it tailors to the specific needs of customers in a given market.

   Prosperity began operations in 1983 as a vehicle to acquire the former Allied Bank in Edna which was chartered in 1949, and has grown through a combination of internal growth, the acquisition of community banks and branches and the opening of new banking centers. As of September 30, 2000, Prosperity had total assets of $693.1 million, total deposits of $628.5 million and total shareholders' equity of $48.3 million.

Incorporation of Certain Documents by Reference

   Certain documents filed by and relating to Prosperity are incorporated herein by reference. See "Where You Can Find More Information" on page 94 for a list of these documents.

Interests of Certain Persons

   No director or executive officer of Prosperity has any material direct or indirect financial interest in Commercial or the merger, except as a director, executive officer or shareholder of Prosperity or its subsidiaries.

                                    EXPERTS

   The consolidated financial statements of Prosperity as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated in this joint proxy statement-prospectus by reference from the Prosperity Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Commercial as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this joint proxy statement-prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the shares of Prosperity common stock to be issued by Prosperity will be passed upon by Bracewell & Patterson, L.L.P., Houston, Texas. Certain legal matters with respect to the merger will be passed upon for Commercial by Locke Liddell & Sapp LLP, Houston, Texas.

                                 OTHER MATTERS

   As of the date of this joint proxy statement-prospectus, each of our boards of directors knows of no matters that will be presented for consideration at the special meeting of our respective shareholders other than as described in this joint proxy statement-prospectus. However, if any other matters are properly brought before the Prosperity special meeting or the Commercial special meeting or any adjournment or postponement of the respective special meeting and are voted upon, it is intended that holders of the proxies will act in accordance with their best judgment unless "Authority Withheld" is indicated in the appropriate box on the proxy.

                      WHERE YOU CAN FIND MORE INFORMATION

   Prosperity files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the
Commission:

   Public Reference Room    New York Regional Office  Chicago Regional Office
  450 Fifth Street, N.W.      7 World Trade Center        Citicorp Center
         Room 1024                 Suite 1300         500 West Madison Street
  Washington, D.C. 20549    New York, New York 10048        Suite 1400
                                                     Chicago, Illinois 60661-
                                                               2511

   You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Prosperity, who file electronically with the Commission. The address of that site is http://www.sec.gov.

   The Commission allows Prosperity to "incorporate by reference", which means that Prosperity can disclose important business and financial information to you by referring you to another document filed separately with the Commission. The information that Prosperity incorporates by reference is considered to be part of this joint proxy statement-prospectus, and later information that Prosperity files with the Commission will automatically update and supersede the information Prosperity included in this joint proxy statement-prospectus. Prosperity incorporates by reference the documents listed below:

  . Annual Report on Form 10-K for the year ended December 31, 1999;

  . Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

  . Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

  . Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

  . Current Report on Form 8-K dated November 8, 2000; and

  . Description of Prosperity common stock contained on Form 8-A dated
    November 10, 1998.

   Prosperity also incorporates by reference any future filings it makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement-prospectus and before the meeting. Any statement contained in this joint proxy statement-prospectus or in a document incorporated or deemed to be incorporated by reference in this joint proxy statement-prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modified or superceded such statement.

   Upon your written or oral request, Prosperity will provide you without charge a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement/memorandum incorporates. Your written or oral requests for copies of this proxy statement/memorandum and documents Prosperity has incorporated by reference should be directed to:

                             Prosperity Bancshares, Inc.
                             1301 N. Mechanic
                             El Campo, Texas 77438
                             Attention: David Hollaway
                             Telephone (979) 543-2200
                             Facsimile (979) 543-1906

   To obtain timely delivery, Commercial shareholders must make a written or oral request for a copy of such information by February 7, 2001 and Prosperity shareholders must make a written or oral request for a copy of such information by February 13, 2001.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
                          COMMERCIAL BANCSHARES, INC.

                                                                            Page
                                                                            ----
Independent Auditors' Report for the Years Ended December 31, 1999, 1998
 and 1997.................................................................  F-2
Consolidated Balance Sheets as of September 30, 2000 (Unaudited), December
 31, 1999 and 1998........................................................  F-3
Consolidated Statements of Income for the Nine Months Ended September 30,
 2000 and 1999 (Unaudited) and the Years Ended December 31, 1999, 1998 and
 1997.....................................................................  F-4
Consolidated Statements of Changes in Shareholders' Equity for the Nine
 Months Ended September 30, 2000 (Unaudited) and for the Years Ended
 December 31, 1999, 1998 and 1997.........................................  F-5
Consolidated Statements of Cash Flows for the Nine Months Ended September
 30, 2000 and 1999 (Unaudited) and for the Years Ended December 31, 1999,
 1998 and 1997............................................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Commercial Bancshares, Inc.:

   We have audited the accompanying consolidated balance sheets of Commercial Bancshares, Inc. and its subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Commercial Bancshares, Inc. and its subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Houston, Texas
February 11, 2000 (except for
Note 18 as to which the date
is November 8, 2000)

                  COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    December 31,
                                                    September 30, ------------------
                                                        2000        1999      1998
                                                    ------------- --------  --------
                                                        (Dollars in thousands)
                                                     (Unaudited)
                     ASSETS
Cash and cash equivalents (Note 2)..............      $ 15,507    $ 19,073  $ 12,364
Federal funds sold..............................        35,200      39,200     7,050
Interest-bearing deposits in financial
 institutions...................................         1,283       1,085     1,976
Available for sale securities, at fair value
 (amortized cost of $25,722 (unaudited) at
 September 30, 2000, and $2 at December 31, 1999
 and 1998)......................................        25,808           8         2
Held to maturity securities, at cost (fair value
 of $179,313 (unaudited) at September 30, 2000
 and $192,395 and $230,997 at December 31, 1999
 and 1998, respectively)........................       186,342     202,304   227,458
Loans (Notes 4, 5 and 9)........................       154,698     143,298   105,628
Less allowance for credit losses (Note 6).......        (2,412)     (2,278)   (1,832)
                                                      --------    --------  --------
      Loans, net................................       152,286     141,020   103,796
Premises and equipment, net (Note 7)............         4,589       4,610     3,351
Goodwill, net...................................           538         566       603
Accrued interest receivable.....................         3,902       3,735     4,309
Other real estate owned.........................           544         500        --
Other assets....................................         2,101       6,857     2,937
                                                      --------    --------  --------
TOTAL...........................................      $428,100    $418,958  $363,846
                                                      ========    ========  ========
LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS'
                     EQUITY
LIABILITIES:
  Deposits:
    Noninterest-bearing.........................      $ 67,691    $ 60,284  $ 57,316
    Interest-bearing (Note 8)...................       317,296     283,549   266,390
                                                      --------    --------  --------
      Total deposits............................       384,987     343,833   323,706
  Advances from the Federal Home Loan Bank (Note
   9)...........................................        14,081      47,419    15,071
  Accrued interest payable......................           782         629       504
  Other liabilities.............................         1,242       1,318     1,313
                                                      --------    --------  --------
      Total liabilities.........................       401,092     393,199   340,594
COMMITMENTS AND CONTINGENCIES (Notes 10 and 14)
MINORITY INTEREST IN EQUITY OF SUBSIDIARY.......            --          --     2,906
  SHAREHOLDERS' EQUITY (Notes 13, 15, and 16):
  Common stock, $.10 par value; 40,000,000
   shares authorized; 18,149 (unaudited) shares
   issued at September 30, 2000 and 18,161 and
   16,007 shares issued at December 31, 1999 and
   1998, respectively; 18,067 (unaudited) shares
   outstanding at September 30, 2000 and 18,079
   and 15,925 shares outstanding at December 31,
   1999 and 1998, respectively..................             2           2         2
  Paid-in capital...............................        12,850      13,019    13,019
  Retained earnings.............................        14,195      12,829     7,420
  Treasury stock, at cost; 82 shares............           (95)        (95)      (95)
  Accumulated other comprehensive income--net
   unrealized gains on available for sale
   securities, net of tax.......................            56           4        --
                                                      --------    --------  --------
  Total shareholders' equity....................        27,008      25,759    20,346
                                                      --------    --------  --------
TOTAL...........................................      $428,100    $418,958  $363,846
                                                      ========    ========  ========

                See notes to consolidated financial statements.

                  COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                         For the Nine
                                         Months Ended     For the Years Ended
                                         September 30,       December 31,
                                        --------------- -----------------------
                                         2000    1999    1999    1998    1997
                                        ------- ------- ------- ------- -------
                                          (Unaudited)
                                        (Dollars in thousands, except per share
                                                         data)
INTEREST INCOME:
  Loans, including fees...............  $ 9,682 $ 7,412 $10,324 $ 8,532 $ 7,504
  Securities..........................   10,329  10,525  13,792  13,300  10,819
  Federal funds sold..................    1,051     306     844     644     744
  Deposits in financial institutions..       61      73      86     128     160
                                        ------- ------- ------- ------- -------
    Total interest income.............   21,123  18,316  25,046  22,604  19,227
                                        ------- ------- ------- ------- -------
INTEREST EXPENSE:
  Deposits............................   10,615   8,038  11,116  11,057   9,218
  Federal funds purchased.............       --     144     145      --      --
  Securities sold under repurchase
   agreements.........................       74     125     124       2      15
  Other borrowings....................    1,252   1,044   1,771     736     141
                                        ------- ------- ------- ------- -------
    Total interest expense............   11,941   9,351  13,156  11,795   9,374
                                        ------- ------- ------- ------- -------
NET INTEREST INCOME...................    9,182   8,965  11,890  10,809   9,853
PROVISION FOR CREDIT LOSSES (Note 6)..       --     115     140      25     530
                                        ------- ------- ------- ------- -------
NET INTEREST INCOME AFTER PROVISION
 FOR CREDIT LOSSES....................    9,182   8,850  11,750  10,784   9,323
                                        ------- ------- ------- ------- -------
NONINTEREST INCOME:
  Service charges on deposit
   accounts...........................    1,424   1,421   1,915   1,992   2,341
  Other...............................      353     599     715     324     153
                                        ------- ------- ------- ------- -------
    Total noninterest income..........    1,777   2,020   2,630   2,316   2,494
                                        ------- ------- ------- ------- -------
NONINTEREST EXPENSE:
  Salaries and employee benefits (Note
   13)................................    4,254   3,764   4,951   4,549   4,173
  Net occupancy expense...............      921     730     914     854     754
  Data processing.....................      473     469     771     740     602
  Furniture and equipment.............      555     506     681     590     531
  Net loss and carrying cost of real
   estate acquired by foreclosure.....       11      --      15      --      (4)
  Legal and professional fees.........      299     267     338     313     296
  Minority interest...................       --     334     419     381     356
  Other...............................    1,391   1,169   1,595   1,504   1,493
                                        ------- ------- ------- ------- -------
    Total noninterest expense.........    7,904   7,239   9,684   8,931   8,201
                                        ------- ------- ------- ------- -------
INCOME BEFORE INCOME TAXES............    3,055   3,631   4,696   4,169   3,616
PROVISION FOR INCOME TAXES (Note 12)..    1,039   1,348   1,739   1,548   1,225
                                        ------- ------- ------- ------- -------
NET INCOME............................  $ 2,016 $ 2,283 $ 2,957 $ 2,621 $ 2,391
                                        ======= ======= ======= ======= =======
EARNINGS PER SHARE (Note 1):
  Basic...............................  $112.00 $142.69 $184.81 $163.81 $149.44
                                        ======= ======= ======= ======= =======
  Diluted.............................  $112.00 $142.69 $184.81 $163.81 $149.44
                                        ======= ======= ======= ======= =======

                See notes to consolidated financial statements.

                  COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                      Accumulated
                                                                         Other
                                                                     Comprehensive
                                                                      Income--Net
                                                                      Unrealized
                                                                        Loss on
                          Common Stock                               Available for     Total
                          -------------- Pain-In  Retained  Treasury     Sale      Shareholders'
                          Shares  Amount Capital  Earnings   Stock    Securities      Equity
                          ------  ------ -------  --------  -------- ------------- -------------
                                       (Amounts in thousands, except share data)
BALANCE AT JANUARY 1,
 1997...................  15,892   $ 2   $ 8,994  $ 9,270       --         --         $18,266
 Net income.............                            2,391                               2,391
 Net change in
  unrealized loss on
  available for sale
  securities............                                                                   --
                                                                                      -------
 Total comprehensive
  income................                                                                2,391
                                                                                      -------
 Exercise of stock
  options...............      55              12                                           12
 Purchase of treasury
  stock.................                                       (95)                       (95)
 Cash dividends
  declared, $96.00 per
  share.................                           (1,524)                             (1,524)
                          ------   ---   -------  -------     ----        ---         -------
BALANCE AT DECEMBER 31,
 1997...................  15,947     2     9,006   10,137      (95)        --          19,050
 Net income.............                            2,621                               2,621
 Net change in
  unrealized loss on
  available for sale
  securities............                                                                   --
                                                                                      -------
 Total comprehensive
  income................                                                                2,621
                                                                                      -------
 Exercise of stock
  options...............      60              14                                           14
 Transfer of retained
  earnings..............                   4,000   (4,000)                                 --
 Cash dividends
  declared, $84.00 per
  share.................                           (1,338)                             (1,338)
                          ------   ---   -------  -------     ----        ---         -------
BALANCE AT DECEMBER 31,
 1998...................  16,007     2    13,019    7,420      (95)        --          20,346
 Net income.............                            2,957                               2,957
 Net change in
  unrealized loss on
  available for sale
  securities............                                                    4               4
                                                                                      -------
 Total comprehensive
  income................                                                                2,960
                                                                                      -------
 Issuance of common
  stock in exchange for
  common stock of
  Heritage Bank.........   2,154                    3,216                               3,216
 Cash dividends
  declared, $48.00 per
  share.................                             (764)                               (764)
                          ------   ---   -------  -------     ----        ---         -------
BALANCE AT DECEMBER 31,
 1999...................  18,161     2    13,019   12,829      (95)         4          25,759
 Comprehensive income:
 Net income
  (unaudited)...........                            2,016                               2,016
 Net change in
  unrealized gain (loss)
  on available for sale
  securities
  (unaudited)...........                                                   52              52
                                                                                      -------
 Total comprehensive
  income(unaudited).....                                                                2,068
                                                                                      -------
 Cash paid to dissenting
  shareholder in
  connection with the
  issuance of common
  stock in exchange for
  common stock of
  Heritage Bank.........                    (156)                                        (156)
 Cash paid in lieu of
  fractional shares.....     (12)            (13)                                         (13)
 Cash dividends declared
  (unaudited), $36.00
  per share.............                             (650)                               (650)
                          ------   ---   -------  -------     ----        ---         -------
BALANCE AT SEPTEMBER 30,
 2000...................  18,149   $ 2   $12,850  $14,195     $(95)       $56         $27,008
                          ======   ===   =======  =======     ====        ===         =======

                See notes to consolidated financial statements.

                  COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                    For the Nine
                                    Months Ended       For the Years Ended
                                    September 30,          December 31,
                                   ----------------  --------------------------
                                    2000     1999     1999      1998     1997
                                   -------  -------  -------  --------  -------
                                     (Unaudited)
                                            (Dollars in thousands)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income......................  $ 2,016  $ 2,283  $ 2,957  $  2,621  $ 2,391
 Adjustments to reconcile net
  income to net cash provided by
  operating activities:
   Net amortization of premium on
    investments..................      154      232      390       574      551
   Provision for credit losses...      134      420      140        25      530
   Gain on sale of real estate
    acquired by foreclosure......       --       --       --        --      (78)
   Depreciation and
    amortization.................      486      431      644       662      605
   Minority interest in equity of
    subsidiary...................       --      249      310       181      128
   Change in operating assets and
    liabilities:
   Decrease (increase) in accrued
    interest receivable..........     (167)     372      573      (566)    (717)
   Decrease (increase) in other
    assets.......................     (163)    (477)      11       (68)     (18)
   Increase (decrease) in accrued
    interest payable.............      152       65      125       (49)      62
   Increase (decrease) in other
    liabilities..................      (75)     338        4       (85)    (485)
                                   -------  -------  -------  --------  -------
     Net cash provided by
      operating activities.......    2,537    3,913    5,154     3,295    2,969
                                   -------  -------  -------  --------  -------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Proceeds from maturities, calls
  and principal paydowns of held
  to maturity securities.........   35,668   44,232   53,895    83,442   38,965
 Purchase of held to maturity
  securities.....................  (44,784) (29,130) (29,130) (118,847) (77,170)
 Proceeds from maturities, calls
  and principal paydowns of
  available for sale
  securities.....................    3,258       --       --        --       --
 Purchase of available for sale
  securities.....................   (4,086)      --       --        --       --
 Sale (purchase) of Federal Home
  Loan Bank stock................    5,009   (3,843)  (3,931)     (892)    (528)
 Net (increase) decrease in
  interest-bearing deposits in
  financial institutions.........     (198)     891      891       198      495
 Net increase in loans...........  (11,400) (32,689) (37,865)  (16,937) (14,932)
 Net (increase) decrease of real
  estate acquired by
  foreclosure....................      (44)      --       --        --      116
 Capital expenditures............     (553)  (1,611)  (1,865)     (380)    (464)
                                   -------  -------  -------  --------  -------
     Net cash (used in) investing
      activities.................  (17,130) (22,150) (18,005)  (53,416) (53,518)
                                   -------  -------  -------  --------  -------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Net increase in noninterest-
  bearing deposits...............    7,407      379    2,968     2,822    2,344
 Net increase (decrease) in
  interest-bearing deposits......   33,747   14,903   17,159    19,314   52,824
 Dividends paid..................     (620)    (573)    (764)   (1,337)  (1,524)
 Cash paid to dissenting
  shareholder in connection with
  the issuance of common stock
  in exchange for common stock
  of Heritage Bank...............     (156)      --       --        --       --
 Cash paid in lieu of fractional
  shares.........................      (13)      --       --        --       --
 Purchase of treasury stock......       --       --       --        --      (95)
 Proceeds from exercise of stock
  options........................       --       --       --        14       12
 Net (decrease) increase in
  advances from the Federal Home
  Loan Bank......................  (33,338)  32,849   32,347     7,047    7,572
                                   -------  -------  -------  --------  -------
     Net cash provided by
      financing activities.......    7,027   47,558   51,710    27,860   61,133
                                   -------  -------  -------  --------  -------
NET (DECREASE) INCREASE IN CASH
 AND CASH EQUIVALENTS............  $(7,566) $29,321  $38,859  $(22,261) $10,584
CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR...............   58,273   19,414   19,414    41,675   31,091
                                   -------  -------  -------  --------  -------
CASH AND CASH EQUIVALENTS, END OF
 PERIOD..........................  $50,707  $48,735  $58,273  $ 19,414  $41,675
                                   =======  =======  =======  ========  =======
SUPPLEMENTAL INFORMATION:
 Cash paid for interest..........  $11,788  $ 9,285  $13,031  $ 11,844  $ 9,312
 Cash paid for taxes.............  $   830  $ 1,310  $ 1,597  $  1,828  $ 1,549

                See notes to consolidated financial statements.

                  COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Nature of Operations--Commercial Bancshares, Inc. ("CBI"), is a bank holding company headquartered in Houston, Texas, that provides retail and commercial banking services through Heritage Bank (the "Bank"), its Texas-chartered banking subsidiary. The Bank provides a broad line of financial products and services to small to medium-sized businesses and to consumers through its community banking offices in southeast Texas. CBI owns 100% of Heritage Bancshares, Inc. ("HBI"). HBI owned 100.0% and 87.3% of the Bank at December 31, 1999 and 1998, respectively (see Note 15).

   Summary of Significant Accounting and Reporting Policies--The accounting and reporting policies of CBI and its subsidiaries (collectively referred to as the "Company") generally conform to accounting principles generally accepted in the United States of America ("GAAP") and the prevailing practices within the banking industry.

   Basis of Presentation--The consolidated financial statements include the accounts of CBI, HBI and the Bank. Intercompany transactions have been eliminated in consolidation.

   Use of Estimates--The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Such estimates include, but are not limited to, the allowance for credit losses.

   Securities--Held to maturity securities are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Management has the positive intent and the Company has the ability to hold these assets as long-term investments until their estimated maturities. Under certain circumstances (including deterioration of the issuer's creditworthiness or a change in tax law or statutory or regulatory requirements), these securities may be sold or transferred to another portfolio.

   Available for sale securities are carried at fair value. Unrealized gains and losses are excluded from earnings and reported, net of tax, as accumulated comprehensive income until realized. Securities with the available for sale portfolio may be used as part of the Bank's asset/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or other similar economic forces.

   Premiums and discounts are amortized and accreted to operations using the level-yield method of accounting, adjusted for prepayments as applicable. The specific identification method of accounting is used to compute gains or losses on the sales of these assets.

   Loans--Loans are stated at the principal amount outstanding, net of unearned discount. Unearned discount relates principally to consumer installment loans. The related interest income for installment loans is recognized principally by the "sum of the digits" method, which records interest in proportion to the declining outstanding balances of the loans; for single payment loans, such income is recognized using the straight-line method of accounting. Both methods approximate the interest method. For other loans, such income is recognized using the simple interest method.

   A loan is defined as impaired if, based on current information and events, it is probable that a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. The allowance for credit losses related to an impaired loan is determined based on the difference between the carrying value of loans and the present value of expected cash flows discounted at the loan's

                  COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES effective interest rate or, as a practical expedient, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

   Nonperforming and Past-Due Loans--Included in the nonperforming loan category are loans that have been categorized by management as nonaccrual because collection of interest is doubtful and loans that have been restructured to provide a reduction in the interest rate or a deferral of interest or principal payments.

   When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan. When a loan is placed on nonaccrual status, accrued interest is charged to operations. Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

   Allowance for Credit Losses--The allowance for credit losses is a valuation allowance available for losses incurred on loans. All losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss has occurred. Recoveries are credited to the allowance at the time of recovery.

   Throughout the year, management estimates the likely level of losses to determine whether the allowance for credit losses is adequate to absorb losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for credit losses and credited to the allowance for credit losses in order to adjust the allowance to a level determined to be adequate to absorb losses.

   Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential credit losses and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral.

   It should be understood that estimates of credit losses involve an exercise of judgment. While it is reasonably possible that in the near term the Company may sustain losses that are substantial in relation to the allowance for credit losses, it is the judgment of management that the allowance for credit losses reflected in the consolidated balance sheets is adequate to absorb credit losses that exist in the current loan portfolio.

   Premises and Equipment--Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is computed principally using the straight-line method of accounting over the estimated useful lives of the assets. Leasehold improvements are amortized straight-line over the periods of the leases or the estimated useful lives, whichever is shorter.

   Real Estate Acquired by Foreclosure--Real estate acquired by foreclosure is recorded at fair value at the time of foreclosure less estimated costs to sell. Any adjustments to reflect declines in value below the recorded amounts are recognized as a valuation allowance. Increases or decreases in the valuation allowance are charged or credited to income. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other noninterest expense. The carrying amount of real estate acquired by foreclosure was $500,000 at December 31, 1999. The Company had no real estate acquired by foreclosure at December 31, 1998.

   Income Taxes--CBI files a consolidated federal income tax return with its subsidiaries. Each computes federal income taxes as if it filed a separate return and remits to, or is reimbursed by, CBI based on the portion of taxes currently due or refundable.

                  COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES

   Deferred income taxes are accounted for by applying statutory tax rates in effect at the balance sheet date to differences between the book basis and the tax basis of assets and liabilities. The resulting deferred tax assets and liabilities are adjusted to reflect changes in enacted tax laws or rates.

   Comprehensive Income--Comprehensive income is comprised of net income and all changes to stockholders' equity, except those due to investments by owners (changes in capital surplus) and distributions to owners (dividends). CBI has elected to report comprehensive income in the consolidated statements of shareholders' equity.

   Consolidated Statements of Cash Flows--Cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

   Goodwill--Goodwill is amortized using the straight-line method of accounting over a period of 10 to 20 years. Management periodically performs an evaluation of whether any impairment of the goodwill has occurred; if any such impairment is identified, a write-down of the goodwill is recorded. There were no such write-downs in 1999 or 1998.

   Interest Rate Risk--The Bank is principally engaged in providing short-term commercial loans with interest rates that fluctuate with various market indices; medium and long-term real estate loans; and interim-term real estate construction loans. These loans are primarily funded through short-term demand deposits and longer-term certificates of deposit with variable and fixed rates. The real estate loans are generally more sensitive to interest rate risk than the commercial loans since most have fixed rates and longer maturities. In addition, the Bank invests in fixed-rate securities. The value of these securities is sensitive to changes in market interest rates.

   Recent Accounting Standards--Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement is effective for periods beginning after June 15, 2000. The Company has no derivative instruments currently. Management believes the implementation of this pronouncement will not have a material effect on the Company's consolidated financial statements.

   Reclassifications--Certain reclassifications have been made to prior year amounts to conform to the current year presentation. All reclassifications have been applied consistently for the periods presented.

   Earnings Per Share--SFAS No. 128, "Earnings Per Share," requires presentation of basic and diluted earnings per share. Basic earnings per share has been computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Net income per common share for all periods presented has been calculated in accordance with SFAS No. 128. Outstanding stock options issued by the Company represent the only dilutive effect reflected in diluted weighted average shares.

   Interim Financial Data--The interim financial data and related notes for the nine month periods ended September 30, 2000 and 1999 included herein are unaudited; however, in the opinion of management such interim financial data includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair representation of the results of the interim periods. The operating results for interim periods may not be indicative of the results expected for the full year.

                  COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES

2. CASH AND CASH EQUIVALENTS

   The Bank is required by the Federal Reserve Bank to maintain average reserve balances. Cash and cash equivalents in the consolidated balance sheets includes amounts so restricted of approximately $4,633,000 and $4,965,000 at December 31, 1999 and 1998, respectively.

3. SECURITIES

   The amortized cost and fair value of investments in debt securities were as follows:

                                             December 31, 1999
                              -------------------------------------------------
                                             Gross       Gross
                               Amortized   Unrealized Unrealized
                                  Cost       Gains      Losses      Fair Value
                              ------------ ---------- -----------  ------------
Available for Sale
Equity securities............        2,106    5,520            --         7,626
                              ------------  -------   -----------  ------------
Total available for sale
 securities.................. $      2,106  $ 5,520   $        --  $      7,626
                              ============  =======   ===========  ============
Held to Maturity
U.S. Treasury securities and
 obligations of U.S.
 government corporations and
 agencies.................... $134,421,709  $ 6,622   $(6,435,937) $127,992,394
Corporate debt securities....   28,037,557    1,283    (1,161,623)   26,877,217
Mortgage-backed securities...   28,771,668   41,519    (1,644,273)   27,168,914
Obligations of states and
 political subdivisions......   11,048,383      318      (716,995)   10,331,706
Other securities.............       25,000       --            --        25,000
                              ------------  -------   -----------  ------------
Total held to maturity
 securities.................. $202,304,317  $49,742   $(9,958,828) $192,395,231
                              ============  =======   ===========  ============

                                                December 31, 1998
                                 ------------------------------------------------
                                                Gross      Gross
                                  Amortized   Unrealized Unrealized
                                     Cost       Gains      Losses     Fair Value
                                 ------------ ---------- ----------  ------------
Available for Sale
Equity securities..............         2,106         --        --          2,106
                                 ------------ ---------- ---------   ------------
Total available for sale
 securities....................  $      2,106 $       -- $      --   $      2,106
                                 ============ ========== =========   ============
Held to Maturity
U.S. Treasury securities and
 obligations of U.S. government
 corporations and agencies.....  $176,988,799 $2,936,065 $(118,217)  $179,806,647
Corporate debt securities......    27,609,940    666,637   (89,173)    28,187,404
Mortgage-backed securities.....    11,632,225    108,850   (48,648)    11,692,427
Obligations of states and
 political subdivisions........    11,202,259    127,226   (44,282)    11,285,203
Other securities...............        25,000         --        --         25,000
                                 ------------ ---------- ---------   ------------
Total held to maturity
 securities....................  $227,458,223 $3,838,778 $(300,320)  $230,996,681
                                 ============ ========== =========   ============

                  COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES

   The amortized cost and fair value of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Amortized
                    Held to Maturity                      Cost      Fair Value
                    ----------------                  ------------ ------------
   Due in one year or less........................... $ 10,910,421 $ 10,900,224
   Due after one year through five years.............   59,393,409   57,795,364
   Due after five years through ten years............  101,294,658   94,840,130
   Due after ten years...............................    1,934,161    1,690,599
                                                      ------------ ------------
   Total.............................................  173,532,649  165,226,317
   Total mortgage-backed securities..................   28,771,668   27,168,914
                                                      ------------ ------------
   Total held-to-maturity............................ $202,304,317 $192,395,231
                                                      ============ ============

   The Bank does not own any investment securities of any one issuer, excluding the U.S. government and its agencies, of which aggregate-adjusted cost exceeded 10% of its shareholders' equity at December 31, 1999.

   Investment securities with an amortized cost of $86,661,839 and $67,901,779 and a fair value of $80,420,938 and $68,803,927 at December 31, 1999 and 1998,
respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

4. LOANS

   The loan portfolio consists of various types of loans made principally to borrowers located in Wharton, Liberty, Montgomery and Harris Counties in Texas and is classified by major type as follows:

                                                           December 31,
                                                     --------------------------
                                                         1999          1998
                                                     ------------  ------------
   Commercial and industrial........................ $ 27,376,316  $ 26,945,093
   Real estate......................................  112,473,854    74,705,424
   Consumer.........................................    3,855,517     4,413,790
   Lease financing..................................       17,185        28,487
                                                     ------------  ------------
   Total............................................  143,722,872   106,092,794
   Less unearned discount...........................     (424,415)     (464,652)
                                                     ------------  ------------
   Total............................................ $143,298,457  $105,628,142
                                                     ============  ============

   At December 31, 1999 and 1998, the recorded investment in impaired loans was approximately $761,000 and $253,000, respectively. These impaired loans required an allowance for credit losses of approximately $459,828 and $2,365 as of December 31, 1999 and 1998, respectively. The average recorded investment in impaired loans for the years ended December 31, 1999 and 1998 was $728,411 and $519,726, respectively. The Bank recognized no interest revenue on impaired loans during 1999. The Bank recognized interest revenue on these impaired loans of approximately $49,000 during 1998.

                  COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES

   As of December 31, 1999 and 1998, loans outstanding to directors, officers and their affiliates were $2,263,745 and $2,691,191, respectively. In the opinion of management, all transactions entered into between the Bank and such related parties have been and are, in the ordinary course of business, made on the same terms and conditions as similar transactions with unaffiliated persons. An analysis of activity with respect to these related-party loans is as follows:

                                                              Year Ended
                                                             December 31,
                                                         ----------------------
                                                            1999        1998
                                                         ----------  ----------
   Beginning balance.................................... $2,691,191  $3,197,041
   New loans............................................  1,363,161   1,756,214
   Repayments........................................... (1,790,607) (2,262,064)
                                                         ----------  ----------
   Ending balance....................................... $2,263,745  $2,691,191
                                                         ==========  ==========

5. NONPERFORMING LOANS AND PAST-DUE LOANS

   The following table presents information relating to nonperforming loans and past-due loans:

                                                                December 31,
                                                              -----------------
                                                                1999     1998
                                                              -------- --------
   Nonaccrual loans.......................................... $755,534 $103,304
   Loans past due for 90 days or more, not on nonaccrual.....    4,479  132,939
   Restructured loans........................................    5,471  149,469
                                                              -------- --------
   Total..................................................... $765,484 $385,712
                                                              ======== ========

   With respect to the above nonaccrual loans, additional interest income of $65,557 and $34,096 would have been earned under the original terms of the loans for the years ended December 31, 1999 and 1998, respectively. No interest income was earned on such loans during those years.

6. ALLOWANCE FOR CREDIT LOSSES

   An analysis of activity in the allowance for credit losses is as follows:

                                                 Years Ended December 31,
                                             ----------------------------------
                                                1999        1998        1997
                                             ----------  ----------  ----------
   Balance at beginning of year............. $1,832,149  $1,551,159  $1,044,839
   Provision charged to operations..........    140,000      25,000     530,000
   Loans charged off........................    (26,379)    (83,513)   (134,058)
   Loan recoveries..........................    331,866     339,503     110,378
                                             ----------  ----------  ----------
   Balance at end of year................... $2,277,636  $1,832,149  $1,551,159
                                             ==========  ==========  ==========

                 COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES

7. PREMISES AND EQUIPMENT

   Premises and equipment are summarized as follows:

                                                             December 31,
                                                         ----------------------
                                                            1999        1998
                                                         ----------  ----------
   Land................................................. $1,817,727  $  750,700
   Buildings and leasehold improvements.................  4,043,730   3,779,611
   Furniture, fixtures and equipment....................  3,106,537   2,572,550
                                                         ----------  ----------
   Total................................................  8,967,994   7,102,861
   Less accumulated depreciation and amortization....... (4,357,942) (3,751,887)
                                                         ----------  ----------
   Premises and equipment, net.......................... $4,610,052  $3,350,974
                                                         ==========  ==========

8. INTEREST-BEARING DEPOSITS

   Included in interest-bearing deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1999 and 1998 were as follows:

                                                             December 31,
                                                        -----------------------
                                                           1999        1998
                                                        ----------- -----------
   Three months or less................................ $11,327,981 $15,117,975
   Four through six months.............................   7,213,040   4,559,963
   Seven through twelve months.........................  10,234,110   7,107,897
   Thereafter..........................................   8,020,249   5,221,526
                                                        ----------- -----------
   Total............................................... $36,795,380 $32,007,361
                                                        =========== ===========

   Interest expense for certificates of deposit in excess of $100,000 was $1,471,435 and $1,681,874 for the years ended December 31, 1999 and 1998, respectively. The Bank has no brokered deposits, and there are no major concentrations of deposits.

9. ADVANCES FROM THE FEDERAL HOME LOAN BANK

   Advances from the Federal Home Loan Bank at December 31, 1999 and 1998 are summarized as follows:

                                        Interest Rates 1999 Amount 1998 Amount
                                        -------------- ----------- -----------
   Advances from the Federal Home Loan
    Bank--due 2000 to 2019............  5.39% to 6.48% $47,418,568 $15,070,987

   The Federal Home Loan Bank ("FHLB") advances are secured by a blanket lien of the Bank's first mortgage loans against one-to-four family residential properties and certain investment securities owned by the Bank. The FHLB requires that the amount of funds borrowed not exceed the greater of 75% of the aggregate outstanding balances of the pledged loans or 35% of total assets. At December 31, 1999, these advances were secured by loans with a principal balance of approximately $64 million and investment securities with a market value of approximately $1 million.

                  COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES

10.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

   To meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates, the Bank is a party to various financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of the Bank's involvement in particular classes of financial instruments. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

   The following is a summary of the various financial instruments entered into by the Bank:

                                                           December 31,
                                                      -----------------------
                                                         1999        1998
                                                      ----------- -----------
   Financial Instruments Whose Contract Amount
    Represents Credit Risk:
     Commitments to extend credit.................... $20,643,819 $27,177,356
     Standby letters of credit.......................     289,000     973,983

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

   The Bank evaluates customer creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary, by the Bank upon extension of credit is based on management's credit evaluation of the customer.

   Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

11. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

   The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

   Cash and Short-Term Investments--For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

                  COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES

   Securities--For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

   Loans--The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

   Deposits--The fair values of deposits with no stated maturity are, as required by SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," equal to the carrying value of such deposits. These deposits include noninterest-bearing demand deposits, savings accounts, checking with interest accounts and money market accounts. Discounted cash flows have been used to value term deposits such as certificates of deposit. The discount rate used is based on interest rates currently being offered on comparable deposits as to amount and term.

   Other Borrowings--Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

   Off-Balance-Sheet Financial Instruments--The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. These amounts are not significant at the reporting date.

   The estimated fair values of the Company's financial instruments at December 31, 1999 and 1998 were as follows (in thousands):

                                    1999                1998
                              ------------------  ------------------
                              Carrying    Fair    Carrying    Fair
                               Amount    Value     Amount    Value
                              --------  --------  --------  --------
   Financial assets:
     Cash and short-term
      investments............ $ 59,358  $ 59,358  $ 21,390  $ 21,390
     Securities..............  202,312   192,403   227,458   230,997
     Loans...................  143,298   135,251   105,628   103,331
     Less allowance for
      credit losses..........   (2,278)   (2,278)   (1,832)   (1,832)
                              --------  --------  --------  --------
   Total..................... $402,690  $384,734  $352,644  $353,886
                              ========  ========  ========  ========
   Financial liabilities:
     Deposits................ $343,833  $344,032  $323,706  $324,339
     Other borrowings........   47,419    47,419    15,071    15,071
                              --------  --------  --------  --------
   Total..................... $391,252  $391,451  $338,777  $339,410
                              ========  ========  ========  ========

   The fair value estimates presented are based on pertinent information available to management as of December 31, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ from the amounts presented.

                  COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES

12. INCOME TAXES

   The components of the provision for federal income taxes for the years ended December 31, 1999 and 1998 were as follows:

                                                   Year Ended December 31,
                                               --------------------------------
                                                  1999       1998       1997
                                               ---------- ---------- ----------
   Taxes calculated at statutory rate......... $1,597,000 $1,417,000 $1,229,000
   Increase (decrease) resulting from:
     Minority interest........................    142,000    129,000    121,000
     Other....................................         --      2,000   (125,000)
                                               ---------- ---------- ----------
   Total...................................... $1,739,000 $1,548,000 $1,225,000
                                               ========== ========== ==========

   The provision for income taxes differs from the amount computed by applying the federal income tax statutory rate on income as follows:

                                                             1999       1998
                                                          ---------- ----------
   Taxes calculated at statutory rate.................... $1,597,000 $1,417,000
   Increase (decrease) from:
     Minority interest...................................    142,000    129,000
     Other...............................................                 2,000
                                                          ---------- ----------
   Total................................................. $1,739,000 $1,548,000
                                                          ========== ==========

   Deferred income taxes and benefits are provided for differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Significant deferred tax assets and liabilities at December 31, 1999 and 1998 were as follows:

                                                                 1999    1998
                                                                ------- -------
   Deferred tax assets:
     Nonaccrual loans.......................................... $78,000 $67,000
     Goodwill..................................................  63,000  43,000
                                                                ------- -------
   Total deferred tax assets................................... 141,000 110,000
                                                                ------- -------
   Deferred tax liabilities:
     Allowance for credit losses...............................   1,000  48,000
     Depreciable assets........................................  92,000  69,000
     FHLB stock dividends...................................... 124,000  90,000
                                                                ------- -------
   Total deferred tax liabilities.............................. 217,000 207,000
                                                                ------- -------
   Net deferred tax liability.................................. $76,000 $97,000
                                                                ======= =======

                  COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES

13. EMPLOYEE BENEFIT PLANS

   Deferred Compensation Agreements--The Company had deferred compensation agreements under a terminated retirement plan that provides for payments to the employees or their surviving beneficiaries for a period of ten years beginning at retirement. The liability for these agreements was completely funded at December 31, 1999. Estimated future payments under the agreements are as follows:

   Years Ending December 31,
   -------------------------
     2000.............................................................. $ 16,500
     2001..............................................................   15,800
     2002..............................................................   15,000
     2003..............................................................   15,000
     2004..............................................................   15,000
     Thereafter........................................................   24,500
                                                                        --------
       Total........................................................... $101,800
                                                                        ========

   Stock Option Plans--Under the Company's qualified and nonqualified incentive stock option plans, options to purchase common stock may be granted to key employees and directors at not less than market value at the date of grant. Stock option transactions under the plans are summarized as follows:

                                                       Number   Weighted-Average
                                                      of Shares  Exercise Price
                                                      --------- ----------------
   Outstanding at January 1, 1998....................    160          $217
     Exercised.......................................    (60)          225
                                                         ---
   Outstanding at December 31, 1998 and 1999.........    100          $212
                                                         ===

   Options become exercisable one year after grant and expire ten years after grant. All of the options were exercisable as of December 31, 1999 at a range of $200-$225 per share. The weighted-average remaining contractual life at December 31, 1999 was 1.79 years. Since the option prices are considered to approximate fair market value at the date of grant, no compensation expense has been recognized.

   401(k) Plan--The Company has established a deferred compensation 401(k) plan whereby the Company will match employee contributions up to 3% of their compensation. Plan expense for the years ended December 31, 1999 and 1998 was approximately $108,000 and $87,900, respectively.

                  COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES

14. COMMITMENTS AND CONTINGENCIES

   Leases--The Company leases certain premises and equipment under agreements that require payment of minimum annual rentals plus an additional amount for property taxes, insurance and maintenance. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other premises and equipment. Rent expense for the years ended December 31, 1999 and 1998 was approximately $394,000 and $326,000, respectively. Future minimum rental payments under the noncancelable operating leases are as follows:

   Years Ending December 31,
   -------------------------
     2000............................................................ $  700,000
     2001............................................................    707,000
     2002............................................................    680,000
     2003............................................................    447,000
     2004............................................................    314,000
     Thereafter......................................................    327,000
                                                                      ----------
       Total......................................................... $3,175,000
                                                                      ==========

   Litigation--A lawsuit is pending against the Company in the normal course of business. Management, after reviewing this lawsuit with outside counsel, considers that the aggregate liability, if any, will not be material to the consolidated financial statements.

15. SHAREHOLDERS' EQUITY

   During the year, a new entity named Heritage Interim Bank was formed. Effective December 20, 1999, minority shareholders of Heritage Bank became shareholders of CBI (under the Plan of Merger and Reorganization discussed below), and Heritage Bank was merged into Heritage Interim Bank. Heritage Interim Bank was then renamed Heritage Bank. CBI then contributed the shares it owned in Heritage Interim Bank (renamed Heritage Bank) to Heritage Bancshares, Inc. The result of the transaction was that CBI owns 100% of Heritage Bancshares, Inc., which owns 100% of Heritage Bank. Legal counsel is of the opinion that the exchange of shares by Heritage Bank minority shareholders for shares in CBI is a nontaxable event.

   Shareholders of Heritage Bank approved a Plan of Merger and Reorganization (the "Plan") at a special shareholders meeting on October 23, 1999. Terms of the Plan allowed minority shareholders of Heritage Bank to exchange their shares for shares in CBI at a ratio of .121563 shares of CBI for each share of Heritage Bank. The Plan also provided that CBI would not issue fractional shares, and shareholders responding to the Plan within the prescribed time frame would be allowed to either round up or round down with appropriate cash adjustment.

16. REGULATORY MATTERS

   The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Any institution that fails to meet its minimum capital requirements is subject to actions by regulators that could have a direct material effect on the Company's financial statements. Under the capital adequacy guidelines, the Company must meet specific capital requirements based on its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and the Bank's classification under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about the components, risk weightings and other factors.

                  COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES

   To meet the capital adequacy requirements, the Company must maintain minimum amounts and ratios as defined in the regulations. Management believes that as of December 31, 1999 and 1998, the Company met all capital adequacy requirements to which it was subject.

   As of December 31, 1999, the most recent notification from the Texas Department of Banking categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes changed the Bank's category.

   In 1998, per regulatory guidelines, the Company transferred $4.0 million from retained earnings to paid in capital. This allowed the Bank to raise its legal lending limit.

   The following is a summary of the Company's capital ratios at December 31, 1999 and 1998 (dollars in thousands):

                                                                     To Be Well
                                                                    Capitalized
                                                                    Under Prompt
                                                       For Capital   Corrective
                                                        Adequacy       Action
                                          Actual        Purposes     Provisions
                                       -------------  ------------- ------------
                                       Amount  Ratio  Amount  Ratio Amount Ratio
                                       ------- -----  ------- ----- ------ -----
CONSOLIDATED:
As of December 31, 1999:
  Total Capital (to Risk Weighted
   Assets)............................ $27,467 14.5%  $15,177  8.0%  N/A    N/A
  Tier I Capital (to Risk Weighted
   Assets)............................ $25,189 13.3%  $ 7,589  4.0%  N/A    N/A
  Tier I Capital (to Average Assets).. $25,189  6.5%  $16,735  4.0%  N/A    N/A
As of December 31, 1998:
  Total Capital (to Risk Weighted
   Assets)............................ $21,575 13.1%  $13,232  8.0%  N/A    N/A
  Tier I Capital (to Risk Weighted
   Assets)............................ $19,743 12.0%  $ 6,616  4.0%  N/A    N/A
  Tier I Capital (to Average Assets).. $19,743  5.7%  $14,464  4.0%  N/A    N/A

                                                                    To Be Well
                                                                    Capitalized
                                                                   Under Prompt
                                                      For Capital   Corrective
                                                       Adequacy       Action
                                         Actual        Purposes     Provisions
                                      -------------  ------------- -------------
                                      Amount  Ratio  Amount  Ratio Amount  Ratio
                                      ------- -----  ------- ----- ------- -----
BANK ONLY:
As of December 31, 1999:
  Total Capital (to Risk Weighted
   Assets)........................... $27,169 14.3%  $15,189  8.0% $18,986 10.0%
  Tier I Capital (to Risk Weighted
   Assets)........................... $24,891 13.1%  $ 7,594  4.0% $11,391  6.0%
  Tier I Capital (to Average
   Assets)........................... $24,891  6.5%  $16,727  4.0% $20,909  5.0%
As of December 31, 1998:
  Total Capital (to Risk Weighted
   Assets)........................... $24,177 14.5%  $13,322  8.0% $16,652 10.0%
  Tier I Capital (to Risk Weighted
   Assets)........................... $22,344 13.4%  $ 6,661  4.0% $ 9,991  6.0%
  Tier I Capital (to Average
   Assets)........................... $22,344  6.2%  $14,352  4.0% $17,940  5.0%

   Dividends paid by CBI and the Bank are subject to restrictions by certain regulatory agencies. There was an aggregate of approximately $4,343,000 and $5,063,000, respectively, available for payment of dividends as of December 31, 1999 under these restrictions.

                  COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES

17. PARENT-COMPANY-ONLY FINANCIAL INFORMATION

   The following are parent-company-only condensed balance sheets as of December 31, 1999 and 1998 and condensed statements of income and condensed statements of cash flows for the years then ended:

                            CONDENSED BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998

                                                         1999         1998
                       ASSETS                         -----------  -----------
Cash and cash equivalents............................ $    76,664  $    83,059
Other assets.........................................     369,253      358,775
Investment in subsidiaries...........................  25,515,970   20,098,731
                                                      -----------  -----------
TOTAL................................................ $25,961,887  $20,540,565
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES--Dividends payable and other............. $   203,304  $   194,513
STOCKHOLDERS' EQUITY:
  Common stock.......................................       1,816        1,601
  Paid-in capital....................................  13,019,283   13,019,283
  Retained earnings..................................  12,828,761    7,420,088
  Treasury stock.....................................     (94,920)     (94,920)
  Accumulated other comprehensive income--net
   unrealized gain on available for sale securities,
   net of tax........................................       3,643
                                                      -----------  -----------
    Total stockholders' equity.......................  25,758,583   20,346,052
                                                      ===========  ===========
TOTAL................................................ $25,961,887  $20,540,565
                                                      ===========  ===========

                         CONDENSED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                 1999       1998        1997
                                              ---------- ----------  ----------
                                                   (Dollars in thousands)
REVENUES--Dividends from subsidiaries.......  $  780,000 $1,365,000  $1,600,000
                                              ---------- ----------  ----------
EXPENSES:
  Net occupancy expense.....................       8,791      8,039       3,668
  Legal and professional fees...............          --      3,800      22,921
  General and administrative................      21,995    (15,920)     58,756
                                              ---------- ----------  ----------
    Total expenses..........................      30,786     (4,081)     85,345
                                              ---------- ----------  ----------
INCOME BEFORE INCOME TAX BENEFIT AND EQUITY
 IN UNDISTRIBUTED EARNINGS OF SUBSIDIARIES..     749,214  1,369,081   1,514,655
INCOME TAX (EXPENSE) BENEFIT................      10,478     (1,389)     29,052
                                              ---------- ----------  ----------
INCOME BEFORE EQUITY IN UNDISTRIBUTED
 EARNINGS OF SUBSIDIARIES...................     759,692  1,367,692   1,543,707
EQUITY IN UNDISTRIBUTED EARNINGS OF
 SUBSIDIARIES...............................   2,197,297  1,252,918     847,156
                                              ---------- ----------  ----------
NET INCOME..................................  $2,956,989 $2,620,610  $2,390,863
                                              ========== ==========  ==========

                  COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES

                       CONDENSED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                               1999        1998        1997
                                            ----------  ----------  ----------
                                                 (Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................... $2,956,989  $2,620,610  $2,390,863
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Change in operating assets and
     liabilities:
      Other assets.........................    (10,478)    215,290     (64,502)
      Other liabilities....................      8,791    (242,200)     10,883
    Equity in undistributed earnings of
     subsidiaries.......................... (2,197,297) (1,252,918)   (847,156)
                                            ----------  ----------  ----------
      Net cash provided by operating
       activities..........................    758,005   1,340,782   1,490,088
                                            ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of stock options..         --      13,500      11,501
  Dividends paid...........................   (764,400) (1,337,700) (1,523,737)
  Purchase of treasury stock...............         --          --     (94,920)
                                            ----------  ----------  ----------
      Net cash flows used in financing
       activities..........................   (764,400) (1,324,200) (1,607,156)
                                            ----------  ----------  ----------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS...............................     (6,395)     16,582    (117,068)
CASH AND CASH EQUIVALENTS:
  Beginning of year........................     83,059      66,477     183,545
                                            ----------  ----------  ----------
  End of year.............................. $   76,664  $   83,059  $   66,477
                                            ==========  ==========  ==========

18. SUBSEQUENT EVENT

   On November 8, 2000, the Company entered into an Agreement and Plan of Reorganization with Prosperity Bancshares, Inc., a Texas corporation, to exchange all of the outstanding common stock of Commercial Bancshares, Inc., for common stock of Prosperity. The Agreement is subject to regulatory approval and approval of the shareholders of Commercial and Prosperity and certain other conditions set forth in the merger agreement.

                ________________________________________________


                      AGREEMENT AND PLAN OF REORGANIZATION

                                 by and between

                          PROSPERITY BANCSHARES, INC.

                                      and

                          COMMERCIAL BANCSHARES, INC.


                          Dated as of November 8, 2000


                ________________________________________________

                               TABLE OF CONTENTS


                                                                                       Page
INTRODUCTION...........................................................................  1

I.  THE MERGER 2
        Section 1.1.    The Merger.....................................................  2
        Section 1.2.    Articles of Incorporation, Bylaws and Facilities of Continuing
                        Company........................................................  2
        Section 1.3.    Effect of Merger...............................................  2
        Section 1.4.    Liabilities of Continuing Company..............................  3
        Section 1.5.    Conversion of CBI Common Stock and CBI Stock Options...........  3
        Section 1.6.    Dissenting Shares..............................................  4
        Section 1.7.    Surrender of CBI Stock Certificates............................  4
        Section 1.8.    Ratification by Shareholders...................................  6
        Section 1.9.    Tax Consequences...............................................  6

II.  REPRESENTATIONS AND WARRANTIES OF CBI.............................................  6
        Section 2.1.    Organization...................................................  7
        Section 2.2.    Capitalization.................................................  7
        Section 2.3.    Approvals; Authority...........................................  8
        Section 2.4.    No Conflict With Other Instruments.............................  8
        Section 2.5.    Financial Statements and Reports...............................  8
        Section 2.6.    Investments....................................................  9
        Section 2.7.    Real Property Owned or Leased..................................  9
        Section 2.8.    Personal Property.............................................. 10
        Section 2.9.    Environmental Laws............................................. 11
        Section 2.10.   Litigation and Other Proceedings............................... 12
        Section 2.11.   Taxes.......................................................... 12
        Section 2.12.   Contracts...................................................... 13
        Section 2.13.   Insurance...................................................... 14
        Section 2.14.   Compliance with Laws........................................... 14
        Section 2.15.   Absence of Certain Changes..................................... 14
        Section 2.16.   Allowance for Credit Losses.................................... 16
        Section 2.17.   Employment Relations........................................... 16
        Section 2.18.   ERISA.......................................................... 16
        Section 2.19.   Deferred Compensation Arrangements............................. 17
        Section 2.20.   Loans.......................................................... 17
        Section 2.21.   Accounting Records; Data Processing............................ 17
        Section 2.22.   Brokers and Finders............................................ 18
        Section 2.23.   Community Reinvestment Act..................................... 18
        Section 2.24.   Fair Housing Act, Home Mortgage Disclosure Act and
                        Equal Credit Opportunity Act................................... 18


        Section 2.25.   Usury Laws and Other Consumer Compliance Laws.................. 18
        Section 2.26.   Bank Secrecy Act............................................... 18
        Section 2.27.   Zoning and Related Laws........................................ 18
        Section 2.28.   Employment and Similar Agreements; Obligations Upon
                        Change in Control.............................................. 19
        Section 2.29.   Certain Interests.............................................. 19
        Section 2.30.   Prospectus/Proxy Statement and Regulatory Applications......... 20
        Section 2.31.   Intellectual Property Rights................................... 20
        Section 2.32.   Site Locations................................................. 21
        Section 2.33.   Interest Rate Risk Management Instruments...................... 21

III.  REPRESENTATIONS AND WARRANTIES OF PROSPERITY..................................... 21
        Section 3.1.    Organization................................................... 22
        Section 3.2.    Capitalization................................................. 22
        Section 3.3.    Approvals; Authority........................................... 23
        Section 3.4.    No Conflict With Other Instruments............................. 23
        Section 3.5.    Financial Statements and Reports............................... 23
        Section 3.6.    Securities Exchange Commission Reporting Obligations........... 24
        Section 3.7.    Taxes.......................................................... 24
        Section 3.8.    Contracts...................................................... 24
        Section 3.9.    Absence of Certain Changes..................................... 25
        Section 3.10.   Environmental Laws............................................. 25
        Section 3.11.   Litigation and Other Proceedings............................... 26
        Section 3.12.   Loans.......................................................... 26
        Section 3.13.   Brokers and Finders............................................ 27
        Section 3.14.   Insurance...................................................... 27
        Section 3.15.   Compliance with Laws........................................... 27
        Section 3.16.   Allowance for Credit Losses.................................... 27
        Section 3.17.   Prospectus/Proxy Statement and Regulatory Applications......... 28
        Section 3.18.   [INTENTIONALLY OMITTED]........................................ 28
        Section 3.19.   Regulatory  Approvals.......................................... 28
        Section 3.20.   Real Property Owned or Leased.................................. 28
        Section 3.21.   Personal Property.............................................. 29
        Section 3.22.   Employment Relations........................................... 29
        Section 3.23.   ERISA.......................................................... 29
        Section 3.24.   Accounting Records; Data Processing............................ 30
        Section 3.25.   Employment and Similar Agreements.............................. 30
        Section 3.26.   Community Reinvestment Act..................................... 31
        Section 3.27.   Fair Housing Act, Home Mortgage Disclosure Act and
                        Equal Credit Opportunity Act................................... 31
        Section 3.28.   Usury Laws and Other Consumer Compliance Laws.................. 31
        Section 3.29.   Bank Secrecy Act............................................... 31
        Section 3.30.   Zoning and Related Laws........................................ 31


        Section 3.31.   Site Locations................................................. 32
        Section 3.32.   Interest Rate Risk Management Instruments...................... 32

IV.  COVENANTS OF CBI.................................................................. 32
        Section 4.1.    Shareholder Approval and Best Efforts.......................... 32
        Section 4.2.    CBI Activities Pending Closing................................. 33
        Section 4.3.    Access to Properties and Records............................... 34
        Section 4.4.    Information for Regulatory Applications and SEC filings........ 35
        Section 4.5.    Attendance at Certain CBI Meetings............................. 35
        Section 4.6.    No Solicitation................................................ 36
        Section 4.7.    Termination Fee................................................ 37
        Section 4.8.    Affiliates' Letters............................................ 38
        Section 4.9.    Assumption of CBI Stock Options................................ 38
        Section 4.10.   Transactions with Affiliates and Insiders...................... 39
        Section 4.11.   Classifications of Loans....................................... 39
        Section 4.12.   Certain Accounting Adjustments................................. 39
        Section 4.13.   Environmental Investigation; Rights to Terminate Agreement..... 39

V.  COVENANTS OF PROSPERITY............................................................ 40
        Section 5.1.    Shareholder Approval and Best Efforts.......................... 41
        Section 5.2.    Information for Applications and Proxy Solicitation............ 41
        Section 5.3.    Registration Statement......................................... 42
        Section 5.4.    Nasdaq Listing................................................. 42
        Section 5.5.    Issuance of Prosperity Common Stock............................ 42
        Section 5.6.    Rule 144 Compliance............................................ 42
        Section 5.7.    Indemnification; Insurance..................................... 42
        Section 5.8.    Publication of 30 Days of Post Combination Results............. 44
        Section 5.9.    Amendment of Bylaws............................................ 44
        Section 5.10.   Access to Properties and Records............................... 44
        Section 5.11.   Attendance at Certain Prosperity Meetings...................... 44
        Section 5.12.   Prosperity Activities Pending Closing.......................... 45
        Section 5.13.   Registration Rights............................................ 45
        Section 5.14.   Termination Fee................................................ 45
        Section 5.15.   Assumption of CBI Stock Options................................ 47

VI.  COVENANTS OF CBI AND PROSPERITY................................................... 48
        Section 6.1.    Ongoing Financial Disclosure................................... 48
        Section 6.2.    Confidentiality................................................ 48
        Section 6.3.    No Inconsistent Actions; Pooling; Tax Treatment................ 49
        Section 6.4.    Plan Amendments and Participation in Plans..................... 49
        Section 6.5.    Name of Combined Entity........................................ 50

VII.  CLOSING.......................................................................... 50
        Section 7.1.    Closing........................................................ 50


        Section 7.2.    Effective Time................................................. 50

VIII.  TERMINATION..................................................................... 51
        Section 8.1.    Termination.................................................... 51
        Section 8.2.    Effect of Termination.......................................... 55

IX.  CONDITIONS TO OBLIGATIONS OF PROSPERITY........................................... 55
        Section 9.1.    Compliance with Representations and Covenants.................. 55
        Section 9.2.    Material Adverse Change........................................ 56
        Section 9.3.    Legal Opinion.................................................. 56
        Section 9.4.    Releases....................................................... 56
        Section 9.5.    Accounting Letters............................................. 56
        Section 9.6.    Affiliates' Letters............................................ 56
        Section 9.7.    Dissenters' Rights............................................. 56
        Section 9.8.    Tax Opinion.................................................... 56
        Section 9.9.    Opinion of Financial Advisor................................... 57
        Section 9.10.   Conversion of CBI Stock Options................................ 57

X.  CONDITIONS TO OBLIGATIONS OF CBI................................................... 57
        Section 10.1.   Compliance with Representations and Covenants.................. 57
        Section 10.2.   Material Adverse Change........................................ 57
        Section 10.3.   Legal Opinion.................................................. 57
        Section 10.4.   Opinion of Financial Advisor................................... 57
        Section 10.5.   Tax Opinion.................................................... 57
        Section 10.6.   Releases....................................................... 58
        Section 10.7.   Accounting Letters............................................. 58
        Section 10.8.   Employment Agreement........................................... 58

XI.  CONDITIONS TO RESPECTIVE OBLIGATIONS OF PROSPERITY AND CBI........................ 58
        Section 11.1.   Government Approvals........................................... 58
        Section 11.2.   Shareholder Approval........................................... 58
        Section 11.3.   Registration of Prosperity Common Stock........................ 59
        Section 11.4.   Listing of Prosperity Common Stock............................. 59

XII.  MISCELLANEOUS.................................................................... 59
        Section 12.1.   Non-Survival of Representations and Warranties................. 59
        Section 12.2.   Amendments..................................................... 59
        Section 12.3.   Expenses....................................................... 59
        Section 12.4.   Notices........................................................ 59
        Section 12.5.   Controlling Law................................................ 61
        Section 12.6.   Headings....................................................... 61
        Section 12.7.   Modifications or Waiver........................................ 61
        Section 12.8.   Severability................................................... 61



        Section 12.9.   Assignment..................................................... 61
        Section 12.10.  Entire Agreement............................................... 61
        Section 12.11.  Counterparts................................................... 61
        Section 12.12.  Binding on Successors.......................................... 61
        Section 12.13.  Gender......................................................... 61
        Section 12.14.  Disclosures.................................................... 62
        Section 12.15.  Publicity...................................................... 62

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization ("Agreement") dated as of November 8, 2000 ("Execution Date"), is by and between Prosperity Bancshares, Inc., a Texas corporation ("Prosperity") and Commercial Bancshares, Inc., a Texas corporation ("CBI").

     WHEREAS, CBI desires to affiliate with Prosperity and Prosperity desires to affiliate with CBI in the manner provided in this Agreement; and

     WHEREAS, Prosperity and CBI believe that the merger of CBI into Prosperity in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective shareholders; and

     WHEREAS, Prosperity and CBI intend the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder; and

     WHEREAS, the respective Boards of Directors of Prosperity and CBI have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as set forth below.

                                  INTRODUCTION

     A. This Agreement provides for the merger of CBI with and into Prosperity with Prosperity as the survivor (the "Merger"), all pursuant to this Agreement and a Plan of Merger by and between CBI and Prosperity, a copy of which is attached hereto as Exhibit A and all of the terms of which are incorporated by reference for all purposes. In connection with the Merger, Prosperity will acquire all of the issued and outstanding shares of common stock, $.10 par value, of CBI ("CBI Common Stock") for an aggregate consideration as set forth in this Agreement.

     B. Immediately after the Effective Time of the Merger and on the same date as the Merger, Prosperity Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Prosperity ("Delaware Company"), shall be merged with and into Heritage Bancshares, Inc., a Delaware corporation and wholly-owned subsidiary of CBI ("CBI Delaware") (the "Delaware Merger"), all pursuant to a Plan of Merger by and between Delaware Company and CBI Delaware, a copy of which is attached hereto as Exhibit B.

     C. Immediately after the Effective Time of the Merger and on the same date as the Merger, Heritage Bank, a Texas banking association and wholly-owned subsidiary of CBI Delaware ("Heritage"), shall be merged with and into First Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Delaware Company ("FPB") (the "Bank Merger"), all pursuant to a Plan of Merger by and between Heritage Bank and FPB, a copy of which is attached hereto as Exhibit C.

                                I.  THE MERGER

      Section 1.1. The Merger. CBI shall be merged with and into Prosperity (which, as the surviving corporation, is hereinafter referred to as "Continuing Company" whenever reference is made to it at or after the Effective Time (as defined in Section 7.2 of this Agreement) under the charter and Articles of Incorporation of Prosperity pursuant to the provisions of, and with the effect provided in Article 5 of the Texas Business Corporation Act ("TBCA").

      Section 1.2. Articles of Incorporation, Bylaws and Facilities of Continuing Company. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Company shall be the Articles of Incorporation of Prosperity as in effect at the Effective Time. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of Continuing Company, the Bylaws of Continuing Company shall be the Bylaws of Prosperity as in effect at the Effective Time. The established offices and facilities of CBI immediately prior to the Merger shall become established offices and facilities of the Continuing Company. Unless and until changed by the Board of Directors of Continuing Company, the main office of CBI as of the Effective Time shall become the main office of the Continuing Company. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Company, all corporate acts, plans, policies, contracts, approvals and authorizations of CBI and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Company and shall be as effective and binding thereon as the same were with respect to the CBI and Prosperity, respectively, as of the Effective Time.

      Section 1.3. Effect of Merger. At the Effective Time, the corporate existence of CBI and Prosperity shall, as provided in the provisions of law heretofore mentioned, be merged and continued in Continuing Company, and Continuing Company shall be deemed to be a continuation in entity and identity of CBI and Prosperity. All rights, franchises and interests of CBI and Prosperity, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Company by virtue of such Merger without any deed or other transfer. Continuing Company, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by CBI and Prosperity, respectively, as of the Effective Time.

      Section 1.4. Liabilities of Continuing Company. At the Effective Time, Continuing Company shall be liable for all liabilities of CBI and Prosperity. All debts, liabilities, obligations and contracts of CBI and of Prosperity, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of CBI or Prosperity, as the case may be, shall be those of Continuing Company and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either CBI or Prosperity shall be preserved unimpaired subsequent to the Merger.

      Section 1.5.   Conversion of CBI Common Stock and CBI Stock Options.

          (a) Each share of the CBI Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 1.6 of the Agreement), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive, upon surrender of the certificate representing such share, the consideration payable as set forth below (the "Merger Consideration"), without interest thereon.

          (b) Based on (i) 18,067 shares of CBI Common Stock issued and outstanding as of the Execution Date and (ii) options to acquire 90 shares of CBI Common Stock outstanding and unexercised as of the Execution Date, each holder of CBI Common Stock shall receive Merger Consideration in the form of shares of common stock, $1.00 par value, of Prosperity ("Prosperity Common Stock") equal to 155 (the "Exchange Ratio") shares of Prosperity Common Stock for each share of CBI Common Stock owned at the Effective Time.

          (c) At the Effective Time, each option to acquire shares of CBI Common Stock which is outstanding and unexercised immediately prior thereto ("CBI Stock Option") pursuant to the Commercial Bancshares, Inc. Incentive Stock Option Plan for Key Employees ("CBI Stock Option Plan") shall, in accordance with its terms, be converted (automatically and without any action on the part of the holder thereof) into an option to purchase shares of Prosperity Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the CBI Stock Option Plan and agreements evidencing the grants thereunder):

               (i) The number of shares of Prosperity Common Stock to be subject to the new option shall be equal to the number of shares of CBI Common Stock subject to the original option multiplied by the Exchange Ratio; and

               (ii) The exercise price per share of Prosperity Common Stock under the new option shall be equal to the exercise price per share of CBI Common Stock under the original option divided by the Exchange Ratio.

The adjustment provided herein with respect to any options which are "incentive stock options" as defined in Section 422 of the Internal Revenue Code, shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code. The duration and other terms of the new option shall be the same as the original option except that all references to CBI shall be deemed to be references to Prosperity.

          (d) The aggregate number of shares of Prosperity Common Stock to be exchanged for each share of CBI Common Stock shall be adjusted appropriately to reflect any change in the number of shares of Prosperity Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Prosperity Common Stock, received or to be received by holders of Prosperity Common Stock, when the record date or payment occurs prior to the Effective Time.

          (e) The Exchange Ratio may, at the option of Prosperity, be adjusted pursuant to Section 8.1(e) hereof if the average closing price of a share of Prosperity Common Stock as reported by The Nasdaq Stock Market, Inc. National Market System ("Nasdaq National Market") during the period of the ten trading days ending on the day immediately prior to the date of receipt of Federal Reserve Board approval ("Price Determination Date") is less than $16.00 per share.

      Section 1.6. Dissenting Shares. Each share of CBI Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA, is referred to herein as a "Dissenting Share." Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 1.5 of this Agreement unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon. As set forth in Section 9.7 of this Agreement, if the holders of more than 10% of the CBI Common Stock shall have exercised their dissenters' rights, Prosperity shall have no obligation to consummate the Merger.

      Section 1.7.   Surrender of CBI Stock Certificates.

          (a) Prosperity shall deposit or cause to be deposited in trust with Computershare Investor Services, Denver, Colorado (the "Exchange Agent") prior to the Effective Time cash in an aggregate amount estimated to be sufficient to make the appropriate cash payments, if any, to holders of Dissenting Shares pursuant to Section 1.6 hereof (such amounts being hereinafter referred to as the "Exchange Fund"). Payments to holders of Dissenting Shares shall be made as required by the TBCA. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

          (b) At least ten (10) days prior to the Closing Date, CBI shall deliver to Prosperity a list of CBI's shareholders which shall include each shareholder's name, address and the number of shares of CBI Common Stock owned.

          (c) On or before the 5th business day after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Date represented shares of CBI Common Stock (the "Certificates"), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Prosperity Common Stock provided in Section 1.5 hereof, and such Certificate shall forthwith be cancelled. Prosperity shall provide the Exchange Agent with certificates for Prosperity Common Stock, as requested by the Exchange Agent, for the number of shares provided in Section 1.5 hereof. Until surrendered in accordance with the provisions of this Section 1.7, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon. Former shareholders of CBI shall be entitled to vote after the Effective Time at any meeting of Prosperity's shareholders the number of shares of Prosperity Common Stock into which their shares are converted, regardless of whether such shareholders of CBI have surrendered their Certificates in exchange therefor.

          (d) No dividends or other distributions declared after the Effective Time with respect to shares of Prosperity Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this
Section 1.7.  After the surrender of a Certificate in accordance with this
Section 1.7, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Prosperity Common Stock represented by such Certificate.

          (e) After the Effective Time, the stock transfer ledger of CBI shall be closed and there shall be no transfers on the stock transfer books of CBI of the shares of CBI Common Stock which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to Prosperity, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 1.7.

          (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of CBI for six months after the Effective Time shall be paid to Prosperity, and the holders of shares of CBI Common Stock not theretofore presented to the Exchange Agent shall look to Prosperity only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

          (g) If any certificate representing shares of Prosperity Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Prosperity) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Prosperity Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

          (h) None of Prosperity, CBI, the Exchange Agent or any other person shall be liable to any former holder of shares of CBI Common Stock for any Prosperity Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (i) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity, the posting by such person of a bond in such amount as Prosperity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Prosperity Common Stock deliverable in respect thereof pursuant to this Agreement.

      Section 1.8. Ratification by Shareholders. This Agreement shall be submitted to the shareholders of CBI and the shareholders of Prosperity in accordance with applicable provisions of law and the respective Articles of Incorporation and Bylaws of CBI and Prosperity. CBI and Prosperity shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), the Federal Deposit Insurance Corporation ("FDIC") and the Texas Department of Banking ("Banking Department").

      Section 1.9. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.


                  II.  REPRESENTATIONS AND WARRANTIES OF CBI

     CBI represents and warrants to Prosperity, that each of the statements made in this Article II are true and correct in all material respects. The Schedules required pursuant to this Article II and elsewhere in this Agreement will be delivered and made part of this Agreement no later than ten (10) business days following the Execution Date. CBI agrees that, at the Closing (as defined in Section 7.1 of this Agreement), it shall provide Prosperity with supplemental Schedules reflecting any changes in the information contained in the Schedules which have occurred in the period from the date of delivery of such Schedules to the date of Closing.

      Section 2.1. Organization. CBI, is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended ("BHC Act"), subject to all laws, rules and regulations applicable to bank holding companies. CBI owns 100% of the issued and outstanding shares of common stock, $.10 par value, of CBI Delaware ("CBI Delaware Stock"). CBI Delaware, a Delaware corporation and a bank holding company registered under the BHC Act, is duly organized, validly existing and in good standing under the laws of the State of Delaware. CBI Delaware owns 100% of the issued and outstanding shares of common stock, $5.00 par value, of Heritage ("Heritage Stock"). Heritage is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. CBI, CBI Delaware and Heritage have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement. Heritage (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Banking Department, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act. Heritage does not conduct trust activities. True and complete copies of the Articles of Incorporation and Bylaws of CBI, the Certificate of Incorporation and Bylaws of CBI Delaware and the Articles of Association and Bylaws of Heritage, as amended to date (collectively, "CBI Constituent Documents"), have been delivered or made available to Prosperity. Except as otherwise disclosed in Schedule 2.1 hereof, neither CBI, CBI Delaware nor Heritage, (a) has any subsidiaries or affiliates,
(b) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (c) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of CBI.

      Section 2.2.   Capitalization.

          (a) The authorized capital stock of CBI consists of 40,000,000 shares of CBI Common Stock, 18,067 of which are issued and outstanding and 90 shares of CBI Common Stock reserved for issuance upon the exercise of stock options granted pursuant to the CBI Stock Option Plan other than as set forth in
Schedule 2.2(a). The authorized capital stock of CBI Delaware consists of 100,000 shares of CBI Delaware Stock, 10,000 of which are issued and outstanding. The authorized capital stock of Heritage consists of 150,000 shares of Heritage Stock, 1,000 of which are issued and outstanding. All of the issued and outstanding shares of CBI Common Stock, CBI Delaware Stock and Heritage Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. There are outstanding CBI Stock Options to purchase 90 shares of CBI Common Stock. Schedule 2.2(a) will contain a list of the exercise prices, vesting schedules, expiration dates, holders of and numbers of shares subject to all such CBI Stock Options outstanding. All CBI Stock Options have been duly authorized and , to CBI's knowledge, all CBI Stock Options (i) were granted at a per share price which was not less than the fair market value per share of CBI Common Stock at the date of grant and (ii) all CBI Stock Options intended to qualify as "incentive" stock options under Section 422(b) of the Internal Revenue Code meet all requirements under the Internal Revenue Code for such qualification.

          (b) Except for the CBI Stock Options and except as disclosed in
Schedule 2.2(b), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating CBI, CBI Delaware or Heritage to issue any authorized and unissued CBI Common Stock, CBI Delaware Stock or Heritage Stock nor does CBI, CBI Delaware or Heritage have any outstanding commitment or obligation to repurchase, reacquire or redeem any of their outstanding capital stock. Except as disclosed in Schedule 2.2(b), there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the CBI Delaware Stock or the Heritage Stock, or to CBI's knowledge, the CBI Common Stock. There are no fractional shares of CBI Common Stock issued and outstanding.

      Section 2.3. Approvals; Authority. The Board of Directors of CBI has approved this Agreement and the transactions contemplated herein subject to the approval thereof by the shareholders of CBI as required by law, and, other than shareholder approval, no further corporate proceedings of CBI are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by CBI and is a duly authorized, valid, legally binding agreement of CBI enforceable against CBI in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

      Section 2.4. No Conflict With Other Instruments. Neither the execution and delivery of this Agreement nor the consummation of the Merger contemplated hereby, subject to obtaining all required shareholder consents, will conflict with or result in a breach of any provision of the CBI Constituent Documents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to obtaining all required shareholder and regulatory approvals, will not violate any provision of, or constitute a default under, any law, or any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which CBI, CBI Delaware or Heritage is a party or by which either is bound or constitute an event which, with the lapse of time or action by a third party, could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of CBI, CBI Delaware or Heritage or upon the CBI Common Stock.

      Section 2.5.   Financial Statements and Reports.

          (a) CBI has furnished or made available to Prosperity true and complete copies of CBI's audited balance sheets as of December 31, 1999, 1998 and 1997, and the related statements of income and statements of changes in shareholders' equity and cash flow for the periods then ended, together with the notes thereto. CBI has also delivered to Prosperity a true and correct copy of the Consolidated Reports of Condition and Income ("Call Reports") filed by Heritage as of and for the nine months ended September 30, 2000. The audited financial information and Call Reports referred to in this Section 2.5 are collectively referred to in this Article II as the "CBI Financial Statements." The CBI Financial Statements fairly present the financial position of CBI, CBI

Delaware and Heritage and the results of its operations at the dates and for the periods indicated in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis, except for the Call Reports which are in compliance with regulatory accounting principles. Except as set forth in
Schedule 2.5 hereof, as of the dates of the CBI Financial Statements referred to above, neither CBI, CBI Delaware or Heritage had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such CBI Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Prosperity. Except as set forth in Schedule 2.15, since September 30, 2000, there have been no material changes in the financial condition, assets, liabilities or business of CBI, CBI Delaware or Heritage, other than changes in the ordinary course of business, which individually or in the aggregate have materially and adversely affected the financial condition, results of operations or business of CBI, CBI Delaware and Heritage considered as a consolidated whole.

          (b) CBI, CBI Delaware and Heritage have filed all material documents and reports required to be filed by them with the Federal Reserve Board, the FDIC, the Banking Department and any other governmental authority under all other Applicable Laws (as defined below) (the "Governmental Filings"). All such Governmental Filings, as finally amended or corrected, complied in all material respects at the time of filing and at the time of any amended or supplemented filing with all requirements of their respective forms and with all Applicable Laws.

     "Applicable Laws" as used in this Agreement includes any applicable foreign or domestic federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, decree or other requirement of any governmental authority.

          (c) CBI has not changed its independent auditing firm since December 31, 1996, and there has been no disagreement (as such term is used in Item 304 of Regulation S-K under the Securities Act) between CBI and its independent auditing firm since December 31, 1996 concerning any aspect of the manner in which CBI maintains its books and records or the manner in which it has reported upon its financial condition and results of operations during such period.

      Section 2.6. Investments. Schedule 2.6 will contain a true, correct and complete list, as of September 30, 2000, of all securities, including municipal bonds, owned by CBI, CBI Delaware or Heritage (the "Securities Portfolio"). All securities listed in Schedule 2.6 are owned by CBI, CBI Delaware or Heritage (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances, except as noted in
Schedule 2.6. Schedule 2.6 also discloses any entities in which the ownership interest of CBI, CBI Delaware or Heritage equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings to which CBI, CBI Delaware or Heritage is a party with respect to the voting of the securities listed in Schedule 2.6.

      Section 2.7.   Real Property Owned or Leased.

          (a) Other than real property acquired through foreclosure or deed in foreclosure, Schedule 2.7(a) contains a true, correct and complete list of all real property owned or leased by CBI,

CBI Delaware and Heritage (the "CBI Real Property"). Schedule 2.7(a) will contain true and complete copies of all of its deeds, leases and title insurance policies in its possession for, or other documentation evidencing ownership of , the properties referred to in Schedule 2.7(a).

          (b) Except as set forth in Schedule 2.7(b), no lease with respect to any CBI Real Property and no deed with respect to any CBI Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such CBI Real Property. To CBI's knowledge, each of such leases is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; to CBI's knowledge, there are no existing defaults by CBI, CBI Delaware and Heritage or the other party thereunder; to CBI's knowledge, there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

          (c) Except as set forth in Schedule 2.7(b), to the knowledge of CBI, none of the buildings and structures located on any CBI Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any CBI Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a material adverse effect on the financial condition, results of operation or business of CBI, CBI Delaware or Heritage. To CBI's knowledge, no condemnation proceeding is pending or, to CBI's knowledge, threatened, which would preclude or materially impair the use of any CBI Real Property in the manner in which it is currently being used.

          (d) Except as set forth in Schedule 2.7(d), CBI, CBI Delaware and Heritage have good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee's interest in, all CBI Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

          (e) All buildings and other facilities used in the business of CBI, CBI Delaware and Heritage are adequately maintained and, to CBI's knowledge, are free from defects which could materially interfere with the current or future use of such facilities.

      Section 2.8. Personal Property. CBI, CBI Delaware and Heritage have good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of their business (the "CBI Personalty"), free and clear of all liens, charges or other encumbrances, except
(a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (b) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant CBI Personalty. Subject to ordinary wear and tear, the CBI Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

      Section 2.9. Environmental Laws. Except as set forth in Schedule 2.9, to the knowledge of CBI, CBI, CBI Delaware and Heritage, and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. Except as set forth in Schedule 2.9, (a) neither CBI, CBI Delaware nor Heritage has received written notice of or has knowledge of any material violation of any Environmental Laws or of any placement, disposal or release of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws in a manner that would result in a material claim or lien against any of them under any Environmental Laws; (b) to CBI's knowledge, during the term of ownership by CBI, CBI Delaware or Heritage no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by CBI, CBI Delaware or Heritage, or owned, operated or leased by CBI, CBI Delaware or Heritage within the five years preceding the date of this Agreement, has been designated by applicable governmental authorities as requiring any environmental cleanup or response action by CBI, CBI Delaware or Heritage to comply with Environmental Laws, or has been the site of release of any Hazardous Materials for which CBI, CBI Delaware or heritage would reasonably be expected to incur material costs of cleanup; (c) to the knowledge of CBI, CBI Delaware and Heritage, no friable asbestos was used in the construction of any portion of CBI's, CBI Delaware's or Heritage's facilities except as disclosed in documents available under Section 4.13(d) hereof; and (d) to the knowledge of CBI, CBI Delaware and Heritage, no real property currently owned by CBI, CBI Delaware or Heritage is, or has been a landfill.

     "Environmental Laws," as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to pollution, the protection of human health or safety, the environment, or emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, handling, or transport of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S)(S) 9601, et seq.; The Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. (S)(S) 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. (S)(S) 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S)(S) 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. (S)(S) 2601, et seq.; the Clean Air Act, 42 U.S.C. (S)(S) 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. (S)(S) 300f, et seq.

     "Hazardous Materials," as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs) greater than 500 mg/l, and radon gas in levels above 4 picocures/liter; (b) any chemicals, materials, waste or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic as of the date hereof by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials.

      Section 2.10. Litigation and Other Proceedings. Except as otherwise noted in Schedule 2.10 hereto, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of CBI, CBI Delaware or Heritage, threatened before any court or administrative body in any manner against CBI, CBI Delaware or Heritage, or any of their properties or capital stock, which might have a material adverse effect on CBI, CBI Delaware or Heritage, their financial condition, assets, operations or earnings or the transactions proposed by this Agreement. Neither CBI, CBI Delaware nor Heritage knows of any basis on which any litigation or proceeding could be brought which is reasonably likely to have a materially adverse effect on the financial condition of CBI, CBI Delaware or Heritage or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither CBI, CBI Delaware nor Heritage is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

      Section 2.11. Taxes. Except as otherwise noted in Schedule 2.11 hereto or as reserved on the CBI Financial Statements, CBI, CBI Delaware and Heritage have filed with the appropriate federal, state and local governmental authorities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments shown or claimed to be due and payable thereon. The Tax Returns as filed were correct in all material respects. Neither CBI, CBI Delaware nor Heritage has executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal income Tax. None of CBI, CBI Delaware and Heritage is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against CBI, CBI Delaware or Heritage. All Taxes which CBI, CBI Delaware or Heritage is or was required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities to the extent due and payable, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by CBI, CBI Delaware or Heritage, as required by law.

     Schedule 2.11 will contain true and complete copies of the federal income tax returns of CBI as filed with the Internal Revenue Service for the years ended December 31, 1999, December 31, 1998, and December 31, 1997.

     For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, "Tax Returns" shall mean any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

      Section 2.12. Contracts. Except as otherwise noted in Schedule 2.12 hereto, neither CBI, CBI Delaware nor Heritage is a party to or bound by any (a) employment contract or severance arrangement (including without limitation any collective bargaining contract or union agreement or agreement with an independent consultant) which is not terminable by CBI, CBI Delaware or Heritage on less than sixty (60) days' notice without payment of any amount on account of such termination; (b) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement; (c) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (d) contract or commitment for capital expenditures; (e) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred twenty (120) days from the date of this Agreement; (f) contract or option to purchase or sell any real or personal property other than in the ordinary course of business; (g) contract, agreement or letter with respect to the management or operations of CBI, CBI Delaware or Heritage imposed by any bank regulatory authority having supervisory jurisdiction over CBI, CBI Delaware or Heritage; (h) agreement, contract or indenture related to the borrowing by CBI, CBI Delaware or Heritage of money other than those entered into in the ordinary course of business; (i) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; (j) agreement with or extension of credit to any executive officer or director of CBI, CBI Delaware or Heritage or holder of more than ten percent (10%) of the issued and outstanding CBI Common Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features; or (k) material contracts, other than the foregoing, not made in the ordinary course of business and not otherwise disclosed in this Agreement, in any schedule attached hereto or in any document delivered or referred to or described in writing by CBI, CBI Delaware or Heritage to Prosperity. CBI, CBI Delaware and Heritage have in all material respects performed all material obligations required to be performed by them to date and are not in default under, and no event has occurred which, with the lapse of time or action by a third party or both, could result in default under any material indenture, mortgage, contract, lease or other agreement to which CBI, CBI Delaware or Heritage is a party or by which CBI, CBI Delaware or Heritage is bound or under any provision of the CBI Constituent Documents.

      Section 2.13.   Insurance.

          (a) Schedule 2.13 will contain a true, correct and complete list of all insurance policies owned or held by or on behalf of either CBI, CBI Delaware or Heritage (other than credit-life policies), specifying the insurer, policy numbers, amount of coverage, deductions, exclusions, type of insurance, effective and termination dates and any pending claims thereunder involving more than $50,000 of which CBI, CBI Delaware or Heritage has knowledge.

          (b) All policies of general liability, theft, life, fire, workers' compensation, health, directors and officers, and other forms of insurance owned or held by CBI, CBI Delaware or Heritage (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid;
(ii) are sufficient for compliance with all requirements of Applicable Laws and of all agreements to which CBI, CBI Delaware or Heritage is a party; (iii) are adequate for the business conducted by CBI, CBI Delaware and Heritage in respect of amounts, types and risks insured; (iv) are, to CBI's knowledge, valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) to CBI's knowledge will remain in full force and effect through the Closing Date. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond effective at any time prior to the Closing Date or generally disclaimed liability thereunder. Neither CBI, CBI Delaware or Heritage is in default under any such policy or bond, and all material claims thereunder have been filed in a timely fashion. Neither CBI, CBI Delaware or Heritage has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

      Section 2.14.   Compliance with Laws.  Except as otherwise set forth in
Schedule 2.14 hereto, the business of CBI, CBI Delaware and Heritage and any advertising related to such business or otherwise conducted by or on their behalf, including without limitation the business or originating, acquiring, holding or disposing of assets and liabilities, is being conducted in material compliance with all Applicable Laws. Except for approvals by regulatory authorities having jurisdiction over CBI, CBI Delaware and Heritage and approval by the holders of shares of CBI Common Stock, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of CBI, CBI Delaware or Heritage in connection with the execution, delivery and performance by CBI of this Agreement and the transactions contemplated hereby or the resulting change of control of Heritage except for certain instruments necessary to consummate the Merger contemplated hereby. CBI, CBI Delaware and Heritage have filed all material reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, FDIC, Banking Department or any other regulatory authority having jurisdiction over CBI, CBI Delaware or Heritage, and such reports, registrations and statements are, to the knowledge of CBI, CBI Delaware and Heritage, true and correct in all material respects.

      Section 2.15.   Absence of Certain Changes. Except as disclosed in
Schedule 2.15 hereto, there has not been since September 30, 2000:

          (a) any change in or effect on the business of CBI, CBI Delaware and Heritage or any occurrence, development or event of any nature, that has had or may reasonably be expected to have, together with all such other changes and effects, a material adverse effect on the financial condition, results of operations or business of CBI;

          (b) any direct or indirect redemption, purchase or other acquisition of shares of CBI Common Stock, convertible securities or securities exercisable for CBI Common Stock or other capital stock of CBI, by CBI; any declaration, setting aside or payment of any dividend by CBI other than its quarterly dividend in the amount of $12.00 per share paid in October 2000; or any alteration of any right attaching to any shares of capital stock of CBI; or any combination or subdivision of any shares of capital stock of CBI;

          (c) any issue or sale of, or any obligation to issue or sell, capital stock of CBI, or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

          (d) any increase in the compensation or benefits payable or to become payable by CBI, CBI Delaware or Heritage, including, without limitation, compensation or benefits under any Plan (as defined in Section 2.18 hereof) other than as set forth in Schedule 2.15(d), pursuant to Employee Agreements (as defined in Section 2.29 hereof), as may be required to comply with Applicable Laws or consistent with past practices;

          (e) any amendment or termination of any agreement to which CBI, CBI Delaware or Heritage is a party, other than (i) amendments or terminations which do not and will not, individually or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of CBI, CBI Delaware or Heritage or (ii) terminations in accordance with the terms of such agreement;

          (f) any adoption, assumption or entrance into any Plan or, except as required by Applicable Law or the current provisions of any Plan, the amendment or any other action including, but not limited to, acceleration of vesting and waiver of performance criteria with respect to any Plan;

          (g) any amendment to the CBI Constituent Documents;

          (h) any change by CBI in accounting principles or methods, except as required by the Financial Accounting Standards Board ("FASB") or the FDIC or Federal Reserve Board regulations or as listed in Schedule 2.15(g);

          (i) any loss, damage or destruction (whether or not covered by insurance) affecting any of the tangible assets or business of CBI, CBI Delaware and Heritage that may involve a loss of more than $100,000, individually, or $300,000, in the aggregate (including deductibles), in excess of applicable insurance coverage; or

          (j) any sale, transfer or other disposition of any material properties or assets of CBI, CBI Delaware or Heritage, except in the ordinary course of business.

      Section 2.16. Allowance for Credit Losses. The allowance for credit losses of CBI and Heritage has been calculated in accordance with GAAP as applied to banking institutions and in accordance with all applicable rules and regulations in all material respects. To the knowledge of CBI, CBI Delaware and Heritage, the allowance for credit losses shown on the CBI Financial Statements is substantially adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of September 30, 2000 and in accordance with the safety and soundness standards administered by, and the practices and procedures of, the FDIC, as such standards, practices and procedures may be amended from time to time. At the Effective Time, no material facts relevant to the adequacy of the allowance for credit losses as of that date shall have been withheld from Prosperity.

      Section 2.17. Employment Relations. The relations of CBI, CBI Delaware and Heritage with their employees are satisfactory, and neither CBI, CBI Delaware nor Heritage has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of employees of CBI, CBI Delaware or Heritage. CBI, CBI Delaware and Heritage have materially complied with all laws relating to the employment of labor with respect to the employees of CBI, CBI Delaware and Heritage, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker's compensation insurance and social security and similar taxes, and, except as disclosed in Schedule 2.17 hereto, no person has asserted that CBI, CBI Delaware or Heritage is liable for any arrearages of wages, worker's compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

      Section 2.18. ERISA. The employee pension benefits plans and welfare benefit plans (referred to collectively herein as the "Plans") in effect at CBI, CBI Delaware and Heritage (all of which are included in Schedule 2.12 hereto) have all been operated in all material respects in compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), since ERISA became applicable with respect thereto. None of the Plans nor any of their respective related trusts have been terminated (except the termination of any Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to CBI, CBI Delaware or Heritage), and there has been no "reportable event," as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Plans nor their respective related trusts have incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Plans are the only employee pension benefit plans covering employees of CBI, CBI Delaware and Heritage. CBI, CBI Delaware and Heritage will not have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing, for any of their employees other than under the Plans, and as of the date hereof the actuarial present value of Plan assets of each Plan is not less (and as of the Closing of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

      Section 2.19. Deferred Compensation Arrangements. Schedule 2.19 will contain a true, correct and complete list of all deferred compensation arrangements of CBI, CBI Delaware and Heritage, if any, including the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized.

      Section 2.20. Loans. Except as set forth in Schedule 2.20, to CBI's knowledge, all currently outstanding loans (individually, a "Loan" and collectively, the "Loans"), including any current extensions of any Loan, were solicited, originated and currently exist in material compliance with all applicable requirements of federal and state law and regulations promulgated thereunder. To the knowledge of CBI, CBI Delaware and Heritage, the Loans are adequately documented and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where the failure thereof, individually or in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), operations or prospects of CBI, CBI Delaware or Heritage; and provided, further, that no representation or warranty is made as to the collectibility of any Loan. There are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in CBI's, CBI Delaware's or Heritage's records, and, to CBI's knowledge, no claim of defense as to the enforcement of any Loan has been asserted, and neither CBI, CBI Delaware nor Heritage has knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense, except where such claim would not have, either individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations or prospects of CBI, CBI Delaware or Heritage.

      Section 2.21.   Accounting Records; Data Processing.

          (a) CBI, CBI Delaware and Heritage maintain records that accurately, validly and fairly reflect their transaction and dispositions of assets and maintain a system of internal accounting controls, policies and procedures sufficient to insure that (i) such transactions are executed in accordance with their management's general or specific authorization, (ii) such transactions are recorded in such a manner as to permit preparation of financial statements in accordance with GAAP and any other criteria applicable to such statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals as determined by CBI, CBI Delaware and Heritage and appropriate action is taken with respect to any differences and (v) records of such transactions are retained, protected and duplicated in accordance with prudent banking practices and applicable regulatory requirements.

          (b) The data processing equipment, data transmission equipment, related peripheral equipment and software used by CBI, CBI Delaware and Heritage in the operation of their business to generate and retrieve such records (whether owned or leased by CBI, CBI Delaware and Heritage, or provided under any agreement or other arrangement with a third party for data processing services) are adequate for the needs of CBI, CBI Delaware and Heritage.

      Section 2.22. Brokers and Finders. Except as set forth in Schedule 2.22 hereto, neither CBI, CBI Delaware, Heritage nor any of their officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger contemplated herein.

      Section 2.23. Community Reinvestment Act. Heritage is in material compliance with the Community Reinvestment Act (12 U.S.C. (S) 2901 et seq.) and all regulations promulgated thereunder. Heritage has a rating of "satisfactory" as of its most recent CRA compliance examination and, except as set forth in
Schedule 2.23 hereto, knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to its next CRA compliance examination or why the FDIC, Banking Department or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Heritage under the CRA.

      Section 2.24. Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act. Heritage is in material compliance with the Fair Housing Act (42 U.S.C. (S) 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. (S) 2801 et seq. and the Equal Credit Opportunity Act (15 U.S.C. (S) 1691 et seq.) and all regulations promulgated thereunder. Neither CBI, CBI Delaware nor Heritage has received any notices of any violation of said acts or any of the regulations promulgated thereunder, and neither CBI, CBI Delaware nor Heritage has any notice of, or knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to Heritage's compliance with said acts.

      Section 2.25. Usury Laws and Other Consumer Compliance Laws. All loans of CBI, CBI Delaware and Heritage have been made substantially in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z (12 C.F.R. (S) 226 et seq.) issued by the Board of Governors of the Federal Reserve System, the Federal Consumer Credit Protection Act (15 U.S.C. (S) 1601 et seq.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. art. 5069-2.01, et seq.) and all statutes governing the operation of Texas banking associations. Each loan on the books of CBI, CBI Delaware and Heritage was made in the ordinary course of business of CBI, CBI Delaware or Heritage.

      Section 2.26. Bank Secrecy Act. Heritage is in material compliance with the Bank Secrecy Act (12 U.S.C. (S)(S) 1730(d) and 1829(b)) and all regulations promulgated thereunder, and Heritage has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Heritage has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the Internal Revenue Service.

      Section 2.27. Zoning and Related Laws. To CBI's knowledge, all real property owned by either CBI, CBI Delaware or Heritage and the use thereof materially complies with all applicable laws, ordinances, regulations, orders or requirements, including without limitation, building, zoning and other laws.

      Section 2.28. Employment and Similar Agreements; Obligations Upon Change in Control. Except as set forth in Schedule 2.28 or Schedule 2.18, there are no written or oral employment, consulting, non-competition, retirement, parachutes, severance or indemnification agreements or other agreements of any nature whatsoever (collectively, "Employee Agreements") between CBI, CBI Delaware or Heritage, on the one hand, and any officer, director, employee or agent thereof, or any of their respective family members, on the other hand, including, without limitation, any such agreement concerning the continued employment or use of such officer, director, employee, agent or family member after the consummation of the transactions contemplated by this Agreement, or any other benefits to be granted to any such officer, director, employee, agent or family member, upon, after or in connection with the consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule 2.28, there are no such Employee Agreements or any other agreements under which the transactions contemplated by this Agreement (including, without limitation, the change in control resulting from the Merger) (a) will require any payment by CBI, CBI Delaware or Heritage to, or any consent or waiver from, any officer, director, employee or agent thereof, or any other person, or (b) will result in a change of any nature in the rights of any party under an agreement with any officer, director, employee or agent of CBI, CBI Delaware or Heritage, or any other person, including, without limitation, any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of CBI, CBI Delaware or Heritage. Except as set forth in Schedule 2.28, neither CBI, CBI Delaware nor Heritage has any agreements with any employee or officer that are inconsistent with the status of all employees and officers thereof being "at-will" employees. Each reference in this Agreement to "officer," "director," "employee" or "agent" of CBI, CBI Delaware or Heritage, unless otherwise specified, shall include, without limitation, consultants of CBI, CBI Delaware or Heritage. Schedule 2.28 will contain true, correct and complete copies of all Employee Agreements.

      Section 2.29. Certain Interests. Except as set forth in Schedule 2.29 hereto, to CBI's knowledge: (a) no officer, director, employee or agent of CBI, CBI Delaware or Heritage, any of their respective family members, any corporation or organization (other than CBI, CBI Delaware or Heritage) of which any of the foregoing persons is an officer, director or beneficial owner of 10% or more of any class of its equity securities, or any trust or other estate in which any of the foregoing persons has a substantial beneficial interest or as to which such person serves as a trustee or in a similar capacity, nor any Affiliate (unless otherwise stated, when used in this Agreement, "Affiliate" has the meaning given it in Rule 405 promulgated under Securities Act of 1933, as amended ("Securities Act")) of CBI, CBI Delaware or Heritage, nor any current or former beneficial owner of 5% or more of any of the outstanding stock of CBI has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of CBI, CBI Delaware or Heritage or in any transaction or series of similar transactions to which CBI, CBI Delaware or Heritage is a party; (b) no such person included in clause (a) hereto is indebted to CBI, CBI Delaware or Heritage except for (i) normal business expense advances and (ii) loans that have been entered into in the ordinary course of business on terms no less favorable to such person, or the lender, as the case shall be, than if the loan had been entered into on an arm's length basis pursuant to normal commercial terms and conditions and in compliance with Applicable Law; (c) neither CBI, CBI Delaware or Heritage is indebted to any such person except for amounts due under normal salary or reimbursement or ordinary business expenses; and (d) no such person is a party to an agreement (other than a Plan) with CBI, CBI Delaware or Heritage. Except as set forth in Schedule 2.29, to CBI's knowledge, none of the persons or entities described in clause (a) hereto has any other relationship or has engaged or proposes to engage in any other transaction or series of transactions that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act.

      Section 2.30.   Prospectus/Proxy Statement and Regulatory Applications.

          (a) When the Prospectus/Proxy Statement referred to in Section 5.3 hereof, or any amendment or supplement thereto, shall be mailed to the shareholders of CBI and Prosperity, and at all times subsequent to such mailing up to and including the date of the shareholders' meetings for each of CBI and Prosperity (i) such Prospectus/Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein provided by CBI, CBI Delaware or Heritage, will comply in all material respects with the provisions (to the extent applicable) of the Securities Act and the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder and (ii) the information set forth in the Prospectus/Proxy Statement with respect to CBI, CBI Delaware or Heritage will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

          (b) When the applications for the regulatory approvals of the transactions contemplated herein are filed with the Federal Reserve Board, FDIC and Banking Department ("Regulatory Approvals"), or amended or supplemented, information that is provided to Prosperity by CBI for inclusion in applications for such Regulatory Approvals shall comply in all material respects with all Applicable Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

      Section 2.31. Intellectual Property Rights. Schedule 2.31 hereto will contain a true, correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by CBI, CBI Delaware or Heritage or used under license by them in the conduct of their business (the "Intellectual Property"). CBI, CBI Delaware or Heritage own or have the right to use and continue to use the Intellectual Property in the operation of their business. Except as set forth in Schedule 2.31, neither CBI, CBI Delaware or Heritage is infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has CBI, CBI Delaware or Heritage used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

     Neither CBI, CBI Delaware nor Heritage is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of CBI, CBI Delaware or Heritage or the Continuing Company to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

      Section 2.32.   Site Locations.

          (a) Schedule 2.32(a) hereto will contain a true, correct and complete list of all locations of offices in which CBI, CBI Delaware or Heritage are doing business as of the date hereof, including, without limitation, any branch, loan production and agency offices. Except as disclosed in Schedule 2.32(a), none of CBI, CBI Delaware or Heritage has applied for or received permission to open any additional offices at any such location or any other locations.

          (b) None of CBI, CBI Delaware or Heritage have filed any application, made any agreement or taken any other action to discontinue operations at any existing branch or agency, commence operations at any new branch or agency, or relocate any existing branch or agency, except for such applications, agreements or other actions as are set forth in Schedule 2.32(b).

      Section 2.33.   Interest Rate Risk Management Instruments.

          (a) Schedule 2.33 hereto will contain a true, correct and complete list of all interest rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements or financial derivative products to which CBI, CBI Delaware or Heritage is a party or by which any of their properties or assets may be bound.

          (b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which CBI, CBI Delaware or Heritage is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to CBI's knowledge, in accordance with prudent banking practice and in all material respects all applicable rules, regulations and policies of applicable governmental authorities with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. CBI, CBI Delaware or Heritage have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued; and to CBI's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

              III.  REPRESENTATIONS AND WARRANTIES OF PROSPERITY

     Prosperity represents and warrants to CBI that the statements contained in this Article III are true and correct in all material respects. The Schedules required pursuant to this Article III and elsewhere in this Agreement will be delivered and made part of this Agreement no later than ten (10) business days following the Execution Date. Prosperity agrees that, at the Closing, it shall provide CBI with supplemental schedules reflecting any material changes in the information contained in the Schedules which have occurred in the period from the date of delivery of such Schedules to the date of Closing.

      Section 3.1. Organization. Prosperity is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act subject to all laws, rules and regulations applicable to bank holding companies. Prosperity owns 100% of the issued and outstanding shares of common stock, $1.00 par value, of Delaware Company ("Delaware Stock"). Delaware Company, a Delaware corporation and a bank holding company registered under the BHC Act, is duly organized, validly existing and in good standing under the laws of the State of Delaware. Delaware Company owns 100% of the issued and outstanding shares of common stock, $4.00 par value, of FPB ("FPB Stock"). FPB is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. Prosperity, Delaware Company and FPB have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement. FPB (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Banking Department, and (ii) is an insured bank as defined in the
Federal Deposit Insurance Act.  FPB conducts trust activities.   Except as
otherwise disclosed in Schedule 3.1 hereto, neither Prosperity, Delaware Company nor FPB (a) has any subsidiaries or affiliates, (b) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (c) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Prosperity. True and complete copies of the Articles of Incorporation and Bylaws of Prosperity, as amended to date, have been delivered and made available to CBI.

      Section 3.2. Capitalization. The authorized capital stock of Prosperity consists of 50,000,000 shares of Prosperity Common Stock, 5,255,101 of which are issued and 5,251,525 of which are outstanding and 20,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The authorized capital stock of Delaware Company consists of 10,000 shares of Delaware Stock, 1,000 of which are issued and outstanding. The authorized capital stock of FPB consists of 130,000 shares of FPB Stock, 130,000 of which are issued and outstanding. All of the issued and outstanding shares of Prosperity Common Stock, Delaware Stock and FPB Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. The shares of Prosperity Common Stock to be issued to CBI shareholders pursuant to the provisions of this Agreement have been duly authorized, will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights of any person. There are no voting trusts, voting agreements or other similar arrangements affecting the Delaware Company Stock or the FPB Stock, or to Prosperity's knowledge, the Prosperity Common Stock.

      Section 3.3. Approvals; Authority. The Board of Directors of Prosperity has approved this Agreement and the transactions contemplated herein subject to the approval thereof by the shareholders of Prosperity as required by law, and, other than shareholder approval, no further corporate proceedings of Prosperity are needed to execute and deliver this Agreement and consummate the Merger.
This Agreement has been duly executed and delivered by Prosperity and is a duly authorized, valid, legally binding agreement of Prosperity enforceable against Prosperity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

      Section 3.4. No Conflict With Other Instruments. Neither the execution and delivery of this Agreement nor the consummation of the Merger contemplated hereby, subject to obtaining all required shareholder consents, will conflict with or result in a breach of any provision of the Articles of Incorporation and Bylaws of Prosperity, the Certificate of Incorporation and Bylaws of Delaware Company and the Articles of Association and Bylaws of FPB, as amended to date (collectively, "Prosperity Constituent Documents"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to obtaining all required shareholder and regulatory approvals, will not violate any provision of, or constitute a default under, any law, or any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which Prosperity is a party or by which either is bound or constitute an event which, with the lapse of time or action by a third party, could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of Prosperity, Delaware Company or FPB or upon the Prosperity Common Stock.

      Section 3.5.   Financial Statements and Reports.

          (a) Prosperity has furnished or made available to CBI true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 1999 ("Annual Report"), as filed with the SEC, which contains Prosperity's audited balance sheet as of December 31, 1999 and 1998, and the related statements of income and statements of changes in shareholders' equity and cash flow for the years ended December 31, 1999, 1998 and 1997 and (ii) Quarterly Report on Form 10-Q for the nine months ended September 30, 2000 ("Quarterly Report"), as filed with the SEC, which contains the unaudited balance sheets and related statements of income and statements of changes in shareholders' equity and cash flows for the nine month periods ended September 30, 2000 and 1999. The Annual Report and Quarterly Report are referred to herein as the "Prosperity Financial Statements." The Prosperity Financial Statements fairly present the financial position of Prosperity, Delaware Company and FPB and the results of their operations at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis. As of the dates of the Prosperity Financial Statements referred to above, neither Prosperity, Delaware Company nor FPB had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Prosperity Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to CBI. Since September 30, 2000, there have been no material changes in the financial condition, assets, liabilities or business of Prosperity, Delaware Company or FPB, other than changes in the ordinary course of business, which individually or in the aggregate have materially and adversely affected the financial condition, results of operations or business of Prosperity, Delaware Company and FPB considered as a consolidated whole.

          (b) Prosperity, Delaware Company or FPB have filed all required Governmental Filings. All such Governmental Filings, as finally amended or corrected, complied in all material respects at the time of filing and at the time of any amended or supplemented filing with all requirements of their respective forms and with all Applicable Laws.

      Section 3.6. Securities Exchange Commission Reporting Obligations. Prosperity has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC. As of their respective dates, each of such reports and statements, as amended, were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and none of the information contained in such reports and statements is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Section 3.7. Taxes. Prosperity, Delaware Company and FPB have filed with the appropriate federal, state and local governmental authorities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments shown to be due and payable thereon. The Tax Returns as filed were correct in all material respects. Neither Prosperity, Delaware Company nor FPB has executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal income Tax. None of Prosperity, Delaware Company and FPB a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against Prosperity, Delaware Company or FPB. All Taxes which Prosperity, Delaware Company or FPB is or was required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper authorities to the extent due and payable, or segre gated and set aside for such payment and, if so segregated and set aside will be so paid by Prosperity, Delaware Company or FPB, as required by law.

      Section 3.8. Contracts. Except for those contracts which have been filed with the SEC and those listed in Schedule 3.8, as of September 30, 2000, neither Prosperity, Delaware Company nor FPB is a party or subject to any of the following (whether written or oral, express or implied):

          (i)   any labor contract or agreement with any labor union;

          (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Prosperity, Delaware Company or FPB to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Prosperity, Delaware Company or FPB may carry on its business (other than as may be required by law or applicable regulatory authorities); or

          (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

      Section 3.9.   Absence of Certain Changes.  Except as disclosed in
Schedule 3.9, there has not been since September 30, 2000:

          (a) any change in or effect on the business of Prosperity, Delaware Company or FPB or any occurrence, development or event of any nature, that has had or may reasonably be expected to have, together with all such other changes and effects, a material adverse effect on the financial condition, results of operations or business of Prosperity;

          (b) any direct or indirect redemption, purchase or other acquisition of shares of Prosperity Common Stock, convertible securities or securities exercisable for Prosperity Common Stock or other capital stock of Prosperity by Prosperity, any declaration, setting aside or payment of any dividend by Prosperity other than its quarterly dividend in the amount of $.09 per share paid in October 2000, any alteration of any right attaching to any shares of capital stock of Prosperity; or any combination or subdivision of any shares of capital stock of Prosperity;

          (c) any amendment or termination of any agreement to which Prosperity, Delaware Company or FPB is a party, other than (i) amendments or terminations which do not and will not, individually or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of Prosperity, Delaware Company or FPB or (ii) terminations in accordance with the terms of such agreement;

          (d) any amendment to the Prosperity Constituent Documents;

          (e) any change by Prosperity in accounting principles or methods, except as required by FASB or the FDIC or Federal Reserve Board regulations or as listed in Schedule 3.9(e);

          (f) any loss, damage or destruction (whether or not covered by insurance) affecting any of the tangible assets or business of Prosperity, Delaware Company or FPB that may involve a loss of more than $300,000, individually, or $900,000, in the aggregate (including deductibles), in excess of applicable insurance coverage; or

          (g) any sale, transfer or other disposition of any material properties or assets of Prosperity, Delaware Company or FPB, except in the ordinary course of business.

      Section 3.10. Environmental Laws. To the knowledge of Prosperity, Prosperity, Delaware Company and FPB, and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. Except as set forth in Schedule 3.10, (a) neither Prosperity, Delaware Company nor FPB has received written notice of or has knowledge of any material violation of any Environmental Laws or of any placement, disposal or release of any materials designated as Hazardous Materials

(as defined below) under the Environmental Laws in a manner that would result in a material claim or lien against any of them under any Environmental Laws; (b) to Prosperity's knowledge, during the term of ownership by Prosperity, Delaware Company and FPB no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Prosperity, Delaware Company and FPB, or owned, operated or leased by Prosperity, Delaware Company and FPB within the five years preceding the date of this Agreement, has been designated by applicable governmental authorities as requiring any environmental cleanup or response action by Prosperity, Delaware Company and FPB to comply with Environmental Laws, or has been the site of release of any Hazardous Materials for which Prosperity, Delaware Company and FPB would reasonably be expected to incur material costs of cleanup; (c) to the knowledge of Prosperity, Delaware Company and FPB, no friable asbestos was used in the construction of any portion of Prosperity's, Delaware Company's or FPB's facilities except as disclosed in documents available under Section 5.10 hereof; and (d) to the knowledge of Prosperity, Delaware Company and FPB, no real property currently owned by Prosperity, Delaware Company or FPB is, or has been a landfill. The representations contained in this Section 3.10 are subject to the same definitions and qualifications set forth in Section 2.9 hereof.

      Section 3.11. Litigation and Other Proceedings. As of the date of this Agreement there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of Prosperity, Delaware Company or FPB threatened before any court or administrative body in any manner against Prosperity, Delaware Company or FPB, or any of their properties or capital stock, which might have a material adverse effect on Prosperity, Delaware Company or FPB, their financial condition, assets, operations or earnings or the transactions proposed by this Agreement. Neither Prosperity, Delaware Company nor FPB knows of any basis on which any litigation or proceeding could be brought which is reasonably likely to have a materially adverse effect on the financial condition of Prosperity, Delaware Company or FPB or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither Prosperity, Delaware Company nor FPB is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

      Section 3.12. Loans. Except as set forth in Schedule 3.12, to Prosperity's knowledge, all currently outstanding loans (individually, a "Loan" and collectively, the "Loans"), including any current extensions of any Loan, were solicited, originated and currently exist in material compliance with all applicable requirements of federal and state law and regulations promulgated thereunder. To the knowledge of Prosperity, Delaware Company and FPB, the Loans are adequately documented and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where the failure thereof, individually or in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), operations or prospects of Prosperity, Delaware Company or FPB; and provided, further, that no representation or warranty is made as to the collectibility of any Loan. There are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in Prosperity's, Delaware Company's and FPB's records, and, to Prosperity's knowledge, no claim of defense as to the enforcement of any

Loan has been asserted, and neither Prosperity, Delaware Company nor FPB has knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense, except where such claim would not have, either individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations or prospects of Prosperity, Delaware Company or FPB.

      Section 3.13. Brokers and Finders. Except as set forth in Schedule 3.13 hereto, neither Prosperity, Delaware Company, FPB nor any of their officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger contemplated herein.

      Section 3.14. Insurance. Prosperity, Delaware Company and FPB is presently insured or self-insured, and during each of the past five calendar years (or during such lesser period of time as Prosperity has owned Delaware Company and FPB) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

      Section 3.15. Compliance with Laws. The business of Prosperity, Delaware Company and FPB and any advertising related to such business or otherwise conducted by or on their behalf, including without limitation the business or originating, acquiring, holding or disposing of assets and liabilities, is being conducted in material compliance with all Applicable Laws. Except for approvals by regulatory authorities having jurisdiction over Prosperity, Delaware Company and FPB and approval by the holders of shares of Prosperity, Delaware Company and FPB, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Prosperity, Delaware Company of FPB in connection with the execution, delivery and performance by Prosperity of this Agreement and the transactions contemplated hereby except for certain instruments necessary to consummate the Merger contemplated hereby. Prosperity, Delaware Company and FPB have filed all material reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, FDIC, Banking Department or any other regulatory authority having jurisdiction over Prosperity, Delaware Company or FPB, and such reports, registrations and statements are, to the knowledge of Prosperity, Delaware Company and FPB, true and correct in all material respects.

      Section 3.16. Allowance for Credit Losses. The allowance for credit losses of Prosperity and FPB has been calculated in accordance with GAAP as applied to banking institutions and in accordance with all applicable rules and regulations in all material respects. To Prosperity's knowledge, the allowance for credit losses of FPB is substantially adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of September 30, 2000 and is in accordance with the safety and soundness standards administered by, and the practices and procedures of, the FDIC, as such standards, practices and procedures are amended from time to time. At the Effective Time, no material facts relevant to the adequacy of the allowance for credit losses as of that date shall have been withheld from CBI.

      Section 3.1.   Prospectus/Proxy Statement and Regulatory Applications.

          (a) When the Proxy Statement/Prospectus referred to in Section 5.3 hereof, or any amendment or supplement thereto, shall be mailed to the shareholders of CBI and Prosperity, and at all times subsequent to such mailing up to and including the date of the shareholders' meetings for each of CBI and Prosperity (i) such Prospectus/Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein provided by Prosperity, Delaware Company and FPB will comply in all material respects with the provisions (to the extent applicable) of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder and (ii) the information set forth in the Prospectus/Proxy Statement with respect to Prosperity, Delaware Company and FPB will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

          (b) When the applications for the Regulatory Approvals are filed or amended or supplemented, information relating to Prosperity and Prosperity Delaware and FPB or to this Agreement that is provided by Prosperity, Prosperity Delaware or FPB shall comply in all material respects with all Applicable Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

      Section 3.18.   [INTENTIONALLY OMITTED]

      Section 3.19. Regulatory Approvals. Prosperity has no reason to believe that it will not be able to obtain all requisite regulatory approvals necessary to consummate the transactions set forth in this Agreement.

      Section 3.20.   Real Property Owned or Leased.

          (a) Other than real property acquired through foreclosure or deed in foreclosure, Schedule 3.20 will contain a true, correct and complete list of all real property owned or leased by Prosperity, Delaware Company and FPB (the "Prosperity Real Property").

          (b) No lease with respect to any Prosperity Real Property and no deed with respect to any Prosperity Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Prosperity Real Property. To Prosperity's knowledge, each of such leases is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; to Prosperity's knowledge, there are no existing defaults by Prosperity, Delaware Company and FPB or the other party thereunder; to Prosperity's knowledge, there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

          (c) To the knowledge of Prosperity, none of the buildings and structures located on any Prosperity Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Prosperity Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a material adverse effect on the financial condition, results of operation or business of Prosperity, Delaware Company or FPB. To Prosperity's knowledge, no condemnation proceeding is pending or, to Prosperity's knowledge, threatened, which would preclude or materially impair the use of any Prosperity Real Property in the manner in which it is currently being used.

          (d) Prosperity, Delaware Company and FPB have good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee's interest in, all Prosperity Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

          (e) All buildings and other facilities used in the business of Prosperity, Delaware Company and FPB are adequately maintained and, to Prosperity's knowledge, are free from defects which could materially interfere with the current or future use of such facilities.

      Section 3.21. Personal Property. Prosperity, Delaware Company and FPB have good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of their business (the "Prosperity Personalty"), free and clear of all liens, charges or other encumbrances, except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (b) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Prosperity Personalty. Subject to ordinary wear and tear, the Prosperity Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

      Section 3.22. Employment Relations. The relations of Prosperity, Delaware Company and FPB with their employees are satisfactory, and neither Prosperity, Delaware Company and FPB has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of employees of Prosperity, Delaware Company and FPB. Prosperity, Delaware Company and FPB have materially complied with all laws relating to the employment of labor with respect to the employees of Prosperity, Delaware Company and FPB, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker's compensation insurance and social security and similar taxes.

      Section 3.23. ERISA. The employee pension benefits plans and welfare benefit plans (referred to collectively herein as the "Prosperity Plans") in effect at Prosperity, Delaware Company and FPB have all been operated in all material respects in compliance with ERISA, since ERISA became applicable with respect thereto. None of the Prosperity Plans nor any of their respective related trusts have been terminated (except the termination of any Prosperity Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to Prosperity, Delaware Company and Heritage), and there has been no "reportable event," as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Prosperity Plans nor their respective related trusts have incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Prosperity Plans are the only employee pension benefit plans covering employees of Prosperity, Delaware Company and Heritage. Prosperity, Delaware Company and FPB will not have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing, for any of their employees other than under the Prosperity Plans, and as of the date hereof the actuarial present value of Prosperity Plan assets of each Prosperity Plan is not less (and as of the Closing of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

      Section 3.24.   Accounting Records; Data Processing.

          (a) Prosperity, Delaware Company and FPB maintain records that accurately, validly and fairly reflect their transaction and dispositions of assets and maintain a system of internal accounting controls, policies and procedures sufficient to insure that (i) such transactions are executed in accordance with their management's general or specific authorization, (ii) such transactions are recorded in such a manner as to permit preparation of financial statements in accordance with GAAP and any other criteria applicable to such statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals as determined by Prosperity, Delaware Company and FPB and appropriate action is taken with respect to any differences and (v) records of such transactions are retained, protected and duplicated in accordance with prudent banking practices and applicable regulatory requirements.

          (b) The data processing equipment, data transmission equipment, related peripheral equipment and software used by Prosperity, Delaware Company and FPB in the operation of their business to generate and retrieve such records (whether owned or leased by Prosperity, Delaware Company and FPB, or provided under any agreement or other arrangement with a third party for data processing services) are adequate for the needs of Prosperity, Delaware Company and FPB.

      Section 3.25.   Employment and Similar Agreements.  Except as set forth in
Schedule 3.25, there are no written or oral employment, consulting, non-competition, retirement, parachutes, severance or indemnification agreements or other agreements of any nature whatsoever (collectively, "Employee Agreements") between Prosperity, Delaware Company or FPB, on the one hand, and any officer, director, employee or agent thereof, or any of their respective family members, on the other hand, including, without limitation, any such agreement concerning the continued employment or use of such officer, director, employee, agent or family member after the consummation of the transactions contemplated by this Agreement, or any other benefits to be granted to any such officer, director, employee, agent or family member, upon, after or in connection with the consummation of the transactions contemplated by this Agreement.

      Section 3.26. Community Reinvestment Act. FPB is in material compliance with the Community Reinvestment Act (12 U.S.C. (S) 2901 et seq.) and all regulations promulgated thereunder. FPB has a rating of "satisfactory" as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to its next CRA compliance examination or why the FDIC, Banking Department or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of FPB under the CRA.

      Section 3.27. Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act. FPB is in material compliance with the Fair Housing Act (42 U.S.C. (S) 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. (S) 2801 et seq. and the Equal Credit Opportunity Act (15 U.S.C. (S) 1691 et seq.) and all regulations promulgated thereunder. Neither CBI, CBI Delaware nor Heritage has received any notices of any violation of said acts or any of the regulations promulgated thereunder, and neither Prosperity, Delaware Company nor FPB has any notice of, or knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to FPB's compliance with said acts.

      Section 3.28. Usury Laws and Other Consumer Compliance Laws. All loans of Prosperity, Delaware Company and FPB have been made substantially in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z (12 C.F.R. (S) 226 et seq.) issued by the Board of Governors of the Federal Reserve System, the Federal Consumer Credit Protection Act (15 U.S.C. (S) 1601 et seq.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. art. 5069-2.01, et seq.) and all statutes governing the operation of Texas banking associations. Each loan on the books of Prosperity, Delaware Company and FPB was made in the ordinary course of business of Prosperity, Delaware Company and FPB.

      Section 3.29. Bank Secrecy Act. FPB is in material compliance with the Bank Secrecy Act (12 U.S.C. (S)(S) 1730(d) and 1829(b)) and all regulations promulgated thereunder, and FPB has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, FPB has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the Internal Revenue Service.

      Section 3.30. Zoning and Related Laws. To Prosperity's knowledge, all real property owned by either Prosperity, Delaware Company or FPB and the use thereof materially complies with all applicable laws, ordinances, regulations, orders or requirements, including without limitation, building, zoning and other laws.

      Section 3.31.   Site Locations.

          (a) Except as disclosed in Schedule 3.31(a), none of Prosperity, Delaware Company or FPB has applied for or received permission to open any additional offices at any such location or any other locations.

          (b) None of Prosperity, Delaware Company or FPB have filed any application, made any agreement or taken any other action to discontinue operations at any existing branch or agency, commence operations at any new branch or agency, or relocate any existing branch or agency, except for such applications, agreements or other actions as are set forth in Schedule 3.31(b).

      Section 3.32. Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Prosperity, Delaware Company or FPB is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to Prosperity's knowledge, in accordance with prudent banking practice and in all material respects all applicable rules, regulations and policies of applicable governmental authorities with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Prosperity, Delaware Company or FPB have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued; and to Prosperity's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

                             IV.  COVENANTS OF CBI

     CBI covenants and agrees with Prosperity as follows:

      Section 4.1.   Shareholder Approval and Best Efforts.

          (a) CBI shall duly call a meeting of its shareholders ("CBI Shareholders' Meeting") for the purpose of considering the Agreement and all other matters necessary to consummate the transactions contemplated by the Agreement, which meeting shall be held not earlier than 20 nor later than 30 business days following the date upon which the notice of the CBI Shareholder's Meeting is mailed to the CBI shareholders. If the transaction is approved by the CBI shareholders, CBI shall take all reasonable action to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as Prosperity reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

          (b) In obtaining the approval of shareholders referred to in this
Section 4.1, CBI will comply, and will use reasonable efforts to cause its officers, directors and 5% or more shareholders to comply, with applicable provisions of the Securities Act, Exchange Act and any other applicable law.

      Section 4.2. CBI Activities Pending Closing. Except as otherwise specifically provided in this Agreement and subject to Applicable Laws, from the date hereof to and including the Effective Time, CBI, CBI Delaware or Heritage shall, as long as this Agreement remains in effect or unless Prosperity otherwise consents in writing (which consent shall not be unreasonably withheld):

          (a) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with prudent banking practice and in accordance with Applicable Laws and their compliance, loan and other policies, including, without limitation, using its best efforts to make all changes required upon completion of any regulatory examination, and use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers, directors, key employees and agents and preserve their relationships and goodwill with all persons having business dealings with them, provided that CBI, CBI Delaware or Heritage shall not make or agree to make any loans or other extensions of credit to any borrower in excess of $2,000,000 (except (i) pursuant to commitments made prior to the date of this Agreement, (ii) loans fully secured by a certificate of deposit at Heritage and (iii) renewals, extensions and consolidations of any loans other than those loans listed in Schedule 4.2(a)) without the prior consent of Prosperity (which consent shall not be unreasonably withheld); provided, however, that if Prosperity does not disapprove in writing any loan requiring Prosperity's prior approval within two business days following its receipt of a request for approval, such loan shall be deemed approved by Prosperity.

          (b) refrain from issuing or selling or obligating itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, except for shares of CBI Common Stock issuable upon the exercise of options which are outstanding and unexercised as of the Execution Date and except as otherwise set forth in Schedule 4.2;

          (c) except as set forth in Schedule 2.32, refrain from opening or closing any branch office, or acquiring or selling or agreeing to acquire or sell, any branch office or any deposit liabilities, and otherwise consult with and seek the advice of Prosperity with respect to basic policies relating to branching, site location and relocation;

          (d) not enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 2.12, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices;

          (e) not grant any severance or termination pay (other than pursuant to CBI's policies in effect on the date hereof) to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of CBI, CBI Delaware or Heritage, either individually or as part of a class of similarly situated persons;

          (f) not cause or allow any of the things listed in Section 2.15 to occur (except with respect to Section 2.15(a) and (i), CBI, CBI Delaware or Heritage shall use their best efforts to not cause or allow any of the things listed therein to occur), except that CBI may pay its regular quarterly dividends of $12.00 per share, CBI may issue shares of CBI Common Stock upon the exercise of options to acquire shares of CBI Common Stock which are outstanding and unexercised as of the Execution Date and except as otherwise set forth in
Schedule 4.2;

          (g) not foreclose upon or otherwise acquire any real property described in Section 2.7 hereof or any non-residential property prior to receipt and approval by Prosperity of a Phase I environmental review therefor;

          (h) not change its deposit account interest rate pricing policies or its loan pricing policies except in response to changes in the applicable market;

          (i) not establish any new subsidiary;

          (j) not voluntarily make any material change in the interest rate risk profile of Heritage from that as of September 30, 2000;

          (k) not materially deviate from policies and procedures existing as of the date of this Agreement with respect to (i) classification of assets, (ii) the allowance for credit losses and (iii) accrual of interest on assets, except as otherwise required by the provisions of this Agreement; and

          (l) not make or agree to make any overdrafts in excess of $100,000 per account, unless an overdraft line of credit is in place consistent with Heritage's ordinary course of business and policies and applicable laws.

      Section 4.3. Access to Properties and Records. To the extent permitted by Applicable Laws and any applicable contractual obligations, CBI will afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Prosperity full access upon reasonable notice to the properties, books and records of CBI in order that Prosperity may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of CBI, and the officers of CBI will furnish Prosperity with such additional financial and operating data and other information as to the business and properties of CBI as Prosperity shall, from time to time, request. As soon as practicable after they become available, CBI will deliver or make available to Prosperity all unaudited quarterly financial statements prepared for the internal use of management of CBI and all Call Reports filed by Heritage with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Prosperity will return to CBI all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

      Section 4.4.   Information for Regulatory Applications and SEC filings.
To the extent permitted by law, CBI will furnish Prosperity with all information concerning CBI required for inclusion in (i) any application, statement or document to be made or filed by Prosperity, Delaware Company or FPB with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (ii) any filings with the SEC, including a Registration Statement on Form S-4, and any applicable state securities authorities. CBI represents and warrants that all information so furnished for such applications and filings shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. CBI will indemnify and hold harmless Prosperity, Delaware Company and FPB from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws, rules and regulations and will reimburse Prosperity, Delaware Company and FPB for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement of a material fact contained in any such application or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by CBI expressly for use therein. CBI agrees at any time, upon the request of Prosperity, to furnish to Prosperity a written letter or statement confirming the accuracy of the information with respect to CBI contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to CBI contained in such document or draft was furnished by CBI expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by CBI expressly for use therein.

      Section 4.5. Attendance at Certain CBI Meetings. In order to facilitate the continuing interaction of Prosperity with CBI, and in order to keep Prosperity fully advised of all ongoing activities of CBI, CBI agrees to allow Prosperity to designate two representatives (who shall be officers of Prosperity), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the Board of Directors and loan and discount and asset liability management committees of CBI, CBI Delaware and Heritage (including, but not limited to, meetings of the officers' loan committee of Heritage). CBI shall promptly give Prosperity prior notice by telephone of all called meetings. Such representative shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (a) matters involving this Agreement, (b) information or material which CBI, CBI

Delaware or Heritage is required or obligated to maintain as confidential under applicable laws or regulations, or (c) pending or threatened litigation or investigations if, in the opinion of counsel to CBI, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by representatives of Prosperity at board meetings under this Section 4.5 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of CBI made in this Agreement. Prosperity agrees that, until the Closing, it and its representatives will hold in strict confidence all information so obtained from CBI, CBI Delaware and Heritage and, if the transactions provided for herein are not consummated, Prosperity will, within five (5) days after a request of CBI, return or cause to be returned to CBI all written information and documents obtained from CBI, CBI Delaware and Heritage concerning CBI, CBI Delaware and Heritage then in its possession. Furthermore, if the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required, then Prosperity's designees will no longer be entitled to notice of and permission to attend such meetings.

      Section 4.6.   No Solicitation.

          (a) CBI agrees that it will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties regarding any Acquisition Proposal (as defined below). From the Execution Date until the Effective Time or the termination of this Agreement pursuant to its terms, CBI agrees that it will not and will not permit any of CBI Delaware or Heritage, or any of its or their officers, directors, employees, representatives, agents, or affiliates, including, without limitation, any investment banker, financial advisor, attorney, accountant or consultant retained by CBI, CBI Delaware or Heritage (collectively, "Representatives") to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to an Acquisition Proposal, or (ii) enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal, or (iii) agree to, approve, recommend, or endorse any Acquisition Proposal, or authorize or permit any of its or their Representatives to take any such action and CBI shall notify Prosperity orally (within one business day) and in writing (as promptly as practicable) of any such inquiries and proposals received by CBI, CBI Delaware or Heritage or their Representatives, relating to any of such matters; provided, however, that nothing contained in this Agreement shall prohibit the Board of Directors of CBI from (A) furnishing information to, or engaging in discussions or negotiations with, any person in response to an unsolicited bona fide written Acquisition Proposal; or (B) recommending such an unsolicited bona fide written Acquisition Proposal to the shareholders of CBI, if and only to the extent that (w) the Board of Directors of CBI concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal would constitute a Superior Proposal (as defined below), and (x) the Board of Directors of CBI determines in good faith (on the basis of a legal opinion from outside legal counsel) that the failure to take such action would result in a breach by the Board of Directors of CBI of its fiduciary duties to CBI's shareholders under Applicable Laws, and
(y) prior to furnishing such information to, or entering into discussions or negotiations with, such person CBI provides prompt written notice to Prosperity to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person (which notice shall identify the nature and material terms of the proposal), and (z) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, the Board of Directors of CBI receives from such person an executed confidentiality agreement. CBI agrees to keep Prosperity fully and timely informed of the status of any discussions, negotiations, furnishing of non-public information, or other activities relating to an Acquisition Proposal.

          (b) For purposes of this Agreement, "Acquisition Proposal" means a written offer or proposal which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the CBI Common Stock regarding any of the following (other than the transactions contemplated by this Agreement) involving CBI, CBI Delaware or Heritage: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or equity securities or deposits of, CBI, CBI Delaware or Heritage, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of CBI or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (c) For purposes of this Agreement, "Superior Proposal" means a bona fide Acquisition Proposal made by a third person that the Board of Directors of CBI determines in its good faith judgment to be more favorable to CBI's shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of CBI's independent financial advisor that the value of the consideration to CBI's shareholders provided for in such proposal exceeds the value of the consideration to CBI's shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of CBI (taking into account, in good faith, the written advice of CBI's independent financial advisor), is reasonably capable of being obtained by such third person.

          (d) Nothing contained in this Section 4.6 shall prohibit CBI from making any disclosure to CBI's shareholders which, in the good faith judgment of the Board of Directors of CBI taking into account, in good faith, the advice of outside counsel, is required under applicable law; provided that CBI does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal unless CBI and its Board of Directors has complied with all provisions of this Section 4.6.

      Section 4.7. Termination Fee. To compensate Prosperity for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Prosperity, CBI and Prosperity agree as follows:

          (a) Provided that Prosperity shall not be in material breach of its obligations under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by CBI as set forth in Section 8.1(b) hereof), CBI shall pay to Prosperity the sum of $2,500,000 (the "Termination Fee") if this Agreement is terminated (i) by CBI under the provisions of Section 8.1(k), (ii) by either Prosperity or CBI under the provisions of Section 8.1(j) due to the failure of CBI's shareholders to approve and adopt this Agreement and the Merger, if at the time of such failure to so approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to CBI and, within nine months of the termination of this Agreement, CBI enters into a definitive agreement with any third party with respect to any Acquisition Proposal with respect to CBI or (iii) by Prosperity under the provisions of Section 8.1(l).

          (b) Any payment required by paragraph (a) of this Section 4.7 shall become payable within two (2) business days after termination of this Agreement.

          (c) CBI acknowledges that the agreements contained in this Section 4.7 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Prosperity would not enter into this Agreement; accordingly, if CBI fails to promptly pay the Termination Fee when due, CBI shall in addition thereto pay to Prosperity all costs and expenses (including fees and disbursements of counsel) incurred in collecting such Termination Fee together with interest on the amount of the Termination Fee (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Prosperity at the prime rate as reported in The Wall Street Journal as in effect from time to time during such period.

      Section 4.8. Affiliates' Letters. No later than the 15th day following the Execution Date, CBI shall deliver to Prosperity, after consultation with legal counsel, a list of names and addresses of those persons who are "Affiliates" of CBI with respect to the Merger within the meaning of Rule 144 under the Securities Act. There shall be added to such list the names and addresses of any other person (within the meaning of such Rule) which Prosperity identifies (by written notice to CBI within three business days after receipt of such list) as possibly being a person who may be deemed to be an "Affiliate" of CBI within the meaning of Rule 144. CBI shall use all reasonable efforts to deliver, or cause to be delivered, to Prosperity, not later than the 30th day following the Execution Date from each of the "Affiliates" of CBI identified as aforesaid, a letter dated as of the date of delivery thereof in the form of Exhibit D attached hereto.

      Section 4.9. Assumption of CBI Stock Options. CBI acknowledges that each of the holders of CBI Stock Options as of the Execution Date shall execute and deliver to Prosperity, at least ten (10) days prior to the Closing Date, an acknowledgment that such holder's CBI Stock Option shall be converted, in accordance with its terms, into an option to purchase a number of shares of Prosperity Common Stock equal to the number of shares of CBI Common Stock subject to the original option multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price per share of the original option divided by the Exchange Ratio, consistent with the provisions of Section 1.5 hereof.

      Section 4.10. Transactions with Affiliates and Insiders. From the date hereof until the Effective Time, CBI shall not, without the prior written consent of Prosperity, make, or allow CBI Delaware or Heritage to make, any loan (other than renewals, extensions and consolidations of loans) or establish any relationship, of the type or engage or propose to engage in any transactions of the type that would be required to be disclosed in Schedule 2.29 had such loan been made, relationship been established or transaction been entered into or proposed as of the date hereof.

      Section 4.11. Classifications of Loans. From the date hereof until the Effective Time, CBI (i) to the extent permitted by Applicable Law, shall promptly inform Prosperity of the amounts and categories of any of its or Heritage's loans, leases or other extensions of credit that are classified by any governmental agency which has regulatory authority over CBI, CBI Delaware or Heritage as "Other Assets Especially Mentioned", "Substandard", "Doubtful", "Loss" or any comparable classification; (ii) shall classify all assets in accordance with Regulatory Standards and its own internal classification system; and (iii) shall apply the standards regarding accrual of interest set forth in the then most recent Call Report instructions.

      Section 4.12. Certain Accounting Adjustments. After the approval of the shareholders and all of the Regulatory Approvals have been obtained, CBI shall, if requested by Prosperity, make such accounting entries prior to the Effective Time as Prosperity may reasonably request in order to conform the accounting records of CBI to the accounting policies and practices of Prosperity, Delaware Company and FPB, subject to compliance with GAAP applied on a consistent basis and all appropriate regulatory requirements, such adjustments to be effective immediately prior to the Effective Time. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by CBI (i) of any adverse circumstances for purposes of determining whether the conditions to Prosperity's obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to Prosperity's obligations under this Agreement set forth in Section
9.1 hereof or (iii) that such adjustment has any bearing on the number of shares of Prosperity Common Stock issuable hereunder. No adjustment required by Prosperity shall (a) require any prior filing with any governmental agency or regulatory authority or (b) violate any law, rule or regulation applicable to CBI.

      Section 4.13.   Environmental Investigation; Rights to Terminate
                      Agreement.

     (a) Prosperity and its consultants, agents and representatives shall have the right to the same extent that CBI, CBI Delaware or Heritage has such right, but not the obligation or responsibility, to inspect any property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses including soil and ground sampling ("Environmental Inspections") at any time on or prior to thirty (30) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation ("secondary investigation") including, without limitation, test borings, soil, water, asbestos or other sampling, is deemed desirable by Prosperity, Prosperity shall (i) notify CBI of any property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, and (ii) conclude such secondary investigation, on or prior to sixty (60) days after the date of this Agreement Prosperity shall give reasonable notice to CBI of such secondary investigations, and CBI may place reasonable time and place restrictions on such secondary investigations.

     (b) CBI agrees to indemnify and hold harmless Prosperity for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Prosperity or its agents, or to the extent such damage or injury is attributable to the negligent actions or negligent omissions of CBI or their respective agents. Prosperity agrees to indemnify and hold harmless CBI for any claims for damage to property, or injury or death to persons, to the extent attributable to the negligent actions or omissions of Prosperity or its agents in performing any Environmental Inspection or secondary investigation. Prosperity shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by CBI and not by Prosperity. Prosperity shall make no such report prior to Closing unless required to do so by law, and in such case will give CBI reasonable prior notice of Prosperity's intentions.

     (c) Prosperity shall have the right to terminate this Agreement if (i) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Prosperity because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws or any past or present event, condition or circumstance that would require remedial or cleanup action under Environmental Laws involving an expenditure in excess of $1,000,000 or result in Material Adverse Change (as defined in Section 8.1(c) hereof) in the financial condition, results of operation or business of CBI; or (ii) CBI, CBI Delaware or Heritage has refused to allow Prosperity to conduct an Environmental Inspection or secondary investigation in a manner that Prosperity reasonably considers necessary.

     (d) CBI agrees to make available upon request to Prosperity and its consultants, agents and representatives all documents and other material relating to environmental conditions of any property including, without limitation, the results of other environmental inspections and surveys to the extent such documents are in the actual possession of CBI. CBI also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Prosperity and, at Prosperity's cost, shall be entitled to certify the same in favor of Prosperity and its consultants, agents and representatives and make all other data available to Prosperity and its consultants, agents and representatives.


                          V.  COVENANTS OF PROSPERITY

     Prosperity covenants and agrees with CBI as follows:

      Section 5.1.   Shareholder Approval and Best Efforts.

          (a) Prosperity shall duly call a meeting of its shareholders ("Prosperity Shareholders' Meeting") for the purpose of considering the Agreement and all other matters necessary to consummate the transactions contemplated by the Agreement, which meeting shall be held not earlier than 20 nor later than 30 business days following the date upon which the notice of the Prosperity Shareholder's Meeting is mailed to the Prosperity shareholders. If the transaction is approved by the Prosperity shareholders, Prosperity shall take all reasonable action to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

          (b) In obtaining the approval of shareholders referred to in this
Section 5.1, Prosperity will comply, and will use reasonable efforts to cause its officers, directors and 5% or more shareholders to comply, with applicable provisions of the Securities Act, Exchange Act and any other Applicable Laws.

      Section 5.2. Information for Applications and Proxy Solicitation. To the extent permitted by law, Prosperity will furnish CBI with all information concerning Prosperity, Delaware Company and FPB required for inclusion in (a) any application, statement or document to be made or filed by CBI with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (b) any proxy materials to be furnished to the shareholders of CBI in connection with their consideration of the Merger. Prosperity, Delaware Company and FPB represent and warrant that all information so furnished for such statements and applications shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Prosperity will indemnify and hold harmless CBI from and against any and all losses, claims, damages, expenses or liabilities to which CBI may become subject under applicable laws, rules and regulations and will reimburse CBI for any legal or other expenses reasonably incurred by CBI in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement or alleged untrue statement of a material fact contained in any such application or proxy materials or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as such statement or omission was made in reliance upon and in conformity with information expressly furnished by Prosperity expressly for use therein. Prosperity agrees, upon the request of CBI, to furnish to CBI a written letter or statement confirming to the best of its knowledge the accuracy of the information with respect to Prosperity, Delaware Company and FPB contained in any report or other application or statement referred to in Sections 5.1 or 5.2 of this Agreement, and confirming that the information with respect to Prosperity contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Prosperity expressly for use therein.

      Section 5.3. Registration Statement. As promptly as practicable after the execution of this Agreement, Prosperity will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act and any other applicable documents, relating to the shares of Prosperity Common Stock to be delivered to the shareholders of CBI pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to CBI's shareholders and Prosperity's shareholders, at the time of each of the CBI Shareholders' Meeting and the Prosperity Shareholders' Meeting held to approve the Merger and at the Effective Time of the Merger, the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Prosperity (the "Prospectus/Proxy Statement"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by CBI for use in the Registration Statement or the Prospectus.

      Section 5.4. Nasdaq Listing. Prosperity will file all documents required to be filed to list the Prosperity Common Stock to be issued pursuant to the Agreement on the Nasdaq National Market and use its best efforts to effect said listing.

      Section 5.5. Issuance of Prosperity Common Stock. The shares of Prosperity Common Stock to be issued by Prosperity to the shareholders of CBI pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Prosperity Common Stock to be delivered to the shareholders of CBI pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Prosperity.

      Section 5.6. Rule 144 Compliance. From and after the Effective Time of the Merger, Prosperity shall file all reports with the SEC necessary to permit the shareholders of CBI who may be deemed "underwriters" (within the meaning of the Rule 145 under the Securities Act) of CBI Common Stock to sell Prosperity Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the Securities Act if they would otherwise be so entitled; provided, however, that Prosperity is otherwise obligated to file such reports with the SEC.

      Section 5.7.   Indemnification; Insurance.

          (a) For a period of six (6) years from and after the Effective Time, Prosperity (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of CBI, CBI Delaware and Heritage determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation whether civil or criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent to which such Indemnified Parties were entitled under the CBI Constituent Documents. The indemnification provisions currently contained in the CBI Constituent Documents shall not be amended after the date of this Agreement.

          (b) Any Indemnified Party wishing to claim indemnification under this section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent.

          (c) Prosperity shall maintain its existing policy of directors and officers liability insurance (or comparable coverage) for a period of not less than three (3) years after the Effective Time; which policy shall be amended, however, to include the directors and officers of CBI, CBI Delaware and Heritage currently covered under the policy held by CBI, CBI Delaware and Heritage, and which shall be a "claims made" policy providing coverage for (among other things) acts or omissions occurring prior to the Effective Time.

          (d) In the event that Prosperity or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Agreement, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

      Section 5.8. Publication of 30 Days of Post Combination Results. Prosperity shall publish at the earliest opportunity following the first full calendar month after the Effective Time combined financial results of Prosperity and CBI covering 30 days of post combination operations; provided, however, that Prosperity shall not be required to so publish financial results if the Effective Time occurs in the second month of any calendar quarter.

      Section 5.9. Amendment of Bylaws. Prosperity shall amend its bylaws prior to the Effective Time to revise the position descriptions for its officers and make certain other changes as set forth in the form of Amended and Restated Bylaws attached hereto as Exhibit E.

      Section 5.10. Access to Properties and Records. To the extent permitted by Applicable Laws and any applicable contractual obligations, Prosperity will afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of CBI full access upon reasonable notice to the properties, books and records of Prosperity in order that CBI may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Prosperity, and the officers of Prosperity will furnish CBI with such additional financial and operating data and other information as to the business and properties of Prosperity as CBI shall, from time to time, request. As soon as practicable after they become available, Prosperity will deliver or make available to CBI all unaudited quarterly financial statements prepared for the internal use of management of Prosperity and all Call Reports filed by FPB with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, CBI will return to Prosperity all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

      Section 5.11. Attendance at Certain Prosperity Meetings. In order to facilitate the continuing interaction of Prosperity with CBI, and in order to keep CBI fully advised of all ongoing activities of Prosperity, Prosperity agrees to allow CBI to designate two representatives (who shall be officers of CBI), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the Board of Directors and loan and discount and asset liability management committees of Prosperity, Delaware Company and FPB (including, but not limited to, meetings of the officers' loan committee of FPB). Prosperity shall promptly give CBI prior notice by telephone of all called meetings. Such representative shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (a) matters involving this Agreement, (b) information or material which Prosperity, Delaware Company or FPB is required or obligated to maintain as confidential under Applicable Laws or regulations, or (c) pending or threatened litigation or investigations if, in the opinion of counsel to Prosperity, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by representatives of CBI at board meetings under this Section 5.11 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of Prosperity made in this Agreement. CBI agrees that, until the Closing, it and its representatives will hold in strict confidence all information so obtained from Prosperity, Delaware Company and

FPB and, if the transactions provided for herein are not consummated, CBI will, within five (5) days after a request of Prosperity, return or cause to be returned to Prosperity all written information and documents obtained from Prosperity, Delaware Company and FPB concerning Prosperity, Delaware Company and FPB then in its possession. Furthermore, if the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required, then CBI's designees will no longer be entitled to notice of and permission to attend such meetings.

      Section 5.12. Prosperity Activities Pending Closing. Except as otherwise specifically provided in this Agreement and subject to Applicable Laws, from the date hereof to and including the Effective Time, Prosperity, Delaware Company or FPB shall, as long as this Agreement remains in effect or unless CBI otherwise consents in writing (which consent shall not be unreasonably withheld):

          (a) conduct its affairs in the ordinary course of business consistent with prudent banking practice, in accordance with all Applicable Laws and substantially in the same manner as is presently being conducted;

          (b) provide prior notice to CBI of any changes in the classification of any loan; and

          (c) except with respect to the amendment of the Prosperity Bylaws required pursuant to Section 5.9 hereof, refrain from making any amendment to the Prosperity Constituent Documents.

      Section 5.13. Registration Rights. Prosperity hereby grants to Ned S. Holmes ("Shareholder") the right to request that Prosperity prepare and file with the SEC, at Prosperity's expense (including, without limitation all NASD registration and filing fees, fees and expenses of compliance with securities or blue sky laws, listing fees, printing expenses, messenger and delivery expenses, all fees and disbursements of counsel, independent certified public accountants, consultants, advisors and experts for Prosperity, and all other expenses of the type ordinarily incurred to register securities, but not including underwriting discounts or commissions, or expenses of the Shareholder or underwriters), a continuous or "shelf" registration statement on Form S-3 pursuant to Rule 415 under the Securities Act of 1933, as amended, or such other replacement registration form, for registration of the resale by Shareholder of the shares of Prosperity Common Stock which were issued to the Shareholder in connection with the transactions contemplated hereby and over which the Shareholder had voting or investment control at the Effective Time, and shall maintain the effectiveness of such registration statement for a period of two (2) years; provided, however, that such registration right shall not be effective until the earliest to occur of (a) the date on which Shareholder no longer serves as either an officer or a director of Prosperity, Delaware Company or FPB or (b) three (3) years from the Closing Date.

      Section 5.14.   Termination Fee.

          (a) In the event Prosperity receives an inquiry or a Non-Inclusive Acquisition Proposal (as defined below), which proposal specifically excludes CBI, CBI Delaware and Heritage, Prosperity shall notify CBI orally (within one business day) and in writing (as promptly as practicable), in reasonable detail, as to any such inquiries and proposals; provided, however, that following the receipt of a Non-Inclusive Acquisition Proposal, Prosperity's Board of Directors may withdraw or modify its approval of the transaction referred to in
Section 3.3, but only to the extent that (i) Prosperity's Board of Directors concludes in good faith (after consultation with its financial advisor) that such Non-Inclusive Acquisition Proposal would constitute a Prosperity Superior Proposal (as defined below) and (ii) Prosperity's Board of Directors concludes in good faith (on the basis of a legal opinion from outside counsel) that the failure to take such action would result in a breach by Prosperity's Board of Directors of its fiduciary duties to Prosperity's shareholders under Applicable Laws; provided, further, that Prosperity's Board of Directors shall not take the foregoing action until after reasonable notice to and consultation with CBI with respect to such action and that Prosperity's Board of Directors shall continue to consult with CBI after taking such action.

          (b) As used in this Agreement, the term "Non-Inclusive Acquisition Proposal" means a written offer or proposal relating to: (x) any acquisition or purchase of a significant amount of the assets of Prosperity, Delaware Company and FPB on a consolidated basis, or any equity interest in Prosperity, Delaware Company or FPB or any take-over bid or tender offer (including an issuer bid or self-tender offer) or exchange offer, merger, plan of arrangement, reorganization, consolidation, business combination, sale of substantially all of the assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving Prosperity, Delaware Company or FPB (other than the transactions contemplated by this Agreement) or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger or which would or could reasonably be expected to materially dilute the benefits to CBI of the transactions contemplated hereby; provided, however, that each of the foregoing events must specifically exclude CBI, CBI Delaware and Heritage from such proposal, plan or other arrangement; or (y) any proposal, plan or intention to do any of the foregoing either publicly announced or communicated to Prosperity or any agreement to engage in any of the foregoing.

          (c) For purposes of this Agreement, "Prosperity Superior Proposal" means a bona fide Non-Inclusive Acquisition Proposal made by a third person that the Board of Directors of Prosperity determines in its good faith judgment to be more favorable to Prosperity's shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of Prosperity's independent financial advisor that the transaction is more favorable to Prosperity's shareholders than the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Prosperity (taking into account, in good faith, the written advice of Prosperity's independent financial advisor), is reasonably capable of being obtained by such third person.

          (d) To compensate CBI for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by CBI, CBI and Prosperity agree as follows:

          (i) Provided that CBI shall not be in material breach of its obligations under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by Prosperity as set forth in
Section 8.1(c) hereof), Prosperity shall pay to CBI the sum of $2,500,000 (the "Termination Fee") if this Agreement is terminated (i) by CBI under the provisions of Section 8.1(m), (ii) by either Prosperity or CBI under the provisions of Section 8.1(j) due to the failure of Prosperity's shareholders to approve and adopt this Agreement and the Merger, if at the time of such failure to so approve and adopt this Agreement and the Merger there shall exist a Non-Inclusive Acquisition Proposal and, within nine months of the termination of this Agreement, Prosperity enters into a definitive agreement with any third party with respect to any Non-Inclusive Acquisition Proposal or (iii) by CBI under the provisions of Section 8.1(n).

          (ii) Any payment required by paragraph (a) of this Section 5.14 shall become payable within two (2) business days after termination of this Agreement.

          (iii)  Prosperity acknowledges that the agreements contained in this
Section 5.14 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, CBI would not enter into this Agreement; accordingly, if Prosperity fails to promptly pay the Termination Fee when due, Prosperity shall in addition thereto pay to CBI all costs and expenses (including fees and disbursements of counsel) incurred in collecting such Termination Fee together with interest on the amount of the Termination Fee (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by CBI at the prime rate as reported in The Wall Street Journal as in effect from time to time during such period.

      Section 5.15.   Assumption of CBI Stock Options.

          (a) At the Effective Time, each outstanding and unexercised CBI Stock Option shall be assumed by Prosperity as provided in Section 1.5 hereof.

          (b) Prosperity shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Prosperity Common Stock for delivery upon exercise of CBI Stock Options assumed by Prosperity in accordance with Section 1.5 hereof. As soon as practicable after the Effective Time, Prosperity shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Prosperity Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of the registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Prosperity shall administer the CBI Stock Option Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the CBI Stock Option Plan complied with such rule prior to the Merger.

                     VI.  COVENANTS OF CBI AND PROSPERITY

      Section 6.1. Ongoing Financial Disclosure. CBI shall provide to Prosperity as soon as practicable but in no event later than twenty (20) days following the end of each calendar month, from the date hereof through the Closing Date, copies of all financial statements and other written information provided to the Boards of Directors of CBI, CBI Delaware or Heritage (other than information relating to this Agreement and the transactions relating to this Agreement, or where such information relates to litigation and counsel for CBI has advised CBI that such disclosure may jeopardize the attorney-client privilege), and, to the extent permitted by applicable law, all material reports filed by CBI, CBI Delaware or Heritage with federal or state regulatory agencies. Prosperity shall send to CBI, promptly after they become publicly available, copies of all Prosperity filings from and after the date hereof made under Sections 13(a) and 14 of the Exchange Act and copies of all news releases made by Prosperity from and after the date hereof. Prosperity shall provide to a single designee of CBI copies of all non-public financial and other written information provided to the Boards of Directors of Prosperity and FPB, and, to the extent permitted by Applicable Laws, all material reports filed by the Prosperity or FPB with federal or state regulatory agencies. Such designee shall not copy or circulate any such information to anyone without the prior written consent of Prosperity, which consent shall not be unreasonably withheld, and CBI hereby acknowledges its obligations under the federal securities laws with respect to maintaining the confidentiality of such information and insider trading matters.

      Section 6.2. Confidentiality. Except as contemplated by this Agreement or as necessary to carry out the transactions contemplated herein, all information or documents furnished hereunder by any party hereto or any other party shall be kept confidential by the party to whom it is furnished (and such party shall use reasonable efforts to cause its agents and representatives to maintain the confidentiality of such documents) and in the event such transactions are not consummated, each shall return to the other or destroy all information furnished hereunder and shall not thereafter use the same for any purpose until such time as such information becomes publicly available, except to the extent (i) it was known by such other party prior to being received other than through the violation or breach of such party or any other person of any duty of confidentiality, (ii) it is or thereafter becomes lawfully obtainable from other sources, (iii) it is necessary or appropriate to disclose the same to any Governmental Authority having jurisdiction over the parties or their subsidiaries or as otherwise may be required by Applicable Laws (to the extent permitted by law, the party intending to make disclosure in such circumstances shall give the other party hereto prompt notice prior to making such disclosures so that such other parties may seek a protective order or other appropriate remedy prior to such disclosure), or (iv) such duty of confidentiality is waived in writing by the other party, and that none of this information shall be used for competitive purposes. Notwithstanding the foregoing, information and documents furnished by or on behalf of CBI hereunder may be disclosed by Prosperity or FPB to the Federal Reserve Board, the FDIC, the Banking Department and any other Governmental Authority whose approval, consent, authorization or other action is necessary for the consummation of the Merger and the transactions contemplated hereby.

      Section 6.3. No Inconsistent Actions; Pooling; Tax Treatment. None of the parties hereto will voluntarily take or omit to take any action, the effect of the taking or omission of which would reasonably be expected to cause any of its representations and warranties herein to be inaccurate in any material respect at the Closing or at any time prior to the Closing as if such representation and warranty were restated at such time. Each party hereto shall use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a "pooling of interests," and shall not take, and shall use all reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from being treated as such for financial accounting purposes. Each party hereto shall use all reasonable efforts to cause the Merger and the Bank Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger, the Delaware Merger or the Bank Merger from qualifying, as a tax-free reorganization under the provisions of Section 368(a) of the Code.

      Section 6.4. Plan Amendments and Participation in Plans. CBI shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any Plan on terms satisfactory to Prosperity and in accordance with applicable law and effective as of the Effective Time. Prosperity agrees that the employees of CBI, CBI Delaware or Heritage who continue their employment after the Effective Time (the "CBI Employees") will be entitled to participate as newly hired employees in the employee benefit plans and programs (including any severance plan) maintained for employees of Prosperity and FPB, in accordance with the respective terms of such plans and programs, and Prosperity shall take all actions necessary or appropriate to facilitate coverage of the CBI Employees in such plans and programs from and after the Effective Time, subject to the following:

          (a) Each CBI Employee will be entitled to credit for prior service with CBI, CBI Delaware or Heritage for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than stock option plans), sponsored by Prosperity and FPB to the extent CBI, CBI Delaware or Heritage sponsored a similar type of plan in which the CBI Employees participated immediately prior to the Effective Time. Any pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each CBI Employee. For purposes of determining CBI Employee's benefit for the calendar year in which the Merger occurs under Prosperity's vacation program, any vacation taken by the CBI Employee immediately preceding the Effective Time for the calendar year in which the Merger occurs will be deducted from the total Prosperity vacation benefit available to such CBI Employee for such calendar year. Prosperity further agrees to credit each CBI Employee for the year during which coverage under Prosperity's group health plan begins, with any deductibles already incurred during such year, under CBI's group health plan.

          (b) Each CBI Employee shall be entitled to credit for past service with CBI, CBI Delaware or Heritage for the purpose of satisfying any eligibility or vesting periods applicable to the Prosperity employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Prosperity's 401(k) Profit Sharing Plan).

      Section 6.5. Name of Combined Entity. At the Effective Time, the surviving corporation shall be operated under the name Prosperity Bancshares, Inc. and the surviving banking association shall be operated under the name First Prosperity Bank; provided, however, the parties hereto shall, within 60 days of the Execution Date, meet to review the names of each entity and are open to operating the surviving corporation and the surviving banking association under the Heritage name, or operating both the surviving corporation and the surviving banking association under a new name.


                                 VII. CLOSING

      Section 7.1. Closing. Subject to the other provisions of this Article VII, on a mutually acceptable date ("Closing Date") as soon as practicable within a thirty (30) day period commencing with the latest of the following dates:

          (a) the receipt of all requisite shareholder approvals and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

          (b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Prosperity or CBI, pursuant to Section
11.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Prosperity and CBI, to the consummation of the transactions contemplated herein, or such prior date as each of Prosperity and CBI shall elect whether or not such proceeding has been brought to a conclusion.

     A meeting ("Closing") will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

     The Closing shall take place at the offices of Bracewell & Patterson, L.L.P. in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

      Section 7.2. Effective Time. Prosperity and CBI shall, in accordance with Section 5.04 of the TBCA, file Articles of Merger with the Secretary of State regarding the Merger. The Merger shall become effective as of the close of business on the date on which such filing has been completed and the Secretary of State of Texas has issued a Certificate of Merger with respect to the Merger (the "Effective Time"). The parties hereto shall take all such other and further actions as may be required by applicable law to make the Merger, the Delaware Merger and the Bank Merger effective on the same date.

                               VII  TERMINATION

      Section 8.1.   Termination.

          (a) This Agreement may be terminated by action of the Board of Directors of Prosperity or CBI at any time prior to the Effective Time if:

               (i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

               (ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

               (iii) the Merger shall not have become effective on or before June 30, 2001 or such later date as shall have been approved in writing by the Boards of Directors of Prosperity and CBI; provided, however, that the right to terminate under this Section 8.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date.

          (b) This Agreement may be terminated by CBI upon the expiration of 15 days from the date that CBI has given notice to Prosperity that:

               (i) Prosperity has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, or that any of the representations or warranties of Prosperity contained herein shall be defective in any material respect; provided that "material" for purposes of this Section 8.1(b) and Section 10.1 hereof shall be any such noncompliance or defect or a combination thereof, which in the aggregate adversely effects, or will effect when accounted for, the financial condition or results of operation of Prosperity by $2,000,000 or more; or

               (ii) there has been a change after September 30, 2000 in the assets, properties, business or financial condition of Prosperity which individually or in the aggregate have materially and adversely affected the financial condition, results of operation or business ("Material Adverse Change") of Prosperity considered as a consolidated whole; provided, however, that a Material Adverse Change as defined in this Agreement with respect to Prosperity, Delaware Company and FPB does not include a change with respect to, or effect on, Prosperity, Delaware Company and FPB considered as a consolidated whole resulting from a change in any law, rule, regulation or GAAP or from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact Prosperity, Delaware Company and FPB considered as a consolidated whole more adversely than other similarly situated financial institutions;

provided, however, that no termination under this Section 8.1(b) shall take effect if Prosperity shall have fully and completely corrected the grounds for termination as specified in the aforementioned notice within the earlier to occur of (x) 15 days after the date of receipt of such notice and (y) the date specified in Section 8.1(a)(iii).

          (c) This Agreement may be terminated by Prosperity upon the expiration of 15 days from the date that Prosperity has given notice to CBI that:

               (i) CBI has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, or that any of the representations or warranties of CBI contained herein shall be defective in any material respect; provided that "material" for purposes of this Section 8.1(c) and Section 9.1 hereof shall be any such noncompliance or defect or combination thereof, which in the aggregate adversely effects, or will effect when accounted for, the financial condition or results of operation of CBI by $1,000,000 or more; or

               (ii) there has been a Material Adverse Change after September 30, 2000 in the assets, properties, business or financial condition of CBI individually or in the aggregate; provided, however, that a Material Adverse Change as defined in this Agreement with respect to CBI, CBI Delaware and Heritage does not include a change with respect to, or effect on, CBI, CBI Delaware and Heritage considered as a consolidated whole resulting from any adjustment requested by Prosperity pursuant to Section 4.12 of this Agreement or a change in any law, rule, regulation or GAAP or from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact CBI, CBI Delaware and Heritage considered as a consolidated whole more adversely than other similarly situated financial institutions; or

               (iii) the Board of Directors of Prosperity reasonably concludes, after consulting with counsel, that Prosperity will be unable to obtain any regulatory approval required in order to consummate the Merger or any such approval is accompanied by terms or conditions which materially and adversely impact the financial consequences of the Merger to Prosperity; provided, however, that any divestiture required by any governmental agency shall not be deemed to materially and adversely impact the financial consequences of the Merger to Prosperity.

No termination under this Section 8.1(c) because of an alleged breach, inaccuracy or change as provided in (i) or (ii) above shall take effect if CBI shall have fully and completely corrected the grounds for termination as specified in the aforementioned notice within the earlier to occur of (x) 15 days after the date of receipt of such notice and (y) the date specified in
Section 8.1(a)(iii).

          (d) This Agreement may be terminated at any time prior to the Effective Time with the mutual written consent of Prosperity and CBI and the approval of such action by their respective Boards of Directors.

          (e) This Agreement may be terminated by CBI if the average closing price of a share of Prosperity Common Stock as reported by Nasdaq during the period of the ten trading days ending on the day immediately prior to the date of receipt of Federal Reserve Board approval ("Price Determination Date") is less than $16.00 per share (the average closing price during such time being the "Termination Price"). To terminate this Agreement pursuant to this Section 8.1(e), CBI must provide to Prosperity written notice of its intent to terminate within two business days following the Price Determination Date ("Termination Notice"). For a period of five business days from the date of receipt of the Termination Notice, Prosperity shall have the option, but not the obligation, to increase the aggregate number of shares of Prosperity Common Stock into which shares of CBI Common Stock will be converted at the Effective Time to a number of shares which, based on the Termination Price as of the Price Determination Date, would have an aggregate value of $45,000,000 ("Walkaway Counter Offer"). In the event that Prosperity elects to make the Walkaway Counter Offer, the Termination Notice previously sent by CBI shall be null and void and of no effect, and CBI shall no longer have the right to terminate the Agreement pursuant to this Section 8.1(e). If Prosperity does not elect to make the Walkaway Counter Offer, this Agreement shall terminate.

          (f) This Agreement may be terminated by Prosperity on or before fifteen (15) business days from the Execution Date if the Schedules to be delivered by CBI on or before ten (10) business days pursuant to Article II of this Agreement are not acceptable to Prosperity.

          (g) This Agreement may be terminated by CBI on or before fifteen (15) business days from the Execution Date if the Schedules to be delivered by Prosperity on or before ten (10) business days pursuant to Article III of this Agreement are not acceptable to CBI.

          (h) This Agreement may be terminated by Prosperity on or before fifteen (15) business days from the Execution Date if it determines, in its sole discretion, after a review and examination of CBI's books, records and properties, that the transaction would no longer be in the best interests of Prosperity or its shareholders.

          (i) This Agreement may be terminated by CBI on or before fifteen (15) business days from the Execution Date if it determines, in its sole discretion, after a review and examination of Prosperity's books, records and properties, that the transaction would no longer be in the best interests of CBI or its shareholders.

          (j) This Agreement may be terminated by either Prosperity or CBI if the Merger and this Agreement shall fail to receive the requisite vote for approval and adoption at either the CBI Shareholders' Meeting or the Prosperity Shareholders' Meeting.

          (k) This Agreement may be terminated by CBI if (i) there shall not have been a breach of any covenant or agreement on the part of CBI, CBI Delaware or Heritage under this Agreement and (ii) prior to the Effective Time, CBI shall have received a bona fide Acquisition Proposal and the CBI Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of independent legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) is a Superior Proposal and that the failure to terminate this Agreement and accept such Superior Proposal would be a breach of such fiduciary duties; provided, however, that termination under this clause (ii) shall not be deemed effective until payment of the Termination Fee required by Section 4.7.

          (l) This Agreement may be terminated by Prosperity if the CBI Board of Directors shall have (i) resolved to accept a Superior Proposal, or (ii) recommended to the shareholders of CBI that they tender their shares in a tender or exchange offer commenced by a third party or (iii) withdrawn or modified, in any manner that is adverse to Prosperity, Delaware Company or FPB, its approval of this Agreement or the Merger or recommended to the CBI shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to the foregoing.

          (m) This Agreement may be terminated by Prosperity if (i) there shall not have been a breach of any covenant or agreement on the part of Prosperity, Delaware Company or FPB under this Agreement and (ii) prior to the Effective Time, Prosperity shall have received a bona fide Non-Inclusive Acquisition Proposal and the Prosperity Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of independent legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, that such Non-Inclusive Acquisition Proposal (if consummated pursuant to its terms) is a Prosperity Superior Proposal and that the failure to terminate this Agreement and accept such Non-Inclusive Acquisition Proposal would be a breach of such fiduciary duties; provided, however, that termination under this clause
(ii) shall not be deemed effective until payment of the Termination Fee required by Section 5.14.

          (n) This Agreement may be terminated by CBI if the Prosperity Board of Directors shall have (i) resolved to accept a Prosperity Superior Proposal, or
(ii) recommended to the shareholders of Prosperity that they tender their shares in a tender or exchange offer commenced by a third party or (iii) withdrawn or modified, in any manner that is adverse to CBI, CBI Delaware or Heritage, its approval of this Agreement or the Merger or recommended to the Prosperity shareholders acceptance or approval of any Non-Inclusive Acquisition Proposal, or shall have resolved to the foregoing.

          (o) This Agreement may be terminated by CBI if the Prosperity executes a definitive agreement related to a transaction in which Prosperity will acquire all or substantially all of the assets of another entity through a merger, reorganization, consolidation, share exchange, business combination or other similar transaction, and pursuant to such definitive agreement Prosperity will issue shares of Prosperity Common Stock as consideration ("New Acquisition"). Prior to holding a meeting of its Board of Directors to approve a definitive agreement related to on such New Acquisition, Prosperity shall notify CBI of such New Acquisition (which notice shall identify the nature and material terms of the proposal). CBI shall notify Prosperity within two (2) business days from receipt of notice from Prosperity of whether it consents to the New Acquisition. If CBI does not consent to the New Acquisition and Prosperity executes a definitive agreement related to the New Acquisition, CBI may elect to terminate this Agreement pursuant to this Section 8.1(k), without any liability on the part of Prosperity.

      Section 8.2.   Effect of Termination.

          (a) In the event of termination of this Agreement and the abandonment of the Merger under Section 8.1 hereof, this Agreement shall become void and have no effect, without any liability, except as specifically contemplated in
Section 8.1, on the part of any party or its directors, officers, agents, representatives or shareholders.

          (b) In the event the Merger and the transactions contemplated by this Agreement are consummated, notwithstanding a breach of this Agreement by a party hereto, there shall be no liability on the part of such breaching party or its directors, officers, agents, representatives or shareholders.

          (c) If this Agreement is terminated by a party hereto for any reason other than as provided in Section 8.1, then the terminating party shall pay to the non-terminating party a break-up fee in an amount equal to $2.5 million. Such payment shall be made within two (2) business days following termination of this Agreement.


                 IX.  CONDITIONS TO OBLIGATIONS OF PROSPERITY

     The obligations of Prosperity under this Agreement are subject to the satisfaction, at or prior to the Closing Date of all of the following conditions, which may be waived by Prosperity in its sole discretion:

      Section 9.1. Compliance with Representations and Covenants. The representations and warranties made by CBI in this Agreement must have been true in all material respects (as defined in Section 8.1(c) hereof) when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and CBI shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with prior to or at the

Closing. Prosperity shall have been furnished with a certificate, executed by an executive officer of CBI and dated as of the Closing Date, to the foregoing effect.

      Section 9.2. Material Adverse Change. Prior to the Closing Date, there shall not have occurred any Material Adverse Change in the financial condition, business or operations of CBI, CBI Delaware and Heritage considered as a consolidated whole, nor shall any event have occurred which, with the lapse of time, will cause or create any Material Adverse Change in the financial condition, business or operations of CBI, CBI Delaware and Heritage considered as a consolidated whole in the reasonable judgment of the Board of Directors of Prosperity. Prosperity shall have received a certificate to the foregoing effect executed by an executive officer of CBI and dated as of the Closing Date.

      Section 9.3. Legal Opinion. Prosperity shall have received an opinion of counsel to CBI, dated as of the Closing Date, in form and substance satisfactory to counsel for Prosperity, to the effect set forth in Schedule 9.3 hereto.

      Section 9.4. Releases. Each of the executive officers and directors of CBI, CBI Delaware and Heritage shall have delivered to Prosperity an instrument in the form of Exhibit F attached hereto dated the Effective Time releasing Prosperity from any and all claims of such executive officers and directors (except as to their deposits and accounts at Heritage, and as to their rights under any benefit plans of CBI, CBI Delaware or Heritage and any rights of indemnification pursuant to any applicable law, this Agreement and the CBI Constituent Documents, which shall survive the Merger).

      Section 9.5. Accounting Letters. Prosperity shall have received a letter from Deloitte & Touche LLP, on or before thirty days (30) after the Execution Date and dated as of the Effective Time, to the effect that the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with the Agreement.

      Section 9.6. Affiliates' Letters. Each Affiliate of CBI shall have delivered to Prosperity an executed copy of the Affiliate Letter contemplated by
Section 4.8 hereof.

      Section 9.7. Dissenters' Rights. The holders of no more than 10% of the issued and outstanding CBI Common Stock shall have demanded or shall be entitled to demand payment of the fair value of their shares as dissenting shareholders.

      Section 9.8. Tax Opinion. Prosperity shall have received an opinion of counsel satisfactory to Prosperity to the effect that on the basis of certain facts, representations and opinions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Prosperity, CBI and others.

      Section 9.9. Opinion of Financial Advisor. Prosperity shall have received a written opinion from First Capital Group, LLC dated as of the date of this Agreement and reaffirmed as of the date of the Prospectus/Proxy Statement that the Merger Consideration is fair to the Prosperity shareholders from a financial point of view.

      Section 9.10. Conversion of CBI Stock Options. Each of the holders of CBI Stock Options shall have executed and delivered to Prosperity the acknowledgment contemplated by Section 4.9 hereof.

                     X.  CONDITIONS TO OBLIGATIONS OF CBI

     The obligations of CBI under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by CBI in its sole discretion:

      Section 10.1. Compliance with Representations and Covenants. The representations and warranties made by Prosperity in this Agreement must have been true in all material respects (as defined in Section 8.1(b) hereof) when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Prosperity shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Prosperity prior to or at the Closing. CBI shall be furnished with a certificate, executed by an executive officer of Prosperity and dated as of the Closing Date, to the foregoing effect.

      Section 10.2. Material Adverse Change. Prior to the Closing Date, there shall not have occurred any Material Adverse Change in the financial condition, business or operations of Prosperity, Delaware Company and FPB considered as a consolidated whole, nor shall any event have occurred which, with the lapse of time, will cause or create any Material Adverse Change in the financial condition, business or operations of Prosperity, Delaware Company and FPB considered as a consolidated whole in the reasonable judgment of the Board of Directors of CBI. CBI shall have received a certificate to the foregoing effect executed by an executive officer of Prosperity and dated as of the Closing Date.

      Section 10.3. Legal Opinion. CBI shall have received an opinion of counsel to Prosperity, dated as of the Closing Date and in form and substance satisfactory to counsel for CBI, to the effect set forth in Schedule 10.3 hereto.

      Section 10.4. Opinion of Financial Advisor. CBI shall have received a written opinion from a financial advisor dated as of the date of the Prospectus/Proxy Statement that the Merger Consideration is fair to the CBI shareholders from a financial point of view.

      Section 10.5. Tax Opinion. CBI shall have received an opinion of counsel satisfactory to CBI to the effect that on the basis of certain facts, representations and opinions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of CBI, Prosperity and others.

      Section 10.6. Releases. Each of the executive officers and directors of CBI, CBI Delaware and Heritage shall have received an instrument in the form of Exhibit G attached hereto dated the Effective Time releasing such persons from any and all claims of CBI, CBI Delaware and Heritage, (except as to indebtedness and other contractual liabilities or if such claim results from a violation of a fiduciary duty or gross negligence); provided, however, that such releases shall not release an action against such directors and officers by CBI, CBI Delaware and Heritage in connection with the transactions contemplated by this Agreement.

      Section 10.7. Accounting Letters. CBI shall have received a letter from Deloitte & Touche, LLP, on or before thirty days (30) after the Execution Date and dated as of the Effective Time, to the effect that the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with the Agreement.

      Section 10.8. Employment Agreement. H. E. Timanus, Jr. shall have entered into an employment agreement with FPB substantially in the form of Exhibit H.


                 XI.  CONDITIONS TO RESPECTIVE OBLIGATIONS OF
                               PROSPERITY AND CBI

     The respective obligations of Prosperity and CBI under this Agreement are subject to the satisfaction of the following conditions which may be waived by Prosperity and CBI, respectively, in their sole discretion:

      Section 11.1. Government Approvals. Prosperity and CBI shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve, the FDIC, the Banking Department and any other regulatory agency whose approval must be received in order to consummate the Merger, which approvals shall not impose any restrictions on the operations of the Continuing Company which are unacceptable to Prosperity; provided, however, that any branch divestiture required by any governmental agency shall not be deemed to impose unacceptable restrictions on the operations of Prosperity, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters' rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Prosperity or CBI may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.

      Section 11.2.   Shareholder Approval.

          (a) The holders of at least 66 2/3% of the outstanding shares of CBI Common Stock entitled to vote at the CBI Shareholders' Meeting shall have approved this Agreement and the transactions contemplated by this Agreement and the holders of no more than 10% of the CBI Common Stock shall have exercised their dissenters' rights in accordance with the applicable laws, rules and regulations as provided in
Section 1.6 of this Agreement.

          (b) The holders of at least 50% of the outstanding shares of Prosperity Common Stock entitled to vote at the Prosperity Shareholders' Meeting shall have approved this Agreement and the transactions contemplated by this Agreement.

      Section 11.3. Registration of Prosperity Common Stock. The Registration Statement covering the Prosperity Common Stock to be issued in the Merger shall have become effective under the Securities Act and any applicable state securities or "blue sky" acts and no stop orders suspending the effectiveness of such registration statement shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved.

      Section 11.4. Listing of Prosperity Common Stock. The shares of Prosperity Common Stock to be delivered to the shareholders of CBI pursuant to this Agreement shall have been authorized for listing on the Nasdaq National Market.

                              XII  MISCELLANEOUS

      Section 12.1. Non-Survival of Representations and Warranties. The representations and warranties of Prosperity and CBI contained in this Agreement shall terminate at the Closing Date.

      Section 12.2. Amendments. This Agreement may be amended only by a writing signed by Prosperity and CBI at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of CBI pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

      Section 12.3. Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys' fees) in respect of any claim made by any party for a broker's or finder's fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification. Except for the fees incurred by Prosperity with respect to First Capital Group, LLC, Prosperity and CBI represent and warrant to each other that neither of them, nor any of their agents, employees or representatives, has incurred any liability for any commissions or brokerage fees in connection with this transaction.

      Section 12.4. Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

     If to Prosperity:

     Prosperity Bancshares, Inc.
     1301 N. Mechanic
     El Campo, Texas 77438

     Attention:     Mr. David Zalman

     With a copy to:

     Bracewell & Patterson, L.L.P.
     711 Louisiana Street, Suite 2900
     Houston, Texas  77002-2781

     Attention:     Mr. William T. Luedke IV

     If to CBI:

     Commercial Bancshares, Inc.
     55 Waugh Drive, Suite 1111
     Houston, Texas 77007

     Attention:     Mr. Ned S. Holmes

     With a copy to:

     Locke Liddell & Sapp LLP
     3400 Chase Tower
     600 Travis
     Houston, Texas 77002

     Attention:     Mr. Donald E. Wood

All notices sent by mail as provided above shall be deemed delivered five (5) days after deposited in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices, including notices of changes of address, shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

      Section 12.5. Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

      Section 12.6. Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

      Section 12.7. Modifications or Waiver. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

      Section 12.8. Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

      Section 12.9. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party hereto without the prior written consent of the other parties.

      Section 12.10. Entire Agreement. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.

      Section 12.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

      Section 12.12. Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

      Section 12.13. Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

      Section 12.14. Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto.

      Section 12.15. Publicity. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the transactions contemplated by this Agreement, the timing and content of any announcements, press releases or other public statements (whether written or oral) concerning this Agreement or the Merger will occur upon, and be determined by, the mutual consent of Prosperity and CBI; provided, however, that this shall not include notices required to be published pursuant to the regulatory application process. The parties agree that they will make a good faith effort to reach agreement expeditiously on such announcements, press releases or other public statements.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                         PROSPERITY BANCSHARES, INC.

                         By: /s/ DAVID ZALMAN
                             ______________________________________
                         Name:  David Zalman
                         Title:  President





                         COMMERCIAL BANCSHARES, INC.


                         By: /s/ NED S. HOLMES
                             ______________________________________
                         Name:  Ned S. Holmes
                         Title:  Chairman of the Board

ATTEST:



By: /s/ H.E. TIMANUS, JR.
    ______________________

                                                                       EXHIBIT A

                                 PLAN OF MERGER
                                    BETWEEN
                          COMMERCIAL BANCSHARES, INC.
                                      AND
                          PROSPERITY BANCSHARES, INC.


     THIS PLAN OF MERGER (the "Plan") is dated as of the _____ day of __________, _____, by and between Commercial Bancshares, Inc., a Texas corporation ("CBI"), and Prosperity Bancshares, Inc., a Texas corporation ("Prosperity").

                              W I T N E S S E T H:

     WHEREAS, pursuant to the Agreement and Plan of Reorganization (the "Agreement") dated as of ____________, 2000, by and between Prosperity and CBI, CBI will merge with and into Prosperity;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CBI and Prosperity hereby agree that, subject to the terms and conditions hereinafter set forth, and in accordance with all applicable laws and regulations, CBI shall be merged with and into Prosperity at the Effective Time (as hereinafter defined). The parties hereto do hereby agree and covenant as follows:

                                   ARTICLE 1.

                                  DEFINITIONS

     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     Section 1.1 "Effective Time" shall mean the date and time at which the Merger contemplated by this Plan of Merger becomes effective as determined by the certificate approving the Merger to be issued by the Secretary of State of Texas.

     Section 1.2 "Prosperity Common Stock" shall mean the common stock, par value $1.00 per share, of Prosperity.

     Section 1.3 "CBI Common Stock" shall mean the common stock, par value $.10 per share, of CBI.

     Section 1.4 "Merger" shall refer to the merger of CBI with and into Prosperity as provided in Section 2.1 of this Plan.

     Section 1.5 "Continuing Corp" shall refer to Prosperity as the corporation surviving the Merger.

                                   ARTICLE 2.

                              TERMS OF THE MERGER

     Section 2.1 Merger. Subject to the terms and conditions set forth in the Agreement, at the Effective Time, CBI shall be merged with and into Prosperity, with Prosperity as the Continuing Corp, under the charter and Articles of Incorporation of Prosperity, pursuant to the provisions of, and with the effect provided in Article 5 of the Texas Business Corporation Act ("TBCA"), and each of the outstanding shares of common stock of CBI shall and without any action on the part of the holder thereof, be canceled and be converted into shares of common stock of the Prosperity.

       Section 2.2 Articles of Incorporation, Bylaws and Facilities of Continuing Corp. At the Effective Time (as defined herein) and until thereafter amended in accordance with law, the Articles of Incorporation of Continuing Corp shall be the Articles of Incorporation of Prosperity as in effect at the Effective Time. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of Continuing Corp, the Bylaws of Continuing Corp shall be the Bylaws of Prosperity as in effect at the Effective Time. The established offices and facilities of CBI immediately prior to the Merger shall become established offices and facilities of the Continuing Corp. Unless and until changed by the Board of Directors of Continuing Corp, the main office of CBI at the Effective Time shall become the main office of Continuing Corp.
Until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Corp, all corporate acts, plans, policies, contracts, approvals and authorizations of CBI and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corp and shall be as effective and binding thereon as the same were with respect to CBI and Prosperity, respectively, at the Effective Time.

       Section 2.3 Board of Directors and Officers of Continuing Corp. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Corp, the eight members of the Board of Directors of Prosperity and the four members of the Board of Directors of CBI, each as in effect at the Effective Time, shall become the Board of Directors of Continuing Corp. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Corp, the executive officers of Continuing Corp shall be designated as follows: (a) Ned S. Holmes shall serve as Chairman of the Board, (b) David Zalman shall serve as President and Chief Executive Officer, (c) H.E. Timanus, Jr. shall serve as Executive Vice President and Chief Operating Officer and (d) David Hollaway shall serve as Chief Financial Officer.

     Section 2.4 Effect of Merger. At the Effective Time, the corporate existence of the CBI and Prosperity shall, as provided by law, be merged into and continued in Continuing Corp, and

Continuing Corp shall be deemed to be a continuation in entity and identity of CBI and Prosperity. All rights, franchises and interests of CBI and Prosperity, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corp by virtue of such Merger without any deed or other transfer. Continuing Corp, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by CBI and Prosperity, respectively, at the Effective Time.

     Section 2.5 Liabilities of Continuing Corp. At the Effective Time, Continuing Corp shall be liable for all liabilities of CBI and Prosperity. All debts, liabilities, obligations and contracts of CBI and of Prosperity, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reversed against on balance sheets, books of account, or records of the CBI or Prosperity shall be those of Continuing Corp and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either CBI or Prosperity shall be preserved unimpaired subsequent to the Merger.

     Section 2.6 Effective Time. The Merger shall become effective at the date and time at which the Merger becomes effective as determined by the certificate approving the Merger to be issued by the Secretary of State of Texas. A closing shall take place at or prior to the Effective Time following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of the conditions to the consummation of the Merger specified in Articles IX, X and XI of the Agreement.

                                   ARTICLE 3.

                              CONVERSION OF SHARES

     Section 3.1   Conversion of CBI Common Stock and CBI Stock Options.

          (a) Each share of the CBI Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 1.6 of the Agreement), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive, upon surrender of the certificate representing such share, the consideration payable as set forth below (the "Merger Consideration"), without interest thereon.

          (b) Based on (i) 18,067 shares of CBI Common Stock issued and outstanding as of the Execution Date and (ii) options to acquire 90 shares of CBI Common Stock outstanding and unexercised as of the Execution Date, each holder of CBI Common Stock shall receive Merger Consideration in the form of shares of common stock, $1.00 par value, of Prosperity ("Prosperity

Common Stock") equal to 155 (the "Exchange Ratio") shares of Prosperity Common Stock for each share of CBI Common Stock owned at the Effective Time.

          (c) At the Effective Time, each option to acquire shares of CBI Common Stock which is outstanding and unexercised immediately prior thereto ("CBI Stock Option") pursuant to the Commercial Bancshares, Inc. Incentive Stock Option Plan for Key Employees ("CBI Stock Option Plan") shall, in accordance with its terms, be converted (automatically and without any action on the part of the holder thereof) into an option to purchase shares of Prosperity Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the CBI Stock Option Plan and agreements evidencing the grants thereunder):

               (i) The number of shares of Prosperity Common Stock to be subject to the new option shall be equal to the number of shares of CBI Common Stock subject to the original option multiplied by the Exchange Ratio; and

               (ii) The exercise price per share of Prosperity Common Stock under the new option shall be equal to the exercise price per share of CBI Common Stock under the original option divided by the Exchange Ratio.

The adjustment provided herein with respect to any options which are "incentive stock options" as defined in Section 422 of the Internal Revenue Code, shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code. The duration and other terms of the new option shall be the same as the original option except that all references to CBI shall be deemed to be references to Prosperity.

          (d) The aggregate number of shares of Prosperity Common Stock to be exchanged for each share of CBI Common Stock shall be adjusted appropriately to reflect any change in the number of shares of Prosperity Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Prosperity Common Stock, received or to be received by holders of Prosperity Common Stock, when the record date or payment occurs prior to the Effective Time.

          (e) The Exchange Ratio may, at the option of Prosperity, be adjusted pursuant to Section 8.1(e) hereof if the average closing price of a share of Prosperity Common Stock as reported by The Nasdaq Stock Market, Inc. National Market System ("Nasdaq National Market") during the period of the ten trading days ending on the day immediately prior to the date of receipt of Federal Reserve Board approval ("Price Determination Date") is less than $16.00 per share.

     Section 3.2 Dissenting Shares. Each share of CBI Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA, is referred to herein as a "Dissenting Share." Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 3.1 of the Plan unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

      Section 3.3   Surrender of CBI Stock Certificates.

          (a) Prosperity shall deposit or cause to be deposited in trust with Computershare Investor Services, Denver, Colorado (the "Exchange Agent") prior to the Effective Time cash in an aggregate amount estimated to be sufficient to make the appropriate cash payments, if any, to holders of Dissenting Shares pursuant to Section 3.2 hereof (such amounts being hereinafter referred to as the "Exchange Fund"). Payments to holders of Dissenting Shares shall be made as required by the TBCA. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

          (b) At least ten (10) days prior to the Closing Date, CBI shall deliver to Prosperity a list of CBI's shareholders which shall include each shareholder's name, address and the number of shares of CBI Common Stock owned.

          (c) On or before the 5th business day after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Date represented shares of CBI Common Stock (the "Certificates"), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Prosperity Common Stock provided in Section 3.3 hereof, and such Certificate shall forthwith be cancelled. Prosperity shall provide the Exchange Agent with certificates for Prosperity Common Stock, as requested by the Exchange Agent, for the number of shares provided in Section 3.1 hereof. Until surrendered in accordance with the provisions of this Section 3.3, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon. Former shareholders of CBI shall be entitled to vote after the Effective Time at any meeting of Prosperity's shareholders the number of shares of Prosperity Common Stock into which their shares are converted, regardless of whether such shareholders of CBI have surrendered their Certificates in exchange therefor.

          (d) No dividends or other distributions declared after the Effective Time with respect to shares of Prosperity Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this
Section 3.3.  After the surrender of a Certificate in accordance with this
Section 3.3, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Prosperity Common Stock represented by such Certificate.

          (e) After the Effective Time, the stock transfer ledger of CBI shall be closed and there shall be no transfers on the stock transfer books of CBI of the shares of CBI Common Stock which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to Prosperity, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 3.3.

          (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of CBI for six months after the Effective Time shall be paid to Prosperity, and the holders of shares of CBI Common Stock not theretofore presented to the Exchange Agent shall look to Prosperity only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

          (g) If any certificate representing shares of Prosperity Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Prosperity) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Prosperity Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

          (h) None of Prosperity, CBI, the Exchange Agent or any other person shall be liable to any former holder of shares of CBI Common Stock for any Prosperity Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (i) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity, the posting by such person of a bond in such amount as Prosperity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Prosperity Common Stock deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE 4.

                                 MISCELLANEOUS

     Section 4.1 Conditions Precedent. The respective obligations of each party under this Plan shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Articles IX, X and XI of the Agreement.

     Section 4.2 Termination. This Plan shall be terminated upon the termination of the Agreement in accordance with Article VIII thereof; provided, that any such termination of this Plan shall not relieve any party hereto from liability on account of a breach of such party of any of the terms hereof or thereof.

     Section 4.3 Amendments. To the extent permitted by law, this Plan may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the Board of Directors of each of the parties.

       Section 4.4 Successors. This Plan shall be binding on the successors of CBI and Prosperity.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, CBI and Prosperity have caused this Plan to be executed by their duly authorized officers as of the date first above written.


                              COMMERCIAL BANCSHARES, INC.



                              By:
                                 --------------------------------
                              Name:
                                   ------------------------------
                              Title:
                                    -----------------------------

                              PROSPERITY BANCSHARES, INC.



                              By:
                                 --------------------------------
                                    David Zalman
                                    President

                                                                       EXHIBIT B


                              AGREEMENT OF MERGER
                                    BETWEEN
                           HERITAGE BANCSHARES, INC.
                                      AND
                           PROSPERITY HOLDINGS, INC.


     AGREEMENT OF MERGER, effective as of the _____ day of ____________, _____ (the "Agreement"), pursuant to Section 251 of the General Corporation Law of Delaware, between Heritage Bancshares, Inc., a Delaware corporation, and Prosperity Holdings Inc., a Delaware corporation.

     WITNESSETH that:

     WHEREAS, the parties to this Agreement, in consideration of the mutual agreements of each corporation as set forth hereinafter, deem it advisable and generally for the welfare of said corporations, that Heritage Bancshares, Inc. (the "Merged Corporation") merge into Prosperity Holdings Inc. (the "Surviving Corporation") under and pursuant to the terms and conditions hereinafter set forth (the "Merger"); and

     WHEREAS, the registered office of the Surviving Corporation in the State of Delaware is located at 1209 Orange Street, in the city of Wilmington, County of Newcastle, and the name of its registered agent at such address is CT Corporation; and the registered office of the Merged Corporation in the State of Delaware is located at __________________ in the City of __________, County of __________, and the name of its registered agent at such address is
_______________.

     NOW THEREFORE, the corporations, parties to this Agreement, by and between their respective Boards of Directors, in consideration of the mutual covenants, agreements and provisions hereinafter contained do hereby agree upon and prescribe the terms and conditions of the Merger, the mode of carrying them into effect, and the manner and basis of converting the shares of the constituent corporations into the shares of the Surviving Corporation of the Merger, as follows:

     FIRST: The Merged Corporation shall be merged into the Surviving
Corporation.

     SECOND: The Certificate of Incorporation of the Surviving Corporation, as in effect on the date of the Merger provided for in this Agreement, shall continue in full force and effect as the Certificate of Incorporation of the corporation surviving this merger.

     THIRD: The manner of converting the outstanding shares of the capital stock of each of the constituent corporations into the shares or other securities of the Surviving Corporation shall be as follows:

     (a) Each share of common stock of the Merged Corporation which shall be outstanding on the effective date of this Merger and all rights in respect thereof, shall forthwith be canceled as of such effective date and no consideration shall be paid in respect thereof.

     (b) After the effective date of this Merger, each holder of an outstanding certificate representing shares of common stock of the Merged Corporation shall surrender the same to the Surviving Corporation.

     (c) Each share of common stock of the Surviving Corporation which shall be outstanding on the effective date of the Merger, and all rights in respect thereof, shall remain outstanding.

     FOURTH: The terms and conditions of the Merger are as follows:

     (a) The bylaws of the Surviving Corporation as they shall exist on the effective date of this Merger shall be and remain the bylaws of the Surviving Corporation until the same shall be altered, amended or repealed as therein provided.

     (b) The eight directors of Prosperity Bancshares, Inc. and the four directors of Commercial Bancshares, Inc., each as in effect on the date of the Merger, shall be the directors of the Surviving Corporation and shall continue in office until the next annual meeting of stockholders and until their successors shall have been elected and qualified.

     (c) The officers of the Surviving Corporation shall continue in office until the next annual meeting of stockholders and until their successors shall have been elected and qualified.

     (d) This Merger shall become effective at ______ a.m. on __________, _____.

     (e) Upon the Merger becoming effective, the separate existence of the Merged Corporation shall cease and all the property, rights, privileges, licenses, registrations and other assets of every kind and description of the Merged Corporation shall be transferred to, vested in and devolve upon the Surviving Corporation without further act or deed. All property, rights, and every other interest of the Surviving Corporation and the Merged Corporation shall be as effectively the property of the Surviving Corporation as they were of the Surviving Corporation and the Merged Corporation respectively.

     (f) All rights of creditors and all liens upon the property of either of the corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Merged Corporation shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

     (g) The Merger shall not become effective unless and until all terms and conditions to the effectiveness of the Merger contained in the Agreement and Plan of Reorganization by and between Prosperity Bancshares, Inc. and Commercial Bancshares, Inc. dated ____________, 2000, which conditions are incorporated herein by reference, shall have been satisfied or waived.

     IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors and that fact having been certified on said Agreement of Merger by the Secretary of each corporate party thereto, have caused these presents to be executed by the authorized officer of each party hereto as the respective act, deed and agreement of each of said corporations, effective on the _____ day of ____________, _____.

                              HERITAGE BANCSHARES, INC.



                              By:
                                 -----------------------------
                              Name:
                                   ---------------------------
                              Title:
                                    --------------------------



                              PROSPERITY HOLDINGS, INC.



                              By:
                                 -----------------------------
                              Name: David Zalman
                              Title: President

     I, David Zalman, Secretary of Prosperity Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certify, as such Secretary, that the Agreement of Merger to which this Certificate is attached, after having been first duly signed on behalf of the said corporation and having been signed on behalf of Heritage Bancshares, Inc., a corporation of the State of Delaware, was duly adopted pursuant to Section 251(f) of the General Corporation of Delaware and the conditions of such subsection have been satisfied.

     WITNESS my hand on this _____ day of ____________, _____.



                                        -----------------------
                                        Secretary



     I, ________________, Secretary of Heritage Bancshares, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certify, as such Secretary, that the Agreement of Merger to which this Certificate is attached, after having been first duly signed on behalf of the said corporation and having been signed on behalf of Prosperity Holdings, Inc., a corporation of the State of Delaware, was duly adopted pursuant to Section 228 of the General Corporation Law of Delaware by the unanimous written consent of the stockholders holding all of the shares of the capital stock of the corporation, same being all of the shares issued and outstanding having voting power, which Agreement of Merger was thereby adopted as the act of the stockholders of said Heritage Bancshares, Inc. and the duly adopted agreement and act of the said corporation.

     WITNESS my hand on this _____ day of ____________, _____.



                                        -----------------------
                                        Secretary

                                                                       EXHIBIT C

                                 PLAN OF MERGER
                                    BETWEEN
                                 HERITAGE BANK
                                      AND
                             FIRST PROSPERITY BANK


     THIS PLAN OF MERGER (the "Plan") is dated as of the ____ day of _________, _____, by and between Heritage Bank, a Texas banking association ("Heritage"), and First Prosperity Bank, a Texas banking association ("FPB").

                              W I T N E S S E T H:

     WHEREAS, pursuant to the Agreement and Plan of Reorganization (the "Agreement") dated as of _____________, 2000, by and between Prosperity Bancshares, Inc. ("Bancshares") and Commercial Bancshares, Inc. ("CBI"), pursuant to which CBI will merge with and into Bancshares with Bancshares as the survivor (the "Merger"), with the result that Heritage will become a wholly-owned subsidiary of Bancshares; and

     WHEREAS, the Agreement provides that immediately after the effective time of the Merger, Heritage will be merged with and into FPB;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Heritage and FPB hereby agree that, subject to the terms and conditions hereinafter set forth, and in accordance with all applicable laws and regulations, Heritage shall be merged with and into FPB at the Effective Time (as hereinafter defined) (the "Bank Merger"). The parties hereto do hereby agree and covenant as follows:

     1. Conditions of Approval. The Bank Merger shall not become effective unless and until all terms and conditions to the effectiveness of the Merger contained in the Agreement, which conditions are incorporated herein by reference, shall have been satisfied or waived.

     2. Identity of Resulting Bank. The resulting bank as a result of the Bank Merger (the "Continuing Bank") shall be FPB.

     3. Articles of Association, Bylaws and Facilities of Continuing Bank. At the Effective Time and until thereafter amended in accordance with law, the Articles of Association of Continuing Bank shall be the Articles of Association of FPB as in effect at the Effective Time. Until altered, amended or repealed as therein provided and in the Articles of Association of Continuing Bank, the Bylaws of Continuing Bank shall be the Bylaws of FPB as in effect at the Effective Time. Unless and until changed by the Board of Directors of Continuing Bank, the main office of Continuing Bank shall be the main office of FPB at the Effective Time. The established offices and facilities of Heritage immediately prior to the Bank Merger shall become established offices and facilities of the Continuing Bank. Until thereafter changed in accordance with the law or the Articles of Association or Bylaws of Continuing Bank, all corporate acts, plans, policies, contracts, approvals and authorizations of Heritage and FPB and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Bank and shall be as effective and binding thereon as the same were with respect to Heritage and FPB, respectively, at the Effective Time.

     4. Board of Directors and Officers of Continuing Bank. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Association or Bylaws of Continuing Bank, the nine (9) members of the Board of Directors of FPB and the ______ non-employee members of the Board of Directors of Heritage, each as in effect at the Effective Time, shall become the Board of Directors of Continuing Bank. At the Effective time and until thereafter changed in accordance with the law or the Articles of Association or Bylaws of Continuing Bank, the executive officers of Continuing Bank shall be designated as follows: (a) David Zalman shall serve as Chairman of the Board and Chief Executive Officer, and (b) H. E. Timanus, Jr. shall serve as President and Chief Operating Officer.

     5. Effect of Bank Merger. At the Effective Time, the corporate existence of Heritage and FPB shall, as provided by law, be consolidated into and continued in Continuing Bank, and Continuing Bank shall be deemed to be a continuation in entity and identity of Heritage and FPB. All rights, franchises and interests of Heritage and FPB, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Bank by virtue of such Bank Merger without any deed or other transfer. Continuing Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Heritage and FPB, respectively, at the Effective Time.

     6. Liabilities of Continuing Bank. At the Effective Time of the Bank Merger, Continuing Bank shall be liable for all liabilities of Heritage and FPB. All deposits, debts, liabilities, obligations and contracts of Heritage and of FPB, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reversed against on balance sheets, books of account, or records of Heritage or FPB shall be those of Continuing Bank and shall not be released or impaired by the Bank Merger. All rights of creditors and other obligees and all liens on property of either Heritage or FPB shall be preserved unimpaired subsequent to the Bank Merger.

     7. Effective Time. The Bank Merger shall become effective upon the approval of the Articles of Merger regarding the Bank Merger by the Texas Department of Banking. The term "Effective Time" shall mean the date and time provided for in the Articles of Merger regarding the Bank Merger. A closing shall take place at or prior to the Effective Time following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of the conditions to the consummation of the Merger specified in Articles IX, X and XI of the Agreement.

     8. Cancellation of Stock. At the Effective Time, all of the outstanding shares of capital stock of Heritage, all of which shares shall be owned by Bancshares, shall be canceled and shall not be deemed to be authorized, issued or outstanding for any purpose, and no cash, property, rights or securities shall be delivered with respect to said shares.

     9. Conditions Precedent. The respective obligations of each party under this Plan shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Articles IX, X and XI of the Agreement.

     10. Termination. This Plan shall be terminated upon the termination of the Agreement in accordance with Article VIII thereof; provided, that any such termination of this Plan shall not relieve any party hereto from liability on account of a breach of such party of any of the terms hereof or thereof.

     11. Amendments. To the extent permitted by law, this Plan may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the Board of Directors of each of the parties.

     12. Successors. This Plan shall be binding on the successors of Heritage and FPB.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Heritage and FPB have caused this Plan to be executed by their duly authorized officers as of the date first above written.

                                    HERITAGE BANK

ATTEST:

------------------------------      By:
                                        ----------------------------------
                                    Name:
                                          --------------------------------
                                    Title:
                                          --------------------------------



                                    FIRST PROSPERITY BANK

ATTEST:

------------------------------      By:
                                        ----------------------------------
                                    Name:
                                          --------------------------------
                                    Title:
                                          --------------------------------

                                                                       EXHIBIT D


                             ________________, 2000



Prosperity Bancshares, Inc.
3040 Post Oak Boulevard
Houston, Texas 77056

Attn: Secretary

Gentlemen:

     I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of Commercial Bancshares, Inc., a Texas corporation (the "Company").

     Pursuant to an Agreement and Plan of Reorganization, dated as of November __, 2000 (the "Reorganization Agreement") between the Company and Prosperity Bancshares Inc., a Texas corporation ("Prosperity"), it is contemplated that the Company will merge with and into Prosperity (the "Merger"). As a result of the Merger, I will receive in exchange for each share of common stock, par value $.10 per share, of the Company (the "Company Common Stock") owned by me immediately prior to the Effective Time (as defined in the Reorganization Agreement), a number of shares of common stock, par value $1.00 per share, of Prosperity ("Prosperity Common Stock"), as more specifically set forth in the Reorganization Agreement.

     I hereby agree as follows:

     1. I will not offer to sell, sell, transfer or otherwise dispose of any of the shares of Prosperity Common Stock issued to me pursuant to the Merger (the "Stock") until such time as financial results covering at least 30 days of post-Merger combined operations of Prosperity have been published and I have been so notified by Prosperity, and then only (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act or (c) in an offering registered under the Securities Act.

     2. I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend that will read substantially as follows:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies and may be sold or otherwise transferred only in compliance with the limitations of such

     Rule 145, or upon receipt by Prosperity Bancshares, Inc. of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     3. Prosperity's transfer agent for the Prosperity Common Stock shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

     4. It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of Prosperity and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed thereunder) and Prosperity has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Prosperity and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Prosperity shall have received an opinion of counsel acceptable to Prosperity to the effect that the stock transfer restrictions and the legend are not required.

     I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for the Company.

                              Sincerely,


                              -------------------------------------
                              Name:
                                   --------------------------------

                                                                       EXHIBIT E



                          AMENDED AND RESTATED BYLAWS

                                       OF

                          PROSPERITY BANCSHARES, INC.

                              A Texas Corporation


                                Date of Adoption

                              ______________, 2000

                               TABLE OF CONTENTS


                                                                      Page

                                   Article 1
                                    Offices

Section 1.1.   Registered Office....................................    1
Section 1.2.   Other Offices........................................    1

                                   Article 2
                                 Shareholders

Section 2.1.   Place of Meetings....................................    1
Section 2.2.   Quorum;  Adjournment of Meetings.....................    1
Section 2.3.   Annual Meetings......................................    2
Section 2.4.   Special Meetings.....................................    2
Section 2.5.   Record Date..........................................    2
Section 2.6.   Notice of Meetings...................................    3
Section 2.7.   Shareholder List.....................................    3
Section 2.8.   Proxies..............................................    3
Section 2.9.   Voting; Election; Inspectors.........................    4
Section 2.10.  Conduct of Meetings..................................    5
Section 2.11.  Notifications of Nominations and Proposed Business...    5
Section 2.12.  Treasury Stock.......................................    6

                                   Article 3
                              Board of Directors

Section 3.1.   Power; Number; Term of Office........................    6
Section 3.2.   Classified Board.....................................    7
Section 3.3.   Quorum; Voting.......................................    7
Section 3.4.   Place of Meetings; Order of Business.................    7
Section 3.5.   First Meeting........................................    7
Section 3.6.   Regular Meetings.....................................    7
Section 3.7.   Special Meetings.....................................    8
Section 3.8.   Removal..............................................    8
Section 3.9.   Vacancies; Increases in the Number of Directors......    8
Section 3.10.  Compensation.........................................    8
Section 3.11.  Action Without a Meeting; Telephone Conference Meeting   8

Section 3.12.  Approval or Ratification of Acts or Contracts by
                Shareholders........................................    9

                                   Article 4
                                  Committees

Section 4.1.   Designation; Powers..................................    9
Section 4.2.   Procedure; Meetings; Quorum..........................   10
Section 4.3.   Substitution and Removal of Members; Vacancies.......   10

                                   Article 5
                                   Officers

Section 5.1.   Number, Titles and Term of Office....................   11
Section 5.2.   Powers and Duties of the Chairman of the Board.......   11
Section 5.3.   Powers and Duties of the President and Chief
                Executive Officer...................................   11
Section 5.4.   Vice Presidents......................................   11
Section 5.5.   Secretary............................................   12
Section 5.6.   Assistant Secretaries................................   12
Section 5.7.   Treasurer............................................   12
Section 5.8.   Assistant Treasurers.................................   12
Section 5.9.   Action with Respect to Securities of Other
                Corporations........................................   12
Section 5.10.  Delegation...........................................   13

                                   Article 6
                                 Capital Stock

Section 6.1.   Certificates of Stock................................   13
Section 6.2.   Transfer of Shares...................................   13
Section 6.3.   Ownership of Shares..................................   14
Section 6.4.   Regulations Regarding Certificates...................   14
Section 6.5.   Lost or Destroyed Certificates.......................   14

                                   Article 7
                           Miscellaneous Provisions

Section 7.1.   Fiscal Year..........................................   14
Section 7.2.   Corporate Seal.......................................   14
Section 7.3.   Notice and Waiver of Notice..........................   14

Section 7.4.   Facsimile Signatures.................................   15
Section 7.5.   Reliance upon Books, Reports and Records.............   15
Section 7.6.   Application of Bylaws................................   15

                                   Article 8
                   Indemnification of Officers and Directors

Section 8.1.   Indemnification......................................   15
Section 8.2.   Nonexclusivity.......................................   16
Section 8.3.   Insurance............................................   16
Section 8.4.   Witnesses............................................   16

                                   Article 9
                                  Amendments

Section 9.1.   Amendments...........................................   18

                              AMENDED AND RESTATED
                                     BYLAWS

                                       OF

                          PROSPERITY BANCSHARES, INC.


                                   Article 1
                                    Offices

      Section 1.1. Registered Office. The registered office of the Corporation required by the State of Texas to be maintained in the State of Texas shall be the registered office named in the Articles of Incorporation of the Corporation, or such other office as may be designated from time to time by the Board of Directors in the manner provided by law.

      Section 1.2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Texas as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                   Article 2
                                 Shareholders

      Section 2.1. Place of Meetings. All meetings of the shareholders shall be held at the principal office of the Corporation, or at such other place within or without the State of Texas as shall be specified or fixed in the notices or waivers of notice thereof.

      Section 2.2. Quorum; Adjournment of Meetings. Unless otherwise required by law or provided in the Articles of Incorporation of the Corporation or these Bylaws, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of shareholders for the transaction of business. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

     Notwithstanding the other provisions of the Articles of Incorporation of the Corporation or these Bylaws, the chairman of the meeting or the holders of a majority of the issued and outstanding stock, present in person or represented by proxy and entitled to vote thereat, at any meeting of shareholders, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If the adjournment is for more than thirty
(30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at such meeting. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally called.

      Section 2.3. Annual Meetings. An annual meeting of the shareholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place (within or without the State of Texas), on such date, and at such time as the Board of Directors shall fix and set forth in the notice of the meeting, which date shall be within thirteen (13) months subsequent to the last annual meeting of shareholders.

      Section 2.4. Special Meetings. Unless otherwise provided in the Articles of Incorporation of the Corporation, special meetings of the shareholders for any purpose or purposes may be called at any time by the Chairman of the Board, by the President and Chief Executive Officer, by a majority of the Board of Directors, or by the holders of 50% of the outstanding shares of the Company entitled to vote at the proposed special meeting, at such time and at such place as may be stated in the notice of the meeting. Business transacted at a special meeting shall be confined to the purpose(s) stated in the notice of such meeting.

      Section 2.5. Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors of the Corporation may fix a date as the record date for any such determination of shareholders, which record date shall not precede the date on which the resolutions fixing the record date are adopted and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting of shareholders, nor more than sixty (60) days prior to any other action to which such record date relates.

     If the Board of Directors does not fix a record date for any meeting of the shareholders, the record date for determining shareholders entitled to notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with Article 7,
Section 7.3 of these Bylaws notice is waived, at the close of business on the day next preceding the day on which the meeting is held. The record date for determining shareholders for any other purpose (other than the consenting to corporate action in writing without a meeting) shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     For the purpose of determining the shareholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If the Board of Directors does not fix the record date, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation at its registered office in the State of Texas or at its principal place of business. If the Board of Directors does not fix the record date, and prior action by the Board of Directors is necessary, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

      Section 2.6. Notice of Meetings. Written notice of the place, date and hour of all meetings, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by or at the direction of the Board of Directors or the other person(s) calling the meeting to each shareholder entitled to vote thereat not less than ten (10) nor more than sixty
(60) days before the date of the meeting. Such notice may be delivered either personally or by mail. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the shareholder at such shareholder's address as it appears on the records of the Corporation.

      Section 2.7. Shareholder List. A complete list of shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order for each class of stock and showing the address of each such shareholder and the number of shares registered in the name of such shareholder, shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The shareholder list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareholder who is present.

      Section 2.8. Proxies. Each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to a corporate action in writing without a meeting may authorize the Chairman of the Board or another person or persons to act for him by proxy. Proxies for use at any meeting of shareholders shall be filed with the Secretary, or such other officer as the Board of Directors may from time to time determine by resolution, before or at the time of the meeting. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the secretary of the meeting, who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions.

     No proxy shall be valid after eleven (11) months from its date, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power.

     Should a proxy designate two or more persons to act as proxies, unless such instrument shall provide the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such powers in respect of such portion of the shares as is equal to the reciprocal of the fraction equal to the number of proxies representing such shares divided by the total number of shares represented by such proxies.

      Section 2.9. Voting; Election; Inspectors. Unless otherwise required by law or provided in the Articles of Incorporation of the Corporation, each shareholder shall on each matter submitted to a vote at a meeting of shareholders have one vote for each share of the stock entitled to vote which is registered in his name on the record date for the meeting. For the purposes hereof, each election to fill a directorship shall constitute a separate matter. Shares registered in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the bylaws (or comparable body) of such corporation may determine. Shares registered in the name of a deceased person may be voted by the executor or administrator of such person's estate, either in person or by proxy.

     All voting, except as required by the Articles of Incorporation of the Corporation or where otherwise required by law, may be by a voice vote; provided, however, upon request of the chairman of the meeting or upon demand therefor by shareholders holding a majority of the issued and outstanding stock present in person or by proxy at any meeting a stock vote shall be taken. Every stock vote shall be taken by written ballots, each of which shall state the name of the shareholder or proxy voting and such other information as may be required under the procedure established for the meeting. All elections of directors shall be by written ballots, unless otherwise provided in the Articles of Incorporation of the Corporation.

     At any meeting at which a vote is taken by written ballots, the chairman of the meeting may appoint one or more inspectors, each of whom shall subscribe an oath or affirmation to execute faithfully the duties of inspector at such meeting with strict impartiality and according to the best of such inspector's ability. Such inspector shall receive the written ballots, count the votes, and make and sign a certificate of the result thereof. The chairman of the meeting may appoint any person to serve as inspector, except no candidate for the office of director shall be appointed as an inspector.

     Unless otherwise provided in the Articles of Incorporation of the Corporation, cumulative voting for the election of directors shall be prohibited.

      Section 2.10. Conduct of Meetings. The meetings of the shareholders shall be presided over by the Chairman of the Board, or, if the Chairman of the Board is not present, by the President and Chief Executive Officer, or, if the President and Chief Executive Officer is not present, by any Vice President, or if no Vice President is present, by a chairman elected at the meeting. The Secretary of the Corporation, if present, shall act as secretary of such meetings, or, if the Secretary is not present, an Assistant Secretary shall so act; if neither the Secretary or an Assistant Secretary is present, then a secretary shall be appointed by the chairman of the meeting.

     The chairman of any meeting of shareholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to the chairman in order.

       Section 2.11. Notifications of Nominations and Proposed Business. Subject to the rights of holders of any class of capital stock of the Corporation (other than the common stock), nominations for the election of directors and proposals for business to be brought before any shareholder meeting may be made by the Board of Directors or by any shareholder entitled to vote in the election of directors generally. However, any such shareholder may nominate one or more persons for election as directors at a meeting or propose business to be brought before a meeting, or both, only if such shareholder has given timely notice in proper written form of his intent to make such nomination or nominations or to propose such business. To be timely, a shareholder's notice must be delivered to or mailed and received by the Secretary of the Corporation not later than sixty
(60) days prior to such meeting. To be in proper written form, a shareholder's notice to the Secretary shall set forth:

               (i) the name and address of the shareholder who intends to make the nominations or propose the business and, in the case of nominations for the election of directors, of the person or persons to be nominated;

               (ii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or propose the business specified in the notice;

               (iii) if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

               (iv) such other information regarding each nominee or each matter of business to be proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated or the matter been proposed by the Board of Directors; and

               (v) if applicable, the consent of each nominee to serve as director of the Corporation if so elected.

     A nomination of any person or proposal of any business not made in compliance with the foregoing procedures shall not be eligible to be voted upon by the shareholders at the meeting.

      Section 2.12. Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it and such shares shall not be counted for quorum purposes. Nothing in this Section 2.11 shall be construed as limiting the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

                                   Article 3
                              Board of Directors

      Section 3.1. Power; Number; Term of Office. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and, subject to the restrictions imposed by law or the Articles of Incorporation of the Corporation, the Board of Directors may exercise all the powers of the Corporation.

     The number of directors which shall constitute the whole Board of Directors shall be determined from time to time by the Board of Directors (provided that no decrease in the number of directors which would have the effect of shortening the term of an incumbent director may be made by the Board of Directors). If the Board of Directors makes no such determination, the number of directors shall be three. Each director shall hold office for the term for which such director is elected, and until such director's successor shall have been elected and qualified or until such director's earlier death, resignation or removal.

     Unless otherwise provided in the Articles of Incorporation of the Corporation, directors need not be shareholders nor residents of the State of Texas.

       Section 3.2. Classified Board. The directors of the Corporation shall be divided into three classes, with respect to the time that they severally hold office, as nearly equal in number as possible, with the initial term of office of the first class of directors (the "Class I Directors") to expire at the 1999 annual meeting of holders of capital stock of the Corporation, the initial term of office of the second class of directors (the "Class II Directors") to expire at the 2000 annual meeting of holders of capital stock of the Corporation and the initial term of office of the third class of directors (the "Class III Directors") to expire at the 2001 annual meeting of holders of capital stock of the Corporation. Directors elected to succeed those directors whose terms have thereupon expired shall be elected for a term of office to expire at the third succeeding annual meeting of holders of capital stock of the Corporation after their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, the equality of the number of directors in each class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. If such equality is not possible, the increase or decrease shall be apportioned among the classes in such a way that the difference in the number of directors in any two classes shall not exceed one.

      Section 3.3. Quorum; Voting. Unless otherwise provided in the Articles of Incorporation of the Corporation, a majority of the number of directors fixed in accordance with Section 3.1 shall constitute a quorum for the transaction of business of the Board of Directors and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

      Section 3.4. Place of Meetings; Order of Business. The directors may hold their meetings and may have an office and keep the books of the Corporation, except as otherwise provided by law, in such place or places, within or without the State of Texas, as the Board of Directors may from time to time determine. At all meetings of the Board of Directors business shall be transacted in such order as shall from time to time be determined by the Chairman of the Board, or in the Chairman of the Board's absence by the President and Chief Executive Officer, or in the President and Chief Executive Officer's absence by the Vice President, or by the Board of Directors.

      Section 3.5. First Meeting. Each newly elected Board of Directors may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the
annual meeting of the shareholders.   Notice of such meeting shall not be
required. At the first meeting of the Board of Directors in each year at which a quorum shall be present, held after the annual meeting of shareholders, the Board of Directors shall elect the officers of the Corporation.

      Section 3.6. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by the Chairman of the Board, or in the absence of the Chairman of the Board, by the President and Chief Executive Officer, or in the

President and Chief Executive Officer's absence, by the Vice President, or in the absence of the Vice President, by another officer of the Corporation. Notice of such regular meetings shall not be required.

      Section 3.7. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President and Chief Executive Officer, or, on the written request by three or more members of the Board, in each case on at least twenty-four (24) hours personal, written, telegraphic, cable or wireless notice to each director. Such notice, or any waiver thereof pursuant to Article 7, Section 7.3 hereof, need not state the purpose or purposes of such meeting, except as may otherwise be required by law or provided for in the Articles of Incorporation of the Corporation or these Bylaws. Meetings may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in writing.

      Section 3.8. Removal. Any director or the entire Board of Directors may be removed, but only for cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

      Section 3.9. Vacancies; Increases in the Number of Directors. Unless otherwise provided in the Articles of Incorporation of the Corporation, vacancies existing on the Board of Directors for any reason may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director; and any director so chosen shall hold office until the next annual meeting held for the election of directors of the class of directors to which such director has been appointed and until such director's successor shall have been elected and qualified, or until such director's earlier death, resignation or removal.

      Section 3.10. Compensation. Directors and members of standing committees may receive such compensation as the Board of Directors from time to time shall determine to be appropriate, and shall be reimbursed for all reasonable expenses incurred in attending and returning from meetings of the Board of Directors.

      Section 3.11. Action Without a Meeting; Telephone Conference Meeting. Unless otherwise restricted by the Articles of Incorporation of the Corporation, any action required or permitted to be taken at any meeting of the Board of Directors or any committee designated by the Board of Directors may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of the State of Texas.

     Unless otherwise restricted by the Articles of Incorporation of the Corporation, subject to the requirement for notice of meetings, members of the Board of Directors, or members of any committee designated by the Board of Directors, may participate in a meeting of such Board of Directors or committee, as the case may be, by means of a conference telephone connection or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

      Section 3.12. Approval or Ratification of Acts or Contracts by Shareholders. The Board of Directors in its discretion may submit any act or contract for approval or ratification at any annual meeting of the shareholders, or at any special meeting of the shareholders called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the vote of the shareholders holding a majority of the issued and outstanding shares of stock of the Corporation entitled to vote and present in person or by proxy at such meeting (provided that a quorum is present) shall be as valid and as binding upon the Corporation and upon all the shareholders as if it has been approved or ratified by every shareholder of the Corporation. In addition, any such act or contract may be approved or ratified by the written consent of shareholders holding a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote, and such consent shall be as valid and binding upon the Corporation and upon all the shareholders as if it had been approved or ratified by every shareholder of the Corporation.

                                   Article 4
                                  Committees

      Section 4.1. Designation; Powers. The Board of Directors shall, by resolution passed by a majority of the whole board, designate an audit committee, a nominating committee and a compensation committee and may designate one or more other committees, with each such committee to consist of three (3) or more of the directors of the Corporation, unless otherwise stated in these Bylaws. Any such designated committee shall have and may exercise such of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation as may be provided in such resolution, except that no such committee shall have the power or authority of the Board of Directors in reference to amending the Articles of Incorporation of the Corporation, adopting an agreement of merger or consolidation, recommending to the shareholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the shareholders a dissolution of the Corporation or a revocation of a dissolution of the Corporation, or amending, altering or repealing these Bylaws or adopting new bylaws for the Corporation. Any such designated committee may authorize the seal of the Corporation to be affixed to all papers which may require it. In addition to the above, such committee or committees shall have such other powers and limitations of authority as may be determined from time to time by the Board of Directors.

     The audit committee shall consist of not less than three members who shall each (i) meet the membership requirements set forth in the Corporation's Audit Committee Charter and (ii) be an independent director as determined in accordance with the rules of The Nasdaq Stock Market, Inc. or any other exchange or automated quotation system on which the Corporation's common stock is then listed or quoted, and the rules of the Securities and Exchange Commission ("SEC").

     The compensation committee shall consist solely of three or more "Non-Employee Directors" within the meaning of Rule 16b-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended.

     The nominating committee shall consist of the Chairman of the Board, the President and Chief Executive Officer and one other member of the Board of Directors of the Corporation. The Chairman of the Board shall nominate the Directors to serve on committees of the Board of Directors, and such nominations shall be subject to approval by a majority of the Board.

      Section 4.2. Procedure; Meetings; Quorum. Any committee designated pursuant to this Article 4 shall keep regular minutes of its actions and proceedings in a book provided for that purpose and report the same to the Board of Directors at its meeting next succeeding such action, shall fix its own rules or procedures, and shall meet at such times and at such place or places as may be provided by such rules, or by such committee or the Board of Directors. Should a committee fail to fix its own rules, the provisions of these Bylaws, pertaining to the calling of meetings and conduct of business by the Board of Directors, shall apply as nearly as may be possible. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum, except as provided in Section 4.3 of this Article 4, and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution.

      Section 4.3. Substitution and Removal of Members; Vacancies. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member. The Board of Directors shall have the power at any time to remove any member(s) of a committee and to appoint other directors in lieu of the person(s) so removed and shall also have the power to fill vacancies in a committee.

                                   Article 5
                                   Officers

      Section 5.1. Number, Titles and Term of Office. The officers of the Corporation shall be a Chairman of the Board, a President and Chief Executive Officer, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer, a Secretary, and such other officers as the Board of Directors may from time to time elect or appoint (including, but not limited to, one or more Assistant Secretaries and one or more Assistant Treasurers). Each officer shall hold office until such officer's successor shall be duly elected and shall qualify or until such officer's death or until such officer shall resign or shall have been removed. Any number of offices may be held by the same person, unless the Articles of Incorporation of the Corporation provide otherwise. Except for the Chairman of the Board, no officer need be a director.

      Section 5.2. Powers and Duties of the Chairman of the Board. The Chairman of the Board shall preside at all meetings of the shareholders and of the Board of Directors and generally manage the affairs of the Board of Directors. In addition, the Chairman of the Board shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation and may sign all certificates for shares of capital stock of the Corporation; and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors.

      Section 5.3. Powers and Duties of the President and Chief Executive Officer. Unless the Board of Directors otherwise determines, the President and Chief Executive Officer shall have general and active management and control of the properties, business and operations of the Corporation with all such powers as may be reasonably incident to such responsibilities; may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation and may sign all certificates for shares of capital stock of the Corporation; and, unless the Board of Directors otherwise determines, the President and Chief Executive Officer shall, in the absence of the Chairman of the Board or if there be no Chairman of the Board, preside at all meetings of the shareholders and of the Board of Directors; and the President and Chief Executive Officer shall have such other powers and duties as designated in accordance with these Bylaws and as from time to time may be assigned to the President and Chief Executive Officer by the Board of Directors or the Chairman of the Board.

      Section 5.4. Vice Presidents. Each Vice President shall at all times possess power to sign all certificates, contracts and other instruments of the Corporation, except as otherwise limited in writing by the Chairman of the Board or the President and Chief Executive Officer of the Corporation. Each Vice President shall have such other powers and duties as from time to time may be assigned to such Vice President by the Board of Directors, the Chairman of the Board or the President and Chief Executive Officer.

      Section 5.5. Secretary. The Secretary shall keep the minutes of all meetings of the Board of Directors, committees of the Board of Directors and the shareholders, in books provided for that purpose; shall attend to the giving and serving of all notices; may in the name of the Corporation affix the seal of the Corporation to all contracts and attest the affixation of the seal of the Corporation thereto; may sign with the other appointed officers all certificates for shares of capital stock of the Corporation; shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors may direct, all of which shall at all reasonable times be open to inspection of any director upon application at the office of the Corporation during business hours; shall have such other powers and duties as designated in these Bylaws and as from time to time may be assigned to the Secretary by the Board of Directors, the Chairman of the Board or the President and Chief Executive Officer; and shall in general perform all acts incident to the office of Secretary, subject to the control of the Board of Directors, the Chairman of the Board or the President and Chief Executive Officer.

      Section 5.6. Assistant Secretaries. Each Assistant Secretary shall have the usual powers and duties pertaining to such offices, together with such other powers and duties as designated in these Bylaws and as from time to time may be assigned to an Assistant Secretary by the Board of Directors, the Chairman of the Board, the President and Chief Executive Officer or the Secretary. The Assistant Secretaries shall exercise the powers of the Secretary during that officer's absence or inability or refusal to act.

      Section 5.7. Treasurer. The Treasurer shall have responsibility for the custody and control of all the funds and securities of the Corporation, and shall have such other powers and duties as designated in these Bylaws and as from time to time may be assigned to the Treasurer by the Board of Directors, the Chairman of the Board or the President and Chief Executive Officer. The Treasurer shall perform all acts incident to the position of Treasurer, subject to the control of the Board of Directors, the Chairman of the Board or the President and Chief Executive Officer; and the Treasurer shall, if required by the Board of Directors, give such bond for the faithful discharge of the Treasurer's duties in such form as the Board of Directors may require.

      Section 5.8. Assistant Treasurers. Each Assistant Treasurer shall have the usual powers and duties pertaining to such office, together with such other powers and duties as designated in these Bylaws and as from time to time may be assigned to each Assistant Treasurer by the Board of Directors, the Chairman of the Board, the President and Chief Executive Officer, or the Treasurer. The Assistant Treasurers shall exercise the powers of the Treasurer during that officer's absence or inability or refusal to act.

      Section 5.9. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the Chairman of the Board or the President and Chief Executive Officer, together with the Secretary or any Assistant Secretary shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

      Section 5.10. Delegation. For any reason that the Board of Directors may deem sufficient, the Board of Directors may, except where otherwise provided by statute, delegate the powers or duties of any officer to any other person, and may authorize any officer to delegate specified duties of such office to any other person. Any such delegation or authorization by the Board shall be effected from time to time by resolution of the Board of Directors.

                                   Article 6
                                 Capital Stock

      Section 6.1. Certificates of Stock. The certificates for shares of the capital stock of the Corporation shall be in such form, not inconsistent with that required by law and the Articles of Incorporation of the Corporation, as shall be approved by the Board of Directors. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board, the President and Chief Executive Officer or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Corporation representing the number of shares (and, if the stock of the Corporation shall be divided into classes or series, certifying the class and series of such shares) owned by such shareholder which are registered in certified form; provided, however, that any of or all the signatures on the certificate may be facsimile. The stock record books and the blank stock certificate books shall be kept by the Secretary or at the office of such transfer agent or transfer agents as the Board of Directors may from time to time determine. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature or signatures shall have been placed upon any such certificate or certificates shall have ceased to be such officer, transfer agent or registrar before such certificate is issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The stock certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall exhibit the holder's name and number of shares.

      Section 6.2. Transfer of Shares. The shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives upon surrender and cancellation of certificates for a like number of shares. Upon surrender to the Corporation or a transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

      Section 6.3. Ownership of Shares. The Corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Texas.

      Section 6.4. Regulations Regarding Certificates. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of capital stock of the Corporation.

      Section 6.5. Lost or Destroyed Certificates. The Board of Directors may determine the conditions upon which the Corporation may issue a new certificate of stock in place of a certificate theretofore issued by it which is alleged to have been lost, stolen or destroyed and may require the owner of such certificate or such owner's legal representative to give bond, with surety sufficient to indemnify the Corporation and each transfer agent and registrar against any and all losses or claims which may arise by reason of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate in the place of the one so lost, stolen or destroyed.

                                   Article 7
                           Miscellaneous Provisions

      Section 7.1. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year.

      Section 7.2. Corporate Seal. The corporate seal shall be circular in form and shall have inscribed thereon the name of the Corporation and the state of its incorporation, which seal shall be in the charge of the Secretary and shall be affixed to certificates of stock, debentures, bonds, and other documents, in accordance with the direction of the Board of Directors or a committee thereof, and as may be required by law; however, the Secretary may, if the Secretary deems it expedient, have a facsimile of the corporate seal inscribed on any such certificates of stock, debentures, bonds, contract or other documents. Duplicates of the seal may be kept for use by any Assistant Secretary.

      Section 7.3. Notice and Waiver of Notice. Whenever any notice is required to be given by law, the Articles of Incorporation of the Corporation or under the provisions of these Bylaws, said notice shall be deemed to be sufficient if given (i) by telegraphic, cable or wireless transmission (including by telecopy or facsimile transmission) or (ii) by deposit of the same in a post office box or by delivery to an overnight courier service company in a sealed prepaid wrapper addressed to the person entitled thereto at such person's post office address, as it appears on the records of the

Corporation, and such notice shall be deemed to have been given on the day of such transmission or mailing or delivery to courier, as the case may be.

     Whenever notice is required to be given by law, the Articles of Incorporation of the Corporation or under any of the provisions of these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person, including without limitation a director, at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the shareholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Articles of Incorporation of the Corporation or these Bylaws.

      Section 7.4. Facsimile Signatures. In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.

      Section 7.5. Reliance upon Books, Reports and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall, in the performance of such person's duties, be protected to the fullest extent permitted by law in relying upon the records of the Corporation and upon information, opinion, reports or statements presented to the Corporation.

      Section 7.6. Application of Bylaws. In the event that any provisions of these Bylaws is or may be in conflict with any law of the United States, of the State of Texas or of any other governmental body or power having jurisdiction over this Corporation, or over the subject matter to which such provision of these Bylaws applies, or may apply, such provision of these Bylaws shall be inoperative to the extent only that the operation thereof unavoidably conflicts with such law, and shall in all other respects be in full force and effect.

                                   Article 8
                   Indemnification of Officers and Directors

      Section 8.1. Indemnification. As permitted by Section G of Article 2.02-1 of the Texas Business Corporation Act or any successor statute (the "Indemnification Article"), the Corporation hereby:

          (a) makes mandatory the indemnification permitted under Section B of the Indemnification Article as contemplated by Section G thereof;

          (b) makes mandatory its payment or reimbursement of the reasonable expenses incurred by a former or present director who was, is, or is threatened to be made a named defendant or respondent in a proceeding upon such director's compliance with the requirements of Section K of the Indemnification Article; and

          (c) extends the mandatory indemnification referred to in Section 8.1(a) above and the mandatory payment or reimbursement of expenses referred to in Section 8.1(b) above (i) to all former or present officers of the Corporation and (ii) to all persons who are or were serving at the request of the Corporation as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust or employee benefit plan, to the same extent that the Corporation is obligated to indemnify and pay or reimburse expenses to directors.

      Section 8.2. Nonexclusivity. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which the person indemnified may be entitled under any bylaw, agreement, authorization of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall enure to the benefit of such person's heirs and legal representatives.

      Section 8.3. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person's status as such a person, whether or not the Corporation would have the power to indemnify such person against that liability under the provisions of this Article or the Texas Business Corporation Act.

      Section 8.4. Witnesses. Notwithstanding any other provision of this Article, the Corporation shall pay or reimburse expenses incurred by any director, officer, employee or agent in connection with such person's appearance as a witness or other participation in a proceeding at a time when such person is not a named defendant or respondent in such proceeding.

                                   Article 9
                                  Amendments

      Section 9.1. Amendments. The Board of Directors shall have the power to adopt, amend and repeal from time to time Bylaws of the Corporation. The shareholders of the Corporation shall not have the power to adopt, amend or repeal the Bylaws of the Corporation.

                                                                       EXHIBIT F

                               RELEASE OF CLAIMS


     THIS RELEASE OF CLAIMS ("Release") dated the _____ day of ___________, 2000, is executed and delivered by the undersigned individual to Commercial Bancshares, Inc. ("CBI"), Heritage Bancshares, Inc. ("CBI Delaware") and Heritage Bank ("Heritage").

     WHEREAS, pursuant to that certain Agreement and Plan of Reorganization dated as of November __, 2000 by and between Prosperity Bancshares, Inc. ("Prosperity") and CBI (the "Agreement"), it is contemplated that CBI will merge with and into Prosperity (the "Merger"); and

     WHEREAS, Prosperity has required as a condition of the Merger that the undersigned execute and deliver this Release to confirm the absence of any claims by the undersigned against CBI, CBI Delaware or Heritage;

     NOW THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

     Section 1. Release. The undersigned hereby RELEASES and FOREVER DISCHARGES CBI, CBI Delaware and Heritage and their successors, assigns, representatives and attorneys from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which the undersigned ever had, now has, or hereafter can, shall or may have against CBI, CBI Delaware or Heritage, in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that CBI, CBI Delaware and Heritage shall not be released from any of its obligations or liabilities to the undersigned (i) pursuant to the provisions of the certificate or articles of incorporation or association or bylaws of CBI, CBI Delaware and Heritage regarding the indemnification of directors and officers; and (ii) in connection with any indebtedness or contractual obligation or liability to the undersigned existing on the date hereof.

     Section 2. Successors. This Release shall be binding upon the undersigned and his or her heirs, devisees, administrators, executors, personal representatives, successors and assigns and shall inure to the benefit of CBI, CBI Delaware and Heritage and its successors and assigns.

     Section 3. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to Texas principles of conflicts of law.

     Section 4. Modification. This Release may be modified only by a written instrument executed by the undersigned, CBI, CBI Delaware and Heritage.

     IN WITNESS WHEREOF, the undersigned has executed this Release effective as of the date first above written.


                              -----------------------------
                              Signature

                              -----------------------------
                              Printed Name

                                                                       EXHIBIT G

                               RELEASE OF CLAIMS


     THIS RELEASE OF CLAIMS ("Release") dated the ____ day of ___________, _____, is executed and delivered by Commercial Bancshares, Inc., a Texas corporation ("CBI"), Heritage Bancshares, Inc., a Delaware corporation ("CBI Delaware") and Heritage Bank, a Texas banking association ("Heritage").

     WHEREAS, the persons listed on Schedule A attached hereto and made a part hereof constitute the duly elected or appointed executive officers and directors ("Executive Officers and Directors") of CBI, CBI Delaware and Heritage as of the date hereof; and

     WHEREAS, Prosperity Bancshares, Inc. ("Prosperity") will acquire CBI, CBI Delaware and Heritage pursuant to that certain Agreement and Plan of Reorganization dated as of _____________, 2000 by and between Prosperity and CBI (the "Agreement"); and

     WHEREAS, CBI has required as a condition to such acquisition that the Executive Officers and Directors be released of any claims by CBI, CBI Delaware and Heritage against the Executive Officers and Directors;

     NOW THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CBI, CBI Delaware and Heritage hereby agrees as follows:

     Section 1. Release. CBI, CBI Delaware and Heritage hereby RELEASE and FOREVER DISCHARGE each Executive Officer and Director from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which CBI, CBI Delaware and Heritage ever had, now has, or hereafter can, shall or may have against such Executive Officer or Director in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that no Executive Officer or Director shall be released from (i) any action arising from intentional fraud, deceit or wilful misconduct, (ii) any of such Executive Officer's or Director's obligations or liabilities to CBI or Heritage in connection with any indebtedness or contractual obligation or liability related to deposits, accounts and loans of such Executive Officer or Director to CBI or Heritage existing on the date hereof and (iii) any action arising in connection with the transactions contemplated by the Agreement.

     Section 2. Successors. This Release shall be binding upon CBI, CBI Delaware and Heritage and their respective successors and assigns and shall inure to the benefit of the Executive

Officers and Directors and their respective heirs, devisees, administrators, executors, personal representatives, successors and assigns.

     Section 3. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to Texas principles of conflicts of law.

     Section 4. Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

     Section 5. Modification. This Release may be modified as to any Executive Officer or Director only by a written instrument executed by CBI, CBI Delaware and Heritage such Executive Officer or Director.


                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, CBI, CBI Delaware and Heritage have executed this Release effective as of the date first above written.


                              COMMERCIAL BANCSHARES, INC.


                              By:
                                  ----------------------------
                              Name:
                                    --------------------------
                              Title:
                                    --------------------------


                              HERITAGE BANCSHARES, INC.


                              By:
                                  ----------------------------
                              Name:
                                    --------------------------
                              Title:
                                    --------------------------


                              HERITAGE BANK


                              By:
                                  ----------------------------
                              Name:
                                    --------------------------
                              Title:
                                    --------------------------

                                   SCHEDULE A

                      EXECUTIVE OFFICERS AND DIRECTORS OF
                         CBI, CBI DELAWARE AND HERITAGE

                                                                       EXHIBIT H

                              EMPLOYMENT AGREEMENT


     This Employment Agreement (the "Agreement") is by and between First Prosperity Bank, a Texas banking association (the "Bank"), and H. E. Timanus, Jr., an individual residing in Houston, Harris County, Texas (the "Employee"), effective as of ____________, 2001 (the "Effective Date").

                              W I T N E S S E T H:

     In consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

     1. Employment. On the terms and subject to the conditions set forth in this Agreement, the Bank hereby employs Employee, and engages the services of the Employee to serve as President and Chief Operating Officer of the Bank, and Employee hereby accepts employment with the Bank according to the terms set forth in this Agreement.

     2. Duties. Employee is hereby employed and shall work at the main location of the Bank or at such other place or places as may be directed by the Bank. The Employee shall have the position (including status, offices, titles and reporting requirements), authority, duties, and responsibilities usually associated with the president and chief operating officer of a bank having assets similar in nature and value to the assets of the Bank.

     3.   Term.  The term of this Agreement shall be as follows:

          3.1 Term. The term ("Term") of this Agreement shall commence on the date hereof and continue for a period of three years.

          3.2 Extensions. At the conclusion of each anniversary of the execution date of this Agreement or any extensions thereof, the Term of this Agreement shall automatically be extended for an additional year, unless this Agreement is terminated in accordance with Section 7 hereof; provided however, that the Agreement shall not extend beyond the year in which Employee turns sixty-five (65) years of age.

     4. Compensation and Benefits. The compensation and other benefits payable to Employee under this Agreement shall constitute the full consideration to be paid to Employee for all services to be rendered by Employee to the Bank.

          4.1 Base Salary. During the first year of the Term of this Agreement, the Bank shall pay Employee a base salary ("Base Salary") of $235,000 per annum, commencing on the date of execution of this Agreement. The Employee's Base Salary shall be payable in accordance with the Bank's customary policies, subject to payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Bank for insurance or other employee benefit plans.

          4.2 Annual Review. The Employee's Base Salary shall be reviewed annually by the Executive Committee of the Board of Directors of the Bank and may be increased from time to time at the discretion of the Board of Directors.

          4.3 Reimbursement of Expenses. Employee shall be reimbursed for any and all reasonable costs and expenses incurred by Employee in performance of his services and duties as specified in this Agreement or incurred by Employee on behalf of, or in furtherance of the business of, the Bank, including, but not limited to business expenses incurred in connection with travel and entertainment; provided, however, that Employee shall submit to the Bank supporting receipts and information satisfactory to the Bank with respect to such reasonable costs and expenses. The Employee shall also be provided with the use of an automobile of Employee's selection with a purchase cost not exceeding $45,000, and the Bank will reimburse all operating expenses incurred by Employee for use of such automobile in carrying out Employee's duties for the Bank. Upon termination of this Agreement, Employee shall be entitled to purchase the automobile from the Bank by payment of the NADA trade-in value of such automobile.

          4.4 Benefits. During the term of Employee's employment, he shall be entitled (i) to receive health insurance benefits with the same coverages and deductibles as are currently in effect with respect to Employee and his spouse (subject to the availability of such benefits at a reasonable cost), (ii) to participate in the Bank's other benefit plans to such extent as determined by the Board of Directors of the Bank, (iii) to participate in the Bank's other policies, including vacation and sick leave.

     5.   Conflicts of Interests; Covenant Not to Compete.

          5.1 Employee shall, during the term of this Agreement, devote his time, attention, energies and business efforts to his duties as an employee of the Bank and to the business of the Bank. Employee shall not, during the term of this Agreement, directly or indirectly, for and on behalf of himself or any person, firm, partnership, corporation or other legal entity, own, manage, operate, control, invest in, make loans on advances to, guarantee the obligations of or participate in the ownership or management or operations of or be employed by or otherwise engage in the operation of any business that is in competition in any manner whatsoever with the business of the Bank.

     6.   Confidential Information.

          6.1 As used herein, "Confidential Information" means all technical and business information (including financial statements and related books and records, personnel records, customer lists, arrangements with customers and suppliers, manuals and reports) of the Bank and its affiliates which is of a confidential and/or proprietary character and which is either developed by Employee (alone or with others) or to which Employee has had access during his employment. Employee shall, both during and after his employment with the Bank, protect and maintain the confidential and/or proprietary character of all Confidential Information. Employee shall not, during or after termination of his employment, directly or indirectly, use (for himself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential, except as may be necessary for the performance of his duties under this Agreement.

     7.   Termination.

          7.1 Termination of Agreement. Except as may otherwise be provided herein, this Agreement may terminate prior to the end of the Term upon the occurrence of:

          (a) Thirty (30) days after written notice of termination is given by either party to the other; or

          (b) Employees's death or, at the Bank's option, upon Employee's becoming Disabled (as defined in Section 8.3 hereof).

Any notice of termination given by Employee to the Bank under Section 7.1(a) above shall specify whether such termination is made with or without Good Reason-Change in Control (as defined in Section 8.5 hereof). Any notice of termination given by the Bank to Employee under Section 7.1(a) above shall specify whether such termination is with or without Cause (as defined in Section
8.4 hereof.

     8.   Obligations of the Bank Upon Termination.

          8.1 Cause and Other than for Good Reason-Change in Control. If the Bank terminates this Agreement with Cause (as defined in Section 8.4) pursuant to Section 7.1(a) above, or if Employee terminates this Agreement without Good Reason-Change in Control pursuant to Section 7.1(a) hereof, this Agreement shall terminate without further obligations to Employee, other than those obligations owing or accrued to, vested in, or earned by Employee through the date of termination, including, but not limited to:

               (a) to the extent not theretofore paid, Employee's Base Salary in effect at the time of such termination through the date of termination; and

               (b) in the case of compensation previously deferred by Employee, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Bank and any accrued vacation pay not yet paid by the Bank; and

               (c) all other amounts or benefits owing or accrued to, vested in, earned by Employee through the date of termination under the then existing or applicable plans, programs, arrangements, and policies of Bank.

The aggregate amount of such obligations owing or accrued to, vested in, or earned by Employee through the date of termination shall be paid by the Bank to Employee in cash in one lump sum within thirty (30) days after the date of termination.

          8.2 Good Reason-Change in Control; Other than for Cause Before or After a Change in Control. If Employee terminates this Agreement with Good Reason-Change in Control pursuant to Section 7.1(a) hereof, or if the Bank terminates this Agreement without Cause before or after the occurrence of a Change in Control pursuant to Section 7.1(a) hereof, the Bank shall pay to Employee cash in one lump sum within thirty (30) days after the date of termination the aggregate of the following amounts (the "Change in Control-Lump Sum Payment"):

               (i) to the extent not theretofore paid, Employee's Base Salary at the annual rate in effect at the time of such termination through the date of termination; and

               (ii) to the extent not theretofore paid, any bonus through the date of termination; and

               (iii) in the case of compensation previously deferred by Employee, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Bank, and any accrued vacation pay not yet paid by the Bank; and

               (iv) all other amounts or benefits owing or accrued to, vested in, or earned by Employee through the date of termination under the then existing or applicable plans, programs, arrangements, and policies of the Bank; and

               (v) an amount equal to three (3) times the Employee's Base Salary in effect at the time of such termination.

          8.3 Death or Disabilities. If Employee's employment is terminated under Section 7.1(b) hereof by reason of Employee's death or Disability, the Bank shall pay to Employee's legal representatives cash in one lump sum within thirty (30) days after the date of Employee's death or Disability the full amount of the obligations owing or accrued to, vested in, or earned by Employee through the date of Employee's death or disability. Anything in this Agreement to the contrary notwithstanding, the Employee's legal representatives or beneficiaries shall be entitled to receive benefits provided under the then existing or applicable plans, programs, or arrangements and policies of the Bank relating to death or disability. As used herein, "Disabled" shall mean total disability as determined pursuant to the Bank's long term disability plan or, if no such plan shall be in effect, by the Board of Directors of the Bank in accordance with their reasonable business judgment and the normal personnel practices of the Bank.

          8.4 Cause. As used in this Agreement, the term "Cause" means (i) willful misconduct by Employee, (ii) the gross neglect by Employee of his duties as an employee, officer or director of the Bank which continues for more than thirty (30) days after written notice from the Bank to Employee specifically identifying the gross negligence of Employee and directing Employee to discontinue same, (iii) the commission by Employee of an act, other than an act taken in good faith within the course and scope of Employee's employment, which is directly detrimental to the

Bank and which act exposes the Bank to material liability, (iv) the Employee having been indicted for or convicted of any felony or other crime involving moral turpitude, or (v) current illegal use of narcotics, illegal drugs or controlled substances by Employee, or the current use of alcohol by the Employee to an extent which materially impairs the performance of Employee's duties.

          8.5 Good Reason-Change in Control. As used in this Agreement, the term "Good Reason-Change in Control" means after the occurrence of a Change in Control (as defined in Section 8.6) and a determination by Employee that any one or more of the following events has occurred:

          (a) the assignment by the Bank to Employee of duties that are inconsistent with the position of President and Chief Operating Officer at the time of such assignment, or the removal by the Bank from Employee of those duties usually appertaining to the position of President and Chief Operating Officer at the time of such removal; or

          (b) a change by the Bank, without Employee's prior written consent, in Employee's responsibilities to the Bank as such responsibilities existed at the time of the occurrence of such Change in Control (or as such responsibilities may thereafter exist from time to time as a result of changes in such responsibilities made with Employee's prior written consent); or

          (c) the failure of the Bank to continue to provide Employee with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) that are both commensurate with the position of President and Employee's responsibilities to and position with the Bank at the time of the occurrence of such Change in Control and not materially dissimilar to the office space, related facilities and support personnel provided to other key executive officers of the Bank; or

          (d) a reduction by the Bank in the amount of Employee's Base Salary specified in Section 4.1(a) (or as subsequently increased) and as in effect at the time of the occurrence of such Change in Control, or a failure of the Bank to pay such Base Salary to the Employee at the time and in the manner specified in Section 4.1(a) of this Agreement; or

          (e) the relocation, without Employee's prior written consent, of the Bank's principal executive offices to a location outside the county in which such offices are located at the time of the occurrence of such Change in Control; or

          (f) the failure of the Bank to obtain the assumption by any successor to the Bank of the obligations imposed upon the Bank under this Agreement, as required by Section 15 of this Agreement; or

          (g) the employment of Employee under this Agreement is terminated by the Bank without Cause; or

          (h) the Bank notifies Employee of the Bank's intention not to observe or perform one or more of the obligations of the Bank under this Agreement; or

          (i) the Bank breaches any provision of this Agreement.

          8.6 Change in Control. As used herein, the term "Change in Control" shall mean the occurrence, with respect to Prosperity Bancshares, Inc. ("Bancshares") or the Bank, of any of the following events: (a) the acquisition of all or substantially all of the assets of Bancshares or the Bank, (b) the acquisition of securities representing 25% or more of the issued and outstanding voting securities of Bancshares or the Bank or (c) Bancshares or the Bank is acquired pursuant to a merger, consolidation or other corporate reorganization.

     9. Notices. Any notice under this Agreement must be in writing and may be given by certified or registered mail, postage prepaid, addressed to the party or parties to be notified with return receipt requested, or by delivering the notice in person. For purposes of notice, the address of Employee or any administrator, executor or legal representative of Employee or his estate, as the case may be, shall be the last address of the Employee on the records of the Bank. The address of the Bank shall be its principal business address.

     10. Controlling Law. This Agreement shall be governed by the laws of the State of Texas.

     11. Entire Agreement. This Agreement contains the entire agreement of the parties and may only be amended in writing signed by both parties; provided, that no amendment to this Agreement shall be effective unless authorized by resolution of the Board of Directors and signed on behalf of the Bank by a duly authorized officer of the Bank other than Employee.

     12. Remedies, Modification and Separability. Employee and the Bank agree that Employee's breach of Sections 5 and 6 of this Agreement will result in irreparable harm to the Bank, that no adequate remedy at law is available, and that the Bank shall be entitled to injunctive relief; however, nothing herein shall prevent the Bank from pursuing any other remedies at law or at equity available to the Bank. Should a court of competent jurisdiction declare any of the covenants set forth in Sections 5 or 6 unenforceable, the court shall be empowered to modify or reform such covenants so as to provide relief reasonably necessary to protect the interests of the Bank and Employee and to award injunctive relief, or damages, or both, to which the Bank may be entitled. If any provision of this Agreement is declared by a court of last resort to be invalid, the Bank and Employee agree that such declaration shall not affect the validity of the other provisions of this Agreement. If any provision of this Agreement is capable to two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the construction which renders it valid.

     13. Preservation of Business; Fiduciary Responsibility. Employee shall use his best efforts to preserve the business and organization of the Bank, to keep available to the Bank the services of its present employees and to preserve the business relations of the Bank with suppliers, distributors, customers and others. Employee shall not commit any act which would injure the Bank. Employee shall observe and fulfill proper standards of fiduciary responsibility attendant upon his Office.

     14. Assignments. This Agreement is personal to Employee and without the prior written consent of the Bank shall not be assignable by Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives and heirs. This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns. The Bank shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform, by a written agreement in form and substance satisfactory to Employee, all of the obligations of the Bank under this Agreement. As used in this Agreement, the term "Bank" shall mean the Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.

     15. Waiver of Breach. The waiver by the Bank of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver by the Bank of any subsequent breach of Employee.

     16. Revocation of Previous Employment Agreements. Any and all previous employment agreements existing between the Bank and Employee are revoked and canceled.

     17. Headings. The section headings in this Agreement are for convenience of reference and shall not be used in the interpretation or construction of this Agreement.

     18. Attorney's Fees. In the event Bank or Employee breaches any term or provision of this Agreement and the other party employs an attorney or attorneys to enforce the terms of this Agreement, then the breaching or defaulting party agrees to pay the other party the reasonable attorney's fees and costs incurred to enforce this Agreement.

     19. Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

     IN WITNESS WHEREOF, this Agreement is executed as of the ____ day of _________, 2001.

"EMPLOYEE"                          "BANK"

                                    First Prosperity Bank


_________________________________   By: ________________________________________
H. E. Timanus, Jr.
                                    Name: ______________________________________

                                    Title: _____________________________________

                                    By: ________________________________________

                                    Name: ______________________________________

                                    Title: _____________________________________

                                HOEFER & ARNETT
                                 INCORPORATED
                              INVESTMENT BANKERS
                        101 W. SIXTH STREET, SUITE 416
                              AUSTIN, TEXAS 78701



December 8, 2000

Members of the Board of Directors
Commercial Bancshares, Inc.
4295 San Felipe
Houston, Texas  77027

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Commercial Bancshares, Inc., Houston, Texas ("Commercial") of the terms of the proposed merger of Commercial with and into Prosperity Bancshares, Inc., Houston, Texas ("Prosperity") in accordance with the terms and conditions of the Agreement and Plan of Reorganization (the "Agreement"). Pursuant to the Agreement and subject to the terms and conditions therein, each share of Commercial Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), other than Dissenting Shares (as defined in Section 1.6 of the Agreement), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive, upon surrender of the certificate representing such share, the consideration payable as set forth below (the "Merger Consideration"), without interest thereon. Based on (i) 18,067 shares of Commercial Common Stock issued and outstanding as of the Execution Date, each holder of Commercial Common Stock shall receive Merger Consideration in the form of shares of common stock, $1.00 par value, of Prosperity ("Prosperity Common Stock") equal to 155 (the "Exchange Ratio") shares of Prosperity Common Stock for each share of Commercial Common Stock owned at the Effective Time.

As part of its investment banking business, Hoefer & Arnett, Incorporated is regularly engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Prior to being retained for this assignment, we have provided investment banking and financial advisory services to Commercial. The revenues derived from such services are insignificant when compared to the firm's total gross revenues.

                                                                 HOEFER & ARNETT
                                                                  INCORPORATED


In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) audited financial statements for Commercial as of December 31, 1998 and December 31, 1999, Quarterly reports filed with the Federal Reserve on Form FR Y-9C for September 30, 2000, June 30, 2000, March 31, 2000 and December 31, 1999, and internal financial statements for the nine months ended September 30, 2000; (iii) financial statements for Prosperity included in its Annual Reports on Form 10-K for the years ended December 31, 1999 and December 31, 1998, Quarterly reports on Form 10-Q for September 30, 2000, June 30, 2000, March 31, 2000 and December 31, 1999, and internal financial statements for the nine months ended September 30, 2000; (iv) financial analyses and forecasts for Commercial and Prosperity prepared by their respective managements; (v) publicly available information concerning other banks and holding companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Prosperity; (vi) the nature and financial terms of certain other merger transactions involving banks and bank holding companies. We have held discussions with senior management of Commercial and Prosperity concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations. We have conducted such other financial studies, analyses and investigations, as we deemed appropriate for purposes of this opinion.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of Commercial and Prosperity as to the reasonableness of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of Commercial and Prosperity management. We have also assumed, without assuming any responsibility for the independent verification of the same, that the aggregate allowances for loan losses for Prosperity and Commercial are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Commercial or Prosperity, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the merger will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of shares of Commercial Common Stock of the terms of the proposed merger of Commercial with and into Prosperity and does not address Commercial's underlying business decision to proceed with the merger.

                                                                 HOEFER & ARNETT
                                                                  INCORPORATED


We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Commercial and Prosperity, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Commercial and Prosperity; and (ii) the assets and liabilities of Commercial and Prosperity, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the proposed merger of Commercial with and into Prosperity are fair, from a financial point of view, to the holders of shares of Commercial Common Stock.

Our opinion is directed to the Board of Directors of Commercial for its information and assistance in connection with its consideration of the financial terms of the transaction contemplated by the Merger and does not constitute a recommendation to any shareholder of Commercial as to how such shareholder should vote on the proposed transaction. We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.


Very truly yours,

/s/ Hoefer & Arnett, Incorporated

Hoefer & Arnett, Incorporated

                          FIRST CAPITAL GROUP, L.L.C.
                   INVESTMENT BANKERS AND FINANCIAL ADVISORS

December 4, 2000

Board of Directors
Prosperity Bancshares, Inc.
3040 Post Oak Blvd.
Houston, Texas 77056

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Prosperity Bancshares, Inc. ("Prosperity"), of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Reorganization dated as of November 8, 2000 (the "Reorganization Agreement") and the Agreement and Plan of Merger dated as of November 8, 2000 (the "Plan of Merger"), incorporated by reference therein, which provides for the merger (the "Merger") of Commercial Bancshares, Inc., ("Commercial") with and into Prosperity. Pursuant to Section
1.5 of the Reorganization Agreement, subject to certain conditions, each shareholder of the outstanding common stock, $1.00 par value, of Commercial (the "Commercial Common Stock") has a right to receive 155 shares of the common stock, $1.00 par value, of Prosperity (the "Prosperity Common Stock") for each share of Commercial Common Stock tendered (the "Exchange Ratio"). The terms and guidelines of the transaction are more fully set forth in the Reorganization Agreement and the Plan of Merger.

In connection with our opinion, we have (i) analyzed certain internal financial statements and other financial and operating data concerning Commercial prepared by the management of Commercial and certain internal financial statements and other financial and operating data concerning Prosperity prepared by the management of Prosperity; (ii) analyzed certain publicly available financial statements, both audited and unaudited, and other information of Commercial and Prosperity, including Prosperity's Annual Reports for the three years ended December 31, 1999, Prosperity's Quarterly Reports for the periods ended September 30, 2000, June 30, 2000, and March 31, 2000, Commercials year-end reports for the three years ended December 31, 1999, and Commercial's financial statements for the quarters ended September 30, 2000, June 30, 2000, and March 31, 2000; (iii) analyzed certain pre-merger financial projections of Prosperity prepared by the management of Prosperity and certain pre-merger financial projections of Commercial prepared by the management of Commercial;
(iv) discussed the past and current operations and financial condition and prospects of Prosperity with senior executives of Prosperity and the past and current operations and financial condition and prospects of Commercial with senior executives of Commercial; (v) examined financial forecasts and other information and data for Prosperity and Commercial which were provided to, or otherwise discussed with, us by Prosperity's management and Commercial's management, including information relating to strategic implications and operational benefits anticipated to result from the merger and an evaluation of the pro forma financial impact of the Merger on Prosperity; (vi) evaluated the pre-merger and post-merger market shares of Prosperity and Commercial within their respective market areas; (vii) reviewed and compared the financial performance of Commercial with that of certain other comparable banks and bank holding companies; (viii) reviewed and compared the financial performance of Prosperity and reported stock prices and trading activity of Prosperity Common Stock with various stock market indices and that of certain other comparable publicly-traded companies and their securities; (ix) reviewed and compared certain security analysis reports of Prosperity Common Stock prepared by various investment banking firms; (x) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions or other similar transactions that we considered relevant in evaluating the Exchange Ratio; (xi) reviewed the Reorganization Agreement; and (xii) performed such other analyses and examinations and considered such other information and financial, economic and market data as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to or otherwise reviewed by us for the purposes of this opinion. We have not made an independent evaluation of the assets or liabilities (contingent or otherwise) or business prospects of Prosperity or Commercial, nor have

128 Rose Road Memphis, Tennessee 38117      Telephone 901.766.8487
Facsimile 901.767.0765

Board of Directors
Prosperity Bancshares, Inc.
December 4, 2000
Page 2 of 2

we been furnished with any such appraisals or evaluations, nor have we made any physical inspection of the properties or assets of Prosperity or Commercial. We did not review any individual credit files of Prosperity or Commercial. We are not experts in the evaluation of loan or lease portfolios for the purpose of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.

With respect to both Prosperity and Commercial, we relied upon publicly available data, information provided to or reviewed with us by Prosperity and Commercial, and discussions conducted with the respective managements of Prosperity and Commercial regarding their respective financial condition, performance and prospects and have further relied on the assurances of managements of Prosperity and Commercial that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts (including forecasts of cost savings and operating synergies forecasted by management of Prosperity to result from the Merger), we have been advised by the managements of Prosperity and Commercial, and have assumed, that they have been reasonably prepared and reflect the best currently available estimates and judgments of management of Prosperity and Commercial, respectively, as to the respective future financial performance of Prosperity and Commercial and the strategic implications and operational benefits anticipated to result from the Merger. We have assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby.

We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that it qualifies, and will be accounted for, as a "pooling of interests" in accordance with generally accepted accounting principles. We have further assumed that the Merger will be consummated in a timely fashion in accordance with the terms of the Reorganization Agreement, without waiver of any of the conditions to the Merger contained in the Reorganization Agreement. Our opinion is necessarily based on economic, market and other conditions and circumstances as in effect and existing on, and the information made available to us as of, the date hereof and we assume no responsibility to update or revise our opinion based on circumstances or events after the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. Our opinion, as set forth herein, relates to the relative values of Prosperity and Commercial and is limited to the fairness, from a financial point of view, to Prosperity of the Exchange Ratio as stated in the Reorganization Agreement and Plan of Merger and does not address the value of the underlying securities or underlying business decision to undertake the Merger. We are not expressing any opinion as to what the value of Prosperity Common Stock actually will be when issued pursuant to the Merger or the price at which Prosperity Common Stock will trade subsequent to the announcement or consummation of the Merger. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Prosperity or the effect of any other transaction in which Prosperity
might engage.   Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any shareholder as to any approval of the Merger or the Reorganization Agreement or the Plan of Merger. It is understood that this letter is for the information of the Board of Directors of Prosperity and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Prosperity with the Securities and Exchange Commission with respect to the Merger.

First Capital Group, L.L.C. is acting as financial advisor to Prosperity in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is payable only upon the consummation of the Merger. We also will receive a portion of the fee upon the issuance of this opinion. In the ordinary course of our business we have previously provided certain advisory services to Prosperity and Commercial and have received customary compensation for such services.

Based on the foregoing and such other matters we have deemed relevant, we are of the opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to Prosperity.

                                                Respectfully submitted,
                                                FIRST CAPITAL GROUP, L.L.C.

128 Rose Road Memphis, Tennessee 38117      Telephone 901.766.8487
Facsimile 901.767.0765

                                                                      APPENDIX D

                PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT
                             RELATING TO RIGHTS OF
                            DISSENTING SHAREHOLDERS

                             (Articles 5.11 - 5.13)

Article 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

   A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without goodwill, of a corporation requiring the special authorization of the shareholders as provided by this Act;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

   B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

Article 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

       A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

       (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

   (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

   (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

   (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety
(90) days after the date on which the action was effected, and in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

   B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service or a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

   C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

   D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of their value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was affected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

   E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

   F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

   G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Article 5.13.  Provisions Affecting Remedies of Dissenting Shareholders

   A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

   B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

   C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 of 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholders shall be entitled to receive any dividends or other distributions made to shareholders in the interim.